Amended and Restated Offer to Purchase for Cash
by
PRIME ACQUISITION CORP.
of
Up to 23,014 Ordinary Shares
at a Purchase Price of $10.02 Per Share

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P. M., NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 26, 2013 UNLESS THE OFFER IS EXTENDED.

If you support our proposed Acquisition (as defined below), do not tender your Ordinary Shares in this Offer.

Prime Acquisition Corp. (“Prime,” the “Company,” “we,” “us” or “our”) hereby offers to purchase up to 23,014 of its ordinary shares, par value $0.001 per share (the “Ordinary Shares”), at a purchase price of $10.02 per share, net to the seller in cash, without interest (the “Purchase Price”), for an aggregate purchase price of up to $230,600.28, subject to certain conditions described in this Offer to Purchase and in the Letter of Transmittal (which, together with this Offer to Purchase as they may be amended or supplemented from time to time, constitute the “Offer”).

The Purchase Price is equal to the per share amount on deposit in our Trust Account as of the commencement of the Offer (excluding interest earned thereon), less taxes payable. See “The Offer — General; Purchase Price; No Proration.”

This Offer is being made in connection with the Acquisition (as defined below) pursuant to our organizational documents to provide our public stockholders with an opportunity to redeem their ordinary shares for a pro-rata portion of our Trust Account. The holders of Ordinary Shares issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

THE OFFER IS CONDITIONED ON SATISFACTION OF THE ACQUISITION CONDITION (AS FURTHER DESCRIBED IN THIS OFFER TO PURCHASE) AND NO MORE THAN 23,014 ORDINARY SHARES BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN AND CERTAIN OTHER CONDITIONS. SEE “THE OFFER — CONDITIONS OF THE OFFER.”

Only Ordinary Shares validly tendered, and not properly withdrawn, will be purchased pursuant to the Offer. Ordinary Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See “The Offer — Procedures for Tendering Ordinary Shares.”

We will fund the purchase of Ordinary Shares in the Offer with our cash resources and cash available to us from the Trust Account in the event the Acquisition is consummated prior to September 30, 2013. See “The Offer — Source and Amount of Funds.” The Offer is not conditioned on any minimum number of Ordinary Shares being tendered. The Offer is, however, subject to certain other conditions. See “The Offer — Purchase of Ordinary Shares and Payment of Purchase Price” and “— Conditions of the Offer.”

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The Ordinary Shares are traded and listed on the Nasdaq Capital Market under the symbol “PACQ.” The Ordinary Shares may be delisted if we fail to maintain certain Nasdaq listing requirements. Prime received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC stating that Nasdaq’s staff had determined not to grant Prime’s request for an extension of the period in which Prime has to regain compliance with Listing Rule 5550(a)(3), which rule requires that the Company maintain a minimum of 300 public holders for continued listing of its securities on Nasdaq, and to proceed to delist the Company’s securities from Nasdaq. The Staff also determined that Prime was not in compliance with Listing Rule 5550(a)(4), which requires that the Company maintain a minimum of 500,000 publicly held shares for the continued listing of its securities on Nasdaq, and which serves as an additional basis for delisting. The Company appealed the determination to delist the Company’s securities, and on July 31 ,2013 the Company received a letter from the Listing Qualifications Department of Nasdaq stating that Nasdaq’s Hearings Panel had determined to continue the listing of the Company’s shares, subject to Prime making progress towards regaining compliance and providing Nasdaq periodic updates on such progress. Prime included this tender offer as part of its plan to regain compliance and while the tender offer will reduce the number of currently public shares outstanding, Prime believes that the Acquisition will increase the total number of shares outstanding such that AQR Capital Management, LLC, currently a 5% shareholder, will cease to hold 5% of our shares and therefore its shares will count towards (and exceed) the 500,000 public share requirement. Similarly, Prime believes that, in addition to directly increasing the number of public shareholders by issuing shares at the closing, the Acquisition is an attractive business opportunity that will attract additional shareholders at or immediately after closing, and Prime is actively marketing the Acquisition to encourage shareholders to not tender their shares. There can be no assurance that Prime will be able to regain compliance with the Nasdaq continued listing requirements, including the minimum public holder or minimum publicly held shares, or that its securities will continue to be listed on the Nasdaq Capital Market. See “Risk Factors — Nasdaq may delist our securities, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.”

Prime anticipates issuing an aggregate of approximately 2,315,170 ordinary shares as consideration to the sellers of real property in the Acquisition, an aggregate of approximately 14.3 million ordinary shares to Radiomarelli in connection with its $130 million investment in Prime, and an aggregate of approximately 37.2 million ordinary shares to Radiomarelli and Futurum Energy SA in connection with the purchase of a 10% minority interest in 50 renewable energy plants (photovoltaic plants) and the right to all green certificates that will be issued by the Romanian government to these photovoltaic plants. In addition, pursuant to the Management Agreement with bhn LLC, Prime anticipates issuing approximately 1,950,000 shares to bhn LLC. These shares are all being issued pursuant to the exemption from registration included in Section 4(a)(2) of the Securities Act. Assuming all of these shares are issued, a total of 23,014 shares are tendered in this offer, and none of Prime’s warrants or options are exercised, Prime’s current shareholders will own approximately 3.2% of the post-Acquisition company.

On September 17, 2013, the last reported sale price of the Ordinary Shares was $11.15 per share. Shareholders are urged to obtain current market quotations for the Ordinary Shares before deciding whether to tender their Ordinary Shares pursuant to the Offer. See “Market Price Information.”

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of Prime’s shareholders. If you tender your Ordinary Shares in the Offer, you will not be a shareholder of the Company after the Acquisition and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Ordinary Shares. The Board took into consideration that the real estate portfolio has a solid track record of consistent and high occupancy rates, quality tenants who pay rents on time and is leveraged with market-competitive or below-market interest rates. The Green Certificates are a proven financial asset in other European countries and with the transactions negotiated with the Sellers, management expects them to generate a significant return. The Board further believes that the European economy will recover given some time, and that the assets contemplated herein are not readily available to ordinary retail investors. However, you must make your own decision as to whether to tender your Ordinary Shares and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Ordinary Shares with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer, and “The Acquisition—Pro forma Book Value” for a comparison of the tender offer price, the current market price, the price per share paid by the Founders, and the pro forma book value per share.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer may be directed to Advantage Proxy, as information agent (the “Information Agent”) for the Offer, at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail address on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

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IMPORTANT

If you desire to tender all or any portion of your Ordinary Shares, you must do one of the following before the Offer expires:

•	if your Ordinary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your Ordinary Shares for you;

•	if you hold certificates for Ordinary Shares registered in your own name, you must complete and sign the appropriate enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Ordinary Shares and any other documents required by the Letter of Transmittal, to the Depositary; or

•	if you are an institution participating in The Depository Trust Company, you must tender your Ordinary Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Ordinary Shares” of this Offer to Purchase.

To validly tender Ordinary Shares pursuant to the Offer, other than Ordinary Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We are not making the Offer to, and will not accept any tendered Ordinary Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulation to make the Offer to shareholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Ordinary Shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in this Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer.

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HOW TO OBTAIN ADDITIONAL INFORMATION

This Offer to Purchase incorporates important business and financial information about Prime that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, the appendices or any other documents filed by Prime with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

Advantage Proxy
24925 13th Place South
Des Moines, WA 98198
Attention: Karen Smith
Telephone number: toll Free: 877-870-8565 or 206-870-8565
Email: ksmith@advantageproxy.com

If you would like to request documents, please do so no later than September 10, 2013 to ensure that you receive them prior to the closing of the Offer. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about Prime.

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SUMMARY TERM SHEET

This summary term sheet highlights important information regarding the Offer and the Acquisition. To understand the Offer and the Acquisition fully and for a more complete description of the terms of the Offer and the Acquisition, you should carefully read this entire Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Structure of the Offer	The Offer consists of the offer to purchase ordinary shares, par value $0.001 per share, of Prime Acquisition Corp. (the “Ordinary Shares”) upon the closing of the Offer.

Securities Subject to the Offer	Up to 23,014 Ordinary Shares.

Price Offered Per Ordinary Share in the Offer	$10.02 net to the seller in cash, without interest thereon (the “Purchase Price”). We expressly reserve the right, in our sole discretion, to increase or decrease the Purchase Price pursuant to the Offer to Purchase, subject to applicable law, our amended and restated memorandum and articles of association (the “Articles of Association”) and the Acquisition.

Scheduled Expiration of Offer	5:00 p.m., New York City time, on Thursday, September 26, 2013, unless the Offer is otherwise extended, which may depend on the timing and process of SEC review of the Offer to Purchase, or terminated (the “Expiration Date”).

Party Making the Offer	Prime Acquisition Corp., an exempt company with limited liability organized under the laws of the Cayman Islands.

Conditions to the Offer

Our obligation to purchase Ordinary Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:

•     the Acquisition having been consummated; and

•     no more than 23,014 Ordinary Shares having been validly tendered and not properly withdrawn prior to the Expiration Date.

See “The Offer — Conditions of the Offer” and “The Acquisition - Conditions to the Acquisition.”

For further information regarding the Offer, see “The Offer” beginning on page 103.

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QUESTIONS AND ANSWERS ABOUT THE OFFER

Q.           Who is offering to purchase the securities?

A:            Prime Acquisition Corp. (“Prime”, the “Company,” “we,” “us” or “our”) is offering to purchase the Ordinary Shares.

Q.           What securities are sought?

A.           We are offering to purchase (the “Offer”) up to 23,014 outstanding Ordinary Shares.

Q.           Why are we making the Offer?

A.           On June 22, 2013, June 24, 2013 and July 9, 2013, we entered into a series of definitive agreements to acquire certain real estate assets in Italy, which we refer to as the Acquisition, as more fully described below. This Offer is being made in connection with the Acquisition pursuant to our organizational documents to provide our public stockholders with an opportunity to redeem their ordinary shares for a pro-rata portion of our Trust Account.

Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived and whether the Offer has been extended, terminated or delayed. If such offer conditions are satisfied or waived, promptly after the Expiration Date and contemporaneous with the completion of the Acquisition, Prime shall purchase and pay the Purchase Price for each Share validly tendered and not properly withdrawn. The Acquisition must be consummated pursuant to our Articles of Association. See “The Acquisition.”

Q.           What is the background of Prime?

A.           Prime is a blank check company formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination, or control through contractual arrangements, one or more operating businesses. Prime consummated its IPO of 3,652,975 units, each unit consisting of one Ordinary Share and one warrant to purchase one Ordinary Share on March 30, 2011, including a partial exercise of the underwriters’ over-allotment option on May 10, 2011. The net proceeds of the IPO, together with $1,638,800 from Prime’s sale of 2,185,067 warrants to its officers and directors and less underwriters’ discounts and transaction related expenses, or an aggregate of $36,606,095.50, were deposited in trust (the “Trust Account”) pending completion by Prime of an initial business combination.

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Since we would not have been able to complete the Acquisition prior to March 30, 2013, the date by which we were required to complete our initial business combination by our Amended and Restated Memorandum and Articles of Association and trust agreement governing the Trust Account, our board of directors determined that it would be in the best interests of our shareholders for us to continue our existence for an additional six months (until September 30, 2013) rather than dissolve as required by our Articles of Association, which we refer to as the Extension. In order to effect the Extension, our shareholders approved certain amendments to our Articles of Association and the trust agreement governing the Trust Account at a special meeting of shareholders held on Wednesday, March 27, 2013. In connection with the Extension, our board of directors determined that it was in our best interest to allow shareholders with the opportunity to redeem their ordinary shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account pursuant to an amendment (which was approved as part of the Extension) to the agreement governing the Trust Account by means of a tender offer, which we refer to as the Extension Tender Offer. Following approval of the Extension, the Extension Tender Offer expired at 5:00 p.m., United States Eastern Time on the evening of Thursday, March 28, 2013. Pursuant to the terms of the Extension Tender Offer, 3,008,955 of our ordinary shares were tendered and accepted for redemption by the Company for an aggregate purchase price of $30,149,729.10. As a result of the Extension Tender Offer, a maximum of 23,014 additional shares may be redeemed in connection with a business combination.

If Prime does not consummate its initial business combination by September 30, 2013, it must liquidate the Trust Account to the holders of Ordinary Shares and dissolve. If the Acquisition is not completed by September 30, 2013, Prime will be automatically dissolved and the trust proceeds will be liquidated to public shareholders promptly in accordance with Prime’s Amended and Restated Certificate of Incorporation. Prime anticipates such a dissolution and liquidation would be completed within 15 days; however, no assurance can be made that such dissolution and liquidation could be completed within that time period.

Q.           Is there a business combination agreement related to the Offer?

A.           Yes. On June 22, 2013, June 24, 2013 and July 9, 2013, we entered into a series of definitive agreements to acquire certain real estate assets in Italy, and on August 30, 2013, entered into two definitive agreements to acquire Romanian Green Certificate rights, which we refer to as the Acquisition, as more fully described below. In conjunction with the agreements relating to the Romanian Green Certificate rights, we entered into a securities purchase agreement for the sale of 14.3 million ordinary shares to one of the sellers of green certificates. See “The Acquisition.”

Q.           Are the Offer and the Acquisition conditioned on one another?

A.           Yes. Pursuant to the terms of the Acquisition, it is a condition to the consummation of the Acquisition that the Offer is conducted in accordance with the terms of the Acquisition and that Prime shall have accepted the Ordinary Shares validly tendered and not properly withdrawn pursuant to the Offer and no more than 23,014 of the Ordinary Shares be validly tendered and not properly withdrawn through this Offer, and, the Offer is subject to the condition that the Acquisition Condition (as described below) is satisfied. Under no circumstances will the number of Ordinary Shares tendered be prorated. If the Acquisition Condition is not satisfied, we will terminate or extend the Offer. In the event the Offer is terminated, we will promptly return any Ordinary Shares, at our expense, that were delivered pursuant to the Offer. See “The Acquisition.”

Q.           What are the most significant conditions to the Offer and the Closing?

A.           Our obligation to purchase Ordinary Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:

•	the Acquisition having been consummated (we refer to this condition, which is not waivable, as the “Acquisition Condition”); and

•	no more than 23,014 Ordinary Shares having been validly tendered and not properly withdrawn prior to the Expiration Date (we refer to this condition, which is not waivable, as the “Maximum Tender Condition”).

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The Acquisition is conditioned on completion of the Offer and a number of other customary conditions. We refer to the conditions to the Offer, including the Acquisition Condition and the Maximum Tender Condition, as the “offer conditions.” See “The Offer — Conditions of the Offer” and “The Acquisition - Conditions to the Acquisition.”

Q.           How will Prime fund the payment for the Ordinary Shares?

A.           We will use funds raised in connection with our IPO and the sale of warrants to our directors and officers which are currently held in the Trust Account for the benefit of our shareholders, a portion of which will become available to us upon consummation of the Acquisition, to purchase Ordinary Shares tendered in the Offer. See “The Offer — Source and Amount of Funds.”

Q.           How long do I have to tender my Ordinary Shares?

A.           You may tender your Ordinary Shares pursuant to the Offer until the Offer expires on the Expiration Date. Consistent with the terms of the Offer, Prime may need to extend the Offer depending on the timing and process of the SEC’s staff review of the Offer to Purchase and related materials. The Offer will expire on Thursday, September 26, 2013, at 5:00 p.m., New York City time, unless we extend or terminate the Offer. See “The Offer — General; Purchase Price; No Proration” and “— Extension of the Offer; Termination; Amendment.” If a broker, dealer, commercial bank, trust company or other nominee holds your Ordinary Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See “The Offer — Procedures for Tendering Ordinary Shares.”

Q.           Can the Offer be extended, amended or terminated and, if so, under what circumstances?

A.           We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law or regulation, subject to the restriction in our Articles of Association that requires us to voluntarily wind-up and cease our corporate existence on September 30, 2013. Certain amendments to the Offer may require an extension of the Offer if deemed material. If we extend the Offer, we will delay the acceptance of any Ordinary Shares that have been validly tendered and not properly withdrawn pursuant to the Offer. We can also terminate the Offer if any of the offer conditions listed in “The Offer — Conditions of the Offer” occur, or the occurrence thereof has not been waived. See “The Offer — Extension of the Offer; Termination; Amendment.”

Q.           How will I be notified if the Offer is extended or amended?

A.           If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer — Extension of the Offer; Termination; Amendment.”

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Q.           How do I tender my Ordinary Shares?

A.           If you hold your Ordinary Shares in your own name as a holder of record and decide to tender your Ordinary Shares, you must deliver your Ordinary Shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Procedures for Tendering Ordinary Shares”) to American Stock Transfer & Trust Company (the “Depositary”) before 5:00 p.m., New York City time, on Thursday, September 26, 2013, or such later time and date to which we may extend the Offer.

If you hold your Ordinary Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your Ordinary Shares. See “The Offer — Procedures for Tendering Ordinary Shares” and the instructions to the Letter of Transmittal.

If you are an institution participating in The Depository Trust Company, you must tender your Ordinary Shares, according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Ordinary Shares” of this Offer to Purchase.

You may contact Advantage Proxy (the “Information Agent”) or your broker for assistance. The telephone numbers and e-mail address for the Information Agent are set forth on the back cover of this Offer to Purchase. See “The Offer — Procedures for Tendering Ordinary Shares” and the instructions to the Letter of Transmittal.

Q.           Until what time can I withdraw previously tendered Ordinary Shares?

A.           You may withdraw your tendered Ordinary Shares at any time prior 5:00 p.m., New York City time, on Thursday, September 26, 2013, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Ordinary Shares for payment, you may withdraw your tendered Prime Ordinary Shares at any time after 5:00 p.m., New York City time, on Thursday, September 26, 2013. See “The Offer — Withdrawal Rights.”

Q.           How do I properly withdraw Ordinary Shares previously tendered?

A.           You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer in order to properly withdraw your Ordinary Shares. Your notice of withdrawal must specify your name, the number of Ordinary Shares to be withdrawn and the name of the registered holder of such Ordinary Shares. Certain additional requirements apply if the certificates for Ordinary Shares to be withdrawn have been delivered to the Depositary or if your Ordinary Shares have been tendered under the procedure for book-entry transfer set forth in “The Offer — Procedures for Tendering Ordinary Shares.” See “The Offer — Withdrawal Rights.”

Q.           Has Prime or its board of directors adopted a position on the Offer?

A.           Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of Prime’s shareholders. If you tender your Ordinary Shares into the offer, you will not be a shareholder of Prime after the Acquisition, and therefore, our board of directors recommends that you do not accept the offer with respect to your Ordinary Shares. The Board took into consideration that the real estate portfolio has a solid track record of consistent and high occupancy rates, quality tenants who pay rents on time and is leveraged with market-competitive or below-market interest rates. The Green Certificates are a proven financial asset in other European countries and with the transactions negotiated with the Sellers, management expects them to generate a significant return. The Board further believes that the European economy will recover given some time, and that the assets contemplated herein are not readily available to ordinary retail investors. However, you must make your own decision as to whether to tender your Ordinary Shares and, if so, how many, to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer.

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Q.           When and how will Prime pay for the Ordinary Shares I tender that are accepted for purchase?

A.           We will pay the Purchase Price in cash, without interest, for the Ordinary Shares we purchase promptly after (i) the expiration of the Offer if the offer conditions are satisfied, and (ii) our acceptance of the Ordinary Shares for payment. We will pay for the Ordinary Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer provided that the offer conditions are met. The Depositary will act as your agent and will transmit to you the payment for all of your Ordinary Shares accepted for payment. See “The Offer — Purchase of Ordinary Shares and Payment of Purchase Price.”

Q.           Will I have to pay brokerage fees and commissions if I tender my Ordinary Shares?

A.           If you are a holder of record of your Ordinary Shares and you tender your Ordinary Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Ordinary Shares in street name through a broker, bank or other nominee and your broker tenders Ordinary Shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “The Offer — Procedures for Tendering Ordinary Shares.”

Q.           What are the U.S. federal income tax consequences if I tender my Ordinary Shares?

A.           The receipt of cash for your tendered Ordinary Shares will generally be treated for U.S. federal income tax purposes either as a sale or exchange transaction or a distribution. See “The Offer — Material U.S. Federal Income Tax Consequences.”

Q.           Will I have to pay stock transfer tax if I tender my Ordinary Shares?

A.           We will not pay any stock transfer taxes in connection with this Offer. If you instruct the Depositary in the Letter of Transmittal to make the payment for the Ordinary Shares to anyone other than the registered holder, you may incur domestic stock transfer tax. See “The Offer — Purchase of Ordinary Shares and Payment of Purchase Price.”

Q.           Who do I contact if I have questions about the Offer?

A.           For additional information or assistance, you may contact the Information Agent at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other related documents from the Information Agent at 877-870-8565 or 206-870-8565.

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Q.           How many Ordinary Shares is Prime offering to purchase?

A.           We are offering to purchase up to 23,014 of the Ordinary Shares validly tendered in the Offer. See “The Offer — General; Purchase Price; No Proration” and “— Purpose of the Offer; Certain Effects of the Offer.”

The Offer is not conditioned on any minimum number of Ordinary Shares being tendered by shareholders. However, the Offer is conditioned on no more than 23,014 Ordinary Shares being validly tendered and not properly withdrawn. See “The Offer — General; Purchase Price; No Proration.”

Q.           If more than 23,014 Ordinary Shares are validly tendered and not properly withdrawn, will Prime purchase the Ordinary Shares tendered on a pro rata basis?

No. The Offer contains a Maximum Tender Condition that no more than 23,014 Ordinary Shares are validly tendered and not properly withdrawn prior to the Expiration Date. Accordingly, if more than 23,014 Ordinary Shares are validly tendered and not properly withdrawn we will terminate or extend the Offer. See “The Offer — General; Purchase Price; No Proration.”

Q.           What will be the purchase price for the Ordinary Shares and what will be the form of payment?

A.           The Purchase Price for the Offer is $10.02 per share, which is equal to the amount held in the Trust Account as of the commencement of this Offer excluding interest earned on the Trust Account. All Ordinary Shares we purchase will be purchased at the Purchase Price. See “The Offer — General; Purchase Price; No Proration.” If your Ordinary Shares are purchased in the Offer, you will be paid the Purchase Price, in cash, without interest, promptly after the Expiration Date (as defined in “Introduction”).

Q.           How will the Offer affect the number of Ordinary Shares outstanding and the number of holders of Prime?

A.           As of July 31, 2013, we had 1,916,028 outstanding Ordinary Shares, of which 23,014 Ordinary Shares were issued in the IPO. In addition, we had outstanding warrants to acquire 7,080,050 Ordinary Shares at an exercise price of $7.50 per share. If 23,014 Ordinary Shares are purchased by us pursuant to the Offer, we will have approximately 1,863,014 Ordinary Shares outstanding following the purchase of Ordinary Shares tendered and not validly withdrawn pursuant to the Offer (excluding Ordinary Shares issuable upon exercise of outstanding warrants). Warrants are not subject to the Offer and therefore the number of warrants outstanding will not be affected by the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Beneficial Ownership of Prime Securities.”

To the extent any of our shareholders validly tender their Ordinary Shares (without subsequently properly withdrawing such tendered Ordinary Shares) and that tender is accepted, the number of our holders would be reduced. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

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Q.           What will happen if I do not tender my Ordinary Shares?

A.           Shareholders who choose not to tender their Ordinary Shares will retain their Ordinary Shares.

Continuing shareholders that do not tender their Ordinary Shares will also be subject to several other risks including:

•	reduced public float and therefore reduced liquidity;

•	the Ordinary Shares could be delisted from Nasdaq if we do not meet applicable requirements;

•	concentration of ownership among the company’s founders and their affiliates;

•	risks associated with Prime’s business following the business combination; and

•	share price declines.

See “Risk Factors—Risk Factors Relating to Prime and the Target Business.”

Q.           If I object to the price being offered for my Ordinary Shares, will I have appraisal rights?

A.           No appraisal rights will be available to you in connection with the Offer or the Acquisition. See “Appraisal Rights.”

Q:            What happens if the Acquisition is not consummated?

A:            If Prime does not consummate the Acquisition by September 30, 2013 then pursuant to its Articles of Association, Prime will automatically dissolve as promptly as practicable and liquidate and release only to its holders of Ordinary Shares, as part of its plan of distribution, the amount in the Trust Account, including the deferred underwriting discounts and commission and accrued but undistributed interest, net of (i) taxes payable, and (ii) interest income earned on the Trust Account previously released to us to fund Prime’s working capital and general corporate requirements (any amounts in the Trust Account in excess of $10.02 per public share). Prime anticipates such a dissolution and liquidation would be completed within 15 days; however, no assurance can be made that such dissolution and liquidation could be completed within that time period. Prime’s founders have agreed to waive their rights to participate in any liquidating distribution as part of its plan of distribution with respect to the founders’ shares, but not with respect to any public shares they acquire in the IPO or aftermarket. There will be no distribution from the Trust Account with respect to Prime’s warrants, and all rights of our warrants will terminate upon its liquidation.

Q:            What happens to the funds deposited in the Trust Account following the Acquisition?

A:            Following the consummation of the Acquisition, funds in the Trust Account will be released to Prime to pay the Purchase Price to Prime shareholders tendering their Ordinary Shares in the Offer. The balance of the funds will be released to Prime to fund its working capital. The trust fund balance at closing is estimated to be approximately $6,456,487. After deducting the loans payables, accrued expenses payables, fees, etc., and assuming no further shares will be tendered for redemption, the remaining balance will be approximately $3,081,654. Assuming the maximum 23,014 shares are tendered for redemption, the remaining balance will be further reduced to approximately $2,851,054.

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SUMMARY

This summary highlights selected information from this Offer to Purchase but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. Please read these documents carefully as they are the legal documents that govern the Offer and Acquisition. Unless the context otherwise requires, references to “Prime,” “we,” “us” or “our” in this Offer to Purchase refers to Prime Acquisition Corp., including its consolidated subsidiaries.

Background Information

Prime Acquisition Corp. is an exempted company organized on February 4, 2010 under the laws of the Cayman Islands, formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination, or control through contractual arrangements, one or more operating businesses.

On March 30, 2011, the initial public offering of 3,600,000 units of the Company was consummated. Each unit issued in the IPO consisted of one Ordinary Share and one redeemable warrant. Each redeemable warrant entitles the holder to purchase one Ordinary Share at a price of $7.50. Prior to the consummation of the IPO, the Company completed a private placement of 2,185,067 warrants to the Company’s founding shareholders, generating gross proceeds of $1,638,800. On May 10, 2011, the Company announced that the underwriters of its IPO exercised their over-allotment option in part, for a total of an additional 52,975 units (over and above the 3,600,000 units sold in the IPO). The 3,652,975 units sold in the IPO, including the 52,975 units subject to the over-allotment option, were sold at an offering price of $10.00 per unit, generating gross proceeds of $36,529,750. A total of $36,606,096, which includes a portion of the $1,638,800 of proceeds from the private placement of warrants to the founding shareholders, was placed in trust. On May 25, 2011, the Ordinary Shares and warrants underlying the units sold in the IPO began to trade separately on a voluntary basis.

Since we would not have been able to complete the Acquisition prior to March 30, 2013, the date by which we were required to complete our initial business combination by our Amended and Restated Memorandum and Articles of Association and trust agreement governing the Trust Account, our board of directors determined that it would be in the best interests of our shareholders for us to continue our existence for an additional six months (until September 30, 2013) rather than dissolve as required by our Articles of Association, which we refer to as the Extension. In order to effect the Extension, our shareholders approved certain amendments to our Articles of Association and the trust agreement governing the Trust Account at a special meeting of shareholders held on Wednesday, March 27, 2013. In connection with the Extension, our board of directors determined that it was in our best interest to allow shareholders with the opportunity to redeem their ordinary shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account pursuant to an amendment (which was approved as part of the Extension) to the agreement governing the Trust Account by means of a tender offer, which we refer to as the Extension Tender Offer. Following approval of the Extension, the Extension Tender Offer expired at 5:00 p.m., United States Eastern Time on the evening of Thursday, March 28, 2013. Pursuant to the terms of the Extension Tender Offer, 3,008,955 of our ordinary shares were tendered and accepted for redemption by the Company for an aggregate purchase price of $30,149,729.10. As a result of the Extension Tender Offer, a maximum of 23,014 additional shares may be redeemed in connection with a business combination.

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On May 23, 2013, Prime and bhn LLC (“Manager”) entered the Management Agreement, in connection with Prime’s previously announced proposed business combination transaction. Pursuant to the terms of the Management Agreement, and subject to the closing of Prime’s initial business combination, Prime appoints Manager to manage the assets of Prime following the business combination on an exclusive basis.

On June 22, 2013, June 24, 2013 and July 9, 2013, Prime entered into a series of definitive agreements to acquire certain real estate assets in Italy (the “Acquisition”), as more fully described below.

The address of our principal executive offices is No. 322, Zhongshan East Road, Shijiazhuang, Hebei Province, 050011, People’s Republic of China, and the address of our registered office is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. The telephone number for our principal executive offices is (408) 621-8345.

We will have until September 30, 2013 to consummate a business combination. If we are unable to consummate a business combination by the such date, our Articles of Association require us to dissolve as promptly as practicable and liquidate and release to our holders of Ordinary Shares, as part of our plan of distribution, the amount in our trust account and any remaining net assets.

Management Agreement

On May 23, 2013, Prime and Manager entered into a Management Agreement, in connection with the previously announced proposed business combination transaction. Pursuant to the terms of the Management Agreement, and subject to the closing of Prime’s initial business combination, Prime appoints Manager to manage the assets of Prime following the business combination on an exclusive basis. Manager will provide Prime with a management team for the assets acquired in and following the business combination and will be responsible for the day-to-day operations of Prime following the business combination. Prime’s board of directors will provide oversight to such management team and Manager. In exchange for the portfolio management and related services provided by Manager, Prime will pay a management fee equal to 1.9% of the value of the managed assets (one-twelfth of which is payable in arrears monthly). In addition, Manager is entitled to a one-time equity grant equal to 3.5% of the issued and outstanding ordinary shares of Prime at the time of the closing of the business combination, provided the minimum value of the assets acquired in the transaction is greater than $150 million. If Prime pays a cash dividend equal to $0.50 per share to its holders of ordinary shares following the business combination, the Manager shall be entitled to a bonus equal to 10% of the adjusted net operating income for each year following the payment of such dividend. For purposes of the Management Agreement, adjusted net operating income means an amount equal to revenues, including net gains generated from the disposal of assets during the fiscal year in question, less expenses, including the management fee and debt service, but excluding one-time brokers’ fees, depreciation expense and other non-cash expenses (such as any non-cash bonus paid to Manager). At or promptly after closing, Prime is required to establish a stock incentive plan providing for the issuance to the Manager of options to purchase up to 1 million ordinary shares. Manager will be responsible for compensation expenses of its management team, and Prime will be responsible for all of Prime’s expenses. The Management Agreement provides indemnification provisions for the Manager and Prime. The term of the agreement commences upon closing of the initial business combination and extends for a period of five years, which term renews automatically for additional 5 year terms thereafter. Prime may not terminate the agreement without cause during the initial term. If Prime terminates the agreement after the initial term without cause, then Manager is entitled to a fee equal to two times the average of the total annual compensation paid to manager for the previous two years. Manager may terminate the agreement upon 180 days’ prior notice.

The first year management fee would be approximately $10.8 million (1.9% multiplied by $570 million), the one-time equity grant would be approximately 1,951,828 shares (3.5% multiplied by 55,766,500 shares), and the 10% bonus would be approximately $4 million (10% multiplied by approximately an NOI of $42 million) based on the following assumptions:

•	Exchange rate US$/€ of 1.3;

•	Assets under management of approximately $570 million, consisting of (a) approximately $370 million in green certificate rights and minority interests (this assumption is based solely on the anticipated cash on hand and value of assets being purchased based on the purchase price of such assets); (b) $130 million in cash; and (c) approximately $70 million in real estate (this assumption is based solely on the anticipated cash on hand and value of assets being purchased based on the purchase price of such assets);

•	Approximately 58 million shares outstanding;

•	The required cash dividend, estimated at approximately $30 million, is paid in the first year; and

•	No additional acquisitions or dispositions are made in the course of the first year;

The combined company's management team will have had no direct experience in operating real estate assets or photovoltaic plants from which the green certificates rights are generated. However, management has extensive experience in mergers and acquisitions. Because of its strong relationships with financial institution and credit organizations in Southern Europe, management is experienced in identifying performing assets at below market prices. Management will, where necessary, engage consultants or hire employees with relevant operational experience to advise the Company. Moreover, the real estate portfolio(s) will be operated, under management's supervision, by local real estate management companies. The photovoltaic plants generating the energy on which the green certificate incentives are based will be operated by specialized companies pursuant to an Operating & Maintenance Agreement. Specifically, Radiomarelli has or is currently operating more than 40 alternative energy plants across Europe. In addition, Consorzio San Marco Innovazione (CSMI) has been advising BHN on the green certificates transaction. The combined entity plans to engage Consorzio San Marco Innovazione as a consultant to supervise, on behalf of the combined entity, the operations of the photovoltaic plants in Romania, which will be operated by Radiomarelli pursuant to the Operating and Maintenance agreement(s). No agreement with CSMI is yet in place, however. Currently, CSMI is operating 30 plants for a total production of 10 mwp on behalf of other clients. CSMI's Technical Director, Mr. Luca Michelotto, has participated in the design and construction of more than 300 photovoltaic plants for which CSMI provides supervisory services on a weekly and annual basis . CSMI has access to more than 25 engineers and technicians who specialize in PV plants design, construction and performance supervision.

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Stock Purchase Agreements

Acquisition of Seba S.r.l.

On June 22, 2013, a Stock Purchase Agreement (the “Seba SPA”) was entered into by and among Prime, Prime BHN Luxembourg S.àr.l., a Luxembourg company and wholly owned subsidiary of Prime (“LuxCo”), Manager, Seba S.r.l., an Italian limited liability company (“Seba”), Francesco Rotondi and Giuseppe Pantaleo (collectively, the “Seba Sellers” and each individually a “Seba Seller”). Upon the closing of the transactions contemplated in the Seba SPA, Prime will acquire 100% of the issued and outstanding equity interest of Seba from the Seba Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in Seba to LuxCo, with the result that Seba would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime. The Seba Sellers own a 68% share of the property at Corso Europa 22 in Milan and, net of approximately €13 million in debt, will receive approximately 78,000 ordinary shares.

Acquisition of NOVA S.r.l.

On June 22, 2013, a Stock Purchase Agreement (the “Nova SPA”) was entered into by and among Prime, LuxCo, Manager, Nova S.r.l., an Italian limited liability company (“Nova”), Francesco Rotondi and Luca Massimo Failla (collectively, the “Nova Sellers” and each individually a “Nova Seller”). Upon the closing of the transactions contemplated in the Nova SPA, Prime will acquire 100% of the issued and outstanding equity interest of Nova from the Nova Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in Nova to LuxCo, with the result that Nova would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime. The NOVA Sellers own a 32% share of the property at Corso Europa in Milan and, net of approximately €1 million in debt, will receive approximately 702,000 ordinary shares.

Acquisition of Delfin S.r.l.

On July 9, 2013, a Stock Purchase Agreement (the “Delfin SPA”) was entered into by and among Prime, LuxCo, Manager, Delfin S.r.l., an Italian limited liability company (“Delfin”), Davide Rigamonti, Cesare Lanati and G.S.I. S.r.l. (collectively, the “Delfin Sellers” and each individually a “Delfin Seller”). Upon the closing of the transactions contemplated in the Delfin SPA, Prime will acquire 100% of the issued and outstanding equity interest of Delfin from the Delfin Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in Delfin to LuxCo, with the result that Delfin would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime. The Delfin Sellers own 100% of the property at Via Molino in Buccinasco and, net of approximately €730,000 in debt, will receive approximately 44,200 ordinary shares.

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Acquisition of SIM S.r.l.

On July 9, 2013, a Stock Purchase Agreement (the “SIM SPA”) was entered into by and among Prime, LuxCo, Manager, SIM S.r.l., an Italian limited liability company (“SIM”), G.S.I. S.r.l. and Bell Real Estate S.r.l. (collectively, the “SIM Sellers” and each individually a “SIM Seller”). Upon the closing of the transactions contemplated in the SIM SPA, Prime will acquire 100% of the issued and outstanding equity interest of SIM from the SIM Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in SIM to LuxCo, with the result that SIM would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime. The SIM Sellers own 100% of the property at Via Newton in Assago and, net of approximately €1,177,000 in debt, will receive approximately 171,990 ordinary shares.

Acquisition of Dieci Real Estate S.r.l.

On July 9, 2013, a Stock Purchase Agreement (the “Dieci SPA”) was entered into by and among Prime, LuxCo, Manager, Dieci Real Estate S.r.l., an Italian limited liability company (“Dieci”), ELLEGI S.r.l. and G.S.I. S.r.l. (collectively, the “Dieci Sellers” and each individually a “Dieci Seller”). Upon the closing of the transactions contemplated in the Dieci SPA, Prime will acquire 100% of the issued and outstanding equity interest of Dieci from the Dieci Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in Dieci to LuxCo, with the result that Dieci would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime. The Dieci Sellers own 100% of Building N at the Milanofiori complex in Assago and, net of approximately €3,180,000 in debt, will receive approximately 140,400 ordinary shares.

Acquisition of ELLEGI S.r.l.

On July 9, 2013, a Stock Purchase Agreement (the “ELLEGI SPA”) was entered into by and among Prime, LuxCo, Manager, ELLEGI S.r.l., an Italian limited liability company (“ELLEGI”), Bell Real Estate S.r.l. and Stefano Lanati (collectively, the “ELLEGI Sellers” and each individually a “ELLEGI Seller”). Upon the closing of the transactions contemplated in the ELLEGI SPA, Prime will acquire 100% of the issued and outstanding equity interest of ELLEGI from the ELLEGI Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in ELLEGI to LuxCo, with the result that ELLEGI would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime. The ELLEGI Sellers own 100% of each of the properties at Via Lazio and Via Buozzi in Buccinasco and, net of approximately €1,334,000 in debt, will receive approximately 488,670 ordinary shares.

Acquisition of G.S.I. S.r.l.

On July 9, 2013, a Stock Purchase Agreement (the “G.S.I. SPA”) was entered into by and among Prime, LuxCo, Manager, G.S.I. S.r.l., an Italian limited liability company (“G.S.I.”), Bell Real Estate S.r.l. and IGS S.r.l. (collectively, the “G.S.I. Sellers” and each individually a “G.S.I. Seller”). Upon the closing of the transactions contemplated in the G.S.I. SPA, Prime will acquire 100% of the issued and outstanding equity interest of G.S.I. from the G.S.I. Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in G.S.I. to LuxCo, with the result that G.S.I. would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime. The G.S.I. Sellers own 100% of each of Buildings Q7 and A5 at the Milanofiori complex in Assago and the property at Via Emilia in Buccinasco and, net of approximately €2,505,000 in debt, will receive approximately 120,250 ordinary shares.

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Acquisition of Magfin S.r.l.

On July 9, 2013, a Stock Purchase Agreement (the “Magfin SPA” and together with the Seba SPA, Nova SPA, Delfin SPA, SIM SPA, Dieci SPA, ELLEGI SPA, and G.S.I. SPA, collectively, the “SPAs” and each individually a “SPA”) was entered into by and among Prime, LuxCo, Manager, Magfin S.r.l., an Italian limited liability company (“Magfin” and together with Seba, Nova, Delfin, SIM, Dieci, ELLEGI, and G.S.I., collectively, the “Targets” and each individually a “Target”), Bell Real Estate S.r.l., G.S.I. S.r.l. (collectively, the “Magfin Sellers” and together with the Seba Sellers, Nova Sellers, Delfin Sellers, SIM Sellers, Dieci Sellers, ELLEGI Sellers, and G.S.I. Sellers, collectively, the “Sellers” and each individually a “Seller”). Upon the closing of the transactions contemplated in the Magfin SPA, Prime will acquire 100% of the issued and outstanding equity interest of Magfin from the Magfin Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in Magfin to LuxCo, with the result that Magfin would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime. The Magfin Sellers own 100% of the property at Via Lucania in Buccinasco and, net of approximately €11,818,000 in debt, will receive approximately 569,660 ordinary shares.

See “The Acquisition” for a summary of the material terms of the SPAs.

Description of Target Properties

The properties to be acquired in the Acquisition are referred to as the Initial Portfolio, and consist of office, industrial, commercial, and logistics properties in Italy. Upon closing of the transactions contemplated by the SPA’s, Prime, through the entities it will acquire pursuant to the SPA’s, will own 100% of the properties in the initial portfolio. The following chart provides information about each of the properties to be acquired in the Acquisition:

	Property Name/Location	Type	Approx. Gross Leasable Area (in sq. meters)	Purchase Price (€ in millions)	Tenant	Average Lease Duration (Years)
1	Corso Europa 22, Milano	Office	1,800	€20.00	LabLaw	10
2	Milanofiori, Building A5	Office	1,000	€2.27	Various int’l and Italian firms	10
3	Milanofiori, Building Q7	Office	560	€0.87	Various int’l and Italian firms	10
4	Milanofiori, Building N	Office	2,300	€4.26	Various int’l and Italian firms	10
5	Viale Lucania, Buccinasco	Office, Industrial	16,500	€16.20	Microelettrica Scientifica	18
6	Via Buozzi 22, Buccinasco	Office, Warehouse	1,300	€1.36	Various int’l and Italian firms	10
7	Via Newton, Assago	Office	1,200	€2.50	Italian firms	10
8	Via Lazio 95, Buccinasco	Office, Warehouse	4,300	€3.73	Italian cos.	10
9	Via Emilia, Buccinasco	Commercial	250	€0.29	Italian commercial co.	10
10	Via Mulino, Buccinasco	Commercial	400	€1.07	Merkur	8
			29,610	€52.55

Following the closing of the Acquisition the combined company plans to acquire additional properties to create a diverse portfolio of commercial real estate properties, including, primarily, well located office buildings and industrial/warehouse buildings. The combined company may also acquire retail properties, including regional malls, shopping centers and single-tenant retail locations, that are leased to national, regional and local tenants. The combined company will target properties strategically situated in densely populated, middle and upper income markets in Southern Europe, primarily in Italy, Spain and Greece. The combined company intends to use its ordinary shares as partial consideration for such acquisitions which may also include cash as well as first mortgages or second mortgages, mezzanine loans, bridge or other loans related to such properties. No definitive agreements have been signed to date with respect to properties outside those listed above.

See “Post Acquisition Business — Litigation” on pages 57 and 58 for disclosure of litigation involving some of the entities that are selling property to us pursuant to the SPAs, specifically Ellegi, GSI, Dieci Real Estate and Magfin.

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We believe that the current market environment in Southern Europe presents an opportunity to acquire performing properties at compelling yields and at values substantially below their replacement cost, offering us the potential to achieve attractive returns for our stockholders over time. The Southern European real estate market is currently experiencing significant weakness driven by economic uncertainty and sharply reduced capital availability. Despite the challenging economic environment in Europe, the properties in the Initial Portfolio have high quality lessees who are not credit impaired, long term leases and stable rents. These will also be characteristics we will seek out for additional properties we may acquire in the future.

In addition, since the onset of the “credit crisis” in mid-2007, the number of banks advancing new loans against Southern European properties has fallen substantially and that decline, together with a tightening of lending policies, has resulted in a significant contraction in the amount of debt available to fund re-financings, acquisitions, developments and other commercial real estate investments. Our view is that, in the current capital constrained environment, many property owners have limited options to sell and the prospects for negotiating attractive acquisitions at compelling prices should be significant. There can be no assurance, however, that the continuation of current economic conditions will not impact certain of the properties we may acquire and such properties could experience higher levels of vacancy than anticipated at the time of our acquisition of such properties. See “Risk Factors—Risk Factors Relating to Prime and the Target Business.”

We believe we will have a competitive advantage relative to other potential acquirers of such properties because we have the ability to issue publicly traded common stock for a portion of the acquisition consideration and because we are not burdened by a legacy portfolio of under-performing assets or assets that may have significant debt obligations.

Description of Green Certificates

On August 30, 2013, Prime and BHN entered into Purchase Agreements with Radiomarelli SA, a Swiss company, and Futurum Energy SA, a Swiss investment company. Pursuant to the Purchase Agreements, Prime agreed to purchase a 10% minority interest in 50 renewable energy plants (photovoltaic plants) and the right to all the proceeds from the sale of green certificates, which we refer to as the green certificates or GCs, that will be issued by the Romanian government to these photovoltaic plants, for approximately $372,493,880 in ordinary shares (an aggregate of 37,249,388 ordinary shares), reflecting a price of €1.25 million per megawatt peak installed, subject to adjustment depending on the actual number of green certificates that will be issued.

As disclosed in more details on page 52, "Green Certificates" are tradable certificates evidencing a megawatt amount of electricity generated from renewable energy sources and injected into the public grid, issued by a government in order to promote the production of electricity from renewable energy sources.

Part of the combined company's strategy will be to identify and purchase, using its ordinary shares as partial consideration whenever possible, performing assets that will provide attractive yields until the disposition or expiration of such assets. Ownership of Green Certificates rights conform well with such strategy.

Private Placement

On August 30, 2013, Prime signed a Securities Purchase Agreement with Radiomarelli SA separately for a private placement to purchase 14,285,714 ordinary shares at $9.10 per share, generating gross proceeds of $130,000,000 to be occurring concurrently with the closing of the Acquisition. The $9.10 price was determined by providing a 9% discount to the offering price of the Company’s units in its initial public offering.

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Tender Offer

In connection with the Acquisition, Prime is providing its shareholders with the opportunity to redeem those Ordinary Shares issued in Prime’s IPO for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account set up to hold the net proceeds of Prime’s IPO pursuant to the Investment Management Trust Agreement, dated as of March 30, 2011, as amended, (the “Offer”). The redemption amount in the Offer is $10.02 per share. The Offer is an isolated transaction and is not made pursuant to a plan to periodically increase the proportionate interest of a shareholder in the assets or earnings and profits of the Company.

Pursuant to the terms of the Acquisition, it is a condition to the consummation of the Acquisition that the Offer is conducted in accordance with the terms of the Acquisition and that Prime shall have accepted the Ordinary Shares validly tendered and not properly withdrawn pursuant to the Offer and no more than 23,014 of the Ordinary Shares be validly tendered and not properly withdrawn through this Offer, and, the Offer is subject to the condition that the Acquisition Condition (as described below) is satisfied. Under no circumstances will the number of Ordinary Shares tendered be prorated. If the Acquisition Condition is not satisfied, we will terminate or extend the Offer. In the event the Offer is terminated, we will promptly return any Ordinary Shares, at our expense, that were delivered pursuant to the Offer.

Recommendations of the Boards of Directors and Reasons for the Acquisition and Offer

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of Prime’s shareholders. If you tender your Ordinary Shares in the Offer, you will not be a shareholder of the Company after the Acquisition and therefore, our board of directors recommends that you do not accept the Offer with respect to your Ordinary Shares. The Board took into consideration that the real estate portfolio has a solid track record of consistent and high occupancy rates, quality tenants who pay rents on time and is leveraged with market-competitive or below-market interest rates. The Green Certificates are a proven financial asset in other European countries and with the transactions negotiated with the Sellers, management expects them to generate a significant return. The Board further believes that the European economy will recover given some time, and that the assets contemplated herein are not readily available to ordinary retail investors. However, you must make your own decision as to whether to tender your Ordinary Shares and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Ordinary Shares with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer, and “The Acquisition—Pro forma Book Value” for a comparison of the tender offer price, the current market price, the price per share paid by the Founders, and the pro forma book value per share.

Interests of Certain Persons in the Acquisition

When you consider the recommendations of the Company’s board of directors in favor of the Acquisition and against the Offer, you should keep in mind that the Company’s pre-IPO shareholders, directors and officers (“the Company Inside Shareholders”) have interests in the Acquisition and Offer that may be different from, or in addition to, your interests as a shareholder. See “The Acquisition—Pro forma Book Value” for a comparison of the tender offer price, the current market price, the price per share paid by the Founders, and the pro forma book value per share.

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Ordinary Shares Held by the Company Inside Shareholders

Our officers and directors and certain of their affiliates purchased 1,407,600 units comprised of 1,407,600 ordinary shares and 1,407,600 warrants, each to purchase one ordinary share, for an aggregate consideration of $1,564. We refer to the holders of our securities prior to our IPO as our founders, the units they hold as the founder units and the underlying ordinary shares and warrants as the founder shares and founder warrants, respectively. Following the partial exercise of the underwriters’ over-allotment option on May 10, 2011, an aggregate of 165,592 founders’ units were forfeited for no consideration, and as a result our founders own an aggregate of 1,242,008 founders’ units. In addition, we issued the representative of the underwriters, Chardan Capital Markets, LLC, and our founders and certain of their designees, in a private placement occurring simultaneously with our IPO, an aggregate of 2,185,067 warrants for an aggregate consideration of $1,638,800.

Our board of directors has approved the grant of options to purchase up to 220,000 of our ordinary shares to our directors, employees, and consultants from time to time, with such terms and conditions as our officers may establish, including options to purchase 60,000 ordinary shares at a purchase price of $0.001 per share prior to our initial public offering. Carolyne Yu is one of these consultants, and she is the niece of William Yu and Diana Liu. Ms. Carolyne Yu received an option to purchase 1,500 ordinary shares and will provide investor and public relations and consulting to us. She also provides such consulting services to AutoChina International Limited, a company for which Diana Liu, William Yu’s wife, serves as a director. Dane Chauvel, Jason Wang and Hui Kai Yan have each been granted options to purchase 26,000, 5,000 and 5,000 ordinary shares, respectively, as of December 31, 2011. In March 2012, George Kaufman was granted an option to purchase 5,000 ordinary shares. None of the other options issued as of the date of this report have been issued to our officers or directors or any of their affiliates. Such options are not exercisable until the closing of the business combination. Share option grants are governed by individual grant agreements and stock restriction agreements as determined by our officers, and may be subject to either time-based or performance-based vesting provisions. Our board of directors has the authority to amend, alter, suspend or terminate our right to grant such share options without the consent of holders of Ordinary Shares within the 220,000 option limit. Accordingly, such options may dilute the equity interest of our shareholders.

If the Acquisition is not consummated, the Company will be required to commence proceedings to dissolve and liquidate following distribution of the amounts in the Trust Account. There will be no distribution from the Trust Account with respect to the Company’s pre-IPO shareholders’ securities, which would expire worthless if the life of the Company is not extended. The holders of Ordinary Shares issued prior to the Company’s IPO, which consists of the Company’s officers and directors and their affiliates, have agreed not to tender their shares in this Offer. See “The Acquisition—Pro forma Book Value” for a comparison of the tender offer price, the current market price, the price per share paid by the Founders, and the pro forma book value per share.

Compensatory Arrangements for Board of Directors and Management

None of our directors or officers have received any cash compensation for services rendered to us during the year ended December 31, 2012. We believe that because our officers and directors own an aggregate of 1,242,008 founders’ units, no compensation (other than reimbursement of out-of-pocket expenses) is necessary and such persons have agreed to serve in their respective role without compensation.

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We have agreed to pay to Kaiyuan Real Estate Development a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing on March 24, 2011, and ending on the earlier of our consummation of a business combination or our liquidation. Kaiyuan Real Estate Development is an affiliate of Mr. Yong Hui Li, our Chairman. This arrangement was agreed to by Kaiyuan Real Estate Development for our benefit and is not intended to provide Mr. Li compensation in lieu of a management fee or other remuneration because it is anticipated that the expenses to be paid by Kaiyuan Real Estate Development will approximate the monthly reimbursement. From February 1, 2012 until January 31, 2013, we secured approximately 150 sq. foot of additional office space, administrative services and secretarial support in Taipei, Taiwan. Fees for the additional office space, administrative services and secretarial support were included in the $7,500 monthly fee paid to Kaiyuan. As of June 30, 2013, we owed Kaiyuan an aggregate of $183,479.09 under this arrangement.

Other than this $7,500 per month fee, and any share option grants, no compensation of any kind, including finder’s and consulting fees, will be paid to our officers, or directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our officers and directors and their respective affiliates will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with identifying, investigating and consummating a potential business combination with one of more target businesses. There are no limitations on the amount of expenses for which they can seek reimbursement, provided such expenses were incurred for our benefit. There will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the Trust Account, such out-of-pocket expenses would not be reimbursed by us unless we consummate our initial business combination. As of June 30, 2013, our founders had an aggregate of $272,365.76 in reimbursable expenses, consisting of $145,257.38 of traveling and related expense, $41,704.38 of public filing related expense, $17,980.57 of Luxembourg subsidiary set up expense, and $67,816.47 of other operating expenses.

Officer and Director Liability

If we are unable to complete a business combination and are forced to dissolve and liquidate, our founders, by agreement, will jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Our board of directors has a fiduciary obligation to our shareholders to bring a claim against our founders to enforce their indemnification obligations.

Certain Other Interests in the Acquisition

In addition to the interests of our directors and officers in the Acquisition, you should keep in mind that certain individuals promoting the Acquisition have interests in the Acquisition that may be different from, or in addition to, your interests as a shareholder. The underwriters in the IPO agreed to defer payment of a portion of the underwriting discount equal to 2.8% of the gross proceeds, or $1,022,833. This amount will be held in trust and not released until the earlier to occur of (i) the completion of our initial business combination or (ii) our liquidation, in which case such proceeds will be distributed to the holders of Ordinary Shares, together with all other funds held in the Trust Account.

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Material U.S. Federal Income Tax Consequences

The receipt of cash for your tendered Ordinary Shares will generally be treated for U.S. federal income tax purposes either as a sale or exchange transaction or a distribution. See “The Offer—Material U.S. Federal Income Tax Consequences.”

Regulatory Approvals

The Offer and the transaction contemplated by this Offer to Purchase are subject to the Tender Offer Rules under Securities Exchange Act of 1934, as amended.

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MARKET PRICE INFORMATION

Prime’s ordinary shares, warrants and units are traded on Nasdaq Stock Market, under the symbols “PACQ,” “PACQW” and “PACQU,” respectively. Each of Prime’s units consists of one ordinary share and one warrant, each to purchase an additional share of Prime’s ordinary shares. Prime’s units commenced to trade on Nasdaq Stock Market on March 24, 2011. Prime’s ordinary shares and warrants commenced to trade separately from its units on March 25, 2011.

The following tables set forth, for the periods indicated, the high and low sale prices for our shares, warrants and units, respectively, as reported on the Nasdaq Stock Market.

	Units		Ordinary Shares		Warrants
	High	Low	High	Low	High	Low
Annual Highs and Lows
2011 (from March 24)	$10.10	$9.55	$9.90	$9.39	$1.00	$0.25
2012	10.33	9.57	11.38	9.50	0.75	0.11

Fiscal Quarterly Highs and Lows 2011
First Quarter (from March 24)	$10.10	$9.99	N/A	N/A	N/A	N/A
Second Quarter	10.10	9.85	$9.90	$9.44	$1.00	$0.36
Third Quarter	10.02	9.85	9.55	9.39	0.69	0.45
Fourth Quarter	10.00	9.55	9.72	9.41	0.49	0.25

Fiscal Quarterly Highs and Lows 2012
First Quarter	$10.01	$9.57	$9.78	$9.50	$0.41	$0.30
Second Quarter	10.01	9.80	9.70	9.62	0.41	0.22
Third Quarter	10.33	9.88	11.38	9.59	0.75	0.26
Fourth Quarter	10.20	10.01	9.98	9.70	0.55	0.11

Fiscal Quarterly Highs and Lows 2013
First Quarter	$10.50	$9.95	$10.50	$9.56	$0.67	$0.10
Second Quarter	10.02	10.01	14.00	8.10	0.54	0.29
Third Quarter (through July 31, 2013)	10.69	10.01	19.38	9.15	0.77	0.33

The Ordinary Shares may be delisted if we fail to maintain certain Nasdaq listing requirements. Prime received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC stating that Nasdaq’s staff had determined not to grant Prime’s request for an extension of the period in which Prime has to regain compliance with Listing Rule 5550(a)(3), which rule requires that the Company maintain a minimum of 300 public holders for continued listing of its securities on Nasdaq, and to proceed to delist the Company’s securities from Nasdaq. The Staff also determined that Prime was not in compliance with Listing Rule 5550(a)(4), which requires that the Company maintain a minimum of 500,000 publicly held shares for the continued listing of its securities on Nasdaq, and which serves as an additional basis for delisting. The Company appealed the determination to delist the Company’s securities, and on July 31 ,2013 the Company received a letter from the Listing Qualifications Department of Nasdaq stating that Nasdaq’s Hearings Panel had determined to continue the listing of the Company’s shares, subject to Prime making progress towards regaining compliance and providing Nasdaq periodic updates on such progress. Prime included this tender offer as part of its plan to regain compliance and while the tender offer will reduce the number of currently public shares outstanding, Prime believes that the Acquisition will increase the total number of shares outstanding such that AQR Capital Management, LLC, currently a 5% shareholder, will cease to hold 5% of our shares and therefore its shares will count towards (and exceed) the 500,000 public share requirement. Similarly, Prime believes that, in addition to directly increasing the number of public shareholders by issuing shares at the closing, the Acquisition is an attractive business opportunity that will attract additional shareholders at or immediately after closing, and Prime is actively marketing the Acquisition to encourage shareholders to not tender their shares. There can be no assurance that Prime will be able to regain compliance with the Nasdaq continued listing requirements, including the minimum public holder or minimum publicly held shares, or that its securities will continue to be listed on the Nasdaq Capital Market. See “Risk Factors — Nasdaq may delist our securities, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.”

Prime anticipates issuing an aggregate of approximately 2,315,170 ordinary shares as consideration to the sellers of real property in the Acquisition, an aggregate of approximately 14.3 million ordinary shares to Radiomarelli in connection with its $130 million investment in Prime, and an aggregate of approximately 37.2 million ordinary shares to Radiomarelli and Futurum Energy SA in connection with the purchase of a 10% minority interest in 50 renewable energy plants (photovoltaic plants) and the right to all green certificates that will be issued by the Romanian government to these photovoltaic plants. In addition, pursuant to the Management Agreement with bhn LLC, Prime anticipates issuing approximately 1,950,000 shares to bhn LLC. These shares are all being issued pursuant to the exemption from registration included in Section 4(a)(2) of the Securities Act. Assuming all of these shares are issued, a total of 23,014 shares are tendered in this offer, and none of Prime’s warrants or options are exercised, Prime’s current shareholders will own approximately 3.2% of the post-Acquisition company.

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RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this Offer to Purchase, including matters addressed in the section entitled “Forward-Looking Statements” before you decide whether to tender Ordinary Shares in this Offer. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

The risks and uncertainties described below include all of the material risks applicable to Prime; however they are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or the Acquisition.

Risk Factors Relating to the Tender Offer

There is no guarantee that your decision whether or not to tender your Ordinary Shares will put you in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its Ordinary Shares in the future following the completion of the Offer. If you choose to tender your Ordinary Shares in the Offer, certain future events may cause an increase in our share price, and may result in a lower value realized now than you might realize in the future had you not agreed to tender your Ordinary Shares. Similarly, if you do not tender your Ordinary Shares, you will continue to bear the risk of ownership of your Ordinary Shares after the closing of the Offer, and there can be no assurance that you will be able to sell your Ordinary Shares in the future at a price equal to or higher price than the Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If certain conditions are not met, Prime may terminate or extend the Offer.

Upon the consummation of the Acquisition, we plan to use the cash available from the funds held in the Trust Account to purchase the Ordinary Shares validly tendered and not properly withdrawn pursuant to the Offer, and the balance will be released to us to fund our working capital. The trust fund balance at closing is estimated to be approximately $6,456,487. After deducting the loans payables, accrued expenses payables, fees, etc., and assuming no further shares will be tendered for redemption, the remaining balance will be approximately $3,081,654. Assuming maximum 23,014 shares are tendered for redemption, the remaining balance will be further reduced to approximately $2,851,054. However, if the conditions to the Acquisition or the Offer are not satisfied, we will not be able to access the funds held in the Trust Account and thus will need to terminate or extend the Offer. See “The Offer — Conditions of the Offer.”

The Offer presents potential risks and disadvantages to us and our continuing shareholders.

Although our board of directors has determined that the Acquisition and making the Offer are in the best interests of our shareholders, the Offer exposes us to a number of risks including:

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•	the use of a substantial portion of the cash in our Trust Account, which reduce the funds available as working capital for our businesses going forward, available for significant cash acquisitions in the future or available for other business opportunities that could create significant value for our shareholders (approximately $6.2 million would remain in the Trust Account if 23,014 Ordinary Shares were tendered in the Offer);

•	the risk that we would not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

•	the risk that the Offer may reduce our “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, and the number of our shareholders, which may reduce the volume of trading in the Ordinary Shares and may result in lower share prices and reduced liquidity in the trading of the Ordinary Shares following completion of the Offer and limit our ability to meet the Nasdaq Capital Market listing standards.

Risk Factors Relating to Prime and the Target Business

We may not be able to consummate a business combination within the required time frame, in which case we would automatically dissolve and liquidate our assets, and you may not be able to recover your full investment.

Pursuant to our Articles of Association, we must complete a business combination with a fair market value of at least 80% of the balance of the Trust Account at the time of the business combination (excluding deferred underwriting discounts and commissions of $1,022,833 and taxes payable) by September 30, 2013. If we do not consummate the Acquisition by such date, we will, in accordance with our Articles of Association, automatically dissolve, liquidate and wind up since we do not have sufficient time to complete a different business combination by September 30, 2013. Prime anticipates such a dissolution and liquidation would be completed within 15 days; however, no assurance can be made that such dissolution and liquidation could be completed within that time period. The foregoing requirements are set forth in Article 156 of our Amended and Restated Memorandum and Articles of Association and may not be eliminated without the vote of our board of directors and the vote of at least 80% of the voting power of our outstanding ordinary shares. In addition, our negotiating position and our ability to conduct adequate due diligence on any potential target may be reduced as we approach the deadline for the consummation of our initial business combination. Although $10.02 per share is initially placed in trust, we may incur liabilities which are satisfied from the funds held in trust. If so, you will not be able to recover your full investment.

The combined company’s management team has no direct experience in operating the business of the post business combination company, which could lead to errors in the management of the combined company.

The combined company's management team will have had no direct experience in operating real estate assets or photovoltaic plants from which the green certificates rights are generated and will rely on third party managers to operate the real estate properties and the photovoltaic plant facilities. This lack of experience could lead to errors in managing the combined company, which could harm the combined company’s results of operations.

Radiomarelli and Futurum will own in excess of 89% of the combined company post business combination, which could lead to a conflict of interest in determining the direction of the business of the combined company.

Radiomarelli and Futurum may each own in excess of 44% of the combined company post business combination and, therefore, will have significant influence on the operations of the combined company and the election of directors. Management may have a conflict of interest in deciding whether to proceed with what it believes is in the best interests of the combined company if it is against the wishes of Radiomarelli and/or Futurum since doing something against the wishes of either of those shareholders could lead to management being replaced.

If the combined company does not pay a dividend to all shareholders of Prime’s ordinary shares in the amount of $0.50 per share each year, if funds are legally available to pay such dividend, the combined company would be in breach of the SPA’s and could be sued.

Subject to the combined company’s ability to pay dividends under applicable law, the combined company will be required to pay an annualized dividend to all shareholders of Prime’s ordinary shares in the amount of $0.50 per share each year. If Prime does not pay this dividend, assuming there are funds legally available to pay such dividend, then Prime and BHN would be in breach of the SPAs, and the Sellers may sue to enforce such covenant. Any such lawsuit could be costly and reduce the cash available to the company.

Current economic conditions and the global tightening of credit may adversely the financial condition of our business following the consummation of the Acquisition

Since the onset of the “credit crisis” in mid-2007, the number of banks advancing new loans against Southern European properties has fallen substantially and that decline, together with a tightening of lending policies, has resulted in a significant contraction in the amount of debt available to fund re-financings, acquisitions, developments and other commercial real estate investments. Assuming the Acquisition is successfully consummated, there can be no assurance that the continuation of current economic conditions will not impact certain of the properties in Southern Europe we may acquire following the Acquisition. Such properties could experience higher levels of vacancy than anticipated at the time of our acquisition of such properties, which could adversely impact the financial performance of our post-Acquisition company.

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You will not have any rights or interest in funds from the Trust Account, except under certain limited circumstances, and therefore may not have access to such funds until September 30, 2013.

Our holders of Ordinary Shares will be entitled to receive funds from the Trust Account only in the event of our liquidation or if they seek to redeem their respective Ordinary Shares for cash in connection with a business combination or in connection with the Acquisition. In no other circumstances will a shareholder have any right or interest of any kind in the Trust Account. Therefore, you may not be able to obtain access to such funds until September 30, 2013.

Under Cayman Islands law, the requirements and restrictions relating to our IPO contained in our Articles of Association may be amended, which could reduce or eliminate the protection afforded to our shareholders by such requirements and restrictions.

Our Articles of Association set forth certain requirements and restrictions relating to our IPO that apply to us until the consummation of a business combination. Specifically, our Articles of Association provide, among other things, that:

•	pursuant to an amendment to our Articles of Association, the period of time to consummate a business combination has been extended until September 30, 2013;

•	we may consummate our initial business combination only if holders of Ordinary Shares owning less than 83% in the aggregate of the ordinary shares sold in our IPO, exercise their redemption rights;

•	if our initial business combination is consummated, shareholders who exercised their redemption rights will receive their pro rata share of the Trust Account;

•	if we have not completed an initial business combination by September 30, 2013, our corporate existence will cease except for the purposes of winding up our affairs and liquidating and we will distribute to all of our holders of Ordinary Shares their pro rata share of the Trust Account. This has the same effect as if our board of directors and shareholders had formally voted to approve our voluntary winding up and dissolution. As a result, no vote would be required from our shareholders to commence such a voluntary winding up and dissolution;

•	our management will take all actions necessary to liquidate our trust account to our holders of Ordinary Shares as part of our plan of dissolution if the Acquisition or an alternative business combination is not consummated within the time periods specified in our Articles of Association;
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•	our shareholders’ rights to receive a portion of the Trust Account are limited such that they may only receive a portion of the Trust Account upon liquidation of our trust account to our holders of Ordinary Shares as part of our plan of distribution or upon the exercise of their redemption rights;

•	we may not consummate any other merger, capital stock exchange, stock purchase, asset acquisition or similar transaction or control through contractual arrangements other than the Acquisition or an alternative business combination that meets the conditions specified in our Articles of Association, including the requirement that our such business combination be with one or more operating businesses whose fair market value, either individually or collectively, is equal to at least 80% of the amount in the Trust Account (excluding deferred underwriting discounts and commissions and taxes payable) at the time of such business combination;

•	prior to our initial business combination, we may not issue any units, ordinary shares, warrants or any options or other securities convertible into or exchangeable for ordinary shares, or any preferred shares, that participate in any manner in the proceeds of the Trust Account, or that vote as a class with the ordinary shares sold in our IPO on a business combination;

•	the board of directors shall review and approve all payments made to our founders, officers, directors, and their respective affiliates, other than the payment of an aggregate of $7,500 per month to Kaiyuan Real Estate Development for office space, administrative services and secretarial support, with any interested director abstaining from such review and approval;

•	we may not to enter into any transaction with any of our officers, directors or any of our or their respective affiliates without the prior approval by a majority of our disinterested directors, who had access, at our expense, to our attorneys or independent legal counsel, and unless our disinterested directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties; and

•	we may not (i) consummate a business combination with a target business that is a portfolio company of, or has otherwise received a financial investment from, our founders or their affiliates, or that is affiliated with our founders or our directors, or officers, or (ii) consummate a business combination with any underwriter in our initial public offering, or underwriting selling group member, or any of their affiliates, unless we obtain an opinion from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority, or FINRA, that a business combination with such target business is fair to our shareholders from a financial point of view.

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Pursuant to our Articles of Association, the foregoing provisions may be amended by at least 80% of the voting power of our outstanding ordinary shares. In addition, the relevant portions of the agreement governing the Trust Account can only be amended with the consent of 80% of the voting power of public shares. Except for the shares issued immediately prior to our IPO and the shares underlying the units issued in connection with our IPO, we will not issue securities with voting rights to vote on any proposals to amend our Articles of Association prior to a business combination.

If any of these provisions are amended, our shareholders:

•	may not have all of the rights they previously had;

•	might not receive the amount anticipated in connection with a redemption or liquidation; and

•	might not receive amounts from the Trust Account in the time frames specified in our Articles of Association.

Since we would not have been able to complete the Acquisition prior to March 30, 2013, the date by which we were required to complete our initial business combination by our Amended and Restated Memorandum and Articles of Association and trust agreement governing the Trust Account, our board of directors determined that it would be in the best interests of our shareholders for us to continue our existence for an additional six months (until September 30, 2013) rather than dissolve as required by our Articles of Association, which we refer to as the Extension. In order to effect the Extension, our shareholders approved certain amendments to our Articles of Association and the trust agreement governing the Trust Account at a special meeting of shareholders held on Wednesday, March 27, 2013. In connection with the Extension, our board of directors determined that it was in our best interest to allow shareholders with the opportunity to redeem their ordinary shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account pursuant to an amendment (which was approved as part of the Extension) to the agreement governing the Trust Account by means of a tender offer, which we refer to as the Extension Tender Offer. Following approval of the Extension, the Extension Tender Offer expired at 5:00 p.m., United States Eastern Time on the evening of Thursday, March 28, 2013. Pursuant to the terms of the Extension Tender Offer, 3,008,955 of our ordinary shares were tendered and accepted for redemption by the Company for an aggregate purchase price of $30,149,729.10. As a result of the Extension Tender Offer, a maximum of 23,014 additional shares may be redeemed in connection with a business combination.

As a foreign private issuer, we are exempt from certain rules that are applicable to U.S. companies, and while we have agreed with the underwriters in our IPO to comply with certain of these requirements, such agreement can be waived without your consent and you may receive less information about us and our operations than you would receive if such agreements were not waived or we were a U.S. company.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from certain of the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Therefore you may receive less information about us than you would receive if we were a U.S. company.

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We have agreed with the underwriters in our IPO that, for the period commencing with the date of our IPO and ending on the consummation of our initial business combination, we will:

•	in the event we hold a shareholder vote in connection with a business combination, comply with all the procedural and disclosure requirements in the United States federal securities laws applicable to domestic issuers registered under the Exchange Act with respect to the furnishing and content of our proxy statement in connection with the shareholder vote for the proposed business combination;

•	comply with the rules and regulations under the Exchange Act prescribing the requirements and filing deadlines for annual reports on Form 20-F and current reports on Form 6-K complying with those rules and regulations; and

•	furnish to American shareholders an English language version of our annual financial statements and all other materials regularly provided to other shareholders, and publish, at least semi-annually, an English language version of our interim financial statements filed with the SEC.

However, the agreement to provide such information to our shareholders may be waived, in whole or in part, by the representative of the underwriters in our IPO. The representative may have a conflict of interest in granting a waiver if such requirements prevent or delay a business combination from occurring because a substantial portion of the underwriter’s discount from the IPO is deferred until, and subject to, the closing of a business combination.

If third parties bring claims against us, the proceeds held in the Trust Account may be reduced and the per share liquidation price received by you will be less than $10.02 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all prospective target businesses we enter into agreements with and all vendors and service providers that we contract to provide services to us, which we collectively refer to as the contracted parties, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our holders of Ordinary Shares, there is no guarantee that we will be able to get waivers from the contracted parties and there is no guarantee that even if the contracted parties executed such agreements with us that such waivers will be enforceable by operation of law or that the contracted parties would be prevented from bringing claims against the Trust Account. In the event that a potential contracted party were to refuse to execute such a waiver, we will execute an agreement with that person only if our management first determines that we would be unable to obtain, on a reasonable basis, substantially similar services or opportunities from another person willing to execute such a waiver (to date, Prime has received waivers from all persons that it has contracted with (including the sellers of the target properties and the green certificates), other than its auditors). Accordingly, the proceeds held in the Trust Account may be subject to claims which would take priority over the claims of our holders of Ordinary Shares and, as a result, the per share liquidation price could be less than $10.02 per share due to claims of such creditors. If we are unable to complete a business combination and are forced to dissolve and liquidate, our founders, by agreement, will jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Under these circumstances, our board of directors would have a fiduciary obligation to our shareholders to bring a claim against our founders to enforce their indemnification obligations.

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Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to claims of third parties with priority over the claims of our holders of Ordinary Shares. To the extent bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return to our holders of Ordinary Shares the liquidation amounts due them.

We allow up to an aggregate of 83% of our holders of Ordinary Shares issued in our IPO to exercise their redemption rights. This high threshold will make it easier for us to consummate a business combination with which you may not agree and could result in very little money remaining in trust for the company following the Acquisition.

In connection with the Extension we used $30,149,729 to redeem an aggregate of 3,008,955 shares, leaving approximately $6,456,367 which we may use to consummate an initial business combination. As a result of the Extension, a maximum of 23,014 additional shares may be redeemed in connection with a business combination. In connection with the Acquisition, we are offering each shareholder the right to have his, her or its Ordinary Shares converted to cash if the Acquisition is consummated. Our founders have agreed not to redeem any Ordinary Shares held by them. We will consummate the Acquisition only if holders of Ordinary Shares owning an aggregate of 83% or more of the shares sold in our IPO do not exercise their redemption rights, including the 3,008,955 shares redeemed in connection with the Extension. Because we permit a large number of shareholders to exercise their redemption rights, it will be easier for us to consummate the Acquisition or a business combination with a target business in the face of strong shareholder dissent. Because of the number of shares that were redeemed in connection with the Extension and may be redeemed in connection with the Acquisition, we will have very little money in our trust account with which to consummate the Acquisition, which may result in our having to obtain additional financing to consummate the Acquisition, result in less money being available for use as working capital post business combination, or result in our failure to consummate an initial business combination.

Because the underwriters of our IPO are entitled to receive the full deferred underwriting discount of 2.8% of the gross proceeds of our IPO upon consummation of our initial business combination regardless of the number of ordinary shares that are redeemed, the ordinary shares that are not redeemed will have a lower value than the amount of cash per redeeming share, since the redemption amount is not discounted for the deferred underwriting discount.

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At the time we complete our initial business combination, there will be released to the underwriters of our IPO from the Trust Account deferred underwriting discounts and commissions that are equal to 2.8% of uoss proceeds of our IPO, or $1,022,833. The underwriters of our IPO are entitled to receive the full deferred underwriting discount regardless of the number of shares that are redeemed. In connection with the Acquisition, our shares may be redeemed for a pro rata portion of the Trust Account equal to $10.02 per share, which includes $0.28 per share attributable to deferred underwriting discounts and commissions. Therefore, the value of the ordinary shares that are not redeemed will be lower than the value of the ordinary shares that are redeemed since the redemption amount per share is not discounted for the deferred underwriting discount.

Our redemption threshold of 83% has reduced the liquidity of our securities in the open market.

In connection with the Extension we used $30,149,729 to redeem an aggregate of 3,008,955 shares. Since we have a redemption threshold of 83%, a high number of public shares were redeemed in connection with the Extension and an additional 23,014 shares may be redeemed in connection with the Acquisition, which has resulted in significantly fewer public shares issued and outstanding, and which in turn significantly reduced the liquidity of our securities, including our public shares that are not redeemed.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulty protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

We are a company incorporated under the laws of the Cayman Islands, and certain of our assets may in the future be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States in a way that will permit a U.S. court to have jurisdiction over us.

We are incorporated as a Cayman Islands exempted company. A Cayman Islands exempted company:

•	is a company that conducts its business outside the Cayman Islands;

•	is exempted from certain requirements of the Cayman Companies Law, including the

•	filing of an annual return of its shareholders with the Registrar of Companies;

•	does not have to make its register of shareholders open to inspection; and

•	may obtain an undertaking against the imposition of any future taxation.

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Our corporate affairs are governed by our Articles of Association, the Companies Law of the Cayman Islands, as the same may be supplemented or amended from time to time, which we refer to herein as the Companies Law, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands, as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

The Cayman Islands courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•	to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States. We have been advised by Conyers Dill & Pearman, our counsel as to Cayman Islands law, that (i) they are unaware of any proceedings that have been brought in the Cayman Islands to enforce judgments of the courts in the United States or to impose liabilities based on the civil liability provisions of the securities laws of the United States or any state in the United States; (ii) a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation; and (iii) because it is uncertain whether a Cayman Islands court would determine that a judgment of a United States court based on the civil liability provisions of the securities laws of the United States or any state in the United States is in the nature of a penalty, it is uncertain whether such a liability judgment would be enforceable in the Cayman Islands. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.

Because some of our directors and officers reside, and all of the trust fund assets are held, outside of the United States, it may be difficult for you to enforce your rights against them or to enforce U.S. court judgments against them outside the United States.

Some of our directors and officers reside, and all of the trust fund assets are held, outside of the United States. As a result, it may be necessary to comply with local law in order to obtain an enforceable judgment against certain directors and officers and certain assets. It may therefore be difficult for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers outside of the United States or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties of our directors and officers under U.S. federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and certain countries would permit effective enforcement of criminal penalties of the U.S. federal securities laws.

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Certain obligations of our founders are memorialized in agreements between the founders, the underwriters of our IPO and us and these agreements may be amended to change these obligations or eliminate them entirely.

In connection with our IPO, the founders have agreed to certain obligations, including:

•	to transfer restrictions on, and the placement in escrow of, the founders’ units and underlying securities;

•	to forfeit for no consideration: (1) all of the founders’ units in the event we are unable to complete a business combination; (2) 274,744 founders’ units in the event the last sales price of our ordinary shares does not equal or exceed $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period within 12 months following the closing of our initial business combination; and (3) 274,744 founders’ units in the event the last sales price of our ordinary shares does not equal or exceed $13.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period between 12 and 24 months following the closing of our initial business combination;

•	in connection with a shareholder vote to approve our initial business combination and/or amend Article 156 of our Amended and Restated Memorandum and Articles of Association (the article that contains all of the special provisions applicable to us prior to and in connection with our initial business combination) prior to consummation of our initial business combination, to vote the founders’ shares in the same manner as a majority of the holders of Ordinary Shares;

•	if he, she or it acquires ordinary shares in or following our IPO, he, she or it will vote all such acquired shares in favor of any business combination presented to our shareholders by our board of directors, and not to exercise redemption rights in connection with such shares;

•	that he, she or it will not exercise redemption rights in connection with any shares held by such person;

•	to waive their rights to participate in any liquidation distribution with respect to the founders’ shares if we fail to consummate an initial business combination;

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•	that they will not exercise redemption rights with respect to the founders’ shares and have agreed not to tender their shares in an issuer tender offer in connection with our initial business combination;

•	to advance us the funds necessary to complete a liquidation in the event we do no consummate a business combination and not to seek repayment for such expenses;

•	if we are unable to complete a business combination and are forced to dissolve and liquidate, to jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties (we have not, however, sought information nor received information from the founders relating to their ability to satisfy any indemnification obligation); and

•	not to participate in a co-investment in a target business unless the terms of such co-investment are no more favorable than the terms of our investment and such investment will require the prior approval by a majority of our disinterested directors.

These obligations are included in one or more of the following agreements, each of which is filed with the registration statement for our IPO: the letter agreements with the representative of the underwriters and each founder, the underwriting agreement with the underwriters, and the escrow agreement with our transfer agent and the founders. Each of these agreements, by their terms, are governed by New York law. In addition, each agreement may be amended or terminated with the consent of each of the parties thereto. Accordingly, if each of the parties to an agreement determine that these obligations are no longer in their best interest, then the agreements may be amended or terminated and these obligations may be changed or eliminated entirely.

Because our founders own securities in us that do not participate in liquidating distributions, they may have a conflict of interest in deciding if a particular target business is an attractive candidate for a business combination.

Our founders own an aggregate of 1,242,008 founders’ units that they purchased for $1,564. Of these founders’ units, 247,744 founders’ units, and the underlying ordinary shares and warrants (equal to approximately 5.2% of our issued and outstanding shares) will be forfeited for no consideration in the event the last sales price of our ordinary shares does not equal or exceed $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period within 12 months following the closing of our initial business combination, and an additional 247,744 founders’ units, and the underlying ordinary shares and warrants (equal to approximately 5.2% of our issued and outstanding shares) will be forfeited for no consideration in the event the last sales price of our ordinary shares does not equal or exceed $13.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period between 12 and 24 months following the closing of our initial business combination. Upon our dissolution and liquidation, none of our founders will have the right to receive distributions from the Trust Account with respect to the founders’ shares. In addition, the representative of the underwriters of our IPO, our founders and their designees purchased an aggregate of 2,185,067 placement warrants immediately prior to the completion of our IPO. The $1,638,800 purchase price of the placement warrants is included in the Trust Account that will be distributed to our holders of Ordinary Shares in the event of our dissolution and liquidation. In the event of our dissolution and liquidation, our founders will not receive distributions from the Trust Account with respect to the placement warrants and the placement warrants will expire worthless. Therefore, our directors’ and officers’ personal and financial interests may influence their motivation in identifying and selecting target businesses and consummating our initial business combination in a timely manner. This may also result in a conflict of interest when they determine whether the terms, conditions and timing of a particular business combination are appropriate and in our shareholders’ best interest.

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Unless we complete a business combination, neither our officers, directors, nor any of their respective affiliates, will receive reimbursement for any out-of-pocket expenses they incur if such expenses exceed the amount available to us for working capital and general corporate purposes. Therefore, they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination and in the holders of Ordinary Shares’ best interest.

As of June 30, 2013, our founders had an aggregate of $272,365.76 in reimbursable expenses, consisting of $145,257.38 of traveling and related expense, $41,704.38 of public filing related expense, $17,980.57 of Luxembourg subsidiary set up expense, and $67,816.47 of other operating expenses. Neither our officers, directors, nor any of their respective affiliates, will receive reimbursement for any out-of-pocket expenses reasonably incurred by them to the extent that such expenses exceed the amount not required to be retained in the Trust Account unless a business combination is consummated. Our officers and directors may, as part of any such combination, negotiate the repayment of some or all of any such expenses. If the target business’ owners do not agree to such repayment, this could cause our management to view such potential business combination unfavorably, thereby resulting in a conflict of interest. The financial interest of our officers, directors, or any of their respective affiliates, could influence their motivation in selecting a target business and thus, there may be a conflict of interest when determining whether a particular business combination is in the shareholders’ best interest.

Nasdaq may delist our securities, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.

We cannot assure you that our securities will continue to be listed on the NASDAQ Capital Market. Additionally, NASDAQ Capital Market will require us to meet its initial listing requirements, as opposed to its more lenient continued listing requirements, at the time of our initial business combination. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If the NASDAQ Capital Market delists our securities from trading, we could face significant consequences, including:

•	a limited availability for market quotations for our securities;

•	reduced liquidity with respect to our securities;

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•	a determination that our ordinary shares is a “penny stock,” which will require brokers trading in our ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our ordinary shares;

•	limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, we would no longer be subject to NASDAQ Capital Market rules, including rules requiring us to have a certain number of independent directors and to meet other corporate governance standards.

Prime received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC stating that Nasdaq’s staff had determined not to grant Prime’s request for an extension of the period in which Prime has to regain compliance with Listing Rule 5550(a)(3), which rule requires that the Company maintain a minimum of 300 public holders for continued listing of its securities on Nasdaq, and to proceed to delist the Company’s securities from Nasdaq. The Staff also determined that Prime was not in compliance with Listing Rule 5550(a)(4), which requires that the Company maintain a minimum of 500,000 publicly held shares for the continued listing of its securities on Nasdaq, and which serves as an additional basis for delisting. The Company appealed the determination to delist the Company’s securities, and on July 31 ,2013 the Company received a letter from the Listing Qualifications Department of Nasdaq stating that Nasdaq’s Hearings Panel had determined to continue the listing of the Company’s shares, subject to Prime making progress towards regaining compliance and providing Nasdaq periodic updates on such progress. Prime included this tender offer as part of its plan to regain compliance and while the tender offer will reduce the number of currently public shares outstanding, Prime believes that the Acquisition will increase the total number of shares outstanding such that AQR Capital Management, LLC, currently a 5% shareholder, will cease to hold 5% of our shares and therefore its shares will count towards (and exceed) the 500,000 public share requirement. Similarly, Prime believes that, in addition to directly increasing the number of public shareholders by issuing shares at the closing, the Acquisition is an attractive business opportunity that will attract additional shareholders at or immediately after closing, and Prime is actively marketing the Acquisition to encourage its shareholders to not tender their shares. There can be no assurance that Prime will be able to regain compliance with the Nasdaq continued listing requirements, including the minimum public holder or minimum publicly held shares, or that its securities will continue to be listed on the Nasdaq Capital Market.

Our outstanding warrants may adversely affect the market price of our ordinary shares following the Acquisition.

The units sold in our IPO include redeemable warrants to purchase 3,652,975 ordinary shares, and the founders’ units include warrants to purchase 1,242,008 ordinary shares. In addition, we issued in a private placement warrants to purchase 2,185,067 ordinary shares to (i) Chardan Capital Markets, LLC, the representative of the underwriters of our IPO, and (ii) our founders and their designees. The founders’ warrants and the placement warrants are identical to those redeemable warrants sold as part of the units in our IPO except that founders’ warrants and placement warrants may be exercised on a cashless basis at any time after a business combination and even if there is not an effective registration statement relating to the shares underlying the warrants and are subject to certain transfer restrictions. We also issued to the representative of the underwriters of our IPO, concurrently with our IPO, for a purchase price of $100, an option to purchase 215,000 units, each unit representing one ordinary share and one redeemable warrant. The sale or possibility of sale of the shares underlying the warrants could have an adverse effect on the market price for our ordinary shares or our units or our ability to obtain future financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

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Our board of directors has approved the grant of options to purchase up to 220,000 of our ordinary shares which may cause dilution to you.

Our board of directors has approved the grant of options to purchase up to 220,000 of our ordinary shares to our directors, employees, and consultants from time to time, with such terms and conditions as our officers may establish, including options to purchase 60,000 ordinary shares at a purchase price of $0.001 per share prior to our initial public offering, which are currently outstanding. Such options are not exercisable until the closing of the business combination. Share option grants are governed by individual grant agreements and stock restriction agreements as determined by our officers, and may be subject to either time-based or performance-based vesting provisions. Our board of directors has the authority to amend, alter, suspend or terminate our right to grant such share options without the consent of holders of Ordinary Shares within the 220,000 option limit. Accordingly, the above-mentioned options may dilute the equity interest of our shareholders.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to consummate our initial business combination or operate over the near term or long-term in our intended manner.

We do not plan to operate as an investment fund or investment company, or to be engaged in the business of investing, reinvesting or trading in securities. Our plan is to acquire, hold, operate and grow for the long-term one or more operating businesses or a portion of such business or businesses. We do not plan to operate as a passive investor or as a merchant bank seeking dividends or gains from purchases and sales of securities. Our founders are experienced as officers and directors of operating companies. However, we may be deemed to be an investment company under the Investment Company Act if, following our IPO and prior to the consummation of our initial business combination, we are viewed as engaging in the business of investing in securities or we own “investment securities” having a value in exceeding 40% of our total assets, and may be required to register as an investment company or a registered investment adviser under the U.S. securities laws.

If we are deemed to be an investment company under the Investment Company Act, we may be subject to certain restrictions that may make it difficult for us to complete a business combination, including:

•	corporate governance requirements and requirements regarding mergers and share exchanges;

•	restrictions on the nature of our investments;

•	restrictions on our capital structure and use of multiple classes of securities; and

•	restrictions on our use of leverage and collateral;

each of which may make it difficult for us to consummate our initial business combination or operate over the near term or long-term in our intended manner.

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In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy, and disclosure requirements, and other rules and regulations;

compliance with which would reduce the funds we have available outside the Trust Account to consummate our initial business combination or operate over the near term or long-term in our intended manner.

We do not believe that our anticipated activities will subject us to the Investment Company Act as the net proceeds of our IPO and sale of the placement warrants that are to be held in the Trust Account may only be invested by the trust agent in “government securities” with specific maturity dates. By restricting the investment of the Trust Account to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expense for which we have not allotted funds.

If our Ordinary Shares become subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our Ordinary Shares have a market price per share of less than $5.00, transactions in our Ordinary Shares may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to the transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.
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If our Ordinary Shares become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Our directors may not be considered “independent” under the policies of the North American Securities Administrators Association, Inc.

No salary or other compensation will be paid to our directors for services rendered by them on our behalf prior to or in connection with a business combination. Accordingly, we believe our non-executive directors would be considered “independent” as that term is commonly used. Such stock exchanges define “independent” as a person, other than an officer or employee of the company or any parent or subsidiary, having no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Equity ownership of non-executive directors is not relevant to the definition of independence. However, under the policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, because each of our directors own shares of our securities and may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf (such as identifying potential target businesses and performing due diligence on suitable business combinations), state securities administrators could argue that all of such individuals are not “independent.” If this were the case, they would take the position that we would not have the benefit of any independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Additionally, there is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Although we believe that all actions taken by our directors on our behalf will be in our best interests, whether or not they are deemed to be “independent,” we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations, and a material adverse effect on the prices of our securities held by holders of Ordinary Shares.

Your only opportunity to affect the investment decision regarding a potential business combination will be limited to the exercise of your right to redeem your Ordinary Shares from us for cash.

Because our board of directors may consummate a business combination without seeking shareholder approval in accordance with our Articles of Association, holders of Ordinary Shares will not have the right or opportunity to vote on the business combination, unless we seek such shareholder vote. Accordingly, your only opportunity to affect the investment decision regarding a potential business combination may be limited to exercising your redemption rights within the period of time set forth in this Offer, as amended. In addition, your election to exercise your redemption rights could still be rejected if the conditions to this Offer are not satisfied.

We may qualify as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. investors.

In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section of this offer letter captioned “Material U.S. Federal Income Tax Consequences”) of our ordinary shares or redeemable warrants, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. We believe that we were a PFIC for our taxable years ended December 31, 2010 (our initial taxable year), December 31, 2011 and December 31, 2012. Our actual PFIC status for our current (2013) taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current (2013) taxable year or any subsequent taxable year. We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see the section of this offer letter captioned “Material U.S. Federal Income Tax Consequences — U.S. Holders — Passive Foreign Investment Company Rules.”

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Risk Factors Relating to Prime’s Business Following the Acquisition

The Manager and its affiliates, including our officers and some of our directors, face conflicts of interest caused by compensation arrangements with us, which could result in actions that are not in your best interests.

The Manager and its affiliates will receive substantial fees from us in return for their services and these fees could influence the Manager’s advice to us. Among other matters, the compensation arrangements could affect their judgment with respect to asset acquisitions, which may allow the Manager or its affiliates to earn additional asset management fees even if such acquisitions are not accretive because the asset management fees paid to the Manager would be paid irrespective of the quality of the underlying asset during the term of the Management Agreement. Moreover, the Manager will have considerable discretion with respect to the terms and timing of acquisition, disposition and leasing transactions. In evaluating investments and other management strategies, the opportunity to earn asset management and other fees may lead the Manager to place undue emphasis on criteria relating to its compensation at the expense of other criteria, such as preservation of capital, in order to achieve higher short-term compensation. Considerations relating to compensation from us to the Manager and its affiliates could result in decisions that are not in your best interests, which could hurt our ability to pay you distributions or result in a decline in the value of your investment. See "Management Agreement."

We will be dependent on our Manager and may not find a suitable replacement if our Manager terminates the Management Agreement.

We will have no employees following the Acquisition. Our officers and other individuals who perform services for us will be employees of our Manager. We will be completely reliant on our Manager, which will have significant discretion as to the implementation of our operating policies and strategies, to conduct our business. We are subject to the risk that our Manager will terminate the Management Agreement and that we will not be able to find a suitable replacement for our Manager in a timely manner, at a reasonable cost or at all. Furthermore, we will be dependent on the services of certain key employees of our Manager whose compensation is partially or entirely dependent upon the amount of compensation earned by our Manager and whose continued service is not guaranteed, and the loss of such services could adversely affect our operations.

It would be difficult and costly to terminate the Management Agreement with our Manager.

It would be difficult and costly for us to terminate our Management Agreement with our Manager. The management agreement may only be terminated by us without cause after five years and then only every five years. Our manager will be provided 180 days' prior notice of any such termination and will be paid a termination fee equal to two times the average of the total annual compensation paid to the Manager for the previous two year period preceding such termination. These provisions could increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our manager without cause.

Our current portfolio of real estate properties is geographically concentrated in Italy, and factors affecting the local economy could reduce our revenues.

Our current portfolio of real estate properties is geographically concentrated in Italy, specifically in Milan and its immediate surroundings. Therefore, any adverse effect on the local economy could impact our tenants' ability to continue to meet their rental obligations or otherwise adversely affect the average size of our tenant base, which could reduce revenues.

Any downturn in the office, commercial and industrial sectors of the real estate industry, or the industries of our tenants, could reduce our revenues and the value of the properties to be acquired.

The properties to be acquired are concentrated in the office, commercial, industrial and logistics sectors and our tenants are mainly retail, office and industrial tenants. Any economic downturns in the office, commercial and industrial and logistics sectors may make us susceptible to adverse events to a greater extent than if our properties included greater diversification into other sectors of the real estate industry. Likewise, the concentration of the concentration of our tenants in certain industries, and the fact that we have a couple of very large tenants (namely, LabLaw, a labor law firm, and Microelettrica Scientifica, producing braking systems for trucks and trains), could adversely impact us if those industries or significant tenants experience a downturn. This could result in a reduction in our revenues and the value of the properties we are acquiring.

Litigation against certain target companies may result in liabilities to the combined company, which could adversely affect results of operation and cash flows.

            Certain of the target companies have lawsuits pending against them (See page 57 for a description of the lawsuits). Such lawsuits could result in significant legal fees to Prime and reduce its net income and cash flows. In addition, if any of such pending litigations are resolved against Prime, Prime could be required to make significant cash payments, again reducing its cash flows and net income.

We face possible adverse changes in tax laws, which may result in an increase in our tax liability.

From time to time changes in tax laws or regulations are enacted, which may result in an increase in our tax liability. The shortfall in tax revenues for states and municipalities in recent years may lead to an increase in the frequency and size of such changes. If such changes occur, we may be required to pay additional taxes on our assets or income. These increased tax costs could adversely affect our financial condition and results of operations and the amount of cash available for payment of dividends.

We may change our policies without obtaining the approval of our shareholders.

Our operating and financial policies, including our policies with respect to acquisitions of real estate or other companies, growth, operations, indebtedness, capitalization and dividends, are exclusively determined by our Board of Directors. Accordingly, our shareholders do not control these policies.

Geopolitical conditions and global economic factors may adversely affect the Company.

Company operating results may be adversely affected by the uncertain geopolitical conditions and global economic factors. Adverse factors affecting economic conditions worldwide have contributed to a general inconsistency in the power industry and may continue to adversely impact the Company business, resulting in reduced demand for electricity. The uncertainty of the international economic situation, civil unrest, terrorist activity and military actions may continue to adversely affect global economic conditions. Economic and market conditions could deteriorate as a result of any of the foregoing reasons. The Company may experience material adverse effects upon its business, operating results, and financial condition as a consequence of the above factors or otherwise.

Capital markets and economic conditions can materially affect our financial condition and results of operations and the value of our debt and equity securities.

There are many factors that can affect the value of our debt and equity securities, including the state of the capital markets and the economy, which over the past few years have negatively affected substantially all businesses, including ours. Demand for office and retail space may decline nationwide due to bankruptcies, downsizing, layoffs and cost cutting. Government action or inaction may adversely affect the state of the capital markets. The cost and availability of credit may be adversely affected by illiquid credit markets and wider credit spreads, which may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our tenants. Our inability or the inability of our tenants to timely refinance maturing liabilities and access the capital markets to meet liquidity needs may materially affect our financial condition and results of operations and the value of our debt and equity securities.

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Risk Factors Related to Our Real Estate Business

Real estate investments’ value and income fluctuate due to various factors.

The value of real estate fluctuates depending on conditions in the general economy and the real estate business. These conditions may also adversely impact our revenues and cash flows.

The factors that affect the value of our real estate investments include, among other things:

•	National, regional and local economic conditions;

•	Competition from other available space;

•	Local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

•	How well we manage our properties;

•	The development and/or redevelopment of our properties;

•	Changes in market rental rates;

•	The timing and costs associated with property improvements and rentals;

•	Whether we are able to pass all or portions of any increases in operating costs through to tenants;

•	Changes in real estate taxes and other expenses;

•	Whether tenants and users such as customers and shoppers consider a property attractive;

•	The financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

•	Availability of financing on acceptable terms or at all;

•	Fluctuations in interest rates;

•	Our ability to obtain adequate insurance;

•	Changes in zoning laws and taxation;

•	Government regulation;

•	Consequences of any armed conflict involving, or terrorist attacks;

•	Potential liability under environmental or other laws or regulations;

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•	Natural disasters;

•	General competitive factors; and

•	Climate changes

The rents or sales proceeds we receive and the occupancy levels at our properties may decline as a result of adverse changes in any of these factors. If rental revenues, sales proceeds and/or occupancy levels decline, we generally would expect to have less cash available to pay indebtedness and for distribution to shareholders. In addition, some of our major expenses, including mortgage payments, real estate taxes and maintenance costs generally do not decline when the related rents decline.

Real estate is a competitive business.

Our business segments operate in a highly competitive environment. We compete with a large number of property owners and developers, some of which may be willing to accept lower returns on their investments than we are. Principal factors of competition include rents charged, sales prices, attractiveness of location, the quality of the property and the breadth and quality of services provided. Our success depends upon, among other factors, trends of the national, regional and local economies, financial condition and operating results of current and prospective tenants and customers, availability and cost of capital, construction and renovation costs, taxes, governmental regulation, legislation and population trends.

We depend on leasing space to tenants on economically favorable terms and collecting rent from tenants who may not be able to pay.

Our financial results depend significantly on leasing space in our properties to tenants on economically favorable terms. In addition, because a majority of our income comes from renting of real property, our income, funds available to pay indebtedness and funds available for distribution to shareholders will decrease if a significant number of our tenants cannot pay their rent or if we are not able to maintain occupancy levels on favorable terms. If a tenant does not pay its rent, we may not be able to enforce our rights as landlord without delays and may incur substantial legal costs. During periods of economic adversity, there may be an increase in the number of tenants that cannot pay their rent and an increase in vacancy rates.

Bankruptcy or insolvency of tenants may decrease our revenue, net income and available cash.

Our tenants may declare bankruptcy or become insolvent in the future. In the case of our shopping centers, the bankruptcy or insolvency of a major tenant could cause us to suffer lower revenues and operational difficulties, including leasing the remainder of the property. As a result, the bankruptcy or insolvency of a major tenant could result in decreased revenue, net income and funds available for the payment of indebtedness or for distribution to shareholders.

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We may incur costs to comply with environmental laws.

Our operations and properties are subject to various federal, state and local laws and regulations concerning the protection of the environment, including air and water quality, hazardous or toxic substances and health and safety. Under some environmental laws, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances released at a property. The owner or operator may also be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean- up costs incurred by those parties because of the contamination. These laws often impose liability without regard to whether the owner or operator knew of the release of the substances or caused the release. The presence of contamination or the failure to remediate contamination may impair our ability to sell or lease real estate or to borrow using the real estate as collateral. Other laws and regulations govern indoor and outdoor air quality including those that can require the abatement or removal of asbestos- containing materials in the event of damage, demolition, renovation or remodeling and also govern emissions of and exposure to asbestos fibers in the air. The maintenance and removal of lead paint and certain electrical equipment containing polychlorinated biphenyls (PCBs) and underground storage tanks are also regulated by federal and state laws. We are also subject to risks associated with human exposure to chemical or biological contaminants such as molds, pollens, viruses and bacteria which, above certain levels, can be alleged to be connected to allergic or other health effects and symptoms in susceptible individuals. Our predecessor companies may be subject to similar liabilities for activities of those companies in the past. We could incur fines for environmental compliance and be held liable for the costs of remedial action with respect to the foregoing regulated substances or tanks or related claims arising out of environmental contamination or human exposure to contamination at or from our properties.

Each of our properties has been subject to varying degrees of environmental assessment. The environmental assessments did not, as of this date, reveal any environmental condition material to our business. However, identification of new compliance concerns or undiscovered areas of contamination, changes in the extent or known scope of contamination, discovery of additional sites, human exposure to the contamination or changes in clean- up or compliance requirements could result in significant costs to us.

Inflation or deflation may adversely affect our financial condition and results of operations.

Although neither inflation nor deflation has materially impacted our operations in the recent past, increased inflation could have a pronounced negative impact on our mortgages and interest rates and general and administrative expenses, as these costs could increase at a rate higher than our rents. Inflation could also have an adverse effect on consumer spending which could impact our tenants’ sales and, in turn, our percentage rents, where applicable. Conversely, deflation could lead to downward pressure on rents and other sources of income. In addition, we own residential properties which are leased to tenants with one- year lease terms. Because these are short- term leases, declines in market rents will impact our residential properties faster than if the leases were for longer terms.

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Some of our potential losses may not be covered by insurance.

Following the Acquisition we expect to maintain general liability insurance with limits of $70,000,000 and all risk property and rental value insurance with limits of $70,000,000 million, including coverage for terrorist acts, with sub- limits for certain perils such as floods.

We will continue to monitor the state of the insurance market and the scope and costs of coverage for acts of terrorism. However, we cannot anticipate what coverage will be available on commercially reasonable terms in future policy years.

The Targets’ debt instruments, consisting of mortgage loans secured by the Targets’ properties, senior unsecured notes and revolving credit agreements contain customary covenants requiring the Targets to maintain insurance. Although the Targets believe that they have adequate insurance coverage for purposes of these agreements, the Targets prior to the Acquisition, or us after the Acquisition, may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. Further, if lenders insist on greater coverage than we are able to obtain it could adversely affect our ability to finance our properties and expand our portfolio.

Compliance or failure to comply with certain governmental regulations could result in substantial costs.

Our properties are subject to various governmental regulatory requirements, such as fire and life safety requirements. If we fail to comply with these requirements, we could incur fines or private damage awards. We do not know whether existing requirements will change or whether compliance with future requirements will require significant unanticipated expenditures that will affect our cash flow and results of operations.

Our business and operations would suffer in the event of system failures.

Despite system redundancy, the implementation of security measures and the existence of a disaster recovery plan for our internal information technology systems, our systems are vulnerable to damages from any number of sources, including computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure or accident that causes interruptions in our operations could result in a material disruption to our business. We may also incur additional costs to remedy damages caused by such disruptions.

The occurrence of cyber incidents, or a deficiency in our cybersecurity, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships, all of which could negatively impact our financial results.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity, or availability of our information resources. More specifically, a cyber incident is an intentional attack or an unintentional event that can include gaining unauthorized access to systems to disrupt operations, corrupt data, or steal confidential information. As our reliance on technology has increased, so have the risks posed to our systems, both internal and those we have outsourced. Our three primary risks that could directly result from the occurrence of a cyber incident include operational interruption, damage to our relationship with our tenants, and private data exposure. We have implemented processes, procedures and controls to help mitigate these risks, but these measures, as well as our increased awareness of a risk of a cyber incident, do not guarantee that our financial results will not be negatively impacted by such an incident.

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Our investments are concentrated in Southern Europe. Economic circumstances affecting these areas could adversely affect our business.

A significant portion of our properties are located in Southern Europe and are affected by the economic cycles and risks inherent to those areas. Real estate markets are subject to economic downturns and we cannot predict how economic conditions will impact these markets in either the short or long term. Declines in the economy or declines in real estate markets in these areas could hurt our financial performance and the value of our properties. In addition to the factors affecting the national economic condition generally, the factors affecting economic conditions in these regions include:

•	Financial performance and productivity of the publishing, advertising, financial, technology, retail, insurance and real estate industries;

•	Business layoffs or downsizing;

•	Industry slowdowns;

•	Relocations of businesses;

•	Changing demographics;

•	Increased telecommuting and use of alternative work places;

•	Infrastructure quality; and

•	Any oversupply of, or reduced demand for, real estate.

It is impossible for us to assess the future effects of trends in the economic and investment climates of the geographic areas in which we concentrate or the real estate markets in these areas. Local, national or global economic downturns, would negatively affect our businesses and profitability.

Natural Disasters could have a concentrated impact on the areas where we operate and could adversely impact our results.

Natural disasters could impact our properties. Additionally, natural disasters, including earthquakes, could impact several of our properties in other areas in which we operate. Potentially adverse consequences of “global warming” could similarly have an impact on our properties. As a result, we could become subject to significant losses and/or repair costs that may or may not be fully covered by insurance and to the risk of business interruption. The incurrence of these losses, costs or business interruptions may adversely affect our operating and financial results.

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We may acquire or sell assets or entities or develop properties. Our failure or inability to consummate these transactions or manage the results of these transactions could adversely affect our operations and financial results.

We may acquire or develop properties or acquire other real estate related companies when we believe that an acquisition or development is consistent with our business strategy. We may not, however, succeed in consummating desired acquisitions or in completing developments on time or within budget. In addition, we may face competition in pursuing acquisition or development opportunities that could increase our costs. When we do pursue a project or acquisition, we may not succeed in leasing or selling newly- developed or acquired properties at rents or sales prices sufficient to cover costs of acquisition or development and operations. Difficulties in integrating acquisitions may prove costly or time- consuming and could divert management’s attention. Acquisitions or developments in new markets or industries where we do not have the same level of market knowledge may result in weaker than anticipated performance. We may also abandon acquisition or development opportunities that we have begun pursuing and consequently fail to recover expenses already incurred and have devoted management time to a matter not consummated. Furthermore, acquisitions of new properties or companies will expose us to the liabilities of those properties or companies, some of which we may not be aware of at the time of acquisition. Development of our existing properties presents similar risks.

We may seek to make, one or more material acquisitions in the future. The announcement of such a material acquisition may result in a rapid and significant decline in the price of our common shares.

We are continuously looking at material transactions that we believe will maximize shareholder value. However, an announcement by us of one or more significant acquisitions could result in a quick and significant decline in the price of our common shares.

Our decision to dispose of real estate assets would change the holding period assumption in our valuation analyses, which could result in material impairment losses and adversely affect our financial results.

We evaluate real estate assets for impairment based on the projected cash flow of the asset over our anticipated holding period. If we change our intended holding period, due to our intention to sell or otherwise dispose of an asset, we must reevaluate whether that asset is impaired. Depending on the carrying value of the property at the time we change our intention and the amount that we estimate we would receive on disposal, we may record an impairment loss that would adversely affect our financial results. This loss could be material to our results of operations in the period that it is recognized

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It may be difficult to buy and sell real estate quickly, which may limit our flexibility.

Real estate investments are relatively difficult to buy and sell quickly. Consequently, we may have limited ability to vary our portfolio promptly in response to changes in economic or other conditions.

We may not be permitted to dispose of certain properties or pay down the debt associated with those properties when we might otherwise desire to do so without incurring additional costs. In addition, when we dispose of or sell assets, we may not be able to reinvest the sales proceeds and earn similar returns.

As part of an acquisition of a property, or a portfolio of properties, we may agree, and in the past have agreed, not to dispose of the acquired properties or reduce the mortgage indebtedness for a long- term period, unless we pay certain of the resulting tax costs of the seller. These agreements could result in us holding on to properties that we would otherwise sell and not pay down or refinance. In addition, when we dispose of or sell assets, we may not be able to reinvest the sales proceeds and earn returns similar to those generated by the assets that were sold.

Risks associated with our Green Certificate Business

On August 30, 2013, Prime and BHN entered into Purchase Agreements with Radiomarelli SA, a Swiss company, and Futurum Energy SA, a Swiss investment company. Pursuant to the Purchase Agreements, Prime agreed to purchase a 10% minority interest in 50 renewable energy plants (photovoltaic plants) and the right to all the proceeds from the sale of green certificates, which we refer to as the green certificates or GCs, that will be issued by the Romanian government to these photovoltaic plants, for approximately $372,493,880 in ordinary shares (an aggregate of 37,249,388 ordinary shares), reflecting a price of €1.25 million per megawatt peak installed, subject to adjustment depending on the actual number of green certificates that will be issued.

As disclosed in more details on page 52, "Green Certificates" are tradable certificates evidencing a megawatt amount of electricity generated from renewable energy sources and injected into the public grid, issued by a government in order to promote the production of electricity from renewable energy sources.

Part of the combined company's strategy will be to identify and purchase, using its ordinary shares as partial consideration whenever possible, performing assets that will provide attractive yields until the disposition or expiration of such assets. Ownership of Green Certificates rights conform well with such strategy.

Our GC investments in Romania and potential future GC investments within other Southern European nations may be adversely affected by the economies of such nations.

The global financial crisis that began in 2007 directly affected the EU’s growth and economy. The economic crisis in the European Union and measures taken in order to improve the region’s financial position may adversely affect the profitability of our GC investments.

The supply of GCs and ongoing profitability of GC investment depends to a large extent on government regulation that drives the demand for renewable energy. Changes to the applicable government regulations could reduce the profitability of our GC investments and the availability of GCs going forward.

Many countries offer substantial incentives to offset the cost of renewable energy systems in the form of GCs, feed-in tariffs, or other incentives that promote the use of renewable energy and to reduce dependence on other forms of energy. These government programs could potentially be reduced or eliminated altogether. In general, uncertainty about the introduction of, reduction in or elimination of incentives or delays or interruptions in the implementation of favorable laws could adversely affect our profitability and adversely affect the value of our GCs and availability of GCs going forward.

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Compliance with regulations may present technical, regulatory and economic barriers to the construction and operation of renewable energy power plants, which may significantly reduce our profitability.

Installation of renewable energy power systems is subject to oversight and regulation in accordance with international, European, national and local ordinances, building codes, zoning, environmental protection regulation, utility interconnection requirements and other rules and regulations. For example, various governmental, municipal and other regulatory entities subject the installation and operation of the plants, and any other component of the renewable energy plants, to the issuance of relevant permits, licenses and authorizations. If such permits, licenses and authorizations are not issued, or are issued but not on a timely basis, this could result in the interruption, cessation or abandonment of renewable energy plants, or may require making significant changes to the plants, any of which may cause severe losses. These licenses and permits may be revoked by the authorities following their issuance in the event the authorities discover irregularities or deviations from the scope of the license or permit. New government regulations or utility policies pertaining to renewable energy power systems are unpredictable and may result in significant additional expenses or delays and, as a result, could cause a significant reduction in profitability. For example, total installations caps in certain jurisdictions effectively limit the aggregate amount of power that is entitled to receive the prevailing incentives. Regulations are also subject to judicial review that may void certain of the benefits or governmental incentives intended to expedite construction of renewable energy plants.

Success of renewable energy plants, from their construction through their commissioning and ongoing commercial operation, depends to a large extent on the cooperation, reliability, solvency, and proper performance of the contractors engaged for the construction, operation and maintenance of the plants, or the Contractors, and of the other third parties involved, including subcontractors, financing entities, the land developer and land owners, suppliers of parts and equipment, the energy grid regulator, governmental agencies and other potential purchasers of electricity, and the like.

Renewable energy plants, including photovoltaic plants, are a complex endeavor requiring timely input often of a highly specialized technical nature, from several parties, including without limitation, the main supplier and contemplated plant operator, other suppliers of relevant parts and materials, the land developer and land owners, subcontractors, financing entities, government and related agencies both as subsidizer and as the purchaser of the electricity to be generated by the power plants and energy regulators. In addition, as we do not operate and maintain the renewable energy plants, we depend on the representations, warranties and undertakings of the Contractors regarding, inter alia: the operation and maintenance of the renewable energy plants, the Contractors’ expertise and experience, the use of high- quality materials, securing land use rights and obtaining applicable permits, obtaining the incentive agreement in order to secure the incentives for the production and delivery of power to the national electricity grid, obtaining the power purchase agreement for the sale of the produced electricity to the energy company, obtaining the interconnection agreement with the national electricity grid operator, the commissioning of power plants that are fit for long- term use, strict compliance with applicable legal requirements, our Contractors’ financial stability and the profitability of the venture. If the Contractors’ representations or warranties are inaccurate or untrue, or if any of the Contractors defaults on its obligations, or provides us with a system that is not free from defect which causes a delay in the operation of renewable energy plants, or if any of the other entities referred to herein fails to perform its obligations properly and on a timely basis or fails to grant us the required permits and certifications on a timely basis, at any point in connection with any of the renewable energy plants, this could result in the interruption, cessation or abandonment of the relevant renewable energy plant, or may require making significant changes to the project in connection with the relevant renewable energy plant, any of which may cause us severe losses. There is also no assurance that we could locate an alternative contractor in the place of a deficient contractor in a timely manner and on commercially reasonable terms as several contractors in the field have ceased operations during recent years.

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We are exposed to the possibility of damages to, or theft of, the various components of renewable energy plants. Such occurrences may cause disruptions in the production of electricity.

Renewable energy plants, including photovoltaic plants, are subject to damages as a result of theft of components including panels and damages to invertors caused by bad weather. Although such damages and theft is generally covered by the insurance policies, any such occurrences in the future may cause disruption in the production and measurement of electricity in connection with the relevant plant, may not all be covered by the insurance.

The construction and operation of new renewable energy plants is substantially dependent on the applicable regulation and changes in regulation applicable to such projects in the locations we choose.

Prior to entering into additional investments similar to the proposed GC investment, we will have to ensure that the regulatory framework that will apply to the prospective projects and the thresholds set forth in such regulations (both with respect to timing and energy output) are such that the prospective projects are expected to yield the returns we are interested in. As these regulations are subject to changes, we cannot ensure that the current regulation will be applicable to any future projects and that we will meet the schedule and other requirements set forth in current and future regulations. Any changes in the incentive regime could significantly decrease the expected return on new investments.

The production of solar power is dependent upon the magnitude and duration of sunlight as well as other meteorological factors.

The power production has a seasonal cycle, and adverse meteorological conditions can have a material impact on photovoltaic plants’ output and could result in production of electricity below expected output, which in turn could adversely affect returns and the value of our GCs.

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Delays in the construction of the photovoltaic plants covered by our GCs or in the filing of the required documentation with the authorities may result in loss of our eligibility and therefore may have an adverse effect on our results of operations and business.

Delays in construction and/or filing of documentation for new photovoltaic plants covered by our GCs could cause a delay in connection to the grid and the application of different GC regulations. Our limited ability to protect ourselves against damages caused as a result of delays, as well as any additional delays with respect to the photovoltaic plants covered by our GCs or other renewable energy plants that may be covered by our GCs in the future may have an adverse effect on our results of operations.

A drop in the retail price of conventional or other energy sources may negatively impact returns on GC investments.

The decision to provide regulatory incentives for renewable energy is also driven by the price of electricity produced by renewable energy systems compared to the price of electricity produced by conventional or other energy sources. Fluctuations in economic and market conditions that impact the prices of conventional energy sources, such as decreases in the prices of oil and other fossil fuels, could cause the demand for renewable energy systems covered by our GCs to decline and reduce the value of our GCs, which would negatively affect our returns.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. The risks and uncertainties include, but are not limited to:

•	future operating or financial results;

•	future payments of dividends and the availability of cash for payment of dividends;

•	future acquisitions, business strategy and expected capital spending;

•	assumptions regarding interest rates and inflation;

•	fluctuations in general economic and business conditions;

•	Prime’s financial condition and liquidity, including its ability to obtain additional financing in the future (from warrant exercises or outside services) to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve Prime’s capital base;

•	ability of Prime to effect a business combination, and to meet target returns;

•	the risk that a condition to consummation of the Acquisition may not be satisfied or waived;

•	the continued listing of Prime’s securities on the Nasdaq Capital Market, and the potential delisting of Prime’s securities from the Nasdaq Capital Market;

•	potential changes in the legislative and regulatory environments;

•	a lower return on investment;

•	potential volatility in the market price of the Ordinary Shares; and

•	other factors discussed in “Risk Factors.”

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Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this Offer to Purchase. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this Offer to Purchase. Except as required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission after the date of this Offer to Purchase.

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INFORMATION ABOUT PRIME

Prime Acquisition Corp. is an exempted company organized on February 4, 2010 under the laws of the Cayman Islands, formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination, or control through contractual arrangements, one or more operating businesses.

On March 30, 2011, the initial public offering of 3,600,000 units of the Company was consummated. Each unit issued in the IPO consisted of one Ordinary Share, par value $0.001 per share, and one redeemable warrant. Each redeemable warrant entitles the holder to purchase one Ordinary Share at a price of $7.50. Prior to the consummation of the IPO, the Company completed a private placement of 2,185,067 warrants to the Company’s founding shareholders, generating gross proceeds of $1,638,800. On May 10, 2011, the Company announced that the underwriters of its IPO exercised their over-allotment option in part, for a total of an additional 52,975 units (over and above the 3,600,000 units sold in the IPO). The 3,652,975 units sold in the IPO, including the 52,975 units subject to the over-allotment option, were sold at an offering price of $10.00 per unit, generating gross proceeds of $36,529,750. A total of $36,606,096, which includes a portion of the $1,638,800 of proceeds from the private placement of warrants to the founding shareholders, was placed in trust. On May 25, 2011, the Ordinary Shares and warrants underlying the units sold in the IPO began to trade separately on a voluntary basis.

On August 1, 2012, a Stock Purchase Agreement dated as of July 28, 2012, was entered into by and among the Company, Yuantong Investment Holdings Limited, and Vanrock Sunrise Holdings Limited, Aquavenus Investment Holdings Limited and G.H. Martin, Limited, the shareholders of Yuantong Investment Holdings Limited. Upon the closing of the transactions contemplated in the such agreement, the Company would have acquired 100% of the issued and outstanding shares of Yuantong Investment Holdings Limited from its shareholders in exchange for an aggregate of 4,200,000 ordinary shares of the Company, of which 3,000,000 shares would have been issued as upfront consideration, and 1,200,000 shares would have been held in escrow to be released upon the achievement of certain earnings targets. Effective November 21, 2012, the Company terminated its agreement with Yuantong Investment Holdings Limited due to an uncured material breach of the agreement.

Since we would not have been able to complete the Acquisition prior to March 30, 2013, the date by which we were required to complete our initial business combination by our Amended and Restated Memorandum and Articles of Association and trust agreement governing the Trust Account, our board of directors determined that it would be in the best interests of our shareholders for us to continue our existence for an additional six months (until September 30, 2013) rather than dissolve as required by our Articles of Association, which we refer to as the Extension. In order to effect the Extension, our shareholders approved certain amendments to our Articles of Association and the trust agreement governing the Trust Account at a special meeting of shareholders held on Wednesday, March 27, 2013. In connection with the Extension, our board of directors determined that it was in our best interest to allow shareholders with the opportunity to redeem their ordinary shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account pursuant to an amendment (which was approved as part of the Extension) to the agreement governing the Trust Account by means of a tender offer, which we refer to as the Extension Tender Offer. Following approval of the Extension, the Extension Tender Offer expired at 5:00 p.m., United States Eastern Time on the evening of Thursday, March 28, 2013. Pursuant to the terms of the Extension Tender Offer, 3,008,955 of our ordinary shares were tendered and accepted for redemption by the Company for an aggregate purchase price of $30,149,729.10. As a result of the Extension Tender Offer, a maximum of 23,014 additional shares may be redeemed in connection with a business combination.

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On May 23, 2013, Prime and Manager entered the Management Agreement, in connection with Prime’s previously announced proposed business combination transaction. Pursuant to the terms of the Management Agreement, and subject to the closing of Prime’s initial business combination, Prime appoints Manager to manage the assets of Prime following the business combination on an exclusive basis.

On June 22, 2013, June 24, 2013 and July 9, 2013, Prime entered into a series of definitive agreements to acquire certain real estate assets in Italy, as more fully described below.

The address of our principal executive offices is No. 322, Zhongshan East Road, Shijiazhuang, Hebei Province, 050011, People’s Republic of China, and the address of our registered office is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. The telephone number for our principal executive offices is (408) 621-8345.

We will have until September 30, 2013 to consummate a business combination. If we are unable to consummate a business combination by the such date, which we do not anticipate being able to do, our Articles of Association require us to dissolve as promptly as practicable and liquidate and release to our holders of Ordinary Shares, as part of our plan of distribution, the amount in our trust account and any remaining net assets.

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POST- ACQUISITION BUSINESS

Business Strategy

Following the Acquisition our strategy will be to acquire high-yield producing assets at attractive multiples, taking advantage of the opportunities to buy performing assets in Europe and developing a diversified, well-managed entity with a primary focus on yield-producing assets in order to provide attractive returns for Prime shareholders.

Investments will include commercial real estate as well as other differentiated yield producing assets, such as the green certificates.

Post-acquisition, the combined company will continue to identify investment and M&A opportunities of undervalued performing assets from sellers looking for liquidity, particularly in Europe. Bhn believes that the current lending drought and economic situation, especially in southern Europe, provides the right conditions for an opportunistic approach, particularly in real estate. By leveraging management's relationships with local financial and credit institutions, management expects to continue to have, access to attractive real estate portfolios, comprising income generating commercial and industrial properties, at attractive prices.

Bhn believes that purchasing Green Certificates rights using the Company's ordinary shares as partial consideration is an attractive opportunity and believes that renewable energy incentives may be made available in the future in other countries. Post-acquisition, management intends to continue to focus on renewable energy and as incentives become available in other countries.

Post-acquisition, management believes that there might be other, similar opportunities for investments in performing assets in fields other than real estate and renewable energy and plans to evaluate whether pursuing such opportunities is warranted.

Real Estate

The Targets are currently owned by certain private European Sellers. The real estate assets include office, commercial and industrial properties in Italy.

The first group of assets to be acquired will be a portfolio of commercial real estate properties in Italy comprising approximately 30,000 square meters of gross leasable area (the “Initial Portfolio”). The total valuation of the Initial Portfolio contemplated in the Acquisition is approximately €52 million and as of December 31, 2012, the properties generated total annual rental income of approximately €4 million and were 99% percent leased.

Although no additional agreements have been entered into, following the closing of the Acquisition, the combined company plans to acquire additional properties beyond the Initial Portfolio to create a diverse portfolio of commercial real estate assets, including, primarily, well located office buildings and industrial/warehouse buildings. The combined company may also acquire retail properties, including regional malls, shopping centers and single-tenant retail locations, that are leased to national, regional and local tenants. The combined company will target properties strategically situated in densely populated, middle and upper income markets in Southern Europe, primarily in Italy, Spain and Greece. The combined company intends to use its ordinary shares as partial consideration for such acquisitions which may also include cash as well as first mortgages or second mortgages, mezzanine loans, bridge or other loans related to such properties.

BHN believes that the current market environment in Southern Europe presents an opportunity to acquire performing properties at compelling yields and at values substantially below their replacement cost, offering us the potential to achieve attractive returns for our stockholders over time. The Southern European real estate market is currently experiencing significant weakness driven by economic uncertainty and sharply reduced capital availability. Despite the challenging economic environment in Europe, the properties in the Initial Portfolio have high quality lessees who are not credit impaired, long term leases, low vacancy rates and stable rents. These will also be characteristics that we will seek out for additional properties we may acquire in the future.

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In addition, since the onset of the “credit crisis” in mid-2007, the number of banks advancing new loans against Southern European properties has fallen substantially and that decline, together with a tightening of lending policies, has resulted in a significant contraction in the amount of debt available to fund re-financings, acquisitions, developments and other commercial real estate investments. Our view is that, in the current capital constrained environment, many property owners have limited options to sell and the prospects for negotiating attractive acquisitions at compelling prices should be significant. There can be no assurance, however, that the continuation of current economic conditions will not impact certain of the properties we may acquire and such properties could experience higher levels of vacancy than anticipated at the time of our acquisition of such properties.

We believe we will have a competitive advantage relative to other potential acquirers of such properties because we have the ability to issue publicly traded ordinary shares for a portion of the acquisition consideration and because we are not burdened by a legacy portfolio of under-performing assets or assets that may have significant debt obligations.

Green Certificates

On August 30, 2013, Prime and BHN entered into Purchase Agreements with Radiomarelli SA, a Swiss company, and Futurum Energy SA, a Swiss investment company. Pursuant to the Purchase Agreements, Prime agreed to purchase a 10% minority interest in 50 renewable energy plants (photovoltaic plants) and the right to the proceeds from the sale of all green certificates, which we refer to as the green certificates or GCs, that will be issued by the Romanian government to these photovoltaic plants, for approximately $372,493,880 in ordinary shares (an aggregate of 37,249,388 ordinary shares), reflecting a price of €1.25 million per megawatt peak installed, subject to adjustment depending on the actual number of green certificates that will be issued. The production and sale of electricity by photovoltaic plants (without taking into account the sale of the green certificates) is profitable in Romania, so it is not anticipated that there would be any disruption in the production of electricity and, therefore, the production of green certificates.

Green Certificates are tradable certificates evidencing a megawatt amount of electricity generated from renewable energy sources and injected into the public grid, issued by a government in order to promote the production of electricity from renewable energy sources.

Part of the combined company's strategy will be to identify and purchase, using its ordinary shares as partial consideration whenever possible, performing assets that will provide attractive yields until the disposition or expiration of such assets. Ownership of Green Certificates rights conform well with such strategy.

The photovoltaic plants are located near the cities of Teleorman, Dambovita, Craiova, Tg Mures, Giurgiu and Buzau in Romania and are currently under construction. We estimate that the plants will be operational and connected to the grid by the end of October 2013. The energy produced will be sold to the grid through specific agreements to be underwritten with electricity suppliers. All required approvals necessary to build the plants and connect them to grid have been obtained. Upon connection to the grid, the green certificates will become tradable as described below in “Romanian Green Certificates”. Prior to the Closing, the Company will also request to be named as a third party beneficiary to an insurance policy which insures that, upon completion, the plant produces the electricity described in the table below.

The plants are described in the table below.

Location	Capacity MVp	Authorization
Teleorman	45	Ready to build
Dambovita	2.45	Ready to build
Dambovita	1.1	Ready to build
Craiova	3.5	Ready to build
Tg Mures	3.2	Ready to build
Giurgiu	9	Ready to build
Buzau	9.8	Ready to build

BHN believes that there are numerous other opportunities to purchase green certificates in Europe, particularly in Romania, Italy, and, starting in 2014, in Turkey and Poland.

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Green Certificates Generally

GCs represent a market-based instrument used to regulate and promote the deployment of renewable energy (“RE”), including wind, solar, wave, geothermal, hydro and biomass sourced power. GCs are a tradable commodity created by the state and issued to those who generate energy from renewable sources. These GCs are resalable through locally regulated markets, such as OPCOM in Romania, and, subject to local legislation, to downstream non-renewable energy providers. Typically one certificate represents generation of a certain amount of megawatthours of electricity from renewable sources.

A system of GCs is both an accounting system that certifies RE production and a regulatory instrument available for public authorities to reach a specified goal for RE production. The market for GCs consists of supply and demand for certificates. Demand is driven by a politically determined target for RE consumption (i.e. a government goal 12% of energy consumption). RE producers are given a certificate for each unit of RE sold to the grid. Certificates are tradable financial assets, sold on a market separate from the electricity market. Since RE and conventional energy cannot be distinguished from one another, both are sold in the energy market at the same price. The additional cost of producing RE is realized through the sale of certificates on the certificate market. In this way, the obtainable price for the RE producer will be the sum of the market price for electricity and the market price for certificates. The demand for certificates is induced by transferring the national target for RE to either consumers or, more frequently, the distribution companies, which are subject to a mandatory quota.

Consumers or distributors will be required to prove that they consume at least the specified amount of RE. Proof of compliance is carried out when consumers hand over certificates to the authorities at a given time. Sanctions are imposed if the target is not met. In this way certificates become valuable and consumers face an incentive to buy certificates while producers face an incentive to produce them. Demand must be induced by a politically determined demand obligation specifying the RE part of the total energy consumption.

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Romanian Green Certificates

Romania is a republican country in southeast Europe, bordering Bulgaria and Ukraine. The country has been a member of European Union (EU) since 2007 and a member of the North Atlantic Treaty Organization (NATO) since 2004. As a member of the EU, the country is obliged to meet the EU's renewable energy targets. The development of renewable energy is an integral part of Romanian energy policy. It aims to achieve a renewable energy share quotas mandated by the EU of 38% of total electric power and 24% of total energy consumption by 2020.

Romania is in the top 10 countries for wind power installations in the EU for 2012, with an installed capacity of 923 Megawatts (MW) in 2012 and around 1.9 Gigawatts (GW) of cumulative wind capacity (EPIA, 2013). Solar photovoltaic (PV) installation in Romania remains low, with only 26 MW in 2012 (EWEA, 2013). However, there are good prospects for the future. The most important solar regions in Romania are the Black Sea coast, Dobrogea and Oltenia. Biomass power was around 39 MW in 2012, according to data from the European government energy regulator (Energy-Regulators, 2012).

Romania passed its renewable energy law 220 in October 2008. Romania's renewable energy sources (RES) support scheme consisting of tradable green certificates (GCs) combined with mandatory acquisition quotas, also known as “cap and trade” system. Romania offers green certificates for each Megawatt hour (MWh) of power generated from renewable sources. The green certificates are sold on the Romanian centralized market, Operatorului Pieţei de Energie Electrică si de Gaze Naturale (OPCOM). For the period 2008-2014, these certificates can then be traded in a price range of between a floor value of €27 and a cap value of €55, subject to indexation based on the Romanian CPI. More than one million green certificates were traded on the OPCOM in 2012 at an average price of €56,44 eur/GC.

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On a monthly basis, the transmission and system operator issues producers GCs for the quantity of electricity produced from renewable energy sources and effectively fed into the power grid and/or to the consumer.

The producers of electricity from renewable energy sources receive:

•	One green certificate for each 1MWh generated and fed into the power grid of new hydroelectric stations /groups or hydroelectric stations /groups of maximum 10MW

•	One green certificate for each 2MWh fed into the power grid from hydroelectric stations /groups with installed power between 1 and 10MW

•	Two green certificates for each 1 MWh fed into the power grid from hydroelectric stations /groups with installed power up to 1 MW /unit;

•	Two green certificates until 2015 and one green certificate starting with 2016 for each 1MWh fed into the power grid by producers of electricity from wind energy;

•	Three green certificates for each 1MWh fed into the power grid by producers of electricity from biomass, biogas, bio-liquid, landfill gas, geothermal energy and associated fuel gases;

•	Four green certificates for each 1MWh fed into the power grid by producers of electricity from solar energy (originally six; see below—“Recent Developments”)

On an annual basis, suppliers of non-RE power are obliged to purchase a certain number of green certificates equal to the value of the mandatory quota established for the applicable year multiplied by the electricity quantity expressed in MWh supplied annually to the final consumers. The transmission and system operator and the distribution operators have to each guarantee the transmission of the electricity produced from renewable energy sources, ensuring the reliability and safety of power grids.

Electricity suppliers can achieve the mandatory quota of GCs by purchasing GCs both on the domestic market of GCs and on the European market of GCs; however, until reaching the national targets, the GCs can only be traded on the domestic Romanian market. If such mandatory quotas are not reached, the electricity supplier may be liable to pay a fine for an amount up two twice the value of the GCs that have not been bought.

In order to stimulate investments for the production of energy from renewable energy sources in Romania, the government has agreed to the following incentives with respect to covered projects:

•	To guarantee of maximum 50% of the value of medium or long term loans;

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•	To ensure the transmission infrastructure and the utilities necessary to initiate and to develop the investment;

•	Support access ways and changes of the current infrastructure necessary to initiate and develop the investments project;

•	Exoneration or reduction of taxes and charges for the reinvested profit for a 3 year-period from commissioning the investment; and

•	Granting financial contributions from the State Budget for new jobs created by a covered project.

Green Certificate Market Trends

Based on the information published by OPCOM, between January 2012 and September 2013 the market trends in green certificates have shown a steady increase in the number of green certificates traded (from 21,750 to 337,504, respectively, for each first trading section of the month), an increase in the aggregate number of offers (from 43 to 124, respectively) and a decrease in the market clearing price per green certificate (from €56.15 to €40.32, respectively). The total number of green certificates traded in the first 9 months of 2012 through September 17, 2013 was 592,786. In During the same period in 2013, a total of 2,032,328 green certificates were traded. The average market clearing price per green certificate in the first nine months of 2012 was approximately €56 as opposed to €44 in 2013. This is an indication that more photovoltaic energy plants are in operation and that more green certificates are offered on the market. However, the trend in the number of selling and buying offers has remained steady since January 2012, with the exception of the month of July 2013 and September 2013, when possible changes in the legislation were announced by the Romanian government. Moving forward, at least until the annual mandatory quotas set by the Romanian government are met, we believe that the demand and supply on OPCOM will remain stable. Moreover, it is expected that by 2017 the Romanian green certificates will be tradable on the larger European market, creating additional liquidity.

Recent Developments in Green Certificates

On June 7, 2013 , some changes to the program were enacted by the Romanian Energy Regulatory Authority (Autoritatea Nationala de Reglement in Domeniul Energiei, or “ANRE”) via a new emergency government ordinance, which has reduced the number of green certificates awarded to photovoltaic energy generators to four from six previously.

The new ordinance modifies the earlier system that granted investors six green certificates per megawatt hour fed into the national grid if they completed their projects by the end of 2013 for the period 2008-2014. As a result of these changes, which took effect on July 1, 2013, ANRE will still issue photovoltaic solar plants six green certificates on new projects, but will withhold two of them until March 2017.

Competition

Real Estate

The leasing of real estate is highly competitive. We compete for tenants with landlords and developers of similar properties located in our markets primarily on the basis of location, rent charged, services provided, balance sheet strength and liquidity, and the design and condition of our properties. We face competition from other real estate companies, including REITs, that currently invest in markets other than or in addition to Southern Europe, private real estate funds, domestic and foreign financial institutions, life insurance companies, pension trusts, partnerships, individual investors, and others that may have greater financial resources or access to capital than we do or that are willing to acquire properties in transactions which are more highly leveraged or with different financial attributes than we are willing to pursue.

Green Certificates

At this time, competition in the trading of GC is limited. The financing of renewable energy plants is provided by banks and other lending institutions using standard collateral, including equipment, and not through the direct or indirect acquisition of rights related to GCs. The trading of GCs is a process regulated by the local authorities through a formal market. Traders in this market include ENEL, E.ON, GDF SUEZ, Repower, Renovatio and Alpiq. The risk of a surplus of GCs on the market is mitigated by a floor price guaranteed by the pertinent government.

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Litigation

Real Estate

The following summarized the material litigation relating to the Targets.

Auchan

On March 14, 2013, Auchan S.p.A. brought a lawsuit before the Court of Milan against Ellegi and GSI in relation to a lease agreement entered into with Ellegi on July 15, 2010, and a contract for the realization of certain works entered into with GSI on August 5, 2010, both relating to the property located in Buccinasco (MI), Via della Resistenza 64/Via Lazio 95 (cause registration No: 20577/2013). Auchan S.p.A. asks for the compensation of the damages suffered from the non-fulfillment by Ellegi and GSI of the obligations contained in such agreements, in the amount of approximately €3.5 million. The Targets disagree with the allegations and intend to defend against this claim, although no assurance can be made that they will be successful. The Bell Group has accrued a provision of €150,000 for such risk. The first hearing will be held on October 10, 2013.

Settlment agreement with E.C. Motors S.r.l.

On January 17, 2012, Ellegi and Mr. Cesare Lanati entered into a settlement agreement with E.C. Motors S.r.l. (a company currently subject to an insolvency procedure). By virtue of this settlement agreement, the parties waived to their respective judicial claims and Ellegi and Mr. Cesare Lanati undertook to pay, jointly and severally, an amount of €400,000 in 66 monthly installments of €6,060.61 each from January 2012 to June 2017. However, as a result of a recently closed insolvency proceeding, Ellegi and Mr. Cesare Lanati will have to pay the residual amount in a lump sum within 6 months from the notification by the receiver appointed for the bankruptcy of its intention to close the insolvency proceeding.

Pianimpianti

Dieci Real Estate has a credit of €202,200 vis-à-vis a tenant named “Pianimpianti”. The lease agreement was entered into by Ellegi on April 1, 2009, and was subsequently assigned to Dieci Real Estate. Pianimpianti, now a former tenant, has transferred its offices abroad and the injunction order could not be served. Accordingly, it is likely that Dieci Real Estate will win the case, but unlikely that it will be able to collect its credit. Dieci Real Estate also filed a request to declare the bankruptcy of Pianimpianti but the request was rejected.

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Lorenzon Engineering & Technology S.r.l.

The case derives from a contract entered into by Magfin and IGS on April 26, 2012, by virtue of which IGS undertook to realize certain renovation works on the property located in Buccinasco (MI), Via Lucania 2. IGS subcontracted the works to Lorenzon Engineering & Technology S.r.l. (“Lorenzon”) and Magfin guaranteed the obligations of IGS vis-à-vis Lorenzon. IGS contested the correct execution of certain works performed by Lorenzon and did not pay some of the amounts due. Lorenzon, in turn, requested the payment to Magfin, which refused, in light of the defects of the works. Lorenzon, however, obtained from the Court of Milan an injunction order vis-à-vis Magfin for the payment of an amount of €195,843.19. Magfin has challenged the order before the Court of Milan, however there can be no assurance that it will be successful. The first hearing will be held on October 1, 2013.

Green Certificates

We are not aware of any material litigation relating to the GC’s.

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INFORMATION ABOUT MANAGER AND BHN

bhn LLC (“Manager”), the U.S. affiliate of leading financial and strategic advisory boutique bhn S.r.l. in Milan (“BHN”), has identified a portfolio of income and yield producing assets that currently include (i) real estate in Southern Europe owned by certain European financial institutions and private sellers and (ii) tradable green certificates to be purchased from producers of renewable energy. Upon completion of the Acquisition, the acquired assets will be owned by LuxCo, a Luxemburg-based company and wholly owned subsidiary of Prime.

The combined company's management team will have had no direct experience in operating real estate assets or photovoltaic plants from which the green certificates rights are generated. However, management has extensive experience in mergers and acquisitions. Post-acquisition, management plans to target performing assets generating attractive yields that can be acquired by using the combined company's ordinary shares as partial consideration. The members of bhn, LLC are well positioned to identify and complete such transactions based on their strong relationships with banks and other lending institutions, particularly in Southern Europe, and on their experience in mergers and acquisitions.

bhn, LLC, founded in 2012, is the affiliate of bhn, srl, a leading financial and strategic advisory boutique established in Milan in 2000 by Marco Prete and Cristina Fragni.

Over the years, bhn, advised companies in mergers and acquisitions, debt management and restructuring, capital markets and real estate. Additionally, bhn advised an international investment fund providing equity-based financing solutions for companies listed in Europe.

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INFORMATION ABOUT THE INITIAL PORTFOLIO

Upon closing of the transactions contemplated by the SPA’s, Prime, through the entities it will acquire pursuant to the SPA’s, will own 100% of the properties in the initial portfolio. The Initial Portfolio is comprised of ten real estate properties. All of the properties in the portfolio are commercial real estate assets based in Italy. The Initial Portfolio has low vacancy rates, with all but one of the properties being fully occupied. The properties have an average lease expiration of approximately eight years.

The properties composing the portfolio are office, logistics, commercial and industrial real estate assets located in Milan, Italy.

	Property Name & Location	Type	Tenant	Average Lease Duration (Years)	Approx. Gross Leasable Area (sq. meters)	Purchase Price (€ in millions)	Outstanding Debt (€ millions)	Average Annual Income
1	Corso Europa 22, Milano	Office	LabLaw	10	1,800	€20.00	14.00	1.40
2	Milanofiori, Building A5	Office	Various int’l and Italian firms	10	1,000	€2.27	1.46	0.15
3	Milanofiori, Building Q7	Office	Various int’l and Italian firms	10	560	€0.87	0.79	0.08
4	Milanofiori, Building N	Office	Various int’l and Italian firms	10	2,300	€4.26	3.18	0.30
5	Viale Lucania, Buccinasco	Office, Industrial	Microelettrica Scientifica	18	16,500	€16.20	11.82	1.27
6	Via Buozzi 22, Buccinasco	Office, Warehouse	Various int’l and Italian firms	10	1,300	€1.36	0.04	0.10
7	Via Newton, Assago	Office	Italian firms	10	1,200	€2.50	1.18	0.20
8	Via Lazio 95, Buccinasco	Office, Warehouse	Italian cos.	10	4,300	€3.73	1.30	0.30
9	Via Emilia, Buccinasco	Commercial	Italian commercial co.	10	250	€0.29	0.25	0.02
10	Via Mulino, Buccinasco	Commercial	Merkur	8	400	€1.07	0.73	0.08
					29,610	€52.55	34.75	3.90

1.	Property 1 is an office building located at Corso Europa 22 in a central area of Milan, near San Babila’s square, close to the fashion district called “quadrilatero della moda” and 500 meters from the Milan Cathedral at the center of the city (the “Duomo”). The building’s 1,800 square meters (“sqm”) includes six floors and a basement. The structure was designed in 1957 by Architect Vico Magistretti, a leading figure in the Italian cultural and architectural space after WWII0, and was recently completely renovated. Due to its location and architectural features, it may be qualified as a high-quality building. It is currently rented to LabLaw, a leading Italian labor and employment law firm. The contract was recently renewed, with a 10-year duration and annual rent of €1.4 million.

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2.	Property 2 is part of a large office complex, Assago Milanofiori, in the southern part of Milan. Milanofiori is a real estate business district built in the late 1970s with the aim to provide prime location to Italian and multinational firms in the service and high-tech service industries. The buildings in the area are connected by tree-lined roads and large parking lots. The property is Building A5 of the complex. The complex has a direct subway connection to the center of the Milan and is located near major freeways and highways. The building’s 900 sqm are rented to Italian and multinational firms. The contracts have an average 10-year duration and aggregate annual rents of €0.15 million.

3.	Property 3 is part of a large office complex, Assago Milanofiori, in the southern part of Milan. The property is Building Q7 of the complex. The complex has a direct subway connection to the center of the city and is located near major freeways and highways. The building’s 560 sqm are rented to Italian and multinational companies. The contracts have an average 10-year duration and annual rent of €0.76 million.

4.	Property 4 is part of a large office complex, Assago Milanofiori, in the southern part of Milan. The property is Building N of the complex. The complex has a direct subway connection to the center of the city and is located near major freeways and highways. The building’s 2,250 sqm are rented to Italian and multinational companies. The contracts have an average 10-year duration and annual rent of €0.3 million.

5.	Property 5 is an industrial and office building located on viale Lucania in Buccinasco, a large commercial and industrial area in the southern part of Milan. The property is located about 3 km from Milan, is very well connected with the major adjacent cities such as Assago, Corsico, Trezzano sul Naviglio and is near major freeways and the highway towards Genova. The facility encompasses a 16,000 sqm industrial plant, 11,500 sqm warehouse, and 4,500 sqm office. It is a flexible use structure that was recently renovated in 2011. The building is rented to Microelettrica Scientifica, a subsidiary of the large multinational Knorr-Bremse group, a leading global producer of braking systems for trucks and trains. The contract has an18-year duration and annual rent of €1.3 million.

6.	Property 6 is an office and warehouse building located at via Buozzi 22 in Buccinasco, a large commercial and industrial area in the southern part of Milan. The property is located near major freeways and the highway towards Genova. The building includes offices and warehouse. Its 1,300 sqm are rented to multiple international and Italian firms. The contracts have an average 10-year duration and aggregate annual rents of €0.11 million.

7.	Property 7 is an office building located on via Newton in the southern part of Milan. The property has a direct subway connection with the center of the city and is located near major freeways and highways. The building’s 1,200 sqm are rented to Italian firms. The contracts have average duration of 10-years and generate annual rent of €0.19 million.

8.	Property 8 is an office and warehouse building. The property is located at via Lazio 95 in Buccinasco, a large commercial and industrial area in the southern part of Milan. The building is located near major freeways and the highway towards Genova. The building’s 4,300 sqm is rented to Italian companies. The contract has a 10-year duration and annual rent of €0.29 million.

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9.	Property 9 is a commercial building located on via Emilia in Buccinasco, a large commercial and industrial area in the southern part of Milan. The building is located near major freeways and the highway towards Genova. The facility’s 200 sqm are rented to an Italian commercial company. The contract has a 10-year duration and annual rent of €0.02 million.

10.	Property 10 is a commercial building is located on via Mulino in Buccinasco, a large commercial and industrial area in the southern part of Milan. The building is located near major freeways and the highway towards Genova. The facility’s 400 sqm are rented to Merkur, a gaming company. The contract has a 8-year duration and annual rent of €0.08 million.

See “Post Acquisition Business — Litigation” on pages 57 and 58 for disclosure of litigation involving some of the entities that are selling property to us pursuant to the SPAs, specifically Ellegi, GSI, Dieci Real Estate and Magfin.

Current occupancy rates and rent per square meter for each of the properties is as follows:

	Property	Current occupancy	Rent per square meter (€)
1	Corso Europa 22, Milan	100%	778
2	Milanofiori, building A5	100%	159
3	Milanofiori, building Q7	100%	135
4	Milanofiori, building N	100%	135
5	Viale Lucania, Buccinasco	100%	80
6	Via Buozzi 22, Buccinasco	100%	85
7	Via Newton, Assago	100%	161
8	Via Lazio, Buccinasco	100%	67
9	Via Emilia, Buccinasco (1)	50%	181
10	Via Molino, Buccinasco	100%	213

(1)	The occupancy rate of the property located in via Emilia, Buccinasco, is at 50% due to the recent termination of a lease. The managers of the property are seeking a new tenant for the space.

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THE ACQUISITION

Management Agreement

On May 23, 2013, Prime and Manager entered into a Management Agreement, in connection with the previously announced proposed business combination transaction. Pursuant to the terms of the Management Agreement, and subject to the closing of Prime’s initial business combination, Prime appoints Manager to manage the assets of Prime following the business combination on an exclusive basis. Manager will provide Prime with a management team for the assets acquired in and following the business combination and will be responsible for the day-to-day operations of Prime following the business combination. Prime’s board of directors will provide oversight to such management team and Manager. In exchange for the portfolio management and related services provided by Manager, Prime will pay a management fee equal to 1.9% of the value of the managed assets (one-twelfth of which is payable in arrears monthly). In addition, Manager is entitled to a one-time equity grant equal to 3.5% of the issued and outstanding ordinary shares of Prime at the time of the closing of the business combination, provided the minimum value of the assets acquired in the transaction is greater than $150 million. If Prime pays a cash dividend equal to $0.50 per share to its holders of ordinary shares following the business combination, the Manager shall be entitled to a bonus equal to 10% of the adjusted net operating income for each year following the payment of such dividend. For purposes of the Management Agreement, adjusted net operating income means an amount equal to revenues, including net gains generated from the disposal of assets during the fiscal year in question, less expenses, including the management fee and debt service, but excluding one-time brokers’ fees, depreciation expense and other non-cash expenses (such as any non-cash bonus paid to Manager). At or promptly after closing, Prime is required to establish a stock incentive plan providing for the issuance to the Manager of options to purchase up to 1 million ordinary shares. Manager will be responsible for compensation expenses of its management team, and Prime will be responsible for all of Prime’s expenses. The Management Agreement provides indemnification provisions for the Manager and Prime. The term of the agreement commences upon closing of the initial business combination and extends for a period of five years, which term renews automatically for additional 5 year terms thereafter. Prime may not terminate the agreement without cause during the initial term. If Prime terminates the agreement after the initial term without cause, then Manager is entitled to a fee equal to two times the average of the total annual compensation paid to manager for the previous two years. Manager may terminate the agreement upon 180 days’ prior notice.

The first year management fee would be approximately $10.8 million (1.9% multiplied by $570 million), the one-time equity grant would be approximately 1,951,828 shares (3.5% multiplied by 55,766,500 shares), and the 10% bonus would be approximately $4 million (10% multiplied by approximately an NOI of $42 million) based on the following assumptions:

•	Exchange rate US$/€ of 1.3;

•	Assets under management of approximately $570 million, consisting of (a) approximately $370 million in green certificate rights and minority interests (this assumption is based solely on the anticipated cash on hand and value of assets being purchased based on the purchase price of such assets); (b) $130 million in cash; and (c) approximately $70 million in real estate (this assumption is based solely on the anticipated cash on hand and value of assets being purchased based on the purchase price of such assets);

•	Approximately 58 million shares outstanding;

•	The required cash dividend, estimated at approximately $30 million, is paid in the first year; and

•	No additional acquisitions or dispositions are made in the course of the first year.

The combined company's management team will have had no direct experience in operating real estate assets or photovoltaic plants from which the green certificates rights are generated. However, management has extensive experience in mergers and acquisitions. Because of its strong relationships with financial institution and credit organizations in Southern Europe, management is experienced in identifying performing assets at below market prices. Management will, where necessary, engage consultants or hire employees with relevant operational experience to advise the Company. Moreover, the real estate portfolio(s) will be operated, under management's supervision, by local real estate management companies. The photovoltaic plants generating the energy on which the green certificate incentives are based will be operated by specialized companies pursuant to an Operating & Maintenance Agreement. Specifically, Radiomarelli has or is currently operating more than 40 alternative energy plants across Europe. In addition, Consorzio San Marco Innovazione (CSMI) has been advising BHN on the green certificates transaction. The combined entity plans to engage Consorzio San Marco Innovazione as a consultant to supervise, on behalf of the combined entity, the operations of the photovoltaic plants in Romania, which will be operated by Radiomarelli pursuant to the Operating and Maintenance agreement(s). No agreement with CSMI is yet in place, however. Currently, CSMI is operating 30 plants for a total production of 10 mwp on behalf of other clients. CSMI's Technical Director, Mr. Luca Michelotto, has participated in the design and construction of more than 300 photovoltaic plants for which CSMI provides supervisory services on a weekly and annual basis . CSMI has access to more than 25 engineers and technicians who specialize in PV plants design, construction and performance supervision.

Stock Purchase Agreements

On June 22, 2013, June 24, 2013 and July 9, 2013, Prime entered into a series of definitive agreements to acquire certain real estate assets in Italy, as more fully described below.

Acquisition of Seba S.r.l.

On June 22, 2013, the Seba SPA was entered into by and among Prime, LuxCo, Manager, Seba and the Seba Sellers. Upon the closing of the transactions contemplated in the Seba SPA, Prime will acquire 100% of the issued and outstanding equity interest of Seba from the Seba Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in Seba to LuxCo, with the result that Seba would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime. The Seba Sellers own a 68% share of the property at Corso Europa 22 in Milan and, net of approximately €13 million in debt, will receive approximately 78,000 ordinary shares.

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Acquisition of NOVA S.r.l.

On June 22, 2013, a Nova SPA was entered into by and among Prime, LuxCo, Manager, Nova and the Nova Sellers. Upon the closing of the transactions contemplated in the Nova SPA, Prime will acquire 100% of the issued and outstanding equity interest of Nova from the Nova Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in Nova to LuxCo, with the result that Nova would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime. The NOVA Sellers own a 32% share of the property at Corso Europa in Milan and, net of approximately €1 million in debt, will receive approximately 702,000 ordinary shares.

Acquisition of Delfin S.r.l.

On July 9, 2013, the Delfin SPA was entered into by and among Prime, LuxCo, Manager, Delfin and the Delfin Sellers. Upon the closing of the transactions contemplated in the Delfin SPA, Prime will acquire 100% of the issued and outstanding equity interest of Delfin from the Delfin Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in Delfin to LuxCo, with the result that Delfin would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime. The Delfin Sellers own 100% of the property at Via Molino in Buccinasco and, net of approximately €730,000 in debt, will receive approximately 44,200 ordinary shares.

Acquisition of SIM S.r.l.

On July 9, 2013, the SIM SPA was entered into by and among Prime, LuxCo, Manager, SIM and the SIM Sellers. Upon the closing of the transactions contemplated in the SIM SPA, Prime will acquire 100% of the issued and outstanding equity interest of SIM from the SIM Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in SIM to LuxCo, with the result that SIM would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime. The SIM Sellers own 100% of the property at Via Newton in Assago and, net of approximately €1,177,000 in debt, will receive approximately 171,990 ordinary shares.

Acquisition of Dieci Real Estate S.r.l.

On July 9, 2013, the Dieci SPA was entered into by and among Prime, LuxCo, Manager, Dieci and the Dieci Sellers. Upon the closing of the transactions contemplated in the Dieci SPA, Prime will acquire 100% of the issued and outstanding equity interest of Dieci from the Dieci Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in Dieci to LuxCo, with the result that Dieci would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime. The Dieci Sellers own 100% of Building N at the Milanofiori complex in Assago and, net of approximately €3,180,000 in debt, will receive approximately 140,400 ordinary shares.

Acquisition of ELLEGI S.r.l.

On July 9, 2013, the ELLEGI SPA was entered into by and among Prime, LuxCo, Manager, ELLEGI and the ELLEGI Sellers. Upon the closing of the transactions contemplated in the ELLEGI SPA, Prime will acquire 100% of the issued and outstanding equity interest of ELLEGI from the ELLEGI Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in ELLEGI to LuxCo, with the result that ELLEGI would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime. The ELLEGI Sellers own 100% of each of the properties at Via Lazio and Via Buozzi in Buccinasco and, net of approximately €1,334,000 in debt, will receive approximately 488,670 ordinary shares.

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Acquisition of G.S.I. S.r.l.

On July 9, 2013, the G.S.I. SPA was entered into by and among Prime, LuxCo, Manager, G.S.I. and the G.S.I. Sellers. Upon the closing of the transactions contemplated in the G.S.I. SPA, Prime will acquire 100% of the issued and outstanding equity interest of G.S.I. from the G.S.I. Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in G.S.I. to LuxCo, with the result that G.S.I. would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime. The G.S.I. Sellers own 100% of each of Buildings Q7 and A5 at the Milanofiori complex in Assago and the property at Via Emilia in Buccinasco and, net of approximately €2,505,000 in debt, will receive approximately 120,250 ordinary shares.

Acquisition of Magfin S.r.l.

On July 9, 2013, Magfin SPA was entered into by and among Prime, LuxCo, Manager, Magfin and the Magfin Sellers. Upon the closing of the transactions contemplated in the Magfin SPA, Prime will acquire 100% of the issued and outstanding equity interest of Magfin from the Magfin Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in Magfin to LuxCo, with the result that Magfin would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime. The Magfin Sellers own 100% of the property at Via Lucania in Buccinasco and, net of approximately €11,818,000 in debt, will receive approximately 569,660 ordinary shares.

Terms and Conditions of the SPAs

Each of the SPAs are based on the same form of agreement, with the only material difference being the respective parties thereto, and with respect to ELLEGI and G.S.I. the covenant to reorganize the business prior to closing as more fully described below. The following is a summary of the material terms of each of the SPAs.

Acquisition Consideration

The respective number of ordinary shares of Prime issuable to the Sellers pursuant to the SPAs is equal to the quotient of: (a) the enterprise value of the Targets, plus any change in the amount of cash held by the Targets, less liabilities of the Targets assumed by Prime at closing (including mortgages encumbering properties owned by the Targets that Prime expects to assume), each such value as converted to U.S. dollars at an exchange rate equal to the average exchange rate at which Euros may be exchanged into U.S. dollars for the 20 days preceding the third business day prior to closing; divided by (b) ten to produce a valuation of $10 per share at closing. The closing under the SPAs will take place concurrently with the closing of the stock purchase agreements with Seba S.r.l. and Nova S.r.l.

Certain of these properties currently secure mortgages owed by the Sellers or are bound by certain liens (collectively, the “Liabilities”). Prime, Manager and BHN believe that these Liabilities are on favorable terms and expect that the existing Liabilities will be assumed by Prime at the time of the closing. To the extent that such Liabilities are assumed by Prime and not repaid by the Sellers, the net purchase price (i.e. the equity value) payable at closing (in the form of ordinary shares of Prime) will also be reduced. The following chart provides an estimate of the shares to be issued at closing in the event that no Liabilities are assumed and the number of shares to be issued in the event that all Liabilities are assumed:

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	Property Name/Location	Purchase Price (€ in millions)	Mortgage (€ millions)	Equity Value (€ millions)	Net shares issuable(1)
1	Corso Europa 22, Milano	€20.00	€14.00	€6.00	780,000
2	Milanofiori, Building A5	€2.27	€1.66	€0.61	79,582
3	Milanofiori, Building Q7	€0.87	€0.64	€0.23	30,501
4	Milanofiori, Building N	€4.26	€3.18	€1.08	140,400
5	Viale Lucania, Buccinasco	€16.20	€11.82	€4.38	569,660
6	Via Buozzi 22, Buccinasco	€1.36	€0.36	€1.00	130,779
7	Via Newton, Assago	€2.50	€1.18	€1.32	171,990
8	Via Lazio 95, Buccinasco	€3.73	€0.98	€2.75	357,819
9	Via Emilia, Buccinasco	€0.29	€0.21	€0.08	10,167
10	Via Mulino, Buccinasco	€1.07	€0.73	€0.34	44,200
	Total:	€52.55	€34.74	€17.81	2,315,170

(1)	Calculated at an assumed U.S. dollar to Euro exchange rate of $1.30 per €1.00, and a per share price of $10.00. Such amounts are subject to further adjustment based on the Target’s working capital at the time of closing.

In addition to the adjustment to the purchase price described above, Prime, LuxCo, and the Sellers have entered into a Transaction Value Agreement, pursuant to which the Sellers are entitled to receive additional ordinary shares of Prime under certain circumstances as more fully described under the heading “Additional Agreements—Transaction Value Agreement” below.

See “Post Acquisition Business — Litigation” on pages 57 and 58 for disclosure of litigation involving some of the entities that are selling property to us pursuant to the SPAs, specifically Ellegi, GSI, Dieci Real Estate and Magfin.

Acquisition Covenants

The Targets and Sellers have agreed, pursuant to their respective SPAs, to the following covenants:

•	Conduct the business of the Target in the ordinary course, consistent with past practices, and to use best efforts to preserve intact the business relationships with employees, clients, suppliers, tenants, financing banks and other third parties;

•	Certain restrictive covenants, including covenants prohibiting: (a) amendments or waivers of existing contracts; (b) modifications to real property agreements and leases extending lease terms beyond 1 year or relating to payments in excess of $150,000; (c) capital expenditures in excess of $150,000; (d) disposition of the Target’s assets, except pursuant to current and disclosed agreements; (e) certain increases in employee compensation; (f) incurring additional indebtedness; (g) suffering or incurring additional liens, except for permitted liens; (h) suffering damage, destruction or loss of property related to Target’s assets; (i) delays or accelerations of receivables; (j) acquisition of Target by a third party; (k) lapse of insurance; (l) change in accounting principles or write-down of assets; (m) extending loans or advances to employees in excess of $8,000 individually or $50,000 in the aggregate; (n) changing practices or terms with respect to customers, suppliers or tenants; (o) hiring employees, consultants or advisors; (p) making or changing a material tax election; or (q) agreeing or taking any action the might make a representation or warranty inaccurate or misleading, or omitting to take, or agreeing to omit to take, action necessary to prevent any such representation or warranty from being inaccurate or misleading;

•	Provide full access to the offices and properties of the Target, furnish Prime and LuxCo with relevant information about Target’s business, and cause their agents to cooperate with Prime and LuxCo, including by providing access to such agents and relevant real property records;

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•	Notify Parent and LuxCo of the following events: (a) any notice that consent of a third party is required to complete the transactions contemplated by the SPA; (b) any notice from a governmental authority relating to such transactions; (c) any actions commenced related to such transactions; (d) the occurrence of any material adverse change; and (e) any fact or circumstance that causes or could reasonably cause a representation to be false or misleading;

•	Grant Prime, LuxCo and Manager with exclusivity with respect to the transactions contemplated by the SPA, including by refraining from any solicitations from third parties and agreeing to promptly notify Prime or LuxCo of any unsolicited offers;

•	Provide unaudited financial statements within 30 days following the end of each calendar month;

•	Cooperate with Prime in connection with required SEC filings, respond to questions about Target and Seller related to such filings, and to provide information about Target and Seller for inclusion in such filings;

•	Provide financial information for Target for inclusion in Prime’s SEC filings, which information must be reviewed and/or audited as requested by Prime;

•	Subject to applicable law, to not disclose confidential and proprietary information of Prime without the prior written consent of Prime;

•	Granting Prime and LuxCo with the right to specifically enforce the restrictive covenants;

•	Use best efforts to obtain all necessary consents;

•	Provide, no later than July 23, 2013, an annual audit report relating to the financial information of Target required in connection with Prime’s SEC filings; and

•	With respect to ELLEGI and G.S.I., to complete, no later than July 23, 2013, a reorganization of Target whereby the only business of Target and its subsidiaries shall be owning and managing real estate properties.

The SPAs provide for the following covenants on the part of Prime, LuxCo and Manager:

•	Register the shares issuable to the Sellers following the closing (see “Additional Agreements—Registration Rights Agreement”)

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•	Subject to the combined company’s ability to pay dividends under applicable law, the combined company will be required to pay an annualized dividend to all shareholders of Prime’s ordinary shares in the amount of $0.50 per share each year. If Prime does not pay this dividend, assuming there are funds legally available to pay such dividend, then Prime and BHN would be in breach of the SPAs, and the Sellers may sue to enforce such covenant. Additionally, Manager would not be entitled to their bonus equal to 10% of the adjusted net operating income under the Management Agreement;

•	Prime agreed to use its reasonable best efforts to ensure that its shares continue to be listed on the Nasdaq Stock Market;

•	Prime has agreed to provide a guarantee to the Sellers in substantially the same form of those certain guarantees the Sellers have executed in favor of the lenders relating to the mortgages being assumed by Prime at the time of the closing; and

•	Manager has agreed to enter into a side letter agreement with the Sellers whereby Manager will reimburse the Sellers for franchise tax payment to be paid by the Sellers to the Italian tax authorities in connection with the execution of the SPAs in the event that the SPAs are terminated by Prime in the absence of a breach on the part of the Targets or Sellers, subject to Manager’s right to find an alternate purchaser for the Targets within 12 months of the execution of the SPAs.

Each of the parties to the SPAs have agreed to use best efforts to take the necessary actions to consummate the transactions provided for therein, including by executing and delivering such additional documents necessary to that end and to vest in LuxCo good, valid and marketable title to the Targets, free and clear of all liens. Further, such parties have agreed to keep confidential proprietary information of the other parties. Finally, the parties have agreed to comply with the business combination tender offer requirements, as more fully described under the heading “Tender Offer.”

Acquisition Conditions to Closing

The obligation of the parties to the SPAs to consummate the transactions provided for therein are conditioned generally on: (a) the absence of a law or order prohibiting or conditioning the closing; (b) the absence of an action to enjoin the closing; (c) completion of the business combination tender offer; (d) performance by the counterparties of their covenants and obligations; (e) accuracy of the counterparties’ representation and warranties; (f) absence of a material adverse change; (f) receipt of certain certificates from the counterparties; and (g) delivery of the additional agreements provided for in the SPAs.

The obligations of Prime, LuxCo and Manager to consummate the transactions provided for in the respective SPAs are also conditioned on: (a) receipt of audited financial statements from the Target; (b) satisfactory completion no later than July 23, 2013 by Prime and LuxCo of their due diligence review of Target and its assets; (c) delivery of all necessary third party consents to LuxCo; (d) release of all liens, other than permitted liens; (e) payment of all transaction related expenses, except for Target’s and Seller’s expenses; (f) delivery of legal opinions from counsel to Target; (g) delivery of satisfactory disclosure schedules to LuxCo; (h) simultaneous closing of all the various SPAs; and (i) obtaining satisfactory director and officer’s insurance covering a period of not less than 3 years following closing.

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Indemnification; Dispute Resolution

The parties have agreed to provide for customary indemnification of the counterparties. Such indemnification is subject to a cap of 10% of the value of the consideration paid in the transaction. A party must incur at least $200,000 worth of indemnifiable losses before it is entitled to make a claim under the indemnification provisions of the respective SPA, but will be entitled to full indemnification once an eligible claim is made, subject to the 10% cap on liability. Prime, LuxCo and Manager are entitled to set off any indemnification obligations due to the counterparties with any indemnifiable losses for which Prime, LuxCo and Manager are entitled to receive indemnification.

The parties have agreed to resolve any disputes that arise from the SPAs though binding arbitration. To the extent the parties cannot agree upon an arbitrator, one will be selected by the New York, New York chapter head of the American Arbitration Association.

Termination

Any party may terminate the respective SPA in the absence of material breach if the closing has not occurred by December 31, 2013. Additionally, prior to July 23, 2013, Prime or LuxCo may terminate the SPAs for any reason or no reason if its due diligence investigation of the Targets is not completed satisfactorily. Upon any such termination, no party shall have any further obligation to the counterparties, except for the parties’ arbitration and indemnification obligations that survive termination, and each party shall bear its own expenses.

Other Agreements

Transaction Value Agreement

Concurrently with the execution of the SPAs, the parties to each SPA entered into certain Transaction Value Agreements (each, a “TVA” and collectively, the “TVAs”). Each of the TVAs are based on the same form of agreement, with the only material difference being the respective parties thereto.

Pursuant to the TVAs, Prime has agreed to make the Sellers whole in the event that the average sales price of all of the shares issued pursuant to the SPAs that are sold in public market transactions, such as a trade on the Nasdaq Capital Market, is less than $10, by issuing additional ordinary shares of Prime to the Sellers. The make whole will be available only after the respective Seller has sold all of the shares issued pursuant to the applicable SPA. The number of shares issuable pursuant to the make whole provisions of the TVAs is the quotient of the total shortfall between $10 and the average price for all such shares sold in public market transactions, divided by the then current fair market value of the combined company’s ordinary shares. Prime will be obligated to make additional issuances of shares to the extent the Sellers have a shortfall after disposing of any shares issued pursuant to the make whole provisions. The make whole will terminate, and Prime will be entitled to repurchase any unsold shares issued, if any, pursuant to the make whole for an aggregate purchase price of $1, once the total proceeds received by the applicable Seller for any sales of shares (public or private) together with any cash dividend distributions received from the combined company equals the product of number of shares issued pursuant to the applicable SPA multiplied by $10.

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Each of the TVAs grants the applicable Seller a call option on the equity interest of the respective Target in the event that such Seller is unable to sell a sufficient number of shares to reach certain dollar targets in certain periods set forth in the TVAs. Notwithstanding and provided there is any effective registration statement covering the such shares, if the total value of shares traded in the public market equals the dollar target for a given period, then the call option cannot be exercised for such period. The equity interest of the Targets will be placed in an escrow account for so long as the Sellers have the right to the call option. In order to exercise the call option, a Seller must deliver to the combined company all of the proceeds received from the sale of shares issued pursuant to the applicable SPA and TVA, together with any such shares that have not been sold by the Seller, but less certain franchise tax payments made by the Sellers and any the cost of the escrow agent.

The purpose of these call options is to provide the Sellers some assurance that, if they chose to, they can sell the Prime shares issued in the Acquisition following the effectiveness of a resale registration statement covering the resale of such shares. If they cannot sell, or if such resale registration statement cannot be declared effective, they are entitled to exercise a call option to repurchase the properties sold by returning any unsold portion of the shares issued to them in the Acquisition, plus any proceeds from the sale of any such shares.

The TVAs will terminate (i) if the applicable Seller breaches certain provisions of the applicable TVA, or (ii) once a Seller has sold sufficient shares to receive the targeted amount specified.

Voting Agreement

The parties also agreed that pursuant to the terms of a voting agreement to be entered into at closing for the one year period following the closing of the acquisition, Prime’s board of directors will consist of seven person. Manager will designate six persons, of which three designees must qualify as an independent director under the Securities Exchange Act if 1934, and the rules of any applicable securities exchange, who are expected to initially be (a) Enrico Valdani, (b) Mark Horan, and (c) Marco De Franceschini. Prime will designate one person, who shall initially be William Yu.

Registration Rights Agreement

Prime agreed to register all shares issuable to the Sellers pursuant to the Purchase Agreements pursuant to the terms of a Registration Rights Agreement to be entered into at closing.

Waiver Agreements

On August 7, 2013, Prime, LuxCo, Manager, the Targets and the Sellers entered into a series of agreements (each a “Waiver Agreement” and collectively, the “Waiver Agreements”). Pursuant to the Waiver Agreements the parties agreed that certain liabilities under IFRS, that would not be classified as liabilities under Italian GAAP, would be excluded from the liabilities deducted from the enterprise value used to calculate the number of shares to be issued upon the closing of the SPAs. In addition, Prime waived the obligation of the Targets and the Sellers to provide audited financial statements until August 7, 2013. Except as set forth above, there were no other changes to the terms and conditions of the SPAs.

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Private Placement

On August 30, 2013, a Securities Purchase Agreement, (the “Securities Purchase Agreement”) was entered into by and between Prime and Radiomarelli, pursuant to which Prime agreed to sell in a private placement transaction an aggregate of approximately 14.3 million ordinary shares of Prime, par value $0.001 per share (the “Shares”), at a price of $9.10, for gross proceeds of $130,000,000 (the “Offering Amount”), subject to certain closing conditions. The $9.10 price was determined by providing a 9% discount to the offering price of the Company’s units in its initial public offering. This was an arbitrary discount negotiated by the Prime and Radiomarelli.

The terms and conditions of the Securities Purchase Agreement include standard representations and warranties. The offering and sale of the Shares are exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The Shares have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The sale of the securities does not involve a public offering and is made without general solicitation or general advertising. Radiomarelli represented that it is an accredited investor, as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and that it acquiring the Shares for investment purposes only and not with a view to any resale, distribution or other disposition of the Shares in violation of the United States federal securities laws.

Private Placement Transaction Conditions to Closing

The obligation of Radiomarelli to consummate the transactions provided for therein are conditioned on: (a) accuracy of Prime’s representations and warranties, (b) performance by Prime of its covenants and obligations (see Acquisition Covenants, above, for a description of Prime’s covenants); (c) delivery of legal opinions from counsel to Prime, the due authorization of the shares being issued and the compliance with securities laws of the issuance of shares; (d) absence of a material adverse change; (e) completion of the business combination tender offer; (f) absence of an action to enjoin the closing; (g) the pending acquisitions by Prime of Seba S.r.l., Nova S.r.l, Delfin S.r.l., SIM S.r.l., Dieci Real Estate S.r.l., ELLEGI S.r.l., G.S.I. S.r.l. and Magfin S.r.l. having closed; and (h) paragraphs (2) through (6) of Article 156 of the Articles of Association of Prime having terminated and be of no further force or effect.

The obligations of Prime to consummate the transactions provided for therein are also conditioned on: (a) accuracy of Radiomarelli’s representations and warranties; (b) performance by Radiomarelli of its covenants and obligations; (c) receipt of the Offering Amount; and (d) completion of the business combination tender offer.

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Green Certificate Transactions

Acquisition of minority interests and green certificates from Radiomarelli SA.

On August 30, 2013, a Purchase Agreement (the “Radiomarelli PA”) was entered into by and among Prime, Prime BHN Luxembourg S.àr.l., a Luxembourg company and wholly owned subsidiary of Prime (“LuxCo”), bhn LLC, a New York limited liability company and the U.S. affiliate of leading financial and strategic advisory boutique bhn S.r.l. in Milan (“BHN”), and Radiomarelli. Upon the closing of the transactions contemplated in the Radiomarelli PA, Prime will acquire: (i) 10% of the issued and outstanding equity interest (the “Radiomarelli Minority Interest”) of certain Romanian companies formed or to be formed by Radiomarelli to develop photovoltaic plants in Romania (each a “Radiomarelli Company”) in exchange for 100 ordinary shares of Prime, and Prime will immediately contribute such equity interest in each Radiomarelli Company to LuxCo, and (ii) the right the proceeds from the sale of to all green certificates that will be issued by the Romanian government to each Radiomarelli Company, subject to adjustments depending on the actual number of green certificates that will be issued by the Romanian government (the “Radiomarelli Green Certificates Rights”).

Acquisition of minority interests and green certificates from Futurum Energy SA.

On August 30, 2013, a Purchase Agreement (the “Futurum PA”, and together with the Radiomarelli PA, collectively, the “PAs” and each individually a “PA”) was entered into by and among Prime, LuxCo, BHN, and Futurum Energy SA, a Swiss company (“Futurum”, and together with Radiomarelli, collectively the “Sellers”, and each a “Seller”). Upon the closing of the transactions contemplated in the Futurum PA, Prime will acquire: (i) 10% of the issued and outstanding equity interest (the “Futurum Minority Interest”, and together with the Radiomarelli Minority Interest, collectively the “Minority Interests”) of certain Romanian companies formed or to be formed by Futurum to develop photovoltaic plants in Romania (each a “Futurum Company”, and collectively with the Radiomarelli Company, the “Companies”) in exchange for 100 ordinary shares of Prime, and Prime will immediately contribute such equity interest in each Futurum Company to LuxCo, and (ii) the right to the proceeds from the sale of all green certificates that will be issued by the Romanian government to each Futurum Company, subject to adjustments depending on the actual number of green certificates that will be issued by the Romanian government (the “Futurum Green Certificates Rights”, and together with the Radiomarelli Green Certificate Rights, collectively the “Green Certificate Rights”).

Terms and Conditions of the PAs

Each of the PAs are based on the same form of agreement, with the only material differences being the respective consideration and the parties thereto. The following is a summary of the material terms of each of the PAs.

Acquisition Consideration

The consideration for each Minority Interest issuable to each Seller pursuant to the PAs is 100 ordinary shares of Prime (the “Minority Interest Exchange Shares”).

The consideration for the Radiomarelli Green Certificate Rights issuable to Radiomarelli pursuant to the Radiomarelli PA is a number of ordinary shares of Prime equal to: (a) Euro 98,471,250, as converted to U.S. dollars at an exchange rate equal to the average exchange rate at which Euros may be exchanged into U.S. dollars for the 20 days preceding the third business day prior to closing (the “Exchange Rate”); divided by (b) ten (the “Radiomarelli Green Certificates Rights Exchange Shares”).

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The consideration for the Futurum Green Certificate Rights issuable to Futurum pursuant to the Futurum PA is a number of ordinary shares of Prime equal to: (a) Euro 188,062,500, as converted to U.S. dollars at the Exchange Rate; divided by (b) ten (the “Futurum Green Certificates Rights Exchange Shares”, and together with the Radiomarelli Green Certificates Rights Exchange Shares, collectively the “Green Certificates Rights Exchange Shares”).

The total consideration for the green certificate rights was based on the negotiated aggregate cost to build and operate a photovoltaic plant producing 1 megawatt peak installed (Mwp) of electricity. The contractual purchase price is equivalent to €1,250,000 per Mwp. Current legislation provides for the issuance of 6 green certificates, 2 of which are to be issued retroactively starting in 2017, for each megawatt hour (Mwh) of energy produced for the next 15 years. One Mwp is equal to approximately 1,200 Mwh. Therefore, management expects to receive 7,200 green certificates per Mwp per year for 15 years for a total of 108,000 green certificates per Mwp. The current statutory minimum price to purchase one green certificate is €33. On this basis, management expects each Mwp to generate €3,564,000 over the lifespan of the incentives. Based on the foregoing, the purchase price paid for each green certificate would be € 11.5. The Company expects to begin generating revenues from green certificates in the first quarter of 2014, but no later than August 2014. Based upon the anticipated capacity levels and the current legislation providing for the issuance of 6 green certificates per Mwh (two of which to be issued retroactively starting in 2017), we expect to receive 1,099,200 green certificates per year until 2017, 2,198,400 green certificates per year between 2017 and 2019, and 1,648,800 green certificates thereafter. The production and sale of electricity by photovoltaic plants (without taking into account the sale of the green certificates) is profitable in Romania, so it is not anticipated that there would be any disruption in the production of electricity and, therefore, the production of green certificates.

As indicated above, the consideration for the Green Certificates Rights was determined on the basis of the assumption that each Company shall be entitled to receive 6 (six) green certificates for each MWh generated and injected into a grid, that the green certificates will be issued for a minimum of 15 years, and that the Companies will complete the photovoltaic plants no later than December 31, 2013. In the event that in the period between signing of the PAs, and the date when (a) receipt of final accreditation for eligibility for six (6) green certificates has been issued by the Romanian Energy Regulatory Authority (“ANRE”), (b) the operation license has been issued by ANRE, and (c) the operating agreement certifying that each photovoltaic plant is fully connected to each grid (the “Commercial Operation Date), the Romanian legislative framework for the green certificates is changed so as to cause a reduction: (i) in the number of green certificates granted to the Companies with respect to the electricity generated by each photovoltaic plant; and/or (ii) in the number of years any of the Companies may be accredited for the green certificates support scheme; and/or (iii) in the minimum or maximum trading value of the green certificates, the Green Certificates Rights purchase price shall be proportionally reduced. For example, if the Romanian government determines that only three (3) green certificates will be issued for each MWh produced prior to the date full accreditation is received, the consideration will be reduced by 50% (3 divided by 6).

Pursuant to an Escrow Agreement to be entered into by Prime, Seller and the escrow agent, (a) on the Closing Date, the Minority Interest Exchange Shares and 20% of the Green Certificates Rights Exchange Shares shall be released from the escrow account for delivery to Seller, (b) on the date on which all of the photovoltaic plants have been completed and started trial operation (the “Completion Date”), 50% of the Green Certificates Rights Exchange Shares shall be released from the escrow account for delivery to Seller, and (c) on the Commercial Operation Date, 30% of the Green Certificates Rights Exchange Shares shall be released from the escrow account for delivery to Seller.

In addition to the adjustment to the purchase price described above, the PAs provide for a call option exercisable by Prime in the event the Companies fail to: (i) achieve the Completion Date by February 28, 2014, or (ii) achieve the Commercial Operation Date for all the photovoltaic plants by June 30, 2014. In the event that the all the plants are not completed by February 28, 2014 (each plant so completed by that date, a “Provisionally Completed Plant”), Prime shall have the right to repurchase from the Seller, for a purchase price of Euro 0.01 per share of Parent’s Common Stock, the shares issued for such plant. In the event that the Companies fail to achieve the Commercial Operation Date for all of the Provisionally Completed Plants by June 30, 2014, Prime shall have the right to repurchase from the Seller, for a purchase price of Euro 0.01 per share of Parent’s Common Stock, the shares issued for such plant.

Acquisition Covenants

The Sellers have agreed, pursuant to their respective PAs, to the following covenants:

•	Conduct the business of the Companies in the ordinary course, consistent with past practices, and to use best efforts to preserve intact the business relationships with employees, clients, suppliers, tenants, financing banks and other third parties;

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•	Certain restrictive covenants, including covenants prohibiting: (a) amendments or waivers of existing contracts; (b) modifications to real property agreements and leases extending lease terms beyond 1 year or relating to payments in excess of $150,000; (c) capital expenditures in excess of $150,000; (d) disposition of the Company’s assets, except pursuant to current and disclosed agreements; (e) certain increases in employee compensation; (f) incurring additional indebtedness; (g) suffering or incurring additional liens, except for permitted liens; (h) suffering damage, destruction or loss of property related to Company’s assets; (i) delays or accelerations of receivables; (j) acquisition of Company by a third party; (k) lapse of insurance; (l) change in accounting principles or write-down of assets; (m) extending loans or advances to employees in excess of $8,000 individually or $50,000 in the aggregate; (n) changing practices or terms with respect to customers, suppliers or tenants; (o) hiring employees, consultants or advisors; (p) making or changing a material tax election; or (q) agreeing or taking any action the might make a representation or warranty inaccurate or misleading, or omitting to take, or agreeing to omit to take, action necessary to prevent any such representation or warranty from being inaccurate or misleading;

•	Provide full access to the offices and properties of the Company, furnish Prime and LuxCo with relevant information about Company’s business, and cause their agents to cooperate with Prime and LuxCo.

•	Notify Prime and LuxCo of the following events: (a) any notice that consent of a third party is required to complete the transactions contemplated by the PA; (b) any notice from a governmental authority relating to such transactions; (c) any actions commenced related to such transactions; (d) the occurrence of any material adverse change; and (e) any fact or circumstance that causes or could reasonably cause a representation to be false or misleading;

•	Grant Prime, LuxCo and BHN with exclusivity with respect to the transactions contemplated by the PA, including by refraining from any solicitations from third parties and agreeing to promptly notify Prime or LuxCo of any unsolicited offers;

•	Cooperate with Prime in connection with required SEC filings, respond to questions about Company and Seller related to such filings, and to provide information about Company and Seller for inclusion in such filings;

•	Subject to applicable law, to not disclose confidential and proprietary information of Prime without the prior written consent of Prime;

•	Granting Prime and LuxCo with the right to specifically enforce the restrictive covenants;

•	Use best efforts to obtain all necessary consents;

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•	Complete, no later than September 16, 2013, the acquisitions of the Companies; and

•	Deliver to Prime, on or prior to the closing date, the most recent available balance sheet of each Company.

The PAs provide for the following covenants on the part of Prime, LuxCo and BHN:

•	Register the shares issuable to the Sellers following the closing (see “Additional Agreements—Registration Rights Agreement”)

Each of the parties to the PAs have agreed to use best efforts to take the necessary actions to consummate the transactions provided for therein, including by executing and delivering such additional documents necessary to that end and to vest in LuxCo good, valid and marketable title to the Companies, free and clear of all liens. Further, such parties have agreed to keep confidential proprietary information of the other parties. Finally, the parties have agreed to comply with the business combination tender offer requirements, as more fully described under the heading “Tender Offer.”

Acquisition Conditions to Closing

The obligation of the parties to the PAs to consummate the transactions provided for therein are conditioned generally on: (a) the absence of a law or order prohibiting or conditioning the closing; (b) the absence of an action to enjoin the closing; (c) completion of the business combination tender offer; (d) performance by the counterparties of their covenants and obligations; (e) accuracy of the counterparties’ representations and warranties; (f) absence of a material adverse change; (f) receipt of certain certificates from the counterparties; and (g) delivery of the additional agreements provided for in the PAs.

The obligations of Prime, LuxCo and BHN to consummate the transactions provided for in the respective PAs are also conditioned on: (a) satisfactory completion by Prime and LuxCo of their due diligence review of the Companies; (b) delivery of all necessary third party consents to Prime and LuxCo; (c) delivery of legal opinions from counsel to Seller; (d) delivery of satisfactory disclosure schedules to Prime; (e) Radiomarelli having purchased from Prime at least $26,000,000 of ordinary shares of Prime at a per share purchase price of $9.10 pursuant to the Securities Purchase Agreement; and (f) obtaining satisfactory director and officer’s insurance covering a period of not less than 3 years following closing.

Indemnification; Dispute Resolution

The parties have agreed to provide for customary indemnification of the counterparties. Such indemnification is subject to a cap of $250,000. A party must incur at least $200,000 worth of indemnifiable losses before it is entitled to make a claim under the indemnification provisions of the respective PA, but will be entitled to full indemnification once an eligible claim is made, subject to the $250,000 cap on liability. Prime, LuxCo and BHN are entitled to set off any indemnification obligations due to the counterparties with any indemnifiable losses for which Prime, LuxCo and BHN are entitled to receive indemnification.

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The parties have agreed to resolve any disputes that arise from the PAs though binding arbitration. To the extent the parties cannot agree upon an arbitrator, one will be selected by the New York, New York chapter head of the American Arbitration Association.

Termination

Any party may terminate the respective PA in the absence of material breach if the closing has not occurred by December 31, 2013. Prior to the closing date, Prime or LuxCo may also terminate the PAs for any reason or no reason if its due diligence investigation of the Companies is not completed satisfactorily. Additionally, Prime, LuxCo and BHN may terminate the PAs if Seller fails to complete the acquisitions of the Companies by September 16, 2013. Upon any such termination, no party shall have any further obligation to the counterparties, except for the parties’ arbitration and indemnification obligations that survive termination, and each party shall bear its own expenses.

Other Agreements

Registration Rights Agreement

Prime agreed to register all shares issuable to the Sellers pursuant to the PAs pursuant to the terms of a Registration Rights Agreement to be entered into at closing.

Operating and Maintenance Agreement

The parties agreed that pursuant to the terms of an operating and maintenance agreement to be entered a closing, each Seller shall provide all necessary services for the proper functioning of the photovoltaic plants.

Shareholders Agreement

The parties also agreed that pursuant to the terms of a shareholders agreement to be entered a closing, each Company shall not take without Prime’s prior written consent, certain fundamental actions, among which: (a) amending the articles of association, or comparable document; (b) disposing of Company’s assets; (c) altering its registered share capital, (d) incurring additional indebtedness; (e) entering into any contract other than in the ordinary course of business; (f) making any capital expenditures, other than in the ordinary course of business; (g) amending its accounting methods and practices; (g) amending any provision of the Operating and Maintenance Agreement.

Additionally, Prime or LuxCo shall have the right to appoint 1 (one) director in each of the Companies, such director having a veto right with respect to all decisions regarding the strategy for trading the green certificates.

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Voting Agreement

The parties also agreed to enter into a voting agreement at closing relating to the nominations to Prime’s board of directors. Pursuant to the terms of the voting agreement, the parties to the voting agreement will agree, for one year after the closing of the business combination, to (i) elect six (6) persons designated by BHN to the Board of Directors (one of which may be selected by Radiomarelli, if Radiomarelli so chooses), (ii) to elect one (1) person designated by Prime to the Board of Directors, and (iii) to maintain the number of directors at seven (7).

Escrow Agreement

The parties also agreed to enter into an escrow agreement among Prime, Seller and the Escrow Agent.

Assignment Deeds

Prime and Seller agreed to enter into debt assignment and assumption agreements with each Company, pursuant to which Seller shall assign to each Company and each Company shall assume the obligation to pay to Prime the relevant portion of the Green Certificates Rights, and each such Company shall be directly liable towards Prime for 100% of such assigned liability.

Recommendation of Prime’s Board of Directors

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of Prime’s shareholders. If you tender your Ordinary Shares in the Offer, you will not be a shareholder of the Company after the Acquisition and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Ordinary Shares. The Board took into consideration that the real estate portfolio has a solid track record of consistent and high occupancy rates, quality tenants who pay rents on time and is leveraged with market-competitive or below-market interest rates. The Green Certificates are a proven financial asset in other European countries and with the transactions negotiated with the Sellers, management expects them to generate a significant return. The Board further believes that the European economy will recover given some time, and that the assets contemplated herein are not readily available to ordinary retail investors. However, you must make your own decision as to whether to tender your Ordinary Shares and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Ordinary Shares with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer, and “The Acquisition—Pro forma Book Value” for a comparison of the tender offer price, the current market price, the price per share paid by the Founders, and the pro forma book value per share.

Interests of Certain Persons in the Acquisition

When you consider the recommendations of the Company’s board of directors in favor of the Acquisition and against the Offer, you should keep in mind that the Company’s pre-IPO shareholders, directors and officers (“the Company Inside Shareholders”) have interests in the Acquisition and Offer that may be different from, or in addition to, your interests as a shareholder. See “The Acquisition—Pro forma Book Value” for a comparison of the tender offer price, the current market price, the price per share paid by the Founders, and the pro forma book value per share.

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Ordinary Shares Held by the Company Inside Shareholders

Our founders own an aggregate of 1,242,008 founders’ units that they purchased for $1,564. In addition, we issued the representative of the underwriters, Chardan Capital Markets, LLC, and our founders and certain of their designees, in a private placement occurring simultaneously with our IPO, an aggregate of 2,185,067 warrants for an aggregate consideration of $1,638,800.

Our board of directors has approved the grant of options to purchase up to 220,000 of our ordinary shares to our directors, employees, and consultants from time to time, with such terms and conditions as our officers may establish, including options to purchase 60,000 ordinary shares at a purchase price of $0.001 per share prior to our initial public offering. Carolyne Yu is one of these consultants, and she is the niece of William Yu and Diana Liu. Ms. Carolyne Yu received an option to purchase 1,500 ordinary shares and will provide investor and public relations and consulting to us. She also provides such consulting services to AutoChina International Limited, a company for which Diana Liu, William Yu’s wife, serves as a director. Dane Chauvel, Jason Wang and Hui Kai Yan have each been granted options to purchase 26,000, 5,000 and 5,000 ordinary shares, respectively, as of December 31, 2011. In March 2012, George Kaufman was granted an option to purchase 5,000 ordinary shares. None of the other options issued as of the date of this report have been issued to our officers or directors or any of their affiliates. Such options are not exercisable until the closing of the business combination. Share option grants are governed by individual grant agreements and stock restriction agreements as determined by our officers, and may be subject to either time-based or performance-based vesting provisions. Our board of directors has the authority to amend, alter, suspend or terminate our right to grant such share options without the consent of holders of Ordinary Shares within the 220,000 option limit. Accordingly, such options may dilute the equity interest of our shareholders.

If the Acquisition is not consummated, the Company will be required to commence proceedings to dissolve and liquidate following distribution of the amounts in the Trust Account. There will be no distribution from the Trust Account with respect to the Company’s pre-IPO shareholders’ securities, which would expire worthless if the Acquisition is no completed. See “The Acquisition—Pro forma Book Value” for a comparison of the tender offer price, the current market price, the price per share paid by the Founders, and the pro forma book value per share.

Compensatory Arrangements for Board of Directors and Management

None of our directors or officers have received any cash compensation for services rendered to us during the year ended December 31, 2012. We believe that because our officers and directors own an aggregate of 1,242,008 founders’ units, no compensation (other than reimbursement of out-of-pocket expenses) is necessary and such persons have agreed to serve in their respective role without compensation.

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We have agreed to pay to Kaiyuan Real Estate Development a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing on March 24, 2011, and ending on the earlier of our consummation of a business combination or our liquidation. Kaiyuan Real Estate Development is an affiliate of Mr. Yong Hui Li, our Chairman. This arrangement was agreed to by Kaiyuan Real Estate Development for our benefit and is not intended to provide Mr. Li compensation in lieu of a management fee or other remuneration because it is anticipated that the expenses to be paid by Kaiyuan Real Estate Development will approximate the monthly reimbursement. From February 1, 2012 until January 31, 2013, we secured approximately 150 sq. foot of additional office space, administrative services and secretarial support in Taipei, Taiwan. Fees for the additional office space, administrative services and secretarial support were included in the $7,500 monthly fee paid to Kaiyuan. As of June 30, 2013, we owed Kaiyuan an aggregate of $183,479.09 under this arrangement.

Other than this $7,500 per month fee, and any share option grants, no compensation of any kind, including finder’s and consulting fees, will be paid to our officers, or directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our officers and directors and their respective affiliates will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with identifying, investigating and consummating a potential business combination with one of more target businesses. There are no limitations on the amount of expenses for which they can seek reimbursement, provided such expenses were incurred for our benefit. There will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the Trust Account, such out-of-pocket expenses would not be reimbursed by us unless we consummate our initial business combination. As of June 30, 2013, our founders had an aggregate of $272,365.76 in reimbursable expenses, consisting of $145,257.38 of traveling and related expense, $41,704.38 of public filing related expense, $17,980.57 of Luxembourg subsidiary set up expense, and $67,816.47 of other operating expenses.

Officer and Director Liability

If we are unable to complete a business combination and are forced to dissolve and liquidate, our founders, by agreement, will jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Our board of directors has a fiduciary obligation to our shareholders to bring a claim against our founders to enforce their indemnification obligations.

Certain Other Interests in the Acquisition

In addition to the interests of our directors and officers in the Acquisition, you should keep in mind that certain individuals promoting the Acquisition have interests in the Acquisition that may be different from, or in addition to, your interests as a shareholder. The underwriters in the IPO agreed to defer payment of a portion of the underwriting discount equal to 2.8% of the gross proceeds, or $1,022,833. This amount will be held in trust and not released until the earlier to occur of (i) the completion of our initial business combination or (ii) our liquidation, in which case such proceeds will be distributed to the holders of Ordinary Shares, together with all other funds held in the Trust Account. We have asked the underwriter to forfeit any rights to or claims against such proceeds because a business combination was not timely completed.

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Accounting Treatment

The Acquisition is being accounted for as a forward acquisition under Acquisition method and management has concluded that Prime is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. In addition, the Bell Group (Delfin, Dieci, ELLEGI, SIM, Magfin, and GSI combined) has been determined to be the predecessor in this business combination due to its relative larger assets, operating revenue and expenses size in comparison to Seba and Nova. Accordingly, the combined assets, liabilities and results of operations of the Bell Group will become the historical financial statements of post-merger entity at the closing of the transaction, and Prime’s assets (primarily cash and cash equivalents), liabilities and results of operations will be consolidated with Targets’ (Seba, Nova, and the Bell Group’s) assets, liabilities and results of operations on the closing date of the business combination. The Targets’ assets and liabilities are measured at their acquisition-date fair value. The purchase price is allocated over the fair value of assets and liabilities purchased with any excess of purchase price over the fair value of assets and liabilities acquired recorded as goodwill. All direct costs of the transaction will be charged to operations in the period that such costs are incurred. Actual results could differ from the unaudited pro forma condensed combined financial information presented.

Pro forma Book Value

The following table sets forth the calculation of the pro forma book value per share of Prime’s ordinary shares following the Acquisition and assuming the exercise of all options and warrants:

Pre Closing	Shares	Percentage	Total consideration	Percentage	Price Per Share/ Book Value
Public Shares from IPO	644,020	0.97%	$6,440,200.00	1.09%	$10.00
Public Shares Tendered (estimated)	-23,014	-0.03%	$(230,600.28)	-0.04%	$10.02
Founder Shares	1,242,008	1.87%	$1,242.01	0.00%	$0.00
Maxim Shares	30,000	0.05%	$0.00	0.00%	$0.00

Closing
Real Estate	2,315,170	3.49%	$23,151,700.00	3.92%	$10.00
PIPE	14,285,714	21.51%	$130,000,000.00	22.02%	$9.10
GC - Radiomarelli	12,801,263	19.27%	$128,012,625.00	21.69%	$10.00
GC - Futurum	24,448,125	36.81%	$244,481,250.00	41.42%	$10.00

Options and Warrants
Stock Options - Prime	60,000	0.09%	$60.00	0.00%	$0.00
Stock Options - BHN	1,000,000	1.51%	$1,000.00	0.00%	$0.00
Stock Grants - BHN (3.5% at closing)	1,951,015	2.94%	$0.00	0.00%	$0.00
UPO - Shares	215,000	0.32%	$2,580,000.00	0.44%	$12.00
UPO - Warrants	215,000	0.32%	$1,612,500.00	0.27%	$7.50
IPO Warrants	3,652,975	5.50%	$27,397,312.50	4.64%	$7.50
1/4 Warrant Grant	155,252	0.23%	$1,164,390.00	0.20%	$7.50
Founder Warrants	1,242,008	1.87%	$9,315,060.00	1.58%	$7.50
Founder IPO Private Placement Warrants	2,185,067	3.29%	$16,388,002.50	2.78%	$7.50
	66,419,603	100.00%	$590,314,741.73	100.00%	$8.89

The value of the shares to be issued in the Acquisition for the real estate portfolio and the green certificates is $10.00 per share, which is the same price paid by investors for the public shares issued in Prime’s IPO. The price per share for shares to be issued to Radiomarelli in the private placement is $9.10. Shares issued to Maxim Capital for work performed were not assigned a value. All other values are based on the actual price paid, or the exercise price of the applicable option or warrant. Accordingly, in calculating the pro forma book value per share, the numerator is the sum of $590,314,741.73 representing the total consideration that is paid or payable for the Prime shares, and the denominator is the fully diluted number of shares (66,420,408) with all stock options granted, underwriter’s unit options and warrants having been exercised into ordinary shares.

The following table provides a comparison of the tender offer price, the current market price, the price per share paid by the Founders, and the pro forma book value per share assuming consummation of the Acquisition and the exercise of all options and warrants:

Tender Offer Price	$10.02
Current Market Price	$10.61
Price per share paid by the Founders	$0.001
Pro forma book value per share	$8.89

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF PRIME

You should read the following discussion and analysis of the Company financial condition and results of operations in conjunction with the financial statements included elsewhere in this Offer Letter. This discussion and analysis may contain forward-looking statements based upon current expectations that involve risks and uncertainties. The Company actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in “Risk Factors” of this Offer Letter.

Overview

The Company is an exempted company organized under the laws of the Cayman Islands. he Company is a blank check company formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination one or more operating businesses. The Company Amended and Restated Memorandum and Articles of Association do not limit it to a particular geographic region or a particular industry.

Results of Operations and Known Trends or Future Trends

For the year ended December 31, 2012, the Company had a net loss of $1,088,874 as a result of operating costs. During the year ended December 31, 2012, the Company earned $31,919 of interest income from the investment held in trust. The Company had no income from operations during this period. Operating costs of $1,120,793 consisted of non-employee share-based compensation valued at $180,750, $524,737 of legal expense, $90,000 of rent expense, $71,400 of travel and related expense, $65,592 of investor relation related expense, $41,856 of insurance expense, $34,544 of bank services fees, $28,079 of NASDAQ listing related fees, $21,080 of accounting fees, $24,697 of other professional fees, $18,422 of public filing related expense, $15,907 of office and related expenses, and $3,729 of other operating expenses. For the year ended December 31, 2011, the Company had a net loss of $458,131 as a result of operating costs. During the year ended December 31, 2011, the Company earned $20,919 of interest income from the investment held in trust. The Company had no income from operations during this period. Operating costs of $479,050 consisted of formation costs of non-employee share-based compensation valued at $209,606, and other operating costs of 269,444. The Company had a net loss of $1,613,995 for the period from February 4, 2010 (inception) to December 31, 2012, the Company earned $52,838 of interest income from the investment held in trust. Formation and operating costs of $1,666,833 consisted of formation costs of $5,317, non-employee share-based compensation valued at $424,730, and other operating costs of $1,236,786. We had a net loss of $66,990 for the period from February 4, 2010 (inception) to December 31, 2010 as a result of formation and operating costs. Formation and operating costs of $66,990 consisted of formation costs of $5,317, non-employee share-based compensation valued at $34,374, and other operating costs of $27,299. Additionally, deferred offering costs of $358,900 were incurred during this period. These costs consisted of professional fees of $322,705 and regulatory and filing fees of $36,195. We had no income during this period.

Immediately after the IPO, the Company began paying monthly fees of $7,500 per month to Kaiyuan Real Estate Development and incurred increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. The Company’s expenses had increased substantially following the completion of our IPO. For the period from February 4, 2010 (inception) to December 31, 2012, the Company have incurred $138,479 of fees to Kaiyuan Real Estate Development for office space, administrative services and secretarial support.

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Liquidity and Capital Resources

On March 30, 2011, the Company consummated the Company IPO of 3,600,000 units. Each unit issued in the IPO consists of one ordinary share, par value $0.001 per share, and one redeemable warrant. Each redeemable warrant entitles the holder to purchase one ordinary share at a price of $7.50. Prior to the consummation of the IPO, the Company completed a private placement of 2,185,067 warrants to the Company’s founding shareholders, generating gross proceeds of $1,638,800. On May 10, 2011, the Company announced that the underwriters of the Company’s IPO exercised their over-allotment option in part, for a total of an additional 52,975 units (over and above the 3,600,000 units sold in the IPO). The 3,652,975 units sold in the IPO, including the 52,975 units subject to the over-allotment option, were sold at an offering price of $10.00 per unit, generating gross proceeds of $36,529,750. A total of $36,606,096, which includes a portion of the $1,638,800 of proceeds from the private placement of warrants to the founding shareholders, was placed in trust. On May 25, 2011, the ordinary shares and warrants underlying the units sold in the IPO began to trade separately on a voluntary basis.

The net proceeds from the sale of our units, after deducting certain offering expenses of $2,346,832, including underwriting discounts of $1,826,488, were $35,821,718. $36,606,096 of the proceeds from the IPO and the private placement was placed in a trust account for the Company’s benefit.

In connection with the Extension, the Company’s board of directors determined that it was in the Company’s best interest to allow shareholders with the opportunity to redeem their ordinary shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account pursuant to an amendment (which was approved as part of the Extension) to the agreement governing the Trust Account by means of a tender offer, which the Company refers to as the Extension Tender Offer. Following approval of the Extension, the Extension Tender Offer expired at 5:00 p.m., United States Eastern Time on the evening of Thursday, March 28, 2013. Pursuant to the terms of the Extension Tender Offer, a total of 3,008,955 of the Company’s ordinary shares were validly tendered and all shares validly tendered were accepted for redemption by the Company for an aggregate purchase price of $30,149,729.10. As a result of the Extension Tender Offer, a maximum of 23,014 additional shares may be redeemed in connection with a business combination.

The trust account contains $1,022,833 of the deferred underwriter’s compensation, which will be paid to them only in the event of a business combination. Except for interest that is earned on the funds contained in the trust account that may be released to the Company to be used as working capital, the Company will not be able to access the amounts held in the trust until the Company consummates a business combination. The amounts held outside of the trust account are available to be used by the Company to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. From February 4, 2010 (the date of our inception) through December 31, 2010, we had operating expenses of $61,673 and deferred offering costs of $358,900. From January 1, 2011 through March 30, 2011 (the date on which we consummated our initial public offering), we had operating expenses of $63,621 and offering costs of $373,000, exclusive of the $1,826,488 in underwriting discounts. From February 4, 2010 (the date of the Company’s inception) through December 31, 2012, the Company had operating expenses of $1,661,516 and deferred offering costs of $358,900. From January 1, 2011 through March 30, 2011 (the date on which the Company consummated the Company initial public offering), the Company had operating expenses of $63,621 and offering costs of $373,000, exclusive of the $1,826,488 in underwriting discounts. The net proceeds deposited into the trust fund less amounts used to redeem shareholder in connection with the Extension remain on deposit in the trust account earning interest. Other than interest that the Company may use to fund working capital, the amounts held in the trust account may only be used by the Company upon the consummation of a business combination. As of December 31, 2012 and 2011, there was $36,620,933 and $36,627,014 held in the trust account, both of which includes deferred underwriting fees of $1,022,833. Additionally, as of December 31, 2012 and 2011, the Company had $7,411 and $68,966 outside the trust account to fund the Company ‘s working capital requirements, respectively. The trust fund balance at closing is estimated to be approximately $6,456,487. After deducting the loans payables, accrued expenses payables, fees, etc., and assuming no further shares will be tendered for redemption, the remaining balance will be approximately $3,081,654. Assuming maximum 23,014 shares are tendered for redemption, the remaining balance will be further reduced to approximately $2,851,054.

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On February 25, 2013, the Company, BHN and certain funds affiliated with AQR Capital Management, LLC (collectively, the “AQR Funds”) entered into agreements, pursuant to which the Company has granted the AQR Funds the right to put an aggregate of 535,000 ordinary shares to the combined company at a price of $10.55 per share for a period of four months following completion of the Acquisition. Pursuant to the agreements and in exchange for receiving the put right, the AQR Funds agreed not to tender any shares held by them in the Extension Tender Offer or in any future issuer tender offer that the Company may conduct in connection with a business combination. In connection with the put arrangement, the Company paid the AQR Funds a fee of $0.10 per share (an aggregate of $53,500) and paid an additional fee of $0.20 per share (an aggregate of $107,000) to the AQR Funds on May 24, 2013. Chardan Capital Markets, LLC will also receive a fee of $0.20 per share (an aggregate of $107,000) upon closing of the Acquisition. The parties also agreed to place $10.02 per share (an aggregate of $5,360,700) into escrow following completion of the Acquisition until the put rights are exercised or expire.

The Company will use substantially all of the net proceeds of the IPO to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that the Company’s capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business.

The current low interest rate environment may make it more difficult for the investment held in trust account to generate sufficient funds, together with the amounts available outside the trust account, to locate, conduct due diligent, structure, negotiate and close the Company’s initial business combination. If the Company is to seek additional capital, the Company would need to borrow funds from the Company’s sponsor or management team to operate or may be forced to liquidate. As of December 31, 2012, the Company’s founders have loaned the Company an aggregate of $270,000 to fund the Company’s working capital requirements. Such loans are interest free and due upon the earlier of the Company’s initial business combination or the Company’s automatic liquidation if the Company fail to complete a business combination prior to September 30, 2013. Any such loans would be repaid only from funds held outside the trust accounts or from funds released to the Company upon completion of the Company’s initial business combination. None of the Company’s founders, officers or directors is under any obligation to advance funds to, or invest in, the Company. Accordingly, the Company may not be able to obtain additional financing. If the Company are unable to complete the Company’s initial business combination because the Company does not have sufficient funds available to the Company, the Company will be forced to cease operations and liquidate the trust account. Commencing on March 30, 2011, the Company began incurring a fee of $7,500 per month for office space. As discussed above, the Company have entered into a formal agreement relating to the lease of space.

It is also possible that the Company could use a portion of the Company’s working capital, including the funds not in the trust account, to make a deposit, down payment or fund a “no-shop” provision with respect to a particular proposed business combination. In the event the Company are ultimately required to forfeit such funds, the Company may not have a sufficient amount of working capital available to pay expenses related to finding a suitable business combination without securing additional financing. If the Company is unable to secure additional financing, the Company would most likely fail to consummate a business combination in the allotted time and would be forced to liquidate.

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Off-balance Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results

As of December 31, 2010, 2011 and 2012, the Company did not have any off-balance sheet arrangements as defined in Item 5E of Form 20-F and did not have any commitments or contractual obligations.

Quantitative and Qualitative Disclosure About Market Risk

The net proceeds of the Company’s IPO, including amounts in the trust account, are and will be invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less. Due to the short-term nature of these investments, the Company believes there will be no associated material exposure to interest rate risk.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF THE TARGET COMPANIES

Historical financial statements of the Target companies (Seba, Nova, Delfin, Dieci, ELLEGI, SIM, Magfin, and GSI) have been prepared as follows.

•	Seba and Nova’s financial statements for the year ended on December 31, 2012 have been prepared according to Rule 3-14 of Regulation S-X.

•	Delfin, Dieci, ELLEGI, SIM, Magfin, and GSI, which prior to the Acquisition are under common control and management, are being treated as the predecessor entity as a result of their affiliation, and their financial statements have been combined. We refer to these companies collectively as the Bell Group. The owners of the Bell Group conduct business in joint agreement.

The following discussion and analysis summarizes the financial condition and operating performance of the Bell Group and should be read in conjunction with its historical combined financial statements and notes thereto included elsewhere in this Tender Offer document.

Significant components of management's discussion and analysis of results of operations and financial condition include:

•	Overview. The overview section provides a summary of Targets’ business, business trends, outlook and strategy.

•	Results of Operations. The results of operations section provides an analysis of results on a combined basis for the year ended December 31, 2012 compared to the year ended December 31, 2011.

•	Liquidity and Capital Resources. The liquidity and capital resources section provides a discussion of Targets’ cash flows for the year ended December 31, 2012 compared to the year ended December 31, 2011.

The Bell Group

Bell Group is a real estate property group, managing the following real estate properties:

•	Milanofiori, Building A5, Assago, office building;

•	Milanofiori, Building Q7, Assago, office building;

•	Milanofiori, Building N,Assago, office building;

•	Viale Lucania, Buccinasco, industrial and office building;

•	Via Buozzi, Buccinasco, office and warehouse building;

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•	Via Newton, Assago, office building;

•	Via Lazio, Buccinasco, office and warehouse building;

•	Via Emilia, Buccinasco, commercial building;

•	Via Mulino, Buccinasco, commercial building.

The other property being acquired as part of the initial portfolio, Corso Europa 22, Milano, is jointly owned by Seba and Nova.

Critical Accounting Policies And Estimates

Management discussion and analysis of Bell Group's financial condition and results of operations is based upon the amounts reported in the Bell Group’s combined financial statements which have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those reported amounts. The significant accounting policies, outlined in Note 1, " Accounting Policies," to the consolidated financial statements contained elsewhere in this Offer Letter, are integral to an understanding of Targets’ management's discussion and analysis.

On an on-going basis, the Bell Group evaluates its estimates, including those used for investment property evaluation (Fair Value Model, according to IAS 40), allowance for doubtful accounts in receivables, and income taxes. Bell Group bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

A critical accounting policy is one that is both important to the portrayal of an entity's financial condition and results of operations and requires judgment on the part of management. Generally, the judgment requires management to make estimates and assumptions about the effect of matters that are inherently uncertain. Estimates are prepared using management's best judgment, after considering past and current economic conditions and expectations for the future. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Changes in estimates could affect the Bell Group’s financial position and specific items in the Bell Group’s results of operations that are used by the users of the Bell Group’s financial statements in their evaluation of the Bell Group’s performance. The accounting policies presented below have been identified by us as critical accounting policies.

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Accounts Receivable

Accounts receivable consist of short-term receivables that arise in the normal course of business. The Bell Group performs ongoing credit evaluations of its tenants' financial condition.

The Bell Group is subject to tenant defaults and bankruptcies that could affect the collection of outstanding receivables. In order to mitigate these risks, the Bell Group performs credit reviews and analyses on prospective tenants before significant leases are executed and on existing tenants before properties are acquired. The Bell Group specifically analyzes aged receivables, customer credit- worthiness when evaluating the adequacy of the allowance for doubtful accounts.

Accounts receivable are carried at the original charge amount less an estimate made for doubtful receivables. Management determines the allowance for doubtful accounts based upon its assessment of the collectability of specific accounts. Uncollectible accounts receivable are written off when management determines that all reasonable collection efforts have been exhausted. Accounts that have previously been written off and subsequently recovered are recorded when received. Bad debt expense for the years ended December 31, 2012 and 2011 amounted to €777,190, and nil, respectively. The Bell Group believes its allowance for doubtful accounts is adequate for its outstanding receivables for the periods presented.

Investments in Real Estate

The Bell Group's investment property is revalued annually to open market value, with changes in the carrying value recognized in the combined statement of comprehensive income.

Rent receivable is spread on a straight-line basis over the period of the lease.

Costs incurred in making repairs and maintaining real estate and costs for renovating, rehabilitating and improving real estate are expensed as incurred.

Income Taxes

The Bell Group is subject to income tax in Italy and judgment is required in determining the provision for income taxes. During the ordinary course of business, there are transactions and calculations for which the ultimate tax determination is uncertain. As a result, the Bell Group recognizes tax liabilities based on estimates of whether additional taxes and interest will be due. These tax liabilities are recognized when, despite the Bell Group management’s belief that its tax return positions are supportable, the Bell Group management believes that certain positions are likely to be challenged and may not be fully sustained upon review by tax authorities. The Bell Group management believes that its accruals for tax liabilities are adequate for all open audit years based on its assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact income tax expense in the period in which such determination is made.

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Recent Accounting Pronouncements

None of the new standards, interpretations and amendments, effective for the first time from January 1, 2012, have had a material effect on the financial statements.

Results Of Operations

Comparison of Operating Results for the Year Ended December 31, 2012 and the Year Ended December 31, 2011

	2012 (in € Euro)	2012 (in US $)	2011 (in € Euro)	2011 (in US $)

Revenue	3,859,631	4,963,100	2,055,339	2,642,960

Other operating income	343,287	441,433	294,877	379,182
Depreciation, amortization and impairment provision	(831,632)	(1,069,396)	(54,391)	(69,941)
Other expenses	(4,239,016)	(5,450,951)	(2,240,086)	(2,880,527)

Profit from operations	(867,730)	(1,115,814)	55,740	71,674

Finance expense	(785,418)	(1,009,969)	(774,639)	(996,108)
Finance income	1,199	1,542	53	68

Profit before tax	(1,651,949)	(2,124,241)	(718,847)	(924,366)

Tax credit /(expense)	9,120	11,727	47,734	61,381

Profit from continuing operations	(1,642,829)	(2,112,514)	(671,113)	(862,985)

Profit /(loss) on discontinued operation, net of tax	674,512	867,355	(580,284)	(746,187)

Net Profit/(loss)	(968,317)	(1,245,159)	(1,251,397)	(1,609,172)

Revenues

For the year ended December 31, 2012, net revenues increased €1,804,292 as compared to 2011, due primarily to the Bell Group being repaid for renovation costs initially borne by the Bell Group and subsequently invoiced to the lessees. This results from an increase in renovation charges of €1,938,184 and a decrease in rental income of €133,892 in 2012.

Other Operating Income

For the year ended December 31, 2012, other operating income increased €48,410 as compared to the same period in 2011, primarily as a result of changes in the following areas:

•	Charges of building administration expenses to the lessees, for an amount equal to €139,221, with an increase of €16,668 compared to the previous year;

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•	Charge of other expenses to the lessees in an amount equal to €130,522, an increase of €38,630 compared to the previous year. These amounts relate to debited costs for lump-sum payments the lessees are committed to reimburse the lessors pursuant to lease agreements;

Depreciation, Amortization and impairment provision

For the year ended December 31, 2012, depreciation and amortization expense increased €777,241, or 93%, to €831,632 as compared to €54,391 in 2011, due primarily to a provision for bad debt. The provision for bad debt is equal to €777,190 and relates to past contract credit write-offs. Such credits primarily matured in 2010 and 2011, and the provision has been made in 2012 because at December 31, 2011 most of such credits were not deemed to be bad debt, but were deemed bad debt as of December 31, 2012 because there was increased evidence of the risk non-payment in 2012 due to an increase in overdue receivables in 2012 and commencement of litigation to collect receivables in 2012.

Other Expenses

For the year ended December 31, 2012, other expenses increased €1,998,930, or 47%, to €4,239,016, as compared to €2,240,086 in 2011, primarily as a result of changes in the following areas:

•	Renovation charges increased €1,201,728, or 87%, to €1,374,876 as compared to €173,148 in 2011, due to renovations on new properties, particularly to a significant addition to the original property at Viale Lucania, Buccinasco, purchased in 2012. Such additions and construction were requested by the lessee, and therefore charged to the lessee;

•	Operating expenses increased €406,461, or 35%, to €1,158,098 as compared to €751,637 in 2011, primarily due to the renovations on the property in Viale Lucania, Buccinasco. These expenses have not been charged to Microelettrica. According to IAS and accordingly such costs have been expensed;

•	Risk provisions increased to €150,000 as compared to nil in 2011, due to a provision for litigation;

•	Penalties increased €361,572, or 85%, to €424,000, as compared to €62,428 in 2011, due to a delay in the completion of the renovations of the property in Viale Lucania, Buccinasco, with consequent delay in the delivery of the property to the lessee.

Finance Income and Expense

Net finance expenses remained substantially the same as compared to 2011, with an increase of €10,779 in financial expense as compared to 2011, due primarily to interests on financial lease, which was partially offset by an increase of €1,146 in financial income as compared to 2011, due primarily to interests received on bank deposits.

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Tax Credit (Expense)

Tax credit for the year ended December 31, 2012, decreased in the amount of €38,000 due to a different combination of tax-deductible and non-deductible items between 2011 and 2012.

Discontinued Operations

The amounts accounted for as discontinued operations refers to the non-real estate business managed by two companies of the Bell Group (Ellegi S.r.l. and GSI S.r.l.); discontinued operations are related to administrative and logistic businesses which have been disposed of through a sale agreement on July 23rd 2013.

Net profit/(loss)

Net loss for the year ended December 31, 2012, increased €283,080 as compared to 2011, due to effects described above.

Liquidity and Capital Resources

Contractual obligations

The Bell Group’s contractual obligations relate to the repayment of bank borrowings installments and interests, as detailed in the tables below.

Bank Borrowings

(Amount in Euro)
Period: 2012	Floating rate	Fixed rate	Total

Expiry within 1 year	208,936	-	208,936
Expiry within 1 and 5 years	714,043	-	714,043
Expiry in more than 5 years	600,177	-	600,177

Total	1,523,156	-	1,523,156

(Amount in Euro)
Period: 2011	Floating rate	Fixed rate	Total

Expiry within 1 year	195,961	-	195,961
Expiry within 1 and 5 years	756,598	-	756,598
Expiry in more than 5 years	769,506	-	769,506

Total	1,722,065	-	1,722,065

Bank borrowings mainly relate to a variable interest rate mortgage between ELLEGI and Monte dei Paschi Siena, and a loan by Banca Popolare di Sondrio.

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The contract between Ellegi and Monte Paschi di Siena is a mortgage loan agreement for an amount of €1,920,000. Interest on the loan accrues at a rate equal to 3 month Euribor (360), increased by a margin equal to 1.125%. Ellegi granted to the bank, as security of the obligations arising under the loan agreement, a first ranking mortgage over a real estate property located in the municipality of Buccinasco (MI), viale della Resistenza. The maximum amount secured by the mortgage is equal to €2,880,000.

The contract between Ellegi and Banca Popolare di Sondrio Soc. Coop.p.A. as lender is an unsecured loan agreement for €250,000. Interest on the loan accrues at a rate equal to 1 month EURIBOR, plus a margin of 250 basis points per annum (but subject to a minimum floor of 2% p.a. of interest)

Future financial lease payments are due as follows:

(Amount in Euro)
Period: 2012	Minimum lease payments	Interest	Present value

Not later than one year	1,802,065	969,589	832,476
Later than one year and not later than five years	7,013,856	3,442,262	3,571,594
Later than five years	21,419,129	5,733,428	15,685,702

Total	30,235,050	10,145,279	20,089,772

(Amount in Euro)
Period: 2011	Minimum lease payments	Interest	Present value

Not later than one year	1,180,350	563,863	616,487
Later than one year and not later than five years	4,207,486	1,855,372	2,352,115
Later than five years	13,825,152	2,899,029	10,926,124

Total	19,212,989	5,318,263	13,894,725

Financial leases relate to variable interest rate financial lease contracts between:

•	Ellegi, Ing Lease S.p.A. and Fineco Leasing S.p.A.;

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•	GSI, Ing Lease S.p.A., Italease Network S.p.A. and MPS Leasing and Factoring S.p.A.;

•	Magfin and Unicredit Leasing S.p.A.;

•	SIM and Ing Lease S.p.A;

•	Dieci RE and Unicredit Leasing S.p.A.;

•	Delfin and SG Leasing S.p.A.

The interest rate on these leases, applied on weighted average, is 3-month Euribor rate plus 300 basis points.

Sources and Uses of Cash

The Bell Group's principal sources of cash are cash on hand, cash flows from operating activities and borrowing capacity available under its credit facility. As of December 31, 2012, the Bell Group had €162,937 of cash on hand and €123,628 available to borrow under the credit facility as compared to €83,821 of cash on hand and €93,226 available to borrow under the credit facility in the prior year.

The Bell Group's current financial obligations include maturities of debt, financial lease obligations and other commitments from ordinary course of business that require cash payments to vendors and suppliers.

Cash Flows

The following table provides information with respect to the Bell Group’s statements of cash flows for the years ended December 31, 2011 and 2012:

(Amount in Euro)
	2012	2011
Net cash flows from operating activities	1,747,047	1,110,171

Net cash used in investing activities	(7,780,048)	(338,216)

Net cash (used in)/from financing activities	6,112,117	(917,641)

Net increase in cash and cash equivalents	79,116	(145,686)
Cash and cash equivalents at beginning of year	83,821	229,507

Cash and cash equivalents at end of year	162,937	83,821

Operating Activities

Cash provided by operating activities is primarily driven by the Bell Group's net income, adjusted for non-cash items and changes in working capital.

Non-cash items consist primarily of depreciation of property and equipment deferred taxes and provision for bad debts.

Net cash provided by operating activities for the year ended December 31, 2012, was €1,747,047, an increase of €636,876, or 36%, as compared to €1,110,171 for the same period in 2011. The increase was primarily due to changes in working capital (change in receivables, payables, asset liabilities, disposal groups classified as held for sale).

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Investing Activities

Net cash used in investing activities for year ended December 31, 2012, was €7,780,048, an increase of €7,441,832, or 2200%, as compared to €338,216 for the same period in 2011. The increase was due primarily to purchase of property, plant and equipment in the amount of €7,303,081.

Financing Activities

Net cash from financing activities for the year ended December 31, 2012, was €6,112,117, an increase of €7,029,758, or 96%, as compared to net cash used in financing activities of €917,641 for the same period in 2011. The increase was due to a new loan in the amount of €7,674,032 which was partially offset by the repayment of a portion of the principal and interest of an existing loan in the amount of €664,274.

Off-Balance Sheet Arrangements

The Bell Group does not have any off-balance sheet financing arrangements.

Quantitative And Qualitative Disclosures About Market Risk

Interest Rate Risk

Bell Group’s exposure to interest rate risk primarily relates to its outstanding debts, which is mostly in the form of variable interest rate mortgage. The current weighted average interest rate on such debts is 3.5%.

According to Bell Group’s lease agreements with its tenants, there is a clause allowing the Bell Group to increase the lease payment at the end of each year term in connection with the official inflation rate published by the Italian government. A 1% inflation rate would yield a 1% increase in rental income. Although there is no direct correlation between the increase of the inflation rate and the increase in interest rate published by the Italian Central Bank, the increase of interest rate has been historically significantly less than the inflation rate. This clause in the lease agreements aims to increase the level of cash inflow for covering the variable interest rate mortgage.

The current weighted average interest rate on the variable interest rate mortgage is 3.5%. The following sensitivity analysis demonstrates different scenarios that may occur in the future. Based on the following sensitivity analysis, a 1% increase in inflation with a 0.25% increase in interest rate would yield a 1% increase in the rental income and 1% increase in the gross profit before operating expenses. If the interest rate increases in a significant lower rate than inflation rate, the effect on net profit would be favorable.

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(in Euro €)	Current at 3.5% weighted average interest rate	Assuming 1% inflation and 0.25% interest rate increase	Assuming 1% inflation and 0.5% interest rate increase	Assuming 2% inflation and 0.5% interest rate increase	Assuming 2% inflation and 1% interest rate increase	Assuming 3% inflation and 1% interest rate increase	Assuming 3% inflation and 1.5% interest rate increase

Current annual rental based on existing lease agreements	€2,480,882

Adjusted annual rental income according to the inflation rate		2,505,691	2,505,691	2,530,500	2,530,500	2,555,309	2,555,309

€ Increase in rental income		24,809	24,809	49,618	49,618	74,426	74,426
% increase in rental income with inflation rate adjustment		1%	1%	2%	2%	3%	3%

Annual finance expense	785,418	777,900	829,760	829,760	933,480	933,480	1,037,200

Effect of interest expense on the gross profit before operating expenses		32,327	(19,533)	5,276	(98,444)	(73,636)	(177,356)
% increase (decrease) on the gross profit with effect of interest rate before operating expenses		1%	(1%)	0%	(4%)	(3%)	(7%)

Some Bell Group’s companies have stipulated Interest Rate Swap agreements linked to floating rate medium-term leasing contracts with the aim of ensuring itself a fixed rate on their operations. The notional value as at December 31, 2012 is equal to €1,494,309 and the negative fair value is equal to €188,927.

Credit Risk

Bell Group is exposed to credit risk from its granting of credit to tenants. The granting of credit to tenants is subject to specific preliminary and on-going assessments of each tenant. Positions amongst trade receivables (if individually significant) for which objective partial or total non-recoverability is ascertained, are subject to individual write-down.

The Group monitors the credit of the tenants of its properties by reviewing financial statements that all companies are required to publicly file. Such activity is performed on average on a yearly basis and on a quarterly basis for those tenants who issue interim financial reports. The Group also monitors news reports regarding its tenants and/or their respective businesses and the timeliness of rent collections.

Other credit risk for Bell Group also arises from cash and cash equivalents and deposits with banks and financial institutions. As of December 31, 2012, Bell Group has a significant amount of cash held at Popolare di Sondrio, Cassa Rurale Art.Binasco, and C.R. Asti for €151,868, €1,092, and €9,826 respectively. Rating of Popolare di Sondrio at December 31, 2012 was BBB+, no ratings information are available for Cassa Rurale Art.Binasco, and C.R. Asti.

Liquidity Risk

The liquidity risk may manifest as the inability to raise the financial resources necessary for the anticipated investments under good economic conditions and for financing working capital.

Bell Group has adopted a series of policies and processes aimed at optimizing the management of the financial resources to reduce the liquidity risk, such as the maintenance of an adequate level of available liquidity, the obtaining of adequate credit facilities and the systematic monitoring of the forecast liquidity conditions.

Impact of Inflation

Bell Group is exposed to impact of inflation primarily relates to its operating expenses, and the variable interest rate mortgages it carries. There is no direct correlation between the increase of the inflation rate and the increase in interest rate published by the Italian Central Bank, however, the increase of interest rate has been historically significantly less than the inflation rate. The clause allowing the Bell Group to increase the lease payment each year in connection with inflation rate (see note “Interest Rate Risk”) is aimed at facilitating increased level of cash inflow for covering the inflation affecting operating expenses and increase in the variable interest rate mortgage.

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Foreign Currency Risk

Euro is the functional and reporting currency for Bell Group’s operation in Italy. All transactions in currencies other than the functional currency during the year are recorded at the exchange rates on the date of such transactions. Bell Group has not entered into transactions denominated in a currency other than their functional currency and hence the exposure to foreign currency risk within Bell Group is limited. However, Prime’s functional and reporting currency is U.S. dollar. During consolidation of Bell Group’s and Prime’s financial statements, monetary assets and liabilities of Bell Group are translated from Euro into U.S. dollars at the exchange rates on the reporting date. The historical amounts in the statement of operations are translated at an appropriate weighted average rate for the period presented. The Exchange differences are recorded in our consolidated statements of comprehensive income. The equity accounts are translated at the historical exchange rate of the transaction date with the cumulative exchange rate differences resulting from these transactions recognized in shareholder’s equity under Exchange reserve. Therefore, fluctuations in exchange rates may affect our consolidated balance sheets.

According to the historical exchange rate published by U.S. Federal Reserve Bank, the exchange rate between Euro and U.S. dollar has been relatively stable for the past 10 years. The average exchange rate of U.S. dollar to Euro from 2003 to 2012 was $1.31 to €1, with each year’s inner-year average exchange rate varies between 1.1% to maximum of 13.7% from this 10-year average rate. Within each year, the maximum daily exchange rate fluctuation from that year’s average exchange rate varies from 7.3% to 11.3% in the past 10 years.

Seba and Nova

Seba and Nova jointly own a building located in the center of Milan (Italy), Corso Europa 22. The Seba portion of the property totals approximately 988 square meters, and the Nova portion of the property totals approximately 547 square meters.

Below are the statements of revenue and certain expenses of Seba and Nova.

Seba

(Amount in Euro)
2012
Revenues:
Property rentals	675,000
Tenant reimbursement	-
Total revenues	675,000

Certain expenses:
Real estate taxes	(46,202)
Interests	(455,641)
Utilities	-
Insurance	(24,599)
Building reparirs and maintenance	-
Other real estate operating expenses	-
Total certain expenses	(526,442)

Revenues in excess / (shortage) of certain expenses	148,558

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Nova

(Amount in Euro)
2012
Revenues:
Property rentals	15,000
Tenant reimbursement	-
Total revenues	15,000

Certain expenses:
Real estate taxes	(7,230)
Interests	(59,571)
Utilities	-
Insurance	(166)
Building reparirs and maintenance	-
Other real estate operating expenses	(14,112)
Total certain expenses	(81,078)

Revenues in excess / (shortage) of certain expenses	(66,078)

No year over year comparison of Seba and Nova’s financial statements is being presented because the financial statements for the year ended on December 31, 2012 have been prepared according to Rule 3-14 S-X.

Among the key variables we will utilize to manage and monitor the real estate business post acquisition are occupancy rate, tenant quality and length of lease agreements. We will focus on producing cash flow and having occupancy rates on average above 90%. Rental revenues generated by our properties depend principally on the occupancy levels and lease rates at our properties and our ability to lease space that becomes available as a result of lease expirations. In addition, assessing the credit quality of our tenants, together with long-term lease agreements, should allow us to produce steady cash flows.

Some of the key variables and financial measures used to monitor the performance of the green certificates in the Romanian regulated market (OPCOM) are: (i) the forecasts of demand and offer for green certificates in the market as published by OPCOM; (ii) the actual monthly number of offers to buy and sell, (iii) the number of green certificate traded on a monthly basis per trading session, (iv) the monthly clearing price per trading session, (v) the actual production of renewable energy produced versus the annual quota, and (vi) changes in the legislation. Additionally, we need to monitor the performance of each photovoltaic plant in terms of energy produced, general maintenance, and insurance covering the plant.

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MANAGEMENT

Current Management

Prior to the Acquisition, our management is comprised of the following:

Name	Age	Position
Yong Hui Li	50	Chairman and Director
Diana Chia-Huei Liu	49	Chief Executive Officer and Director
William Tsu-Cheng Yu	52	President, Chief Financial Officer and Director
Hui-Kai Yan	48	Chief Operating Officer and Director
Gary Han-Ming Chang	64	Chief Investment Officer and Director
Jason Wang	37	Independent Director
Dane Chauvel	54	Independent Director
George Kaufman	37	Independent Director

The biographical information for our current officers and directors, with the exception of Mr. Yu, who will be a director of the Company following the Acquisition, is incorporated by reference to the section entitled “Management” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2012 filed with the SEC on April 30, 2013.

Post-Acquisition Management

Following the Acquisition, our management will be comprised of the following individuals:

Name	Age	Title
Marco Prete	44	Chief Executive Officer
Cristina Fragni	44	Chief Financial Officer
Stefano Ferrari	52	Chief Operating Officer
William Tsu-Cheng Yu	52	Independent Director
Enrico Valdani	65	Independent Director
Mark Horan	51	Independent Director
Marco De Franceschini	52	Independent Director

Marco Prete is the founder of bhn S.r.l., a corporate finance and investment management advisory firm. Following the Acquisition, Mr. Prete will be seconded to us by Manager and will serve as our Chief Executive Officer and director. From 2004 to 2012, Mr. Prete was board member of Ikonysis Inc., a biotechnology company located in New Haven, Connecticut, that specializes in cell based diagnostics. From 2007 to 2011, Mr. Prete was the chairman and CEO of Yorkville bhn S.p.A., an investment company listed on the Italian Stock Exchange in partnership with the US based fund Yorkville Advisors. Additionally, from 2009 to 2011 Mr. Prete was board member of Sigea S.r.l., a pharmaceutical company operating in cancer research. Prior to bhn S.p.A., Mr. Prete was head of Corporate Finance at Finanziaria Canova S.p.A. worked as a manager in the Corporate Finance department of E-Capital Partners, and was executive manager of Poligrafica San Faustino S.p.A. Marco has a degree in Economics and Social Sciences from the Bocconi University in Milan. Mr. Prete is well qualified to serve as a director of the Company as a result of his experience in management, mergers and acquisitions, and public company governance and management.

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Cristina Fragni is in charge of implementing the structured finance transactions closed by bhn. Following the Acquisition, Ms. Fragni will be seconded to us by Manager and will serve as our Chief Financial Officer and director. From 2007 to 2011, Ms. Fragni was executive director of Yorkville bhn S.p.A., an investment company listed on the Italian Stock Exchange and was in charge of corporate organization management, legal department, human resources and director in charge of the company’s accounting documents. From 2009 to 2011, Ms. Fragni was executive director of the finance department of Rpx Ambiente, a plastics recycling company. From 2009 to 2011, she was also board member of AQ Tech S.p.A., an Italian pharmaceutical group. Additionally, Ms. Fragni was head of family office of I.dhea of Milan, managing portfolios focused on listed shares and bonds, with previous experiences as board member of private companies both in the technology and manufacturing fields. Ms. Fragni is a financial analyst and received her degree in Economics and Social Sciences from the Bocconi University in Milan. Ms. Fragni is well qualified to serve as a director of the Company due to her experience in capital markets, mergers and acquisition, and public company governance and management.

Stefano Ferrari has 25 years of experience in investing in diverse industries, including real estate, pharmaceuticals, and media and entertainment. Following the Acquisition, Mr. Ferrari will be seconded to us by Manager and will serve as our Chief Operating Officer. Over the last 17 years, Mr. Ferrari was founder, common shareholder and senior executive of several multinational companies operating in the pharmaceutical, food and ingredients industries. These companies included Prospa B.V., a multinational holding company in the pharmaceutical industry, which controlled, among other companies, SPA, Societá Prodotti Antibiotici S.p.A, a pharmaceutical company that developed the first Omega-3 fatty acids drug with annual sales in Italy exceeding €300 million (1995 to 2002), Bioseutica, Ltd (2008-2011), a food and pharmaceutical ingredient business that he ran and took from € 6mm to approximately €38 million in revenue over three and a half years, and 1010 Holdings, LLC, a holding company, investing in real estate in Europe and New York State. Mr. Ferrari has served on several boards, including , most recently, Neovatech Inc. from 2007 to 2011, The Fisher Center for the Performing Arts, since 2006, and Matinas Biopharma, Inc. since 2012. Stefano received his degree in International Business Administration from the University of San Francisco. Mr. Ferrari is well qualified to serve as a director of the Company as a result of his experience in mergers and acquisition, and his experience business management.

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William Tsu-Cheng Yu has been our Chief Financial Officer and a director since inception. Mr. Yu became our President in April 2010. Following the Acquisition, Mr. Yu will resign his positions a CFO and President of our company, and will continue as an independent director of the combined company. Since July 2000, Mr. Yu has served as the Managing Partner of Cansbridge Capital. From October 2009 until January 2010, Mr. Yu served as Chief Financial Officer and Chief Operating Officer of Optoplex Corporation, a communication networks company. Mr. Yu served as a director of Optoplex Corporation from April 2004 until January 2010. From July 2006 through October 2008, Mr. Yu served as a special advisor to the Chief Executive Officer of Optoplex Corporation. Mr. Yu served as a director of Abebooks, Inc., the world’s largest on-line used book seller, from 2001 to 2008, prior to its acquisition by Amazon.com (Nasdaq:AMZN). From February 2002 to August 2003, Mr. Yu served as the Chief Financial Officer to Telos Technology Corp., a supplier of wireless solutions for voice and data communication networks (acquired by UT Starcom (Nasdaq: UTSI) in 2004). Mr. Yu co-founded Intrinsyc Software Inc. (TSE: ICS), a TSE-listed embedded software company, and served in various capacities including director, Chief Financial Officer, Executive Vice President and Chief Operating Officer from July 1996 to November 2002. From August 1994 to May 1996, Mr. Yu was an associate in the Asia Pacific corporate finance group of Marleau, Lemire Securities, Inc., an investment banking firm headquartered in Montreal, Canada. From July 1991 to August 1994, Mr. Yu was an investment portfolio manager at Discovery Enterprises Inc., a provincial-government sponsored venture capital fund. Mr. Yu also previously worked with China-Canada Investment and Development and the Lawson Mardon Group. He has also served in various capacities with the Monte Jade Science and Technology Association, a non-profit organization supporting entrepreneurship and investment in technology companies in North America and Asia. Mr. Yu served as Chief Financial Officer and as a director of AutoChina International Limited (OTCBB: AUTCF) from October 2007 through April 2009 (during which time it was known as Spring Creek Acquisition Corp., a blank check company formed to acquire and operating business). Mr. Yu earned a BS in Mechanical Engineering with Honors and an MBA with Honors from Queen’s University in Canada. Mr. Yu is married to Ms. Diana Liu, our current Chief Executive Officer, and a current director. Mr. Yu is well qualified to serve as a director of the Company as a result of his experience in public company governance and management.

Enrico Valdani will serve as an independent director starting upon completion of the Acquisition. Prof. Valdani is a full professor of business administration at Bocconi University. Prof. Valdani has been the President of the Italian Marketing Society since 2009 to 2012. In addition, he is the Director of the Marketing Department of Bocconi University. He has been the Director of the Customer and Service Science Laboratory and Mediolanum Bank Chair of Customer & Service Science at Bocconi University, positions he has held since 2007. Now he is the President of Cermes, marketing and service research center of the same university. From 2005 until 2008, Prof. Valdani was the President of CESDIA - Center for teaching and learning, and from 1999 until 2006, he was the Director of I-LAB at Bocconi University. Previously, Prof. Valdani held a number of positions at Bocconi University and Calabria State University. In 1992, Prof. Valdani co-founded Valdani Vicari & Assoc., a management consulting firm, and one of Italy’s leading providers of consulting services, where Prof. Valdani is currently a managing director. Prof. Valdani currently serves as a director on the boards of ILTE, CO.IMPORT, RDB, Valentino Fashion Group and Marzotto Spa. In addition, Prof. Valdani has published a number of books and scolarly articles on the topics of client and service management and strategic marketing. Professor Valdani received his bachelor’s degree in business administration from Bocconi University in 1972, he attended the ISP at Harvard Business School in 1976, and was a visiting scholar at the University of Southern California in 1987. Prof. Valdani is well qualified to serve as a director of the Company as a result of his academic experience and his experience in the management and governance of private and public companies.

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Mark Horan will serve as an independent director starting upon completion of the Acquisition. Mr. Horan has been President of Durham Capital Advisors since March 2012, Durham is a consulting firm that provides strategic advice as well as business development and capital raising services to private equity firms, family offices and hedge funds. Previously, Mr. Horan was a senior vice president at UBS Financial Services, from September 2006 to March 2012, where he was a senior partner of a seven person private wealth management team that provided private banking services to high net-worth families. From February 1991 to September 2006, he was a Senior Vice President at Merrill Lynch where he had similar responsibilities. Mr. Horan does not serve on any other boards of directors for any public or private companies. Mr. Horan received a bachelor’s degree in communications from Bethany College. Mr. Horan is well qualified to serve as a director of the Company due to his expertise in business development and extensive relationships in banking as well as family offices, private equity firms and hedge funds.

Marco De Franceschini will serve as an independent director starting upon completion of the Acquisition. Mr. De Franceschini has been the Chief Executive Officer and a director of DFL Financial Services, S.A., a Swiss asset management company, since he co-founded the company in 1991. With more than 350 million euros under management, DFL Financial Services managed client assets investing in equities, fixed income, commodities and hedge funds. Between 2002 and 2008 DFL started and managed The Turtle Fund, a 60 million euro fund, which grew 55% since inception. Mr. De Franceschini received a bachelor’s degree in business administration from the University of San Francisco. Mr. De Franceschini is well qualified to serve as a director of the Company as a result of his experience in financing and assets management.

Family relationships

With the exception of Mr. Prete and Ms. Fragni, who are married, there will be no family relationships among the members of our management following the Acquisition.

Litigation

Cristina Fragni and Marco Prete were subject to a €120,000 administrative fine imposed by Consob (Commissione Nazionale per le Società e la Borsa), the Italian market regulator, on February 24, 2012. The fine relates to the breach of certain take-over bid rules involving the Italian listed company Yorkville bhn S.p.A. (ticker: BY:IM) as more fully described below.

Testo Unico della Finanza,or TUF, Article 106, paragraph 1 requires any party that acquires 30% or more of an Italian listed company to launch a tender offer bid for any and all equity interest of such company at certain minimum offering prices. TUF Article 109, paragraph 1, applies the restrictions and obligations imposed by Article 106 to parties acting in concert under certain circumstances. TUF Article 110, paragraph 1, suspends the voting rights of a person (or persons acting in concert) that are subject to Article 106, paragraph 1, until the ownership percentage has gone below 30%, and provides that if such voting rights are exercised and are decisive with respect to a shareholder action, then civil penalties may apply.

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Consob determined that Cristina Fragni and Marco Prete, through bhn srl, the company jointly owned by them, acted in concert with Yorkville Advisors since 2009 in order to keep control of Yorkville bhn S.p.A., and that on three occasions, bhn and Yorkville Advisors’ shareholdings, in the aggregate, exceeded such threshold without launching a take-over bid on the listed company as required by TUF Article 106, paragraph 1. Furthermore, Consob determined that on April 23, 2010, when the shareholding held by bhn srl and Yorville Advisors was, in the aggregate, equal to 35.86% of Yorkville bhn’s share capital, that the voting rights of such shares were exercised in violation of Article 110, paragraph 1. Such actions resulted in the fine specified above.

Other than the fine described above, no other sanctions were imposed by Consob. Ms. Fragni and Mr. Prete elected not to appeal the decision of Consob and have paid the fine.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a governance and nominating committee. Upon completion of the Acquisition these committees will remain in place and the new independent directors will be appointed to these committees as described below.

Audit Committee.

Upon completion of the Acquisition, the audit committee will consist of William Tsu-Cheng Yu, Enrico Valdani, Mark Horan and Marco De Franceschini. Mr. Yu will be the chair of the audit committee, and our board of directors believe that Mr. Yu qualifies as “audit committee financial experts”, as such term is defined in the rules of the Securities and Exchange Commission.

The board of directors has adopted an audit committee charter, providing for the following responsibilities of the audit committee:

•	appointing and replacing our independent auditors and pre-approving all auditing and permitted non-auditing services to be performed by the independent auditors;

•	reviewing and discussing the annual audited financial statements with management and the independent auditors;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	such other matters that are specifically delegated to our audit committee by our board of directors from time to time;

•	meeting separately and periodically with management, the internal auditors and the independent auditors; and

•	reporting regularly to the board of directors.

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Compensation Committee.

Upon completion of the Acquisition, our compensation committee will consist of William Tsu-Cheng Yu, Enrico Valdani, Mark Horan and Marco De Franceschini. Mr. Valdani is the chair of our compensation committee. Upon completion of the Acquisition, Messrs. Yu, Valdani, Horan and De Franceschini will not have any direct or indirect material relationship with us other than as a director.

Our board of directors adopted a compensation committee charter, providing for the following responsibilities of the compensation committee:

•	reviewing and making recommendations to the board regarding our compensation policies and forms of compensation provided to our directors and officers;

•	reviewing and making recommendations to the board regarding bonuses for our officers and other employees;

•	administering our incentive-compensation plans for our directors and officers;

•	reviewing and assessing the adequacy of the charter annually;

•	administering our share option plans, if they are established in the future, in accordance with the terms thereof; and

•	such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Governance and Nominating Committee.

Upon completion of the Acquisition, our governance and nominating committee will consist of William Tsu-Cheng Yu, Enrico Valdani, Mark Horan and Marco De Franceschini. Mr. Horan will be the chair of our governance and nominating committee. Upon completion of the Acquisition, Messrs. Yu, Valdani, Horan and De Franceschini will not have any direct or indirect material relationship with us other than as a director.

Our board of directors adopted a governance and nominating committee charter, providing for the following responsibilities of the governance and nominating committee:

•	overseeing the process by which individuals may be nominated to our board of directors;

•	identifying potential directors and making recommendations as to the size, functions and composition of our board of directors and its committees;

•	reviewing candidates proposed by our shareholders;

•	developing the criteria and qualifications for the selection of potential directors; and

•	making recommendations to the board of directors on new candidates for board membership.

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In making nominations, the governance and nominating committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the board, in collectively serving the long-term interests of the shareholders. In evaluating nominees, the governance and nominating committee is required to take into consideration the following attributes, which are desirable for a member of the board: leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge, and diversity of viewpoints.

Oversight of Manager

The Board of Directors will be charged with the oversight of the Manager and the Company’s business operations, and the independent directors will set the guidelines for Prime’s investment criteria and parameters, borrowings and operations. A majority of the independent directors will periodically review these guidelines and may modify them as a majority of such independent directors may determine is in the best interest of Prime and its shareholders. The Manager will be responsible for the day-to-day operations of Prime, subject to these guidelines, and will be required to seek approval from the independent directors for acquisitions or dispositions of assets with a fair market value of greater than 15% of Prime’s assets. Subject to approval of the Board of Directors, the Manager will be responsible for hiring the accountants and advisors of Prime and for handling and resolving all claims and disputes of Prime.

Code of Ethics

In November 2010, our board of directors adopted a code of ethics that applies, and following the Acquisition will continue to apply, to our directors, officers and employees.

Director Independence

Our board of directors has determined that, upon completion of the Acquisition, Messrs. Yu, Valdani, Horan and De Franceschini will qualify as independent directors under the rules of the Nasdaq Marketplace Rules because they will not currently be employed by us, and do not fall into any of the enumerated categories of people who cannot be considered independent in the Nasdaq Marketplace Rules.

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DIRECTOR AND EXECUTIVE COMPENSATION

Director and Executive Compensation Prior to Acquisition

Employment Agreements

We have not entered into any employment agreements with our executive officers, and have not made any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

None of our directors or officers have received any cash compensation for services rendered to us during the year ended December 31, 2012. Our founders purchased 1,407,600 units comprised of 1,407,600 ordinary shares and 1,407,600 warrants, each to purchase one ordinary share for an aggregate consideration of $1,564. Following the partial exercise of the underwriters’ over-allotment option on May 10, 2011, an aggregate of 165,592 founders’ units were forfeited for no consideration, and as a result our founders own an aggregate of 1,242,011 founders’ units. In addition, we issued the representative of the underwriters, Chardan Capital Markets, LLC, and our founders and certain of their designees, in a private placement occurring simultaneously with our IPO, an aggregate of 2,185,067 warrants for an aggregate consideration of $1,638,800. We believe that because our officers and directors own such shares, no compensation (other than reimbursement of out-of-pocket expenses) is necessary and such persons have agreed to serve in their respective role without compensation.

Our board of directors has approved the grant of options to purchase up to 220,000 of our ordinary shares to our directors, employees, and consultants from time to time, with such terms and conditions as our officers may establish, including options to purchase 60,000 ordinary shares at a purchase price of $0.001 per share prior to our initial public offering. Carolyne Yu is one of these consultants, and she is the niece of William Yu and Diana Liu. Ms. Carolyne Yu received an option to purchase 1,500 ordinary shares and will provide investor and public relations and consulting to us. She also provides such consulting services to AutoChina International Limited, a company for which Diana Liu, William Yu’s husband, serves as a director. Dane Chauvel, Jason Wang and Hui Kai Yan have each been granted options to purchase 26,000, 5,000 and 5,000 ordinary shares, respectively, as of December 31, 2011. In March 2012, George Kaufman was granted an option to purchase 5,000 ordinary shares. None of the other options issued as of the date of this report have been issued to our officers or directors or any of their affiliates. Such options are not exercisable until the closing of the business combination. Share option grants are governed by individual grant agreements and stock restriction agreements as determined by our officers, and may be subject to either time-based or performance-based vesting provisions. Our board of directors has the authority to amend, alter, suspend or terminate our right to grant such share options without the consent of public shareholders within the 220,000 option limit. Accordingly, such options may dilute the equity interest of our shareholders.

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We have agreed to pay to Kaiyuan Real Estate Development a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing on March 24, 2011, and ending on the earlier of our consummation of a business combination or our liquidation. Kaiyuan Real Estate Development is an affiliate of Mr. Yong Hui Li, our Chairman. This arrangement was agreed to by Kaiyuan Real Estate Development for our benefit and is not intended to provide Mr. Li compensation in lieu of a management fee or other remuneration because it is anticipated that the expenses to be paid by Kaiyuan Real Estate Development will approximate the monthly reimbursement. From February 1, 2012 through January 31, 2013, we also had approximately 150 sq. foot of additional office space, administrative services and secretarial support in Taipei, Taiwan. Fees for the additional office space, administrative services and secretarial support were included in the $7,500 monthly fee paid to Kaiyuan. As of June 30, 2013, we owed Kaiyuan an aggregate of $183,479.09 under this arrangement.

Other than this $7,500 per month fee, and any share option grants, no compensation of any kind, including finder’s and consulting fees, will be paid to our officers, or directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our officers and directors and their respective affiliates will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with identifying, investigating and consummating a potential business combination with one of more target businesses. There are no limitations on the amount of expenses for which they can seek reimbursement, provided such expenses were incurred for our benefit. There will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate our initial business combination. As of June 30, 2013, our founders had an aggregate of $272,365.76 in reimbursable expenses, consisting of $145,257.38 of traveling and related expense, $41,704.38 of public filing related expense, $17,980.57 of Luxembourg subsidiary set up expense, and $67,816.47 of other operating expenses.

Although we currently anticipate that some members of our management team will remain with us post business combination, some or all of our current executive officers and directors may or may not remain with us following our initial business combination, depending on the type of business acquired and the industry in which the target business operates. After a business combination, our directors and officers who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the prospectus/proxy solicitation or tender offer materials furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of a business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. We cannot assure you that our current executive officers and directors will be retained in any significant role, or at all, and have no ability to determine what remuneration, if any, will be paid to them if they are retained following our initial business combination.

We have not set aside any amount of assets for pension or retirement benefits.

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Share Options

Our board of directors has approved the grant of options to purchase up to 220,000 of our ordinary shares to our directors, employees, and consultants from time to time, with such terms and conditions as our officers may establish, including options to purchase 60,000 ordinary shares at a purchase price of $0.001 per share prior to our initial public offering, which are currently outstanding. Such options are not exercisable until the closing of the business combination. Share option grants are governed by individual grant agreements and stock restriction agreements as determined by our officers, and may be subject to either time-based or performance-based vesting provisions. Our board of directors has the authority to amend, alter, suspend or terminate our right to grant such share options without the consent of public shareholders within the 220,000 option limit. Accordingly, such options may dilute the equity interest of our shareholders.

Director and Executive Compensation Post-Acquisition

Director Compensation

Following the Acquisition, our non-management directors will each received annual cash retainers of $30,000. The chairperson of the audit committee, nominating and corporate governance committee and compensation committee will also receives an annual cash retainer of $5,000. Directors will be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or committees and for any expenses reasonably incurred in their capacity as directors. The Company will also reimburse directors for all reasonable and authorized business expenses related to service to the Company by the directors in accordance with the policies of the Company as in effect from time to time.

Messrs. Valdani, Horan, De Franceschini and Yu will be independent directors following the closing of the Acquisition.

Executive Compensation

Compensation Discussion and Analysis

On May 23, 2013, Prime and Manager entered into a Management Agreement. Pursuant to the terms of the Management Agreement, and subject to the closing of the Acquisition, Prime appoints Manager to manage the assets of Prime following the Acquisition on an exclusive basis. Manager will provide Prime with a management team for the assets acquired in and following the Acquisition and will be responsible for the day-to-day operations of Prime following the Acquisition. Prime’s board of directors will provide oversight to such management team and Manager. In exchange for the portfolio management and related services provided by Manager, Prime will pay a management fee equal to 1.9% of the value of the managed assets (one-twelfth of which is payable in arrears monthly). In addition, Manager is entitled to a one-time equity grant equal to 3.5% of the issued and outstanding ordinary shares of Prime at the time of the closing of the business combination, provided the minimum value of the assets acquired in the transaction is greater than $150 million. If Prime pays a cash dividend equal to $0.50 per share to its holders of ordinary shares following the business combination, the Manager shall be entitled to a bonus equal to 10% of the adjusted net operating income (as defined in the agreement) for each year following the payment of such dividend. At or promptly after closing of the Acquisition, Prime is required to establish a stock incentive plan providing for the issuance to the Manager of options to purchase up to 1 million ordinary shares. Manager will be responsible for compensation expenses of its management team, and Prime will be responsible for all of Prime’s other expense, including its legal and accounting expenses and our officer’s and director’s out of pocket expenses incurred on our behalf in such capacity.

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The executive officers to be appointed upon consummation of the Acquisition, Mr. Prete, Ms. Fragni and Mr. Ferrari, are employed by Manager and will be seconded to the Company, which means that they will be assigned by Manager to work for the Company during the term of the Management Agreement between us and Manager. The Company does not have any other executive officers. Manager determines and pays the compensation of these officers who we refer to as the “named executives,” subject to the reimbursement described below.

Overview of our Executive Compensation

We will not pay any compensation to our executive officers seconded to us by Manager. Manager will be responsible for the payment of compensation to the executive officers seconded to us. Accordingly, we will not reimburse Manager for the compensation paid to our chief executive officer, Mr. Prete, our Chief Financial Officer, Ms. Fragni or our chief operating officer, Mr. Ferrari, and we have not included a discussion relating to the compensation policies and philosophy of the Company. We will, however, pay Manager a management fee and Manager uses the proceeds from the management fee, in part, to pay compensation to Mr. Prete, Ms. Fragni and Mr. Ferrari. The Company has the right to require the Manager to replace Mr. Prete as its chief executive officer, Ms. Fragni as chief financial officer, or Mr. Ferrari as chief operating officer.

Grants of Plan Based Awards

None of our named executives will participate in or have account balances in any plan based award programs.

Employment Agreements

We will not have any employment agreements with any of our named executives following the acquisition, because they are seconded to us pursuant to the Management Agreement.

Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested

None of our named executives have ever held options to purchase interests in us or other awards with values based on the value of our interests.

Pension Benefits

None of our named executives will participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executives participate in or have account balances in nonqualified defined contribution plans or other deferred compensation plans maintained by us.

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Potential Payments upon Termination or Change in Control

None of our named executives will be entitled to any payments upon termination or change in control of our company following the Acquisition.

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DESCRIPTION OF SECURITIES

The information under the heading “Description of Securities” in the company’s registration statement on Form F-1 (File No. 333-171777), initially filed with the Securities & Exchange Commission on January 20, 2011, as amended, is hereby incorporated by reference.

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THE OFFER

General

Upon the terms and subject to certain conditions of the Offer, we will purchase up to 23,014 Ordinary Shares validly tendered in the Offer and not properly withdrawn, in accordance with “Withdrawal Rights” described below, before the Expiration Date, at a Purchase Price of $10.02 per share, net to the sellers in cash, without interest, for a total maximum Purchase Price of up to $230,600.28, as further described below under the heading “Purchase Price.” The holders of Ordinary Shares issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

The Offer is not conditioned on any minimum number of Ordinary Shares being tendered in the Offer. The Offer is, however, subject to certain other conditions, including the Maximum Tender Condition and the Acquisition Condition. See “The Offer — Conditions of the Offer.”

Only Ordinary Shares validly tendered in the Offer and not properly withdrawn will be purchased pursuant to the Offer. All Ordinary Shares tendered in the Offer and not purchased pursuant to the Offer will be returned to the tendering shareholders at our expense promptly following the Expiration Date.

Purchase Price

The Purchase Price is $10.02 per share. The Purchase Price has been calculated based on the requirement in our Articles of Association that requires that the redemption price payable per Ordinary Share shall be equal to the amount held in the Trust Account (excluding interest earned thereon and taxes payable) as of the commencement of the tender offer, divided by the total number of Ordinary Shares sold as part of the units in our IPO. Under the terms of our Articles of Association and the agreement governing the Trust Account, each as amended, we are required to conduct the Offer in accordance with the terms of our Articles of Association, including the requirement related to the Purchase Price. See “The Offer-Extension of the Offer; Termination; Amendment.”

If we modify the price that may be paid for Ordinary Shares from $10.02, then the Offer must remain open for at least 10 business days following the date that notice of the modification is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See “The Offer — Extensions of the Offer; Termination; Amendment.”

No Proration in Offer

The Offer is subject to certain conditions, including the Maximum Tender Condition that no more than 23,014 Ordinary Shares are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date and the Acquisition Condition that the Acquisition consummated on or before September 30, 2013. Accordingly, if either the Acquisition Condition or the Maximum Tender Condition has not been satisfied, we will extend or terminate the Offer. Under no circumstances will the number of Ordinary Shares tendered be prorated.

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This Offer to Purchase and the related Letter of Transmittal for the Ordinary Shares will be mailed to record holders of the Ordinary Shares and will be furnished to brokers, dealers and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on Prime’s Shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Purpose of the Offer

On May 23, 2013, Prime and Manager entered the Management Agreement, in connection with Prime’s previously announced proposed business combination transaction. Pursuant to the terms of the Management Agreement, and subject to the closing of Prime’s initial business combination, Prime appoints Manager to manage the assets of Prime following the business combination on an exclusive basis. On June 22, 2013, June 24, 2013 and July 9, 2013, Prime entered into a series of definitive agreements to acquire certain real estate assets in Italy, as more fully described herein. We will have until September 30, 2013 to consummate a business combination. If we are unable to consummate a business combination by the such date, our Articles of Association require us to dissolve as promptly as practicable and liquidate and release to our holders of Ordinary Shares, as part of our plan of distribution, the amount in our trust account and any remaining net assets. Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of Prime’s shareholders. If you tender your Ordinary Shares in the Offer, you will not be a shareholder of the Company after the Acquisition and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Ordinary Shares. However, you must make your own decision as to whether to tender your Ordinary Shares and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Ordinary Shares with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer.

This Offer is being made in connection with the Acquisition to provide our shareholders an opportunity to redeem their Ordinary Shares for a pro-rata portion of our Trust Account in the event the Acquisition is consummated. The Offer is an isolated transaction and is not made pursuant to a plan to periodically increase the proportionate interest of a shareholder in the assets or earnings and profits of the Company.

Our board of directors has (i) approved the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of Prime’s shareholders. If you tender your Ordinary Shares into the Offer, you will not be a shareholder of Prime after the Acquisition and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Ordinary Shares. The Board took into consideration that the real estate portfolio has a solid track record of consistent and high occupancy rates, quality tenants who pay rents on time and is leveraged with market-competitive or below-market interest rates. The Green Certificates are a proven financial asset in other European countries and with the transactions negotiated with the Sellers, management expects them to generate a significant return. The Board further believes that the European economy will recover given some time, and that the assets contemplated herein are not readily available to ordinary retail investors. However, you must make your own decision as to whether to tender your Ordinary Shares pursuant to the Offer and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Ordinary Shares with your broker, if any, or other financial advisor.

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Certain Effects of the Offer

Approximately $230,600.28 will be required to purchase Ordinary Shares in the Offer at the Purchase Price of $10.02 per share if the Offer is fully subscribed. In addition, we estimate approximately $50,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent, services of the Depositary for distribution and handling of Offer materials and other services related to the Offer. The Offer as to Ordinary Shares will be funded from funds from our Trust Account substantially concurrent with the consummation of the Acquisition. Ordinary Shares acquired pursuant to the Offer will be retired and cancelled.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Scheduled Expiration of Offer

The Offer is scheduled to expire at 5:00 p.m., New York City time, on Thursday, September 26, 2013, unless the Offer is otherwise extended, which may depend on the timing and process of SEC review of the Offer to Purchase, or terminated (the “Expiration Date”).

Procedures for Tendering Ordinary Shares

Valid Tender of Ordinary Shares

For a shareholder to make a valid tender of Ordinary Shares under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the Ordinary Shares you wish to tender, or confirmation of receipt of the Ordinary Shares pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your Ordinary Shares, you must contact your broker or nominee to tender your Ordinary Shares. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge shareholders who hold Ordinary Shares through nominees to consult their nominees to determine whether transaction costs may apply if shareholders tender shares through the nominees and not directly to the Depositary.

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Election to Participate in Offer

In the Letter of Transmittal holders of Ordinary Shares will need to indicate their election to participate in the Offer. An election to participate in the Offer shall be a binding agreement to comply with the terms of the Offer, subject to the Withdrawal Rights. Tendering shareholders must make an election to participate in the Offer, and any Letter of Transmittal that fails to indicate this election will be incomplete and will not be accepted in the Offer.

Separation Of Units

You may tender Ordinary Shares held as part of a unit in the Offer. If any or all of your Ordinary Shares are held as part of a Unit, you will need to separate the Unit and undertake all actions necessary to allow for tender of the separated share. For specific instructions regarding separation of units, please see the letter from your broker/nominee, which includes an instruction form for your completion which provides a box to check to request separation of the units. The voluntary separation of the units occurs through the facilities of the Depository Trust Company and is subject to the procedures of DTC and the various broker/nominees who hold their positions through DTC. Accordingly, while Prime believes that such separation of the units can typically be accomplished within 3 business days, no assurance can be given regarding how quickly units can be separated and unit holders are urged to promptly contact their broker/nominee if they wish to tender the shares underlying their units.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

•	the registered holder of the Ordinary Shares (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the Ordinary Shares) tendered in the Offer and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	Ordinary Shares are tendered in the Offer for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal applicable to the Ordinary Shares.

Except as described above, all signatures on any Letter of Transmittal for securities tendered in the Offer must be guaranteed by an eligible institution. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or securities not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Ordinary Shares tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

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Method of Delivery

The method of delivery of all documents, including certificates for Ordinary Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. Ordinary Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Ordinary Shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of securities by causing DTC to transfer those securities into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of securities may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase before the Expiration Date.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Prime may enforce such agreement against the DTC participant.

Guaranteed Delivery

If you want to tender your Ordinary Shares pursuant to the Offer, but (i) your Ordinary Shares are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Ordinary Shares, if all the following conditions are met:

(A) the tender is made by or through an Eligible Institution;

(B) the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

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(C) the Depositary receives, within three Nasdaq trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1) the certificates for all tendered Ordinary Shares, or confirmation of receipt of the Ordinary Shares pursuant to the procedure for book-entry transfer as described above, and

(2) a properly completed and duly executed Letter of Transmittal (or copy thereof), or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

In any event, the purchase of Ordinary Shares tendered pursuant and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Ordinary Shares, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

Return of Unpurchased Ordinary Shares

If any tendered Ordinary Shares are not purchased pursuant to the Offer, or if less than all Ordinary Shares evidenced by a shareholder’s certificates are tendered, certificates representing the unpurchased Ordinary Shares will be returned promptly after the expiration or termination of the Offer or, in the case of Ordinary Shares tendered by book-entry transfer at DTC, the Ordinary Shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

Tendering Shareholders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer. A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.

A tender of securities in the Offer made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the securities so tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right.

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Any tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the securities tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

A tender of securities made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering shareholder that: (i) the offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such shareholder is voluntarily participating in the Offer; (iii) the future value of the Ordinary Shares is unknown and cannot be predicted with certainty; (iv) such shareholder has been advised to read this entire Offer to Purchase including the Appendix thereto; (v) such shareholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering shareholder’s specific situation; (vi) any foreign exchange obligations triggered by such shareholder’s tender of Ordinary Shares or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income tax, withholding tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Ordinary Shares, such shareholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Ordinary Shares shall authorize us to withhold all applicable Tax Items from any amounts payable to a tendering shareholder. Our acceptance for payment of securities tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Ordinary Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Ordinary Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Ordinary Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered Ordinary Shares or waive any defect or irregularity in any tender with respect to any particular Ordinary Shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Ordinary Shares. None of Prime, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering Ordinary Shares, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

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Lost or Destroyed Certificates

If any certificate representing Ordinary Shares has been lost, destroyed or stolen, the shareholder should complete the Letter of Transmittal, indicate the certificate(s) representing Ordinary Shares is lost and return it to the Depositary. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Withdrawal Rights

You may withdraw securities that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date namely 5:00 p.m. on Thursday, September 26, 2013. You may also withdraw your previously tendered securities at any time after 5:00 p.m., New York City time, on September 26, 2013 if not accepted prior to such time. Except as this section otherwise provides, tenders of Ordinary Shares are irrevocable.

For a withdrawal to be effective, a valid written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Ordinary Shares to be withdrawn, the number of Ordinary Shares to be withdrawn and the name of the registered holder of the Ordinary Shares to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in writing.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Ordinary Shares in more than one group of Ordinary Shares, the shareholder may withdraw Ordinary Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for Ordinary Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the shareholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those Ordinary Shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If Ordinary Shares have been delivered in accordance with the procedures for book-entry transfer described in “— Procedures for Tendering Ordinary Shares” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

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Withdrawals of tenders of securities may not be rescinded, and any securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of securities by any shareholder, whether we waive similar defects or irregularities in the case of other shareholders. None of Prime, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of securities or are unable to purchase securities under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Ordinary Shares on our behalf. Such Ordinary Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for Ordinary Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer.

Purchase of Ordinary Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, which conditions shall be satisfied or waived prior to the expiration of the Offer, promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) up to 23,014 shares validity tendered in the Offer and not properly withdrawn on or before the Expiration Date. If more than 23,014 shares have been validly tendered in the Offer and not properly withdrawn prior to the Expiration Date or if the Acquisition Condition has not been satisfied, we will either extend the Offer or terminate the Offer and will promptly return all Ordinary Shares tendered at our expense. Under no circumstances will the number of Ordinary Shares tendered be prorated. The holders of Ordinary Shares issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, Ordinary Shares that are validly tendered in the Offer and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Ordinary Shares for payment pursuant to the Offer.

In all cases, payment for Ordinary Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for shares, or a timely book-entry confirmation of Ordinary Shares into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for Ordinary Shares tendered be made unless the conditions to the Offer including the Acquisition Condition and Maximum Tender Condition have been satisfied. We will make prompt payment upon satisfaction of the offering conditions, but in no event later than three business days after the Expiration Date.

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Prime will pay for Ordinary Shares purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders.

Certificates for all Ordinary Shares tendered in the Offer and not purchased will be returned or, in the case of Ordinary Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the securities, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering shareholders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Ordinary Shares pursuant to the Offer. See “— Conditions of the Offer” below.

We will not pay any transfer taxes, if any, payable on the transfer to us, of Ordinary Shares purchased pursuant to the Offer. If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Ordinary Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.

We urge shareholders who hold Ordinary Shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender securities through their nominee and not directly to the Depositary.

Conditions of the Offer

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and/or amend the Offer at any time, we will not be required to accept securities tendered and we may terminate or amend the Offer, or postpone our acceptance of the securities that you elect to tender, subject to the rules under the Exchange Act, including Rule 13e-4(f)(5), at the then-scheduled Expiration Date (as it may be extended) any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer:

•	the Acquisition having been consummated (we refer to this condition, which is not waivable, as the “Acquisition Condition”); and

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•	no more than 23,014 Ordinary Shares having been validly tendered and not properly withdrawn prior to the Expiration Date (we refer to this condition, which is not waivable, as the “Maximum Tender Condition”).

The Acquisition is conditioned on completion of the Offer and the other conditions described under the heading “The Acquisition — Acquisition Conditions to Closing.” We refer to the conditions to the Offer, including the Acquisition Condition and the Maximum Tender Condition, as the “offer conditions.”

Furthermore, we will not accept for payment, purchase or pay for any securities tendered, and may terminate, or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered until the SEC has advised us that they have no further comment with respect to the Offer and its related documents. We have agreed to extend the term of the Offer until such time, and intend to provide interim amendments to the Offer electronically via filings with the SEC to our shareholders, as we receive notification from the SEC that it has no further comment regarding this Offer. At that time, we will redistribute the Offer, as amended or supplemented, and its related Letter of Transmittal to our shareholders, setting forth a final Expiration Date.

Furthermore, notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of Prime to extend, terminate and/or modify the Offers, we will not be required to accept for payment, purchase or, subject to the applicable rules and regulations of the SEC, pay for any securities tendered, and may terminate or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered, subject to the rules under the Exchange Act, if any of the following shall have occurred:

•	any governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the Acquisition illegal or otherwise preventing or prohibiting consummation of the Acquisition; or

•	a material adverse effect with respect to Prime shall have occurred since the date of this Offer to Purchase.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion, subject to applicable law. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time, subject to applicable law. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Only a court of competent jurisdiction can make a determination concerning the events described above that will be final and binding on all parties. Shareholders may challenge any determination that we make with respect to such matters.

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You should evaluate current market quotes and trading volume for the Ordinary Shares, among other factors, before deciding whether or not to accept the Offer. See “Market Price Information” and “Risk Factors.”

Source and Amount of Funds

Approximately $230,600.28 will be required to purchase Ordinary Shares in the Offer at the Purchase Price of $10.02 per share if the Offer is fully subscribed. In addition, we estimate approximately $50,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent, services of the Depositary for distribution and handling of Offer materials and other services related to the Offer. The Offer as to Ordinary Shares will be funded from funds from our Trust Account substantially concurrent with the consummation of the Acquisition. Ordinary Shares acquired pursuant to the Offer will be retired and cancelled.

Certain Information Concerning Prime and the Acquisition

Set forth elsewhere in this Offer to Purchase is information concerning Prime and the Acquisition. Shareholders are urged to review such information prior to making a decision whether to tender their securities.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Securities

See “The Acquisition—Management Agreement; Stock Purchase Agreements; and Interests of Certain Persons in the Acquisition,” herein for information related to the proposed Acquisition and the interests of the management of Prime in the Acquisition.

Holders of our ordinary shares issued prior to our initial public offering, including our officers and directors, have agreed not to participate in the Offer with respect to such shares. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our securities during the 60 days prior to August 9, 2013.

Certain Legal Matters; Regulatory Approvals

The Offer and the transaction contemplated by this Offer to Purchase are subject to the Tender Offer Rules under Securities Exchange Act of 1934, as amended.

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our businesses that might be adversely affected by our acquisition of Ordinary Shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Ordinary Shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Ordinary Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

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Extension of the Offer; Termination; Amendment

We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Date, and regardless of whether any of the events set forth in “— Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Ordinary Shares if we determine such extension is required by applicable law or regulations. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any securities not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for securities upon the occurrence of any of the conditions specified in “— Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for securities which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “— Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to increase the consideration offered in the Offer, or otherwise if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

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If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase the price to be paid for Ordinary Shares, or if we increase or decrease the number of Ordinary Shares sought in the tender offer, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this section, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fees and Expenses

We have retained Advantage Proxy, LLC to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of securities by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by Prime for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and Depositary as described above) for soliciting tenders of Ordinary Shares pursuant to the Offer. Shareholders holding securities through brokers, dealers and other nominee shareholders are urged to consult the brokers, dealers and other nominee shareholders to determine whether transaction costs may apply if shareholders tender Ordinary Shares through the brokers, dealers and other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Ordinary Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.

In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services.

Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Ordinary Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of shares residing in such jurisdiction.

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You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares, as of July 31, 2013:

•	each person known to us to own beneficially more than 5% of our ordinary shares;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership includes voting or investment power with respect to the securities and takes into consideration options exercisable by a person within 60 days after the date of this report. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.

	Prior to Acquisition			Post-Acquisition
Name and Address (1)	Number of Ordinary Shares Beneficially Owned		Percentage of Ownership(2)	Number of Ordinary Shares Beneficially Owned		Percentage of Ownership(2)
Yong Hui Li	310,502		16.2%	310,502		0.5%
Diana Chia-Huei Liu	695,523	(3)	36.3%	695,523	(3)	1.2%
William Tsu-Cheng Yu	695,523	(3)	36.3%	695,523	(3)	1.2%
Hui-Kai Yan	—		—	—		—
Gary Chang	124,201	(4)	6.5%	124,201	(4)	0.2%
Jason Wang	—		—	—		—
Dane Chauvel	—		—	—		—
George Kaufman	—		—	—		—
Marco Prete(5)	—		—	—		—
Cristina Fragni(5)	—		—	—		—
Stefano Ferrari(5)	—		—	—		—
Enrico Valdani(5)	—		—	—		—
Mark Horan(5)	—		—	—		—
Marco De Franceschini(5)	—		—	—		—
All directors and executive officers as a group (8 individuals prior to Acquisition)(7 individuals post-Acquisition	1,130,226		59.0%	695,523		4.6%
AQR Capital Management, LLC	535,000	(6)	27.9%	535,000	(5)	0.9%
Radiomarelli: S.A. (7)	—		—	27,086,977		46.9%
Futurum Energy S.A. (8)	—		—	24,448,125		42.4%

(1)	Unless otherwise noted, the business address for each of our beneficial owners is c/o Kaiyuan Real Estate Development; No. 322, Zhongshan East Road; Shijiazhuang; Hebei Province; 050011; China.

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(2)	Based on 1,916,028 ordinary shares outstanding as of April 2013, and an estimated 57,694,301 ordinary shares to be outstanding upon consummation of the Acquisition (assuming no shares are tendered in this Offer). Does not include ordinary shares underlying our warrants which will not become exercisable within the next 60 days, and ordinary shares underlying the underwriters’ unit purchase option which will not become exercisable within the next 60 days.

(3)	Consists of (i) 372,603 ordinary shares held by Diana Liu, (ii) 215,280 ordinary shares held by William Yu, and (iii) 107,640 ordinary shares held by Conrad Yu and Byron Yu. Diana Liu and William Yu are married, and Conrad Yu and Byron Yu are the sons of Diana Liu and William Yu.

(4)	Consists of 124,201 ordinary shares held by Puway Limited; P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands. Gary Chang and Alice Chang, Gary Chang’s wife, are the sole owners and directors of Puway Limited and, as such, are the beneficial owners of the securities owned by Puway Limited.

(5)	This individual will become a member of our management upon consummation of the Acquisition. Mr. Yu will remain as an independent director, but will resign as our Chief Financial Officer at the consummation of the Acquisition.

(6)	Based on a Schedule 13G/A filed on February 13, 2013 by AQR Capital Management, LLC. AQR Capital Management, LLC serves as the investment manager to the AQR Diversified Arbitrage Fund, an open-end registered investment company, which holds 7.17% of the total listed above. The address of the business office of each of the foregoing reporting persons is Two Greenwich Plaza, 3rd floor, Greenwich, CT 06830. We do not anticipate that AQR Capital Management, LLC will be an insider post-acquisition.

(7)	Consists of 14,285,714 shares to be issued in connection with the private placement, and 12,801,263 shares to be issued in connection with the green certificate transactions.

(8)	Consists of 24,448,125 shares to be issued in connection with the green certificate transactions.

As of July 31, 2013, 37.7% of our outstanding Ordinary Shares are held by 4 record holders in the United States.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions of Prime

On February 4, 2010, February 12, 2010, and November 7, 2010, Yong Hui Li, the Company’s Chairman, Diana Chia-Huei Liu, the Company’s Chief Executive Officer and director, William Tsu-Cheng Yu, the Company’s President, Chief Financial Officer, and director, The Shodan Company, an affiliate of William Tsu-Cheng Yu, Gary Han Ming Chang, the Company’s Chief Investment Officer and director, Steven Chia-Sun Liu, Joseph Chia-Yao Liu, Olivia Lin Yu, and Joyce Chen Liu acquired an aggregate of 1,564,000 founders’ units for an aggregate purchase price of $1,564. Effective March 24, 2011, the founders’ units were reduced in proportion to the reduction in the size of the Company’s IPO from an aggregate of 1,564,000 founders’ units to an aggregate of 1,407,600 founders’ units. Following the partial exercise of the underwriters’ over-allotment option on May 10, 2011, an aggregate of 165,592 founders’ units were forfeited for no consideration, and as a result the Company’s founders own an aggregate of 1,242,008 founders’ units. Of these founders’ units, 247,744 founders’ units, and the underlying Ordinary Shares and warrants will be forfeited for no consideration in the event the last sales price of the Ordinary Shares does not equal or exceed $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period within 12 months following the closing of the Company’s initial business combination, and an additional 247,744 founders’ units, and the underlying Ordinary Shares and warrants will be forfeited for no consideration in the event the last sales price of the Ordinary Shares does not equal or exceed $13.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period between 12 and 24 months following the closing of the Company’s initial business combination. Upon the Company’s dissolution and liquidation, none of the Company’s founders will have the right to receive distributions from the Trust Account with respect to the founders’ shares. In addition, the representative of the underwriters of the Company’s IPO, the Company’s founders and their designees purchased an aggregate of 2,185,067 placement warrants immediately prior to the completion of the Company’s IPO.

Immediately prior to the consummation of the Company’s IPO, the representative of the underwriters of the Company’s IPO, Chardan Capital Markets, LLC, and the founders and their designees purchased an aggregate of 2,185,067 warrants for an aggregate purchase price of $1,638,800 (of which Chardan Capital Markets, LLC purchased 240,000 warrants for $180,000), or $0.75 per warrant. The placement warrants are identical to the warrants underlying the units sold in the Company’s IPO, except that the placement warrants may be exercised on a cashless basis at any time after a business combination, including the Acquisition, and even if there is not an effective registration statement relating to the shares underlying the warrants so long as such warrants are held by the purchasers or their affiliates and are subject to certain transfer restrictions. Such purchasers have also agreed that the insider warrants will not be sold or transferred by them until after the Company has completed a business combination, including the Acquisition.

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Concurrently with the Company’s IPO, the Company issued to Chardan Capital Markets, LLC, the representative of the underwriters of the Company’s IPO as additional compensation, for a purchase price of $100, a unit purchase option to purchase 215,000 units for $12.00 per unit. The units issuable upon exercise of this option are identical to those sold in the IPO, except for some differences in redemption rights. The unit purchase option will be exercisable at any time, in whole or in part, commencing on the consummation of the Company’s initial business combination, including the Acquisition, and expiring on the March 24, 2016.

The holders of the founders’ units (including the founders’ shares and founders’ warrants, and the Ordinary Shares underlying the founders’ warrants), as well as the holders of the placement warrants (and underlying securities), will be entitled to registration rights pursuant to an agreement to be signed at the time of the Company’s IPO. The holders of the majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the founders’ units can elect to exercise these registration rights at any time commencing three months prior to the date on which these Ordinary Shares are to be released from escrow. The holders of a majority of the placement warrants (or underlying securities) can elect to exercise these registration rights at any time after the Company consummate a business combination, including the Acquisition. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s consummation of a business combination, including the Acquisition. The Company will bear the expenses incurred in connection with the filing of any such registration statements, except that in no event will Chardan Capital Markets, LLC have more than one demand registration right at the Company’s expense.

The Company has agreed to pay to Kaiyuan Real Estate Development a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing on March 24, 2011 and ending on the earlier of the Company’s consummation of a business combination, including the Acquisition, or the Company’s liquidation. Kaiyuan Real Estate Development is an affiliate of Mr. Yong Hui Li, the Company’s Chairman. This arrangement was agreed to by Kaiyuan Real Estate Development for the Company’s benefit and is not intended to provide Mr. Li compensation. From February 1, 2012 until January 31, 2013, the Company secured approximately 150 sq. foot of additional office space, administrative services and secretarial support in Taipei, Taiwan. Fees for the additional office space, administrative services and secretarial support were included in the $7,500 monthly fee paid to Kaiyuan. As of June 30, 2013, the Company owed Kaiyuan an aggregate of $183,479.09 under this arrangement.

Prior to completion of the Company’s IPO, Diana Liu, and William Yu loaned us an aggregate of $150,000 to cover expenses related to the Company’s IPO. The loans were repaid in full on the consummation of the Company’s IPO. As of June 30, 2013, the Company’s founders have loaned us an aggregate of $420,000 to fund the Company’s working capital requirements. Such loans are interest free and due upon the earlier of the Company’s initial business combination or the Company’s automatic liquidation if the Company fails to complete a business combination prior to September 30, 2013.

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The Company’s board of directors has approved the grant of options to purchase up to 220,000 of the Company’s Ordinary Shares to the Company’s directors, employees, and consultants from time to time, with such terms and conditions as the Company’s officers may establish, including options to purchase 60,000 Ordinary Shares at a purchase price of $0.001 per share prior to the Company’s initial public offering, which are currently outstanding. Such options are not exercisable until the closing of the Acquisition. Share option grants are governed by individual grant agreements and stock restriction agreements as determined by the Company’s officers, and may be subject to either time-based or performance-based vesting provisions. The Company’s board of directors has the authority to amend, alter, suspend or terminate the Company’s right to grant such share options without the consent of holders of Ordinary Shares within the 220,000 option limit. Accordingly, such options may dilute the equity interest of the Company’s shareholders. Carolyne Yu is one of these consultants, and she is the niece of William Yu and Diana Liu. Ms. Carolyne Yu received an option to purchase 1,500 Ordinary Shares and will provide investor and public relations and consulting to the Company. She also provides such consulting services to AutoChina International Limited, a company for which Diana Liu, William Yu’s husband, serves as a director. Dane Chauvel, Jason Wang, Hui Kai Yan and George Kaufman have each been granted options to purchase 26,000, 5,000, 5,000 and 5,000 Ordinary Shares, respectively. None options issued as of the date of this report have been issued to the Company’s officers or directors or any of their affiliates.

The Company will reimburse the Company’s officers, directors, or any of their respective affiliates, for any reasonable out-of-pocket expenses incurred by them in connection with identifying, investigating and consummating a potential business combination with one of more target businesses. Subject to availability of proceeds not placed in the Trust Account, there is no limit on the amount of out-of-pocket expenses that could be incurred. This formula was a result of a negotiation between the Company and the underwriters and was meant to help maximize the amount of money in the Trust Account that would be returned to the investors if the Company do not consummate the Acquisition or an alternative business combination within the permitted time. The Company’s board of directors will review and approve all expense reimbursements made to the Company’s directors with the interested director or directors abstaining from such review and approval. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the Trust Account and those proceeds are properly withdrawn from the Trust Account, such out-of-pocket expenses would not be reimbursed by the Company unless the Company consummate the Company’s initial business combination. As of June 30, 2013, our founders had an aggregate of $272,365.76 in reimbursable expenses, consisting of $145,257.38 of traveling and related expense, $41,704.38 of public filing related expense, $17,980.57 of Luxembourg subsidiary set up expense, and $67,816.47 of other operating expenses.

Other than the payment of $7,500 per month to Kaiyuan Real Estate Development, in connection with office space, administrative services and secretarial support rendered to the Company, any share option grants, and reimbursement of reasonable out-of-pocket expenses to the Company’s officers, directors, or any of their respective affiliates, no compensation of any kind, including finders’ and consulting fees, will be paid to any of the Company’s executive officers and directors or any of their respective affiliates who owned the Ordinary Shares prior to the Company’s IPO for services rendered to the Company prior to or with respect to a business combination, including the Acquisition. As of June 30, 2013, the Company owed Kaiyuan an aggregate of $183,479.09 under this arrangement.

All ongoing and future transactions between the Company and any of the Company’s executive officers and directors or their respective affiliates, including loans by the Company’s directors, including any forgiveness of loans, will require prior approval in each instance by a majority of the Company’s disinterested directors, who had access, at the Company’s expense, to the Company’s attorneys or independent legal counsel.

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If the Company is unable to complete the Acquisition or an alternative business combination and are forced to dissolve and liquidate, the Company’s founders, by agreement, will jointly and severally indemnify the Company for all claims of contracted parties, to the extent the Company fail to obtain valid and enforceable waivers from such parties. The Company board of directors has a fiduciary obligation to the Company’ the Company’s s shareholders to bring a claim against founders to enforce their indemnification obligations.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to shareholders of redeeming their Ordinary Shares pursuant to the Offer and of owning and disposing of our Ordinary Shares after completion of the Offer. This summary is based upon the laws and relevant interpretations thereof in effect as of the date of this Offer to Purchase, all of which are subject to change.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our Ordinary Shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our Ordinary Shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders is described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”) its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our Ordinary Shares as capital assets within the meaning of Section 1221 of the Code, and does not address the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

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•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5 percent or more of our voting stock;

•	persons that acquired our Ordinary Shares pursuant to the exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•	persons that hold our Ordinary Shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of our Ordinary Shares. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our Ordinary Shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Ordinary Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distributions made (or deemed made) by us on our Ordinary Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our Ordinary Shares will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

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THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS OF REDEEMING THEIR ORDINARY SHARES PURSUANT TO THE OFFER AND OF OWNING AND DISPOSING OF OUR ORDINARY SHARES AFTER COMPLETION OF THE OFFER. EACH HOLDER OF OUR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF SUCH REDEMPTION AND OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES AFTER COMPLETION OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Redemption of Ordinary Shares Pursuant to the Offer

The redemption of a U.S. Holder’s Ordinary Shares in exchange for cash in connection with the Offer generally will be treated for U.S. federal income tax purposes as a payment in consideration for the sale of our Ordinary Shares rather than as a distribution. Such amounts, however, will be treated as a distribution and taxed as described in “Taxation of Owning and Disposing of Ordinary Shares After Completion of the Offer — Taxation of Cash Distributions Paid on Ordinary Shares,” below, if (i) the redemption is “essentially equivalent to a dividend” (meaning that the U.S. Holder’s percentage ownership in us (including Ordinary Shares the U.S. Holder is deemed to own under certain constructive ownership rules) after the redemption is not meaningfully reduced from what its percentage ownership in us (including constructive ownership) was prior to the redemption), (ii) the redemption is not “substantially disproportionate” as to that U.S. Holder (“substantially disproportionate” meaning, among other requirements, that the percentage of our outstanding voting shares owned (including constructive ownership) by such holder immediately following the redemption is less than 80% of that percentage owned (including constructive ownership) by such holder immediately before the redemption), and (iii) the redemption does not result in a “complete termination” of the U.S. Holder’s interest in us (taking into account certain constructive ownership rules). If the U.S. Holder had a relatively minimal interest in our Ordinary Shares and its percentage ownership in us (including constructive ownership and taking into account the effect of redemptions by other holders) is reduced as a result of the redemption, such holder generally should be regarded as having a meaningful reduction in interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the U.S. federal income tax consequences to it of any redemption of its Ordinary Shares.

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Taxation of Owning and Disposing of Ordinary Shares After Completion of the Offer

Taxation of Cash Distributions Paid on Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any cash dividend paid (or deemed paid) on our Ordinary Shares. A cash distribution on our Ordinary Shares will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividend generally will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce the U.S. Holder’s adjusted tax basis in such Ordinary Shares (but not below zero). Any remaining excess will be treated as gain from the sale or other taxable disposition of such Ordinary Shares and will be treated as described under “— Taxation on the Disposition of Ordinary Shares” below.

With respect to non-corporate U.S. Holders, such dividends may be subject to U.S. federal income tax at the lower applicable long-term capital gains tax rate (see “— Taxation on the Disposition of Ordinary Shares” below) provided that (1) our Ordinary Shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. It is not entirely clear, however, whether a U.S. Holder’s holding period for our Ordinary Shares would be suspended for purposes of clause (3) above for the period that such holder had a right to have such Ordinary Shares redeemed by us. Under published IRS authority, our Ordinary Shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the Nasdaq Capital Market (the only exchange on which our Ordinary Shares are currently quoted and traded). Although our Ordinary Shares are currently listed on and traded on the Nasdaq Capital Market, we cannot guarantee that our Ordinary Shares will continue to be listed on and traded on the Nasdaq Capital Market. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid (or deemed paid) with respect to our Ordinary Shares.

Taxation on the Disposition of Ordinary Shares

Upon a sale or other taxable disposition of our Ordinary Shares (which, in general, would include a distribution in connection with our liquidation or a redemption of our Ordinary Shares, as described in “— Taxation of Redemption of Ordinary Shares Pursuant to the Offer,” above and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such Ordinary Shares.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Ordinary Shares exceeds one year. The deductibility of capital losses is subject to various limitations.

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Additional Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, without limitation, dividends on, and gains from the sale or other taxable disposition of, our Ordinary Shares, subject to certain limitations and exceptions. Under recently issued proposed regulations, in the absence of a special election, such unearned income generally would not include income inclusions under the qualified electing fund, or QEF, rules discussed below under “— Passive Foreign Investment Company Rules,” but would include distributions of earnings and profits from a QEF. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our Ordinary Shares.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

We believe that we were a PFIC for our taxable years ended December 31, 2010 (our initial taxable year), December 31, 2011 and December 31, 2012. Our actual PFIC status for our current taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. The determination of whether we are or have been a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to make a determination of PFIC status. Accordingly, the IRS or a court considering the matter may not agree with our analysis of whether or not we are or were a PFIC during any particular year.

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If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Ordinary Shares and, in the case of our Ordinary Shares, the U.S. Holder did not make either a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares; and

•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

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The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to our Ordinary Shares, and the special tax and interest charge rules do not apply to such Ordinary Shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such Ordinary Shares or a QEF election, along with a purge of the PFIC taint pursuant to a purging election, as described below), any gain recognized on the sale or other taxable disposition of our Ordinary Shares will be taxable as capital gain and no interest charge will be imposed. As discussed above, for regular U.S. federal income tax purposes, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, the initial determination that we are a PFIC generally will apply for subsequent years to a U.S. Holder who held our Ordinary Shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our Ordinary Shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such Ordinary Shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such Ordinary Shares for any of our taxable years that end within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and during which the U.S. Holder holds (or is deemed to hold) our Ordinary Shares, the PFIC rules discussed above will continue to apply to such Ordinary Shares unless the holder files on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold such Ordinary Shares for their fair market value on the “qualification date.” The qualification date is the first day of our tax year in which we qualify as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held our Ordinary Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the Ordinary Shares for purposes of the PFIC rules.

137

U.S. Holders that hold (or are deemed to hold) stock of a foreign corporation that qualifies as a PFIC may elect to annually mark such stock to its market value if such stock is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq Capital Market, or certain foreign exchanges or markets of which the IRS has approved (a “mark-to-market election”). Although our Ordinary Shares are currently listed on and traded on the Nasdaq Capital Market, we cannot guarantee that our Ordinary Shares will continue to be listed on and traded on the Nasdaq Capital Market. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our Ordinary Shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder of our Ordinary Shares should be deemed to own a portion of the shares of such lower-tier PFIC, and could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder were otherwise deemed to have disposed of an interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or will be able to cause the lower-tier PFIC to provide the required information. A mark-to-market election generally would not be available with respect to such a lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Ordinary Shares should consult their own tax advisors concerning the application of the PFIC rules to our Ordinary Shares under their particular circumstances.

Non-U.S. Holders

Dividends (including constructive dividends) paid or deemed paid to a Non-U.S. Holder in respect to its Ordinary Shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

138

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of our Ordinary Shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintained or maintains in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our Ordinary Shares within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our Ordinary Shares by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its Ordinary Shares and adjustments to that tax basis and whether any gain or loss with respect to such Ordinary Shares is long-term or short-term also may be required to be reported to the IRS, and certain holders may be required to file an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to report their interest in our Ordinary Shares.

Moreover, backup withholding of U.S. federal income tax at a rate of 28% generally will apply to dividends paid on our Ordinary Shares to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of our Ordinary Shares by a U.S. Holder (other than an exempt recipient), in each case who (a) fails to provide an accurate taxpayer identification number; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

139

Index to FINANCIAL STATEMENTS

Prime Acquisition Corp
Audited Financial Statements as of March 30, 2011 and December 31, 2010, and for the periods from January 1, 2011 to March 30, 2011, February 4, 2010 (inception) to December 31, 2010 and February 4, 2010 (inception) to March 30, 2011
Report of Independent Registered Accounting Firm	F-2
Balance Sheet	F-3
Statement of Operations	F-4
Statement of Changes in Stockholders’ Equity	F-5
Statement of Cash Flows	F-6
Notes to Financial Statements	F-7

Audited Financial Statements as of December 31, 2012 and December 31, 2011 and for the years then ended and the periods from February 4, 2010 (inception) to December 31, 2012 and February 4, 2010 (inception) to December 31, 2011
Report of Independent Registered Accounting Firm	F-13
Report of Independent Registered Accounting Firm	F-14
Balance Sheet	F-15
Statement of Operations	F-16
Statement of Changes in Shareholders’ Equity	F-17
Statement of Cash Flows	F-18
Notes to Financial Statements	F-19

Unaudited Pro Forma Condensed Combined Financial Information as of December 31, 2012 and the year then ended	F-30
Balance Sheet	F-34
Pro Forma Adjustment and Eliminations to the Balance Sheet	F-35
Pro Forma Notes to the Balance Sheet	F-36
Statement of Operations	F-37
Pro Forma Adjustment and Eliminations to the Statement of Operations	F-38
Pro Forma Notes to the Statement of Operations	F-38

The Bell Group
Audited Financial Statement as of December 31, 2012 and for the year then ended
Report of Independent Registered Accounting Firm	F-39
International Financial Reporting Standards (IFRSs) & Overview	F-42
Group Management business overview	F-44
Combined statement of comprehensive income	F-46
Combined statement of financial position	F-47
Combined statement of cash flows	F-50
Combined statement of changes in equity	F-51
Index to notes forming part of the combined financial statements	F-52
Notes forming part of the combined financial statements	F-53

Seba S.r.L.
Audited financial statements for the year ended December 31, 2012
Report of Independent Registered Accounting Firm	F-111
Statements of Revenues and Certain Expenses	F-112
Notes to Statements of Revenues and Certain Expenses	F-113

Nova S.r.L.
Audited financial statements for the year ended December 31, 2012
Report of Independent Registered Accounting Firm	F-117
Statements of Revenues and Certain Expenses	F-118
Notes to Statements of Revenues and Certain Expenses	F-119

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Prime Acquisition Corp.

Hebei Province, PRC

We have audited the accompanying balance sheets of Prime Acquisition Corp. (a development stage company) as of March 30, 2011 and December 31, 2010, and the related statements of operations, stockholders' equity and cash flows for the period from January 1, 2011 to March 30, 2011, February 4, 2010 (inception) to December 31, 2010 and February 4, 2010 (inception) to March 30, 2011.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prime Acquisition Crop. (a development stage company) as of March 30, 2011 and December 31, 2010, and the results of its operations and its cash flows for the period from January 1, 2011 to March 30, 2011, February 4, 2010 (inception) to December 31, 2010 and February 4, 2010 to March 30, 2011,  in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

Sherman Oaks, California

April 5, 2011

F-2

PRIME ACQUISITION CORP.

(A CORPORATION IN THE DEVELOPMENT STAGE)

BALANCE SHEET

	March 30, 2011	December 31, 2010

ASSETS

Cash and cash equivalents	$393,390	$14,701
Investments held in trust	36,088,000	-
Prepaid expenses	64,450	2,700
Deferred offering costs	-	358,900
Fixed assets, net	2,850	2,983
Total assets	$36,548,690	$379,284

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accrued expenses	$170,770	$247,577
Due to related party	73,263	12,759
Deferred underwriters fees	1,008,000	-
Notes payable to stockholders	-	150,000
Total liabilities	1,252,033	410,336

Ordinary shares, subject to possible redemption 2,988,000 and 0
shares stated at conversion value, respectively	29,939,760	-

STOCKHOLDERS' EQUITY
Ordinary shares, $.001 par value
Authorized 50,000,000 shares:
2,019,600 and 1,564,000 issued and outstanding, respectively	2,020	1,564
Additional paid-in capital	5,485,488	34,374
Deficit accumulated during the development stage	(130,611)	(66,990)
Total stockholders' equity	5,356,897	(31,052)
Total liabilities and stockholders' equity	$36,548,690	$379,284

See accompanying notes to the financial statements

F-3

PRIME ACQUISITION CORP.

(A CORPORATION IN THE DEVELOPMENT STAGE)

STATEMENT OF OPERATIONS

		For the period	For the period
	For the period	from February 4, 2010	from February 4, 2010
	from January 1, 2011	(Inception) to	(Inception) to
	to March 30, 2011	December 31, 2010	March 30, 2011

Operating expenses	$(63,621)	$(61,673)	$(125,294)
Formation costs	-	(5,317)	(5,317)

Total operating expenses	(63,621)	(66,990)	(130,611)

Operating loss	(63,621)	(66,990)	(130,611)

Net loss	$(63,621)	$(66,990)	$(130,611)

Weighted average shares outstanding basic and diluted	1,596,023	1,425,686

Basic and diluted net loss per share	$(0.04)	$(0.05)

See accompanying notes to the financial statements

F-4

PRIME ACQUISITION CORP.

(A CORPORATION IN THE DEVELOPMENT STAGE)

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the period February 4, 2010 (Inception) to March 30, 2010

				Deficit
				Accumulated
				During the
	Ordinary Shares		Add'l paid-in	Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity
Ordinary units issued February 18, 2010 for cash at $0.001 per share	1,408,750	$1,409	$-	$-	$1,409

Non-employee stock based compensation	-	-	34,374	-	34,374

Ordinary shares issued November 25, 2010 for cash at $0.001 per share	155,250	155	-	-	155

Net loss for the period February 4, 2010 (inception) to December 31, 2010	-	-	-	(66,990)	(66,990)

Balance at December 31, 2010	1,564,000	1,564	34,374	(66,990)	(31,052)

Forfeiture of Initial Shareholders units	(156,400)	(156)	156	-	-

Proceeds from sale of warrants in private placement	-	-	1,638,800	-	1,638,800

Proceeds from initial public offering net of offering costs and underwriter discounts of $2,305,344	3,600,000	3,600	33,691,056	-	33,694,656

Sale of unit purchase option to underwriters	-	-	100	-	100

Proceeds subject to possible conversion of 2,988,000 shares	(2,988,000)	(2,988)	(29,936,772)	-	(29,939,760)

Non-employee stock based compensation	-	-	57,774	-	57,774

Net loss	-	-	-	(63,621)	(63,621)

Balance at March 30, 2011	2,019,600	$2,020	$5,485,488	$(130,611)	$5,356,897

See accompanying notes to the financial statements

F-5

PRIME ACQUISITION CORP.

(A CORPORATION IN THE DEVELOPMENT STAGE)

STATEMENT OF CASH FLOWS

		For the period	For the period
	For the period	from February 4, 2010	from February 4, 2010
	from January 1, 2011 to	(Inception) to	(Inception) to
	March 30, 2011	December 31, 2010	March 30, 2011

Cash Flows from Operating Activities
Net Loss	$(63,621)	$(66,990)	$(130,611)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-employee stock based compensation	57,774	34,374	92,148
Depreciation expense	133	59	192
Changes in operating assets and liabilities
Prepaid expenses	(61,750)	(2,700)	(64,450)
Deferred offering costs	358,900	(358,900)	-
Accrued expenses	(76,807)	247,577	170,770
Due to related party	60,504	12,759	73,263
Net cash provided by (used in) operating activities	275,133	(133,821)	141,312

Cash Flows from Investing Activities
Funds placed in trust account from offerings	(36,088,000)	-	(36,088,000)
Purchases of fixed assets	-	(3,042)	(3,042)
Net cash used in investing activities	(36,088,000)	(3,042)	(36,091,042)

Cash Flows from Financing Activities
Proceeds from sale of ordinary units to founding stockholders	-	1,564	1,564
Proceeds from initial public offering	36,000,000	-	36,000,000
Proceeds from issuance of underwriter purchase option	100	-	100
Proceeds from private placement of insider warrants	1,638,800	-	1,638,800
Payment of underwriters fees and offering costs	(1,297,344)	-	(1,297,344)
Proceeds from notes payable to stockholders	-	150,000	150,000
Repayment of notes payable to stockholders	(150,000)	-	(150,000)
Net cash provided by financing activities	36,191,556	151,564	36,343,120

Net increase in cash	378,689	14,701	393,390

Cash, at beginning of period	14,701	-	-
Cash, at end of period	$393,390	$14,701	$393,390

Supplemental disclosure of non-cash financing activities
Deferred underwriters' commission included in proceeds from IPO	$1,008,000	$-	$1,008,000

See accompanying notes to the financial statements

F-6

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Plan of Business Operations

Prime Acquisition Corp. (the “Company”) is a Cayman Islands limited life exempted company organized as a blank check company for the purpose of acquiring, through a merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination, an operating business, or control of an operating business through contractual arrangements, that has its principal operations located in the greater China region.

The registration statement for the Company’s initial public offering (the “Offering”) was declared effective March 24, 2011. The Company consummated the Offering on March 30, 2011 and received net proceeds of $34,702,656, which included $1,008,000 in deferred underwriter’s fees, and $1,638,800 from the private placement sale of Insider Warrants (Note 3). Substantially all of the net proceeds from the Offering are intended to be generally applied toward consummating a business combination (“Business Combination”). The Company’s management has complete discretion in identifying and selecting a target business. There is no assurance that the Company will be able to successfully effect a Business Combination. Management has agreed that 100.2%, or $36,088,000, of the net proceeds from the Offering will be held in a trust account (“Trust Account”) until the earlier of (i) the completion of a Business Combination and (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages execute agreements with the Company waiving any right in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions, and initial and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to provide shareholders with the opportunity to redeem their shares for a pro rata portion of the Trust Account. In the event that shareholders owning 83% or greater of the total number of shares issued in the Offering (“Public Shares”) exercise their redemption rights, the Business Combination will not be consummated. All of the Company’s shareholders prior to the Offering, including all of the officers and directors of the Company (“Initial Shareholders”), have agreed to waive any redemption rights they may have in connection with the Business Combination.

With respect to a Business Combination which is consummated, any shareholder may demand that the Company convert his or her shares. Any shareholder will have the right to demand that such shareholder’s shares be converted into a pro rata share of the Trust Account, estimated to be approximately $10.02 per Public Share (or $9.99 per Public Share in the event the over-allotment option is exercised in full). The Company’s Memorandum and Articles of Association provides that the Company will continue in existence only until 18 months from the consummation of the Offering or 24 months from the consummation of the Offering if the period to complete a Business Combination has been extended. If the Company has entered into a letter of intent, memorandum of understanding or definitive agreement for a Business Combination, the period of time to consummate a Business Combination will be automatically extended by an additional six months for the purpose of consummating such Business Combination.  If the Company has not completed a Business Combination by such dates, this will trigger the winding up of the Company and it will liquidate and distribute the proceeds held in the Trust Account to the Public Shareholders.

Note 2 — Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

F-7

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Geographical Risk

The Company’s operations, if a Business Combination is consummated outside the United States, will be subject to local government regulations and to the uncertainties of the economic and political conditions of those areas.

Income Taxes

The Company was incorporated as a Cayman Island exempted company and therefore the Company is not currently subject to income tax. Upon consummation of an acquisition as contemplated, the Company maybe subject to income tax depending on the jurisdiction and nature of the merged entity’s operations.

Redeemable Common Stock

The Company accounts for redeemable common stock in accordance with Accounting Standards Codification 480-10-S99 “Classification and Measurement of Redeemable Securities” which provides that securities that are redeemable for cash or other assets are classified outside of permanent equity if they are redeemable at the option of the holder. In addition, if the redemption causes a liquidation event, the redeemable securities should not be classified outside of permanent equity. Accordingly, 2,988,000 shares of common stock sold in the Offering are classified outside of permanent equity at redemption value. The Company recognizes changes in the redemption value in the period they occur and adjusts the carrying value of the redeemable common stock to equal its redemption value at the end of each reporting period.

Share-Based Compensation

Share-based compensation expense related to non-employee options is recognized in accordance with Accounting Standards Codification Topic 505-50 “Equity-Based Payments to Non-Employees” for equity instruments issued to other than employees for acquiring goods and or services.

The Company estimates the fair value of option awards using the Black-Scholes option pricing model. Determining the fair value of awards under this model represents management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment.

Earnings per Share

Basic earnings per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. The 1,564,000 ordinary shares issued to the Company’s Initial Shareholders were issued for $0.001 per share, which is considerably less than the Offering per share price; such shares have been assumed to be retroactively outstanding for the period since inception.

F-8

For the period from February 4, 2010 (inception) to March 30, 2011, potentially dilutive securities are comprised of:

		For the period	For the period
	For the period	from February 4, 2010	from February 4, 2010
	from January 1, 2011	(Inception) to	(Inception) to
	to March 30, 2011	December 31, 2010	March 30, 2011

Warrants to purchase common stock	7,192,667	-	7,192,667
Options to purchase common stock	55,000	55,000	55,000
Total potential dilutive securities	7,247,667	55,000	7,247,667

The warrants and options have been excluded from the computation of fully diluted loss per share as their effect is anti-dilutive.

Recent Accounting Pronouncements

The adoption of recently effective accounting standards did not have a material effect on the Company’s financial statements nor does the Company believe that any other recently issued, but not yet effective, accounting standards will have a material effect on the Company’s financial position or results of operations when adopted.

Note 3 — Initial Public Offering

On March 24, 2011, the Company sold 3,600,000 Units, at an Offering price of $10.00 per unit, generating gross proceeds of $36,000,000. Each Unit consists of one ordinary share, $0.001 par value, of the Company and one Redeemable Purchase Warrant (“Warrant”). Each Warrant will entitle the holder to purchase from the Company one ordinary share at an exercise price of $7.50 commencing upon the later of completion of a Business Combination or March 30, 2012 and expiring on March 30, 2016, unless earlier redeemed. The Company may redeem the Warrants, at a price of $0.01 per Warrant upon 30 days notice while the Warrants are exercisable, only in the event that the last sale price of the ordinary shares is at least $15.00 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. If the Company redeems the Warrants as described above, the Founder warrants and the Placement Warrants may be exercised on a “cashless basis.’' In such event, the holder would pay the exercise price by surrendering his Warrants for that number of ordinary shares equal to the quotient obtained by dividing (X) the product of the number of ordinary shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (Y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Warrants. In accordance with the warrant agreement relating to the Warrants to be sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

In connection with the Offering the Company granted the underwriters a 45-day option to purchase up to 540,000 additional Units solely to cover over-allotments. If the over-allotment option is exercised the Company will have issued a total of 4,140,000 Units resulting in gross proceeds of $41,400,000. As of March 30, 2011 the underwriters had not exercised this option.

F-9

The Company has agreed to pay the underwriters in the Offering an underwriting discount of 5% of the gross proceeds of the Offering. However, the underwriters have agreed that 2.8% of the underwriting discounts will not be payable unless and until the Company completes a Business Combination and have waived their right to receive such payment upon the Company's liquidation if it is unable to complete a Business Combination.

On March 24, 2011, certain of the initial stockholders purchased an aggregate of 2,185,067 warrants (the “Placement Warrants”) from the Company in a private placement pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. The Placement Warrants were sold for a total purchase price of $1,638,800 or $0.75 per warrant. The private placement took place immediately prior to the consummation of the Offering. The Placement Warrants are identical to the Warrants contained in the Units except that the Placement Warrants may be exercised on a cashless basis at any time after a Business Combination even if there is not an effective registration statement relating to the shares underlying the Warrants so long as such Warrants are held by these individuals or their affiliates and are subject to certain transfer restrictions. Pursuant to that certain Placement Warrant Purchase Agreement, the purchasers have agreed that, with certain exceptions for certain gifts to family members, by virtue of the laws of descent, and pursuant to a qualified domestic relations order, the Placement Warrants will not be sold or transferred by them until after we have completed a business combination.

In addition, at the closing of the Offering, the Company issued a unit purchase option, for $100, to the representative of the underwriters and/or its designees to purchase 215,000 Units at an exercise price of $12.00 per unit. The units issuable upon exercise of this option are identical to the units being offered in the Offering. The Company accounted for the fair value of the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity. The Company estimated that the fair value of this unit purchase option is approximately $1,220,400 (approximately $3.39 per unit) using a Black-Scholes option-pricing model.

The fair value of the unit purchase option granted to the underwriter is estimated as of the date of grant using the following assumptions: (1) expected volatility of 43.55%, (2) risk-free interest rate of 1.44% based on the five year U.S. Treasury Note and (3) expected life of 5 years. The volatility assumption is based on the average of two merged post blank check company's operating in the greater China region in uncorrelated sectors (media and agriculture). Thus, the Company believes that the volatility estimate is comprehensive enough, considering that the Company does not have a specific target industry in mind yet. The Company believes also that the volatility estimate calculated is a reasonable benchmark to use in estimating the expected volatility of the Company’s Units. Although an expected life of five years was used in the calculation, if the Company does not consummate a business combination within the prescribed time period and automatically dissolves and subsequently liquidates its trust account, the option will become worthless. The unit purchase option may be exercised for cash. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

Note 4 — Related Party Transactions

The Company had entered into three non-interest bearing unsecured promissory notes with two directors of the Company in an aggregate principal amount of $150,000. The notes were repaid on March 30, 2011 with proceeds from the Offering.

From time to time Company’s executives incur expenses on behalf of the Company for various office and travel expenses.  As of March 30, 2011 the Company owed the executives $73,263, all of which was to be repaid after the completion of the Offering.

F-10

The Company has agreed to pay Kaiyuan Real Estate Development a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing March 30, 2011 and ending on the earlier of our consummation of a Business Combination or our liquidation. Kaiyuan Real Estate Development is an affiliate of Mr. Yong Hui Li, the Company’s chairman.

Note 5 — Shareholder's Equity

Common Shares

The Company is authorized to issue up to 50,000,000 ordinary shares, par value $0.001 per share. The holders of the ordinary shares are entitled to one vote for each ordinary share.

As of March 30, 2011 there were 5,007,600 units outstanding, of which 183,600 units (including the ordinary shares and warrants included in the units) will be forfeited by the founders for no consideration on a pro rata basis to the extent that the underwriters' over-allotment option is not exercised in full. In addition, 250,200 founder units (or 287,730 founders’ units if the over-allotment option is exercised in full), and the underlying ordinary shares and warrants will be forfeited by the founders in the event the last sales price of the Company’s ordinary shares does not equal or exceed $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period within 12 months following the closing of an initial Business Combination. An additional 250,200 founder units (or 287,730 founders’ units if the over-allotment option is exercised in full), and the underlying ordinary shares and warrants will be forfeited for no consideration in the event the last sales price of the Company’s ordinary shares does not equal or exceed $13.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period between 12 and 24 months following the closing of an initial Business Combination.

Note 6 – Non-Employee Share-Based Compensation

On February 25, 2010 the Company’s board of directors authorized the issuance of up to 220,000 stock options, each option to purchase one ordinary share of the Company to directors, employees and consultants of the Company for services to be provided prior to the consummation of the Offering.  The ordinary shares underlying the options will be restricted from receiving any funds held in the trust account.

On December 3, 2010 the Company’s board of directors authorized the additional issuance of 35,000 stock options, each option to purchase one ordinary share of the Company to officers or directors of the Company.  The ordinary shares underlying the options will be restricted from receiving any funds held in the trust account.  This additional authorization brings the total stock options authorized as of March 30, 2011 to 55,000.

In connection with the authorization, the Company granted a total of 9,500 options to certain non-employee consultants for services to be provided over a two year period that vest quarterly and 35,000 options to certain officers or directors over a two and a half year period that vest quarterly. In addition the Company granted certain consultants 10,500 options which vest upon such consultants meeting certain performance requirements.

The following table summarizes the non-employee stock option activity for the period from February 4, 2010 (inception) to March 30, 2011:

F-11

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding at February 4, 2010 (inception)	-	$0.001	-	$-
Granted	55,000
Exercised	-	0.001	-	-
Canceled	-	-	-
Outstanding at December 31, 2010	55,000	0.001	6.22	530,679
Granted	-
Exercised	-
Canceled	-
Outstanding at March 30, 2011	55,000	0.001	6.22	530,679
Exercisable at March 30, 2011	9,550	0.001	6.22	92,147

The fair value assigned to the vested increments of these awards was estimated at the date of vesting using the Black-Scholes option-pricing model with the following assumptions:

Period from
February 4, 2010
(inception) to
March 30, 2011
Risk-free interest rate	1.47%
Expected term (in years)	6.46
Weighted average expected stock price volatility	43.55%
Expected dividend yield	0%
Exercise price	$0.001
Fair value of the underlying stock	$10.00
Weighted average grant-date fair value of options granted	$9.6487

Management used the following assumptions for the Black-Scholes inputs: On the option grant date, a current stock price of $9.65 was used for determining the fair value of the Company’s stock. This was based on observations of market prices for comparable shares of common stock for similar companies who have completed IPO’s, an expected volatility based on the average expected volatilities of a sampling of three companies with similar attributes to the Company, including: industry, stage of life cycle, size and financial leverage, an expected dividend rate of 0% based on management plan of operations, a risk free interest rate based on the current U.S. Treasury 5-year Treasury Bill and an expected forfeiture rate of 0%.

Management’s estimated fair value of the common stock of $9.65 differs from the IPO price of $10.00 by $0.35. This difference is attributable to the additional value of the warrant to purchase one share of common stock included in the IPO units. Management determined this difference as noted above by observing current market prices for common stock and separately trading public warrants for comparable public companies.

The fair value of the outstanding unvested shares will be recognized when the performance completion date has occurred and the options vest.

Share-based compensation expense from non-employee stock options totaled $57,774, $34,374 and $92,148 for the period ended March 30, 2011 and the periods from February 4, 2010 (inception) to December 31, 2010 and March 30, 2011, respectively.

The amount of unearned share-based compensation expense from non-employee stock options as of March 30, 2011 was $438,549.

F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the

Board of Directors and Shareholders

of Prime Acquisition Corp.

We have audited the accompanying balance sheet of Prime Acquisition Corp. (a development stage company) (the “Company”) as of December 31, 2012, and the related statements of operations, changes in shareholders’ equity and cash flows for the year then ended and for the cumulative period from February 4, 2010 (inception) to December 31, 2012. The financial statements for the period from February 4, 2010 (inception) through December 31, 2011 were audited by other auditors. The financial statements for the period from February 4, 2010 (inception) to December 31, 2011 include total revenues and net loss of $nil and $525,121, respectively. Our opinion on the statements of operations, changes in shareholders’ equity and cash flows for the period from February 4, 2010 (inception) to December 31, 2012, insofar as it relates to amounts through December 31, 2011 is based solely on the report of the other auditors. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company, as of December 31, 2012, and the results of its operations and its cash flows for the year then ended and for the cumulative period from February 4, 2010 (inception) to December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

April 30, 2013

F-13

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Prime Acquisition Corp.

Hebei Province, PRC

We have audited the accompanying balance sheet of Prime Acquisition Corp. (a development stage company) as of December 31, 2011 and the related statements of operations, changes in shareholders’ equity, and cash flows for the year then ended and the period from February 4, 2010 (inception) to December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011, and the results of its operations and its cash flows for the year then ended and the period from February 4, 2010 (inception) to December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

April 30, 2012

F-14

PRIME ACQUISITION CORP.
(A CORPORATION IN THE DEVELOPMENT STAGE)
BALANCE SHEET

	December 31, 2012	December 31, 2011
ASSETS

Current assets
Cash	$7,411	$68,966
Cash held in trust account	36,620,933	36,627,014
Prepaid expenses	8,039	30,810
Total current assets	36,636,383	36,726,790
Non-current assets
Fixed assets	3,595	2,294
TOTAL ASSETS	$36,639,978	$36,729,084

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accrued expenses	$622,256	$80,825
Due to related party	275,771	83,184
Deferred underwriters fees	1,022,833	1,022,833
Notes payable to shareholders	60,000	-
Total current liabilities	1,980,860	1,186,842

Ordinary shares, subject to possible redemption 3,031,969 shares at $10.02 per share	30,380,329	30,380,329

Shareholders' equity

Ordinary shares, $.001 par value (Authorized 50,000,000 shares; 4,894,983 shares issued and outstanding at December 31, 2012 and 2011)	1,863	1,863
Additional paid-in capital	5,890,921	5,685,171
Deficit accumulated during the development stage	(1,613,995)	(525,121)
Total shareholders' equity	4,278,789	5,161,913
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$36,639,978	$36,729,084

See accompanying notes to the financial statements

F-15

PRIME ACQUISITION CORP.
(A CORPORATION IN THE DEVELOPMENT STAGE)
STATEMENT OF OPERATIONS

	For the year ended December 31, 2012	For the year ended December 31, 2011	For the period from February 4, 2010 (inception) to December 31, 2012

Revenue	$-	$-	$-
Operating expenses	(1,120,793)	(479,050)	(1,661,516)
Formation costs	-	-	(5,317)

Total Operating expenses	(1,120,793)	(479,050)	(1,666,833)

Operating loss	(1,120,793)	(479,050)	(1,666,833)

Interest earned from investment held in trust	31,919	20,919	52,838

Net loss	$(1,088,874)	$(458,131)	$(1,613,995)

Weighted average shares outstanding	4,894,623	4,085,986	3,541,946

Basic and diluted net loss per share	$(0.22)	$(0.11)	$(0.46)

See accompanying notes to the financial statements

F-16

PRIME ACQUISITION CORP.
(A CORPORATION IN THE DEVELOPMENT STAGE)
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
For the period February 4, 2010 (Inception) to December 31, 2012

	Ordinary Shares		Additional	Deficit	Total Shareholders’
	Shares	Amount	paid-in Capital	Accumulated	Equity
Ordinary shares issued February 18, 2010 for cash at $0.001 per share	1,408,750	$1,409	$-	$-	$1,409
Non-employee stock based compensation	-	-	34,374	-	34,374
Ordinary shares issued November 25, 2010 for cash at $0.001 per share	155,250	155	-	-	155
Net loss for the period February 4, 2010 (inception) to December 31, 2010	-	-	-	(66,990)	(66,990)
Balance at December 31, 2010	1,564,000	1,564	34,374	(66,990)	(31,052)
Forfeiture of Initial Shareholders units	(156,400)	(156)	156	-	-
Proceeds from sale of warrants in private placement	-	-	1,638,800	-	1,638,800
Proceeds from initial public offering net of offering costs and underwriter discount of $2,320,344	3,600,000	3,600	33,676,056	-	33,679,656
Sale of unit purchase option to underwriters	-	-	100	-	100
Proceeds from underwriter over-allotment exercise net of underwriter discount of $26,488	52,975	53	503,210	-	503,263
Proceeds subject to possible conversion of 3,031,969 shares	-	(3,032)	(30,377,297)	-	(30,380,329)
Forfeiture of 165,592 shares due to underwriters' partial exercise of the over-allotment	(165,592)	(166)	166	-	-
Non-employee stock based compensation for the period January 1, 2011 to December 31, 2011	-	-	209,606	-	209,606
Net loss for the year ended December 31, 2011	-	-	-	(458,131)	(458,131)
Balance at December 31, 2011	4,894,983	1,863	5,685,171	(525,121)	5,161,913
Non-employee stock based compensation	-	-	180,750	-	180,750
Reversal of over-accrual of offering costs	-	-	25,000	-	25,000
Net loss for the year ended December 31, 2012	-	-	-	(1,088,874)	(1,088,874)
Balance at December 31, 2012	4,894,983	$1,863	$5,890,921	$(1,613,995)	$4,278,789

See accompanying notes to the financial statements

F-17

PRIME ACQUISITION CORP.
(A CORPORATION IN THE DEVELOPMENT STAGE)
STATEMENT OF CASH FLOWS

	For the year ended December 31, 2012	For the year ended December 31, 2011	For the period from February 4, 2010 (inception) to December 31, 2012

Cash Flows from Operating Activities
Net Loss	$(1,088,874)	$(458,131)	$(1,613,995)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-employee stock based compensation	180,750	209,606	424,730
Depreciation expense	815	536	1,412
Changes in operating assets and liabilities
Prepaid expenses	22,771	(28,110)	(8,039)
Accrued expenses	566,431	(166,754)	647,254
Deferred offering costs	-	358,900	-
Due to related party	192,587	70,425	275,771
Net cash used in operating activities	(125,520)	(13,528)	(272,867)

Cash Flows from Investing Activities
Funds placed in trust account from offerings	-	(36,088,000)	(36,088,000)
Funds placed in trust account from underwriters' exercise of over-allotment option	-	(518,096)	(518,096)
Proceed from US Treasury Bills	6,081	(20,918)	(14,837)
Purchases of fixed assets	(2,116)	-	(5,005)
Net cash provided by (used in) investing activities	3,965	(36,627,014)	(36,625,938)

Cash Flows from Financing Activities
Proceeds from sale of ordinary shares to founding shareholders	-	155	1,564
Proceeds from initial public offering	-	36,000,000	36,000,000
Proceeds from issuance of underwriter purchase option	-	100	100
Proceeds from private placement of insider warrants	-	1,638,800	1,638,800
Proceeds from underwriter over-allotment exercise	-	529,750	529,750
Payment of underwriting fees and offering costs	-	(1,323,998)	(1,323,998)
Proceeds from notes payable to shareholders	60,000	-	210,000
Payment of notes payable to shareholders	-	(150,000)	(150,000)
Net cash provided by financing activities	60,000	36,694,807	36,906,216

Net (decrease) increase in cash	(61,555)	54,265	7,411

Cash and cash equivalent at beginning of year/period	68,966	14,701	-
Cash and cash equivalent at end of year/period	$7,411	$68,966	$7,411

Supplemental disclosure of non-cash financing activities
Deferred underwriters' commission included in proceeds from the IPO and over-allotment exercise	$-	$1,022,833	$1,022,833

See accompanying notes to the financial statement

F-18

PRIME ACQUISITION CORP.

(A CORPORATION IN THE DEVELOPMENT STAGE)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Plan of Business Operations

Prime Acquisition Corp. (the “Company”) is a Cayman Islands limited life exempted company organized as a blank check company for the purpose of acquiring, through a merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination, an operating business.

The registration statement for the Company’s initial public offering (the “Offering”) was declared effective March 24, 2011. The Company consummated the Offering on March 30, 2011 and received net proceeds of $34,712,656, including $1,008,000 in deferred underwriter’s fees. In connection with the Offering, the Company further received $1,638,800 from the private placement sale of Placement Warrants (Note 3). On May 10, 2011, the underwriters of the Offering exercised their over-allotment option in part, for an additional 52,975 units (over and above the 3,600,000 units sold in the Offering), and the Company received additional net proceeds of $518,096, including $14,833 in deferred underwriter's fees. Substantially all of the net proceeds from the Offering and private placement are intended to be generally applied toward consummating a business combination (“Business Combination”). The Company’s management has complete discretion in identifying and selecting a target business. There is no assurance that the Company will be able to successfully effect a Business Combination. As of December 31, 2012, $36,620,933 is being held in a trust account (“Trust Account”) until the earlier of (i) the completion of a Business Combination or (ii) liquidation of the Company. The funds being in a trust account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages execute agreements with the Company waiving any right in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions, and initial and continuing general and administrative expenses.

On February 22, 2013, a binding letter of intent (“LOI”) was entered into by and between us and BHN, Srl. (“BHN”) setting forth terms for an acquisition by us of a newly formed entity that is not affiliated with BHN (“Target”), which will, directly or indirectly, own a portfolio of real estate properties in southern Europe. We refer to the acquisition of Target by us as the Acquisition. The LOI sets forth the principal terms for the Acquisition, and the parties have agreed pursuant to the LOI to negotiate in good faith a definitive purchase agreement setting forth all of the terms and conditions of the Acquisition. Upon the closing of the transactions contemplated in the LOI and subject to the terms of the definitive purchase agreement, we will acquire 100% of the issued and outstanding shares of Target in exchange for our assuming certain debt obligations under promissory notes or mortgages of the Target with an aggregate principal amount of approximately $175 million and the issuance of our ordinary shares for the balance of the value of Target’s business at a valuation of $10.00 per share. In accordance with the terms of the LOI, the valuation of the Target and its portfolio of properties is approximately $200 million, however, the exact composition of such portfolio is subject to adjustment prior to execution of the definitive agreements. Accordingly, the number of shares to be issued at the closing will be adjusted to account for variations in the total valuation of the Target and its portfolio of properties. On March 18, 2013, we and BHN issued a joint press release providing additional information about the proposed portfolio of properties to be acquired in the Acquisition.

F-19

Since we would not have been able to complete the Acquisition prior to March 30, 2013, the date by which we were required by our amended and restated memorandum and articles of association and trust agreement governing the Trust Account to complete our initial business combination. Our board of directors determined that it would be in the best interests of our shareholders for us to continue our existence for an additional six months (until September 30, 2013) rather than dissolve as required by our articles of association, which we refer to as the Extension. In order to effect the Extension, our shareholders approved certain amendments to our Articles of Association and the trust agreement governing the Trust Account at a special meeting of shareholders held on Wednesday, March 27, 2013.

In connection with the Extension, our board of directors determined that it was in our best interest to allow shareholders with the opportunity to redeem their ordinary shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account pursuant to an amendment (which was approved as part of the Extension) to the agreement governing the Trust Account by means of a tender offer, which we refer to as the Extension Tender Offer. Following approval of the Extension, the Extension Tender Offer expired at 5:00 p.m., United States Eastern Time on the evening of Thursday, March 28, 2013. Pursuant to the terms of the Extension Tender Offer, 3,008,955 of our ordinary shares were tendered and accepted for redemption by the Company for an aggregate purchase price of $30,149,729.10. As a result of the Extension Tender Offer, a maximum of 23,014 additional shares may be redeemed in connection with a business combination.

On February 25, 2013, the Company, BHN and certain funds affiliated with AQR Capital Management, LLC (collectively, the “AQR Funds”) entered into agreements, pursuant to which the Company has granted the AQR Funds the right to put an aggregate of 535,000 ordinary shares to the combined company at a price of $10.55 per share for a period of four months following completion of the Acquisition. Pursuant to the agreements and in exchange for receiving the put right, the AQR Funds agreed not to tender any shares held by them in the Extension Tender Offer or in any future issuer tender offer that the Company may conduct in connection with a business combination. In connection with the put arrangement, the Company paid the AQR Funds a fee of $0.10 per share (an aggregate of $53,500) and will pay an additional fee of $0.20 per share (an aggregate of $107,000) on the three month anniversary of the execution of the put agreements. Chardan Capital Markets, LLC will also receive a fee of $0.20 per share (an aggregate of $107,000) upon closing of the Acquisition. The parties also agreed to place $10.02 per share (an aggregate of $5,360,700) into escrow following completion of the Acquisition until the put rights are exercised or expire.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to provide shareholders with the opportunity to redeem their shares for a pro rata portion of the Trust Account. In the event that shareholders owning 83% or greater of the total number of shares issued in the Offering (“Public Shares”) exercise their redemption rights, including shares redeemed in connection with the Extension, the Business Combination will not be consummated. All of the Company’s shareholders prior to the Offering, including all of the officers and directors of the Company (“Initial Shareholders”), have agreed to waive any redemption rights they may have in connection with the Business Combination.

With respect to a Business Combination which is consummated, any shareholder may demand that the Company convert his or her shares. Any shareholder will have the right to demand that such shareholder’s shares be converted into a pro rata share of the Trust Account, initially approximately $10.02 per Public Share.

F-20

Following the Extension, the Company’s Memorandum and Articles of Association provides that the Company will continue in existence until September 30, 2013. If the Company has not completed a Business Combination by such date, this will trigger the winding up of the Company and it will liquidate and distribute the proceeds held in the Trust Account to the Public Shareholders.

As of December 31, 2012, the total legal expenses incurred related to the Business Combination was $520,672. In addition, our legal counsel has advanced a further sum of $1,829 for expenses paid on behalf of Prime. As of December 31, 2012, the Company has a payable to its legal counsels of $514,648.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Geographical Risk

The Company’s operations, if a Business Combination is consummated outside the United States, will be subject to local government regulations and to the uncertainties of the economic and political conditions of those areas.

Fair Value

The Company measures fair value in accordance with generally accepted accounting principles. Fair value measurements are applied under other accounting pronouncements that require or permit fair value measurements. Financial instruments included in the Company’s balance sheets consist of cash and cash equivalents, investments held in trust, prepaid expenses, accrued expenses, and due to related parties.

Investments Held in Trust

Investment securities consist of United States Treasury securities. The Company classifies its securities as held-to-maturity in accordance with FASB Accounting Standards Codification (“ASC”) 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

F-21

Income Taxes

The Company was incorporated as a Cayman Island exempted company and therefore the Company is not currently subject to income tax. Upon consummation of an acquisition as contemplated, the Company may be subject to income tax depending on the jurisdiction and nature of the merged entity’s operations.

Redeemable Common Stock

The Company accounts for redeemable common stock in accordance with ASC 480-10-S99 “Classification and Measurement of Redeemable Securities,” which provides that securities that are redeemable for cash or other assets are classified outside of permanent equity if they are redeemable at the option of the holder. In addition, if the redemption causes a liquidation event, the redeemable securities should not be classified outside of permanent equity. Accordingly, 3,031,969 shares of common stock sold in the Offering are classified outside of permanent equity at redemption value. The Company recognizes changes in the redemption value in the period they occur and adjusts the carrying value of the redeemable common stock to equal its redemption value at the end of each reporting period.

Share-Based Compensation

Share-based compensation expense related to non-employee options is recognized in accordance with ASC 505-50 “Equity-Based Payments to Non-Employees” for equity instruments issued to other than employees for acquiring goods and/or services.

The Company estimates the fair value of option awards using the Black-Scholes option pricing model. Determining the fair value of awards under this model represents management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment.

Earnings per Share

Basic earnings per share is computed by dividing net income or loss by the weighted-average number of ordinary shares outstanding during the period. The 1,564,000 units issued to the Company’s Initial Shareholders were issued for $0.001 per share, which is considerably less than the Offering per-share price; such shares have been assumed to be retroactively outstanding for the period since inception. In March 2011, the Company’s Initial Shareholders forfeited, and the Company cancelled 156,400 units. On May 10, 2011, the Company’s initial shareholders further forfeited, and the Company cancelled an additional 165,592 units in connection with the partial exercise of the underwriters’ over-allotment option.

Potentially dilutive securities include:

	For the year ended December 31, 2012	For the year ended December 31, 2011
Warrants to purchase common stock	7,080,050	7,080,050
Options to purchase common stock	60,000	55,000
Total potential dilutive securities	7,140,050	7,135,050

The warrants and options are always excluded from the computation of fully diluted loss per share as their effect is anti-dilutive.

F-22

Recent Accounting Pronouncements

The adoption of recently effective accounting standards FASB ASU No. 2011-11, 2011-10, 2011-04, 2010-29, 2010-13, 2010-09, 2010-06, 2010-05, 2010-04, did not have a material effect on the Company’s financial statements; nor does the Company believe that any other recently issued, but not yet effective, accounting standards will have a material effect on the Company’s financial position or results of operations when adopted.

Note 3 — Initial Public Offering

The registration statement for the Offering was declared effective March 24, 2011. On March 30, 2011, the Company sold 3,600,000 Units, at an Offering price of $10.00 per unit, generating gross proceeds of $36,000,000. Each Unit consists of one ordinary share, $0.001 par value, of the Company and one Redeemable Purchase Warrant (“Warrant”). Each Warrant will entitle the holder to purchase from the Company one ordinary share at an exercise price of $7.50 commencing upon the later of the completion of a Business Combination, or March 30, 2012. The warrants expire on March 30, 2016, unless earlier redeemed. The Company may redeem the Warrants, at a price of $0.01 per Warrant upon 30 days’ notice while the Warrants are exercisable, only in the event that the last sale price of the ordinary shares is at least $15.00 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. If the Company redeems the Warrants as described above, the Founder warrants and the Placement Warrants may be exercised on a “cashless basis.’' In such event, the holder would pay the exercise price by surrendering his Warrants for that number of ordinary shares equal to the quotient obtained by dividing (X) the product of the number of ordinary shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (Y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Warrants. In accordance with the warrant agreement relating to the Warrants to be sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

In connection with the Offering, the Company granted the underwriters a 45-day option to purchase up to 540,000 additional Units solely to cover over-allotments. On May 10, 2011, the Company announced that the underwriters of its Offering exercised their over-allotment option in part, for a total of an additional 52,975 units (over and above the 3,600,000 units sold in the Offering) generating additional gross proceeds of $529,750.

The 3,652,975 units sold in the Offering, including the 52,975 units subject to the over-allotment option, were sold at an offering price of $10.00 per unit, generating gross proceeds of $36,529,750. A total of $36,606,096, which includes a portion of the $1,638,800 of proceeds from the private placement of Placement Warrants (as defined below) to the founding shareholders, has been placed in trust.

In connection with the Extension, our board of directors determined that it was in our best interest to allow shareholders with the opportunity to redeem their ordinary shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account pursuant to an amendment (which was approved as part of the Extension) to the agreement governing the Trust Account by means of a tender offer, which we refer to as the Extension Tender Offer. Following approval of the Extension, the Extension Tender Offer expired at 5:00 p.m., United States Eastern Time on the evening of Thursday, March 28, 2013. Pursuant to the terms of the Extension Tender Offer, 3,008,955 of our ordinary shares were tendered and accepted for redemption by the Company for an aggregate purchase price of $30,149,729.10. As a result of the Extension Tender Offer, a maximum of 23,014 additional shares may be redeemed in connection with a business combination.

F-23

The Company agreed to pay the underwriters in the Offering an underwriting discount of 5% of the gross proceeds of the Offering. However, the underwriters agreed that a portion of the underwriting discounts equal to 2.8% of the gross proceeds of the Offering (or $1,022,833) will not be payable unless and until the Company completes a Business Combination and have waived their right to receive such payment upon the Company's liquidation if it is unable to complete a Business Combination.

On March 24, 2011, certain of the Initial Shareholders purchased an aggregate of 2,185,067 warrants (the “Placement Warrants”) from the Company in a private placement pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. The Placement Warrants were sold for a total purchase price of $1,638,800 or $0.75 per warrant. The private placement took place immediately prior to the consummation of the Offering. The Placement Warrants are identical to the Warrants contained in the Units except that the Placement Warrants may be exercised on a cashless basis at any time after a Business Combination even if there is not an effective registration statement relating to the shares underlying the Warrants so long as such Placement Warrants are held by these individuals or their affiliates and are subject to certain transfer restrictions. Pursuant to that certain Placement Warrant Purchase Agreement, the purchasers have agreed that, with certain exceptions for certain gifts to family members, by virtue of the laws of descent, and pursuant to a qualified domestic relations order, the Placement Warrants will not be sold or transferred by them until after the Company has completed a business combination.

In addition, at the closing of the Offering, the Company issued a unit purchase option, for $100, to the representative of the underwriters and/or its designees to purchase 215,000 Units at an exercise price of $12.00 per unit. The units issuable upon exercise of this option are identical to the units being offered in the Offering. The Company accounted for the fair value of the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Offering resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of this unit purchase option is approximately $1,220,400 (approximately $3.39 per unit) using a Black-Scholes option-pricing model.

The fair value of the unit purchase option granted to the underwriter is estimated as of the date of grant using the following assumptions: (1) expected volatility of 43.55%, (2) risk-free interest rate of 1.44% based on the five-year U.S. Treasury Note and (3) expected life of 5 years. The volatility assumption is based on the average of two post-merged blank check companies operating in the greater China region in uncorrelated sectors (media and agriculture). Thus, the Company believes that the volatility estimate is comprehensive enough, considering that the Company does not have a specific target industry. The Company believes also that the volatility estimate calculated is a reasonable benchmark to use in estimating the expected volatility of the Company’s Units. Although an expected life of five years was used in the calculation, if the Company does not consummate a business combination within the prescribed time period and automatically dissolves and subsequently liquidates its Trust Account, the option will become worthless. The unit purchase option may be exercised for cash. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying warrants, the unit purchase option or warrants, as applicable, will expire worthless.

F-24

Note 4 — Investments Held in Trust

Substantially all of the net proceeds from the Offering are intended to be generally applied toward consummating a Business Combination. Management agreed to place the net proceeds from the Offering into the Trust Account until the earlier of (i) the completion of a Business Combination or (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages execute agreements with the Company waiving any right in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements.

As of December 31, 2012, investment securities in the Company’s Trust Account consist of $35,999,756 in United States government treasury bills (the “T-Bills”) with maturities on January 3, 2013 and $621,177 in cash. The carrying amount, excluding accrued interest income, gross unrealized holding gains and fair value of held-to-maturity securities at December 31, 2012 are as follows:

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
Cash	$621,177	$-	$-	$621,177
Held-to-Maturity:
United States Treasury Securities	35,999,756	244	-	36,000,000
Total Investments Held in Trust	$36,620,933	$244	$-	$36,621,177

The Company’s T-Bills had original maturity dates ranging from April 5, 2012 to October 4, 2012. Upon maturity, the Company received $26,359 in interest income and reinvested $35,992,690 of the proceeds in six-month T-Bills with maturity of January 3, 2013. As of December 31, 2012, the Company has recognized $7,066 of interest income related to the T-Bills. The remaining $244 unamortized discount will be recognized over the remaining life of the securities.

Note 5 — Related Party Transactions and Balances

The Company entered into two non-interest bearing unsecured promissory notes with one director of the Company in a principal amount total of $60,000. The notes shall be repaid on the earlier of consummation of a Business Combination or liquidation of the Company.

From time to time Company’s executives incurred expenses on behalf of the Company for various office and travel expenses. No interest is charged by the executives on any outstanding balance owed by the Company. For the years ended December 31, 2012 and December 31, 2011, and the periods from February 4, 2010 (inception) to December 31, 2012, total expenses paid by the executives on behalf of the Company totaled $122,092, $164,638 and $299,489, respectively. As of December 31, 2012, the Company has a payable to its executives of $137,291.

The Company has agreed to pay Kaiyuan Real Estate Development (“Kaiyuan”) a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing March 30, 2011 and ending on the earlier of consummation of a Business Combination or liquidation of the Company. Kaiyuan is an affiliate of Mr. Yong Hui Li, the Company’s chairman. The total expenses incurred under this agreement for the years ended December 31, 2012 and December 31, 2011, and the period from February 4, 2010 (inception) to December 31, 2012 were $70,495, $67,984, and $138,479, respectively. From February 1, 2012 through January 31, 2013, we also had approximately 150 sq. foot of additional office space, administrative services and secretarial support in Taipei, Taiwan. Fees for the additional office space, administrative services and secretarial support were included in the $7,500 monthly fee paid to Kaiyuan. As of December 31, 2012, the Company has a payable to Kaiyuan of $138,479.

F-25

Note 6 — Fair Value Measurements

The Company defines fair value as the amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale. The fair value estimates presented in the financial statements and its accompanying notes are based on information available to the Company as of December 31, 2012.

The accounting standard regarding fair value measurements discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The standard utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

The Company has no assets or liabilities carried at fair value on a recurring basis or assets carried at fair value on a non-recurring basis as of December 31, 2012.

As of December 31, 2012, $36,000,000 of the Company’s investment held in trust was invested exclusively in obligations of the U.S. government issued or guaranteed by the U.S. Treasury with the remaining amount held in cash. The Company accounts for these investments as held-to-maturity securities, which are recorded on the balance sheet at amortized cost and classified as either short term or long term based on the contractual maturity. The fair values of the Company’s investments in U.S. Treasury bills are determined through observable quoted active markets and the fair value approximates carrying value due to the short-term nature. As of December 31, 2012 there were no unrealized gains or losses recognized on investments held in trust and the securities mature on January 3, 2013.

Note 7 — Shareholders’ Equity

Common Shares

The Company is authorized to issue up to 50,000,000 ordinary shares, par value $0.001 per share. The holders of the ordinary shares are entitled to one vote for each ordinary share.

As of December 31, 2010 there were 1,564,000 units issued and outstanding.

In March 2011, the Company’s initial shareholders forfeited, and the Company cancelled 156,400 units.

On March 30, 2011, the Company sold 3,600,000 units during the Offering.

On May 10, 2011, the underwriters of the Offering exercised their over-allotment option in part, for an additional 52,975 units (over and above the 3,600,000 units sold in the Offering). The Company’s initial shareholders forfeited, and the Company cancelled 165,592 units in connection with this partial exercise of the underwriters’ over-allotment option.

F-26

As of December 31, 2012 there were 4,894,983 units outstanding. In addition, 253,877 founder units and the underlying ordinary shares and warrants will be forfeited by the founders in the event the last sales price of the Company’s ordinary shares does not equal or exceed $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period within 12 months following the closing of an initial Business Combination. An additional 253,878 founder units and the underlying ordinary shares and warrants will be forfeited for no consideration in the event the last sales price of the Company’s ordinary shares does not equal or exceed $13.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period between 12 and 24 months following the closing of an initial Business Combination.

Note 8 – Share-Based Compensation

On February 25, 2010 the Company’s board of directors authorized and issued 20,000 of stock options, each option to purchase one ordinary share of the Company to directors, employees and consultants of the Company. The ordinary shares underlying the options will be restricted from receiving any funds held in the Trust Account. On November 15, 2010, the Company’s board of directors authorized to reserve an additional 200,000 stock options for issuance to directors, employees and consultants of the Company from time to time, bringing the total authorized to an aggregate of 220,000 stock options.

On December 3, 2010 and March 21, 2012 the Company’s board of directors further authorized the additional issuance of 35,000 and 5,000 stock options respectively, each option to purchase one ordinary share of the Company to officers or directors of the Company. The ordinary shares underlying the options will be restricted from receiving any funds held in the Trust Account. This additional authorization brings the total stock options granted as of December 31, 2012 to 60,000.

With respect to the 60,000 shares of stock options granted as of December 31, 2012, 9,500 shares of the options were granted to certain non-employee consultants for services to be provided over a two year period that vest quarterly and 40,000 options to certain officers or directors over a two and a half year period that vest quarterly. In addition the Company granted certain consultants 10,500 options which vest upon such consultants meeting certain performance requirements.

The following table summarizes the non-employee stock option activity for the period from February 4, 2010 (inception) to December 31, 2012:

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding at February 4, 2010 (inception)	-	$-	-	$-
Granted	55,000	0.001	-	-
Exercised	-	-	-	-
Canceled	-	-	-	-
Outstanding at December 31, 2010	55,000	0.001	6.46	530,679
Granted	-	-	-	-
Exercised	-	-	-	-
Canceled	-	-	-	-
Outstanding at December 31, 2011	55,000	0.001	5.46	534,001
Granted	5,000	0.001	5.00	48,246
Exercised	-	-	-	-
Cancelled	-	-	-	-
Outstanding at December 31, 2012	60,000	0.001	4.44	595,140
Exercisable at December 31, 2012	43,900	0.001	4.44	435,444

F-27

The Following table summarizes the unvested non-employee stock option activity during the period from February 4, 2010 (inception) to December 31, 2012:

Number of Shares
Unvested at February 4, 2010 (inception)	-
Granted	55,000
Vested	(3,563)
Cancelled	-
Unvested at December 31, 2010	51,437
Granted	-
Vested	(21,850)
Cancelled	-
Unvested December 31, 2011	29,587
Granted	5,000
Vested	(18,487)
Cancelled	-
Unvested December 31, 2012	16,100

The fair value assigned to the vested increments of these awards was estimated at the date of vesting using the Black-Scholes option-pricing model with the following assumptions:

For the year ended
December 31, 2012
Stock Price	$9.50 - $11.38
Risk-free interest rate	0.56% - 1.22%
Expected term (in years)	4.44
Weighted average expected stock price volatility	62.23%
Expected dividend yield	0%
Weighted average grant-date fair value of options granted	$9.6727

For the year ended
December 31, 2011
Stock Price	$9.39 - $9.90
Risk-free interest rate	0.79% - 2.40%
Expected term (in years)	5.46
Weighted average expected stock price volatility	43.55%
Expected dividend yield	0%
Weighted average grant-date fair value of options granted	$9.6132

For the period from
February 4, 2010
(inception) to
December 31, 2010
Stock Price	$9.65
Risk-free interest rate	1.04% - 2.75%
Expected term (in years)	6.46
Weighted average expected stock price volatility	43.55%
Expected dividend yield	0%
Weighted average grant-date fair value of options granted	$9.6487

For the period from February 4, 2010 (inception) to December 31, 2010, management used the following assumptions for the Black-Scholes inputs: On the option grant date, a current stock price of $9.65 was used for determining the fair value of the Company’s stock. This was based on observations of market prices for comparable shares of common stock for similar companies who have completed IPO’s, an expected volatility based on the average expected volatilities of a sampling of three companies with similar attributes to the Company, including: industry, stage of life cycle, size and financial leverage, an expected dividend rate of 0% based on management plan of operations, a risk free interest rate based on the current U.S. Treasury 5-year Treasury Bill and an expected forfeiture rate of 0%. Management’s estimated fair value of the common stock of $9.65 differs from the IPO price of $10.00 by $0.35. This difference is attributable to the additional value of the warrant to purchase one share of common stock included in the IPO units. Management determined this difference as noted above by observing current market prices for common stock and separately trading public warrants for comparable public companies.

For the year ended December 31, 2011 and December 31, 2012, management used the following assumptions for the Black-Scholes inputs: On the option valuation date, the current stock price of Prime was used for determining the fair value of the Company’s stock based on the closing price of common stock on the valuation date. An expected volatility based on the average expected volatilities of a sampling of three companies with similar attributes to the Company, including: industry, stage of life cycle, size and financial leverage. The expected dividend rate of 0% is based on management’s plan of operations. The risk-free interest rate is based on the U.S. Treasury 5-year Treasury Bill on the date of measurement. The Company expects that no options will be forfeited.

The fair value of the 16,100 outstanding unvested shares of $159,866 at December 31, 2012 will be recognized when the performance completion date has occurred and the options vest.

Share-based compensation expense from non-employee stock options totaled $180,750, $209,606 and $424,730 for the year ended December 31, 2012, for the year ended December 31, 2011 and for the period from February 4, 2010 (inception) to December 31, 2012, respectively.

F-28

Note 9 — Subsequent Events

As of the date of this report, the Company entered into three additional non-interest bearing unsecured promissory notes with one director of the Company in a principal amount total of $210,000. The notes shall be repaid on the earlier of consummation of a Business Combination or liquidation of the Company.

On February 22, 2013, a binding letter of intent (“LOI”) was entered into by and between us and BHN, Srl. (“BHN”) setting forth terms for an acquisition by us of a newly formed entity that is not affiliated with BHN (“Target”), which will, directly or indirectly, own a portfolio of real estate properties in southern Europe (see note 1).

A special meeting of shareholders was held on Wednesday, March 27, 2013 to effect Prime to continue our existence for an additional six months until September 30, 2013 (see note 1).

On February 25, 2013, the Company, BHN and certain funds affiliated with AQR Capital Management, LLC (collectively, the “AQR Funds”) entered into agreements, pursuant to which the Company has granted the AQR Funds the right to put an aggregate of 535,000 ordinary shares to the combined company at a price of $10.55 per share for a period of four months following completion of the Acquisition. Pursuant to the agreements and in exchange for receiving the put right, the AQR Funds agreed not to tender any shares held by them in the Extension Tender Offer or in any future issuer tender offer that the Company may conduct in connection with a business combination. In connection with the put arrangement, the Company paid the AQR Funds a fee of $0.10 per share (an aggregate of $53,500) and will pay an additional fee of $0.20 per share (an aggregate of $107,000) on the three month anniversary of the execution of the put agreements. Chardan Capital Markets, LLC will also receive a fee of $0.20 per share (an aggregate of $107,000) upon closing of the Acquisition. The parties also agreed to place $10.02 per share (an aggregate of $5,360,700) into escrow following completion of the Acquisition until the put rights are exercised or expire.

Following approval of the Extension, the Extension Tender Offer expired at 5:00 p.m., United States Eastern Time on the evening of Thursday, March 28, 2013. Pursuant to the terms of the Extension Tender Offer, 3,008,955 of our ordinary shares were tendered and accepted for redemption by the Company for an aggregate purchase price of $30,149,729.10, leaving approximately $6,456,366 in the Company’s Trust Account to cover expenses such as deferred underwriter fees of $1,022,833 and the February 25, 2013 agreement the Company, BHN and the AQR Funds. As a result of the Extension Tender Offer, a maximum of 23,014 additional shares may be redeemed in connection with a business combination.

F-29

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared assuming that the business combination had occurred (i) at the beginning of the pro forma statement of operations for the year ended December 31, 2012 and (ii) at December 31, 2012 for the pro forma balance sheet. The unaudited pro forma condensed combined financial information has been prepared reflecting the redemption of 3,008,955 ordinary shares Prime Acquisition Corp. (the “Company” or “Prime”) in association with the tender offer that expired on March 28, 2013 (“Extension Tender Offer”) for an aggregated purchase price of $30,149,729. The ordinary shares redeemed represented approximately 82.4% of the Company's issued and outstanding shares as of March 28, 2013. Payment for the shares that were redeemed was made promptly. As a result of this tender offer, a maximum of 23,014 additional shares may be redeemed in connection with this business combination for an aggregate purchase price of $230,600. The following unaudited pro forma condensed combined financial information is assuming no additional shares will be redeemed in connection with the Acquisition.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only. The historical financial information in the unaudited pro forma condensed combined balance sheet has been adjusted to give effect to pro forma events that are directly attributable to the business combination and are factually supportable. The assets and liabilities are measured on their acquisition-date fair value. The historical financial information in the unaudited pro forma condensed combined statements of operations has been adjusted to give effect to pro forma events that are directly attributable to the business combination, are factually supportable and are expected to have a continuing impact on the combined results.

On February 25, 2013, the Company, BHN and certain funds affiliated with AQR Capital Management, LLC (collectively, the “AQR Funds”) entered into agreements, pursuant to which the Company has granted the AQR Funds the right to put an aggregate of 535,000 ordinary shares to the combined company at a price of $10.55 per share for a period of four months following completion of the Acquisition. Pursuant to the agreements and in exchange for receiving the put right, the AQR Funds agreed not to tender any shares held by them in the Extension Tender Offer or in any future issuer tender offer that the Company may conduct in connection with a business combination. In connection with the put arrangement, the Company paid the AQR Funds a fee of $0.10 per share (an aggregate of $53,500) and paid an additional fee of $0.20 per share (an aggregate of $107,000) to the AQR Funds on May 24, 2013. Chardan Capital Markets, LLC will also receive a fee of $0.20 per share (an aggregate of $107,000) upon closing of the Acquisition. These fees are reflected in the adjustments in the unaudited pro forma combined balance sheet as part of the estimation of business related costs to legal counsels, accountants, other consultants, etc. not already expensed as of December 31, 2012 (see note 6 of pro forma adjustments and eliminations). The parties also agreed to place $10.02 per share (an aggregate of $5,360,700) into escrow following completion of the Acquisition until the put rights are exercised or expire.

On May 23, 2013, Prime and BHN LLC (“BHN” or “Manager”) entered into a Management Agreement, in connection with the previously announced proposed business combination transaction. Pursuant to the terms of the Management Agreement, and subject to the closing of Prime’s initial business combination, Prime appoints Manager to manage the assets of Prime following the business combination on an exclusive basis. In exchange for the portfolio management and related services provided by Manager, Prime will pay a management fee equal to 1.9% of the value of the managed assets (one-twelfth of which is payable in arrears monthly). In addition, Manager is entitled to a one-time equity grant equal to 3.5% of the issued and outstanding ordinary shares of Prime at the time of the closing of the business combination, provided the minimum value of the assets acquired in the transaction is greater than $150 million. If Prime pays a cash dividend equal to $0.50 per share to its holders of ordinary shares following the business combination, the Manager shall be entitled to a bonus equal to 10% of the adjusted net operating income (as defined in the agreement) for each year following the payment of such dividend. At or promptly after closing, Prime is required to establish a stock incentive plan providing for the issuance to the Manager of options to purchase up to 1 million ordinary shares. Manager will be responsible for compensation expenses of its management team, and Prime will be responsible for all of Prime’s expenses. The Management Agreement provides indemnification provisions for the Manager and Prime. The term of the agreement commences upon closing of the initial business combination and extends for a period of five years, which term renews automatically for additional 5 year terms thereafter.

F-30

On June 22, 2013, a Stock Purchase Agreement (the “Seba SPA”) was entered into by and among Prime, LuxCo, BHN, Seba S.r.l., an Italian limited liability company (“Seba”), Francesco Rotondi and Giuseppe Pantaleo (collectively, the “Seba Sellers” and each individually a “Seba Seller”). Upon the closing of the transactions contemplated in the Seba SPA, Prime will acquire 100% of the issued and outstanding equity interest of Seba from the Seba Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in Seba to LuxCo, with the result that Seba would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime.

On June 22, 2013, a Stock Purchase Agreement (the “Nova SPA” and together with the Seba SPA, collectively, the “SPAs” and each individually a “SPA”) was entered into by and among Prime, LuxCo, BHN, Nova S.r.l., an Italian limited liability company (“Nova”), Francesco Rotondi and Luca Massimo Failla (collectively, the “Nova Sellers”). Upon the closing of the transactions contemplated in the Nova SPA, Prime will acquire 100% of the issued and outstanding equity interest of Nova from the Nova Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in Nova to LuxCo, with the result that Nova would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime.

On July 9, 2013, a Stock Purchase Agreement (the “Delfin SPA”) was entered into by and among Prime, Prime BHN Luxembourg S.àr.l., a Luxembourg company and wholly owned subsidiary of Prime (“LuxCo”), bhn LLC, a New York limited liability company and the U.S. affiliate of leading financial and strategic advisory boutique bhn S.r.l. in Milan (“BHN”), Delfin S.r.l., an Italian limited liability company (“Delfin”), Davide Rigamonti, Cesare Lanati and G.S.I. S.r.l. (collectively, the “Delfin Sellers” and each individually a “Delfin Seller”). Upon the closing of the transactions contemplated in the Delfin SPA, Prime will acquire 100% of the issued and outstanding equity interest of Delfin from the Delfin Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in Delfin to LuxCo, with the result that Delfin would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime.

On July 9, 2013, a Stock Purchase Agreement (the “SIM SPA”) was entered into by and among Prime, LuxCo, BHN, SIM S.r.l., an Italian limited liability company (“SIM”), G.S.I. S.r.l. and Bell Real Estate S.r.l. (collectively, the “SIM Sellers” and each individually a “SIM Seller”). Upon the closing of the transactions contemplated in the SIM SPA, Prime will acquire 100% of the issued and outstanding equity interest of SIM from the SIM Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in SIM to LuxCo, with the result that SIM would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime.

On July 9, 2013, a Stock Purchase Agreement (the “Dieci SPA”) was entered into by and among Prime, LuxCo, BHN, Dieci Real Estate S.r.l., an Italian limited liability company (“Dieci”), ELLEGI S.r.l. and G.S.I. S.r.l. (collectively, the “Dieci Sellers” and each individually a “Dieci Seller”). Upon the closing of the transactions contemplated in the Dieci SPA, Prime will acquire 100% of the issued and outstanding equity interest of Dieci from the Dieci Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in Dieci to LuxCo, with the result that Dieci would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime.

On July 9, 2013, a Stock Purchase Agreement (the “ELLEGI SPA”) was entered into by and among Prime, LuxCo, BHN, ELLEGI S.r.l., an Italian limited liability company (“ELLEGI”), Bell Real Estate S.r.l. and Stefano Lanati (collectively, the “ELLEGI Sellers” and each individually a “ELLEGI Seller”). Upon the closing of the transactions contemplated in the ELLEGI SPA, Prime will acquire 100% of the issued and outstanding equity interest of ELLEGI from the ELLEGI Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in ELLEGI to LuxCo, with the result that ELLEGI would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime.

On July 9, 2013, a Stock Purchase Agreement (the “G.S.I. SPA”) was entered into by and among Prime, LuxCo, BHN, G.S.I. S.r.l., an Italian limited liability company (“G.S.I.”), Bell Real Estate S.r.l. and IGS S.r.l. (collectively, the “G.S.I. Sellers” and each individually a “G.S.I. Seller”). Upon the closing of the transactions contemplated in the G.S.I. SPA, Prime will acquire 100% of the issued and outstanding equity interest of G.S.I. from the G.S.I. Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in G.S.I. to LuxCo, with the result that G.S.I. would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime.

F-31

On July 9, 2013, a Stock Purchase Agreement (the “Magfin SPA” and together with the Delfin SPA, SIM SPA, Dieci SPA, ELLEGI SPA, and G.S.I. SPA, collectively, the “SPAs” and each individually a “SPA”) was entered into by and among Prime, LuxCo, BHN, Magfin S.r.l., an Italian limited liability company (“Magfin” and together with Delfin, SIM, Dieci, ELLEGI, and G.S.I., collectively, the “Targets” and each individually a “Target”), Bell Real Estate S.r.l., G.S.I. S.r.l. (collectively, the “Magfin Sellers” and together with the Delfin Sellers, SIM Sellers, Dieci Sellers, ELLEGI Sellers, and G.S.I. Sellers, collectively, the “Sellers” and each individually a “Seller”). Upon the closing of the transactions contemplated in the Magfin SPA, Prime will acquire 100% of the issued and outstanding equity interest of Magfin from the Magfin Sellers in exchange for ordinary shares of Prime, and Prime will immediately contribute such equity interest in Magfin to LuxCo, with the result that Magfin would become a wholly owned subsidiary of LuxCo and an indirect wholly owned subsidiary of Prime.Due to the affiliation of Delfin S.r.l., SIM S.r.l., Dieci Real Estate, S.r.l., ELLEGI S.r.l., G.S.I. S.r.l., Magfin S.r.l., their historical financial statements have been combined and presented as “Bell Group”

As a result of this series of Stock Purchase Agreements on June 22, 2013, June 24, 2013 and July 9, 2013, Prime’s Initial Portfolio comprised of ten assets listed in the table below. All of the properties in the portfolio are commercial real estate assets based in Italy.

	Property Name/Location	Purchase Price (€ in millions)	Mortgage (€ millions)	Equity Value (€ millions)	Net shares issuable(1)
1	Corso Europa 22, Milano	€20.00	€14.00	€6.00	780,000
2	Milanofiori, Building A5	€2.27	€1.66	€0.61	79,582
3	Milanofiori, Building Q7	€0.87	€0.64	€0.23	30,501
4	Milanofiori, Building N	€4.26	€3.18	€1.08	140,400
5	Viale Lucania, Buccinasco	€16.20	€11.82	€4.38	569,660
6	Via Buozzi 22, Buccinasco	€1.36	€0.36	€1.00	130,779
7	Via Newton, Assago	€2.50	€1.18	€1.32	171,990
8	Via Lazio 95, Buccinasco	€3.73	€0.98	€2.75	357,819
9	Via Emilia, Buccinasco	€0.29	€0.21	€0.08	10,167
10	Via Mulino, Buccinasco	€1.07	€0.73	€0.34	44,200
	Total:	€52.55	€34.74	€17.81	2,315,170

(1)	Calculated at an assumed U.S. dollar to Euro exchange rate of $1.30 per €1.00, and a per share price of $10.00. Such amounts are subject to further adjustment based on the Target’s working capital at the time of closing.

Seba and Nova collectively own Corso Europa 22, Milano (property no.1), Bell Group owns the remaining 9 properties on the list (property no. 2 to 10). Based on the information above, Prime anticipated issuing 780,000 ordinary shares to Seba and Nova, and 1,535,170 ordinary shares to Bell Group upon the closing of the business combination.

The historical financial statements of Prime for the year ended December 31, 2012 were prepared under U.S. GAAP and presented in U.S. dollars. For purposes of the pro forma condensed combined financial information, these statements have been converted to IFRS. Bell Group’s historical financial statements have been prepared under IFRS and presented in Euro. The historical financial statements of Seba S.r.l. (“Seba”) and NOVA S.r.l.’s (“Nova”) have also been prepared under IFRS and presented in Euro. For purposes of the pro forma condensed combined financial information, all of these statements have been translated to U.S. dollars. All of the unaudited pro forma condensed combined financial statements included herein are therefore prepared under IFRS and presented in U.S. dollars.

F-32

You should not rely on the unaudited pro forma condensed combined balance sheet as being indicative of the historical financial position that would have been achieved had the business combination been consummated as of December 31, 2012, or the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 as being indicative of the historical financial results of operations that would have been achieved had the business combination been consummated on the first day of such period. See “Risk Factors” in this proxy statement for further information.

We are providing the following information to aid you in your analysis of the financial aspects of the business combination. We derived the historical financial information of Prime from the audited financial statements for the year ended December 31, 2012 included elsewhere in this proxy statement. We derived the historical financial information of Bell Group, Seba, and Nova (collectively as the “Targets”) from the audited combined financial statements of Bell Group for the year ended December 31, 2012. Seba, and Nova’s financial statements for the year ended December 31, 2012 are prepared in accordance with Rule 3-14 of Regulation S-X (“S-X 3-14”) for the year ended December 31, 2012, included elsewhere in this proxy statement. This information should be read together with Prime’s and Targets’ audited financial statements and related notes, “Targets’ Management’s Discussion and Analysis of Financial Condition and Results of Operations ” and “Other Information Related to Prime — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement.

The business combination will be accounted for as a forward acquisition under Acquisition method and management has concluded that Prime is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. Some of the factors considered include immediately following completion of the transaction, the shareholders of Prime will have effective control of the post-merger entity through (1) retaining BHN LLC (“BHN”) in the form of a management agreement to manage the assets acquired and to provide investment advisory services, (2) significant representation on post-merger entity’s board of directors with 1 from Prime’s management team and 6 to be assigned by BHN with 3 (out of 6 assigned by BHN) being independent and mutually agreed upon by Prime and BHN. No management of the Targets will be anticipated to be part of Prime or BHN’s management team or board of directors following the business combination. In addition, the Bell Group has been determined to be the predecessor in this business combination due to its relative larger assets, operating revenue and expenses size in comparison to Seba and Nova. Accordingly, the combined assets, liabilities and results of operations of the Bell Group will become the historical financial statements of post-merger entity at the closing of the transaction, and Prime’s assets (primarily cash and cash equivalents), liabilities and results of operations will be consolidated with Targets’ assets, liabilities and results of operations on the closing date of the business combination. The Targets’ assets and liabilities are measured at their acquisition-date fair value and no material change to the fair value is expected at closing. The purchase price is allocated over the fair value of assets and liabilities purchased with any excess of purchase price over the fair value of assets and liabilities acquired recorded as goodwill. All direct costs of the transaction will be charged to operations in the period that such costs are incurred. Actual results could differ from the unaudited pro forma condensed combined financial information presented.

On August 30, 2013, Prime and BHN entered into Purchase Agreements with Radiomarelli SA, a Swiss company, and Futurum Energy SA, a Swiss investment company. Pursuant to the Purchase Agreements, Prime agreed to purchase a 10% minority interest in 50 renewable energy plants (photovoltaic plants) and the right to the proceeds from the sale of all green certificates that will be issued by the Romanian government to these photovoltaic plants, for approximately $372,493,880 in ordinary shares (an aggregate of 37,249,388 ordinary shares), reflecting a price of €1.25 million per megawatt peak installed, subject to adjustment depending on the actual number of green certificates that will be issued.

On August 30, 2013, Prime signed a Securities Purchase Agreement with Radiomarelli SA separately for a private placement to purchase 14,285,714 ordinary shares at $9.10 per share, generating gross proceeds of $130,000,000 to be occurring concurrently with the closing of this business combination.

F-33

Prime Acquisition Corp.

Bell Group Combined (includes Delfin S.r.l., SIM S.r.l., Dieci Real Estate S.r.l., Ellegi S.r.l., GSI S.r.l., Magin S.r.l.)

Seba S.r.l.

NOVA S.r.l.

Unaudited Pro Forma Combined Balance Sheet as at December 31, 2012

(in US Dollars)

					Pro Forma Adjustments
	Prime	Bell			for conversion of
	Acquisition	Group		NOVA	3,008,955 Shares
	Corp.	combined	Seba S.r.l.	S.r.l.	on March 28, 2013		Adj	Pro Forma
	(Note A)	(Note B)	(Note B)	(Note B)	Debit	Credit	No.	combined
ASSETS

Current assets
Cash	$7,411	$214,849	$6,509	$29,822	$6,471,204		(2)	$133,996,691
						275,771	(3)
						60,000	(4)
						1,022,833	(5)
						1,374,500	(6)
					130,000,000		(12)
Cash held in trust account	36,620,933	-	-	-		30,149,729	(1)	-
						6,471,204	(2)
Available-for-sale investments	-	56,041	24,750	-				80,791
Trade and other receivables	-	3,411,000	226,608	244,834				3,882,442
Prepaid expenses	8,039	-	-	-				8,039
Assets in disposal groups classified as held for sale	-	5,995,210	-	-				5,995,210
Total Current Assets	36,636,383	9,677,100	257,867	274,656				143,963,173
Non-current assets
Property, plants and equipment	3,595	269,610	-	-				273,205
Investment property	-	42,924,386	17,932,960	8,453,545				69,310,891
Long-term investments	-	-	-	-	372,493,880		(10)	372,493,880
Deferred long-term assets	-	-	-	-	15,614,568		(11)	15,614,568
Investments in equity-accounted associates	-	5,670	-	-				5,670
Other receivables	-	9,746	-	-				9,746
Goodwill	-	-	-	-	15,011,547		(7)	15,011,547
TOTAL ASSETS	$36,639,978	$52,886,512	$18,190,827	$8,728,201				$616,682,680

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accrued expenses	$622,256	$-	$-	$-				$622,256
Trade and other payables	-	6,872,175	202,145	601,677				7,675,997
Due to related party	275,771	-	-	-	275,771		(3)	-
Loans and borrowings	-	2,410,115	1,734,203	124,144				4,268,462
Deferred underwriters fees	1,022,833	-	-	-	1,022,833		(5)	-
Notes payable to stockholders	60,000	-	-	-	60,000		(4)	-
Derivative financial liabilities	-	249,119	1,143,036	1,228				1,393,383
Corporation tax liability	-	1,096,313	20,701	2,207				1,119,221
Provisions	-	197,790	-	-				197,790
Liabilities directly associated with assets in disposal groups classified as held for sale	-	6,428,404	-	-				6,428,404
Total current liabilities	1,980,860	17,253,916	3,100,085	729,256				21,705,513
Non-current liabilities
Loans and borrowings	-	28,227,291	10,740,729	5,929,523				44,897,543
Other financing liabilities (non-current portion)	-	-	-	-				-
Deferred tax liabilities	-	2,186,522	1,334,290	643,088				4,163,900
Total non-current liabilities	-	30,413,813	12,075,019	6,572,611				49,061,443

Ordinary shares, subject to possible redemption 3,031,969 shares at $10.02 per share	30,380,329	-	-	-	30,149,729		(1)	-
					230,600		(8)

Stockholders' equity
Ordinary shares, $.001 par value	1,863	-	-	-		2,315	(7)	57,688
						23	(8)
						37,249	(10)
						1,952	(11)
						14,286	(12)
Share capital	-	192,401	12,998	14,287	219,686		(7)	-
Legal reserve	-	38,874	-	-	38,874		(7)	-
Additional paid-in capital	5,890,921	-	-	-		23,149,385	(7)	552,750,173
						230,577	(8)
						1,520,687	(9)
						372,456,631	(10)
						19,516,258	(11)
						129,985,714	(12)
Retained earnings (accumulated deficit)	(525,121)	4,372,361	2,055,079	77,479	1,374,500		(6)	(1,899,621)
					6,504,919		(7)
Profit (loss) of the year	(1,088,874)	(864,236)	923,963	1,302,574	1,362,301		(7)	(4,992,516)
					3,903,642		(11)
Translation reserve	-	(41,304)	23,683	31,994	14,373		(7)	-
Non-controlling interest	-	1,520,687	-	-	1,520,687		(9)	-
Total stockholders' equity	4,278,789	5,218,783	3,015,723	1,426,334				545,915,724
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$36,639,978	$52,886,512	$18,190,827	$8,728,201				$616,682,680

F-34

Pro Forma Adjustments and Eliminations

(1)	To record the liquidation and payment of cash from investment held in trust for 3,008,955 ordinary shares accepted for redemption from investors on tender offer expired March 28, 2013 at $10.02 per share.

(2)	To liquidate investment held in trust.

(3)	To record payment of due to related party upon business combination.

(4)	To record payment of note payable to shareholder upon business combination.

(5)	To record payment of deferred underwriters fees charged to additional paid-in capital at the time of IPO but contingently payable until the consummation of business combination.

(6)	To record estimation of business related costs to legal counsels, accountants, other consultants, etc. not already expensed. The estimates are based on the past experience of Prime’s management with similar transaction, a comparison of amount of expenses already accrued at the end of December 31, 2012 and the extend of services that has been rendered between January 1, 2013 and June 30, 2013 and further services anticipated to be rendered through the closing of the business combination.

Legal fees	$565,000
Other consulting fees	110,000
Accounting fees	110,000
Registration, filing and listing costs	112,000
Fees related to put options entered on February 25, 2013 payable to AQR Funds	160,500
Fees related to put options entered on February 25, 2013 payable to Chardan Capital Markets, LLC. At closing	107,000
Other reimbursable expenses to shareholder	210,000
Total balance to accrue	$1,374,500

(7)	To record issuance of 2,315,170 ordinary shares to the Targets' shareholders in the business combination at the estimated fair market value of $10 per share at closing resulting in aggregated purchase price of $23,151,700. According to acquisition method accounting, the aggregate purchase price is allocated over the fair value of Targets' assets and liabilities with any excess of purchase price over the fair value of assets and liabilities acquired recorded as goodwill. The Target’s assets and liabilities are measured at their acquisition-date fair value and no material change to the fair value is expected at closing. The historical share capital, legal reserve, retained earnings, and translation reserve of the Targets are eliminated.

(8)	To eliminate shares subject to conversion on the assumption that all remaining shareholders after the expiration of tender offer expired on March 28, 2013 approve of the proposed business combination and do not elect to convert such shares.

(9)	To eliminate Bell Group's non-controlling interest to reflect 100% of acquisition by Prime.

(10)	To record issuance of 37,249,388 ordinary shares at $10 per share to purchase Green Certificates valued at $372,493,880. 12,801,263 of such shares are issued to Radiomarelli SA and 24,448,125 shares are issued to Futurum Energy SA.

(11)	To record issuance of 1,951,821 ordinary shares at the estimated fair market value of $10 per share to BHN as a result of the management agreement dated May 22, 2013 in connection with the business combination. Based on the management agreement term of 5 years, the total value of this issuance is amortized over duration of 5 years at a rate of $3,903,642 (one-fifth of the total value) per year.

(12)	To record cash to be received at closing from private placement by Radiomareilli SA for 14,285,714 ordinary shares at $9.10 per share.

F-35

Pro Forma Notes

Note A

Prime converted its audited balance sheet as of December 31, 2012, originally prepared in accordance with U.S. GAAP into IFRS as issued by the IASB and determined that no adjustments were necessary to accomplish the U.S. GAAP to IFRS conversion.

Note B

The audited balance sheet of Bell Group as of December 31, 2012, and the unaudited balance sheets of Seba and Nova were translated from Euro to U.S. Dollars pursuant to the provision of IAS 21 – The Effects of Changes in Foreign Exchange Rates, as follows:

•	Assets and liabilities were translated using the exchange rate at the balance sheet date
•	Amounts in the statement of operations were translated at an appropriate weighted average rate for the period presented
•	The translation adjustments resulting from translating the foreign entity’s financial statements are reported separately in Translation Reserve as a separate component of stockholders’ equity

The Bell Group’s equity accounts were translated using historical exchange rate for transactions after December 31, 2010, and the closing rate of December 31, 2010 for transactions before December 31, 2010. This is due to (1) the cost on time required for gathering and researching the transaction date for all historical events before December 13, 2010, and (2) the historical exchange rate has been relatively stable for the past 10 years, outweighs the benefit derived from such efforts. Seba and Nova’s equity accounts were translated using historical exchange rate on the date the transaction occurred.

Note C

Pro forma entries are recorded to the extent they are a direct result of the business combination and are factually supportable.

Note D

As a result of the Company’s tender offer expiring on March 28, 2013, a maximum of 23,014 additional shares may be redeemed in connection with this business combination for an aggregated purchase price of $230,600.28. This additional redemption would be reflected by reducing the Company’s pro forma combined cash and cash equivalent by $230,600 and decreasing of additional paid-in capital by this amount.

Note E

The Targets’ assets and liabilities are measured at their acquisition-date fair value. The purchase price offered by Prime to the Targets is allocated over the fair value of the Targets’ assets and liabilities, resulting in a step up in basis with the excess of purchase price over the fair value of assets and liabilities acquired being recorded in goodwill.

F-36

Prime Acquisition Corp.

Bell Group Combined (includes Delfin S.r.l., SIM S.r.l., Dieci Real Estate S.r.l., Ellegi S.r.l., GSI S.r.l., Magin S.r.l.)

Seba S.r.l.

NOVA S.r.l.

Unaudited Pro Forma Condensed Statement of Operations for the year ended December, 31, 2012

(in US Dollars)

					Pro Forma Adjustments
	Prime				for conversion of
	Acquisition	Bell Group	Seba	NOVA	3,008,955 Shares
	Corp.	combined	S.r.l.	S.r.l.	on March 28, 2013		Adj	Pro Forma
	(Note F)	(Note G)	(Note G)	(Note G)	(Debit)	Credit	No.	combined

Revenue	$-	$4,963,100	$867,983	$19,289				$5,850,372
Tenant reimbursement	-	-	38,577	1,350				39,927
Other operating income	-	441,433	-	-				441,433
Gross Profit	-	5,404,533	906,560	20,639				6,331,732
Operating expenses
Other operating expenses	-	(5,450,951)	-	-				(5,450,951)
Real estate taxes	-	-	(59,411)	(9,297)				(68,708)
Interest expense	-	-	(585,909)	(76,602)				(662,511)
Insurance expense	-	-	(31,632)	(213)				(31,845)
Other real estate operating expenses	-	-	-	(18,147)				(18,147)
General and administrative expenses	(1,120,793)	-	-	-	(10,864,291)		(1)	(15,888,726)
					(3,903,642)		(3)
Depreciation, amortization and impairment provision	-	(1,069,396)	-	-				(1,069,396)
Total operating expenses	(1,120,793)	(6,520,347)	(676,952)	(104,259)				(23,190,284)
Profit/(loss) from operations	(1,120,793)	(1,115,814)	229,608	(83,620)				(16,858,552)
Other income(expense)
Finance expense	-	(1,009,969)	-	-				(1,009,969)
Finance income	31,919	1,542	-	-				33,461
Total other income(expense)	31,919	(1,008,427)	-	-				(976,508)
Profit/(loss) before tax	(1,088,874)	(2,124,241)	229,608	(83,620)				(17,835,060)
Tax (expense)/credit	-	11,727	-	-	(72,097)		(2)	(60,370)
Profit/(loss) from continuing operations	$(1,088,874)	$(2,112,514)	$229,608	$(83,620)				$(17,895,430)

Weighted average shares outstanding	4,894,623							57,688,121

Basic and diluted net profit/(loss) per share	$(0.22)							$(0.31)

F-37

Pro Forma Adjustments and Eliminations

(1)	To record annual management fee paid to BHN equal to 1.9% of the total managed assets value.

(2)	To reflect an adjustment to Seba's provision for income tax expense to reflect a nominal tax rate of 31.4% in Italy.

(3)	To record amortization of one-fifth of the total value of the management agreement with BHN dated May 22, 2013 (also see pro forma adjustment (11) on the Unaudited Pro Forma Combined Balance Sheet above).

Pro Forma Notes

Note F

Prime converted its audited statement of operations as of December 31, 2012, originally prepared in accordance with U.S. GAAP into IFRS as issued by the IASB and determined that no adjustments were necessary to accomplish the U.S. GAAP to IFRS conversion.

Note G

The audited income statement of Bell Group for the year ended of December 31, 2012 and the statements of revenue and certain expenses of Seba and Nova prepared in accordance with S-X 3-14 were translated from Euro to U.S. Dollars in pursuant to the provision of IAS 21 – The Effects of Changes in Foreign Exchange Rates, as follows:

•	Assets and liabilities were translated using the exchange rate at the balance sheet date
•	Amounts in the statement of operations were translated at an appropriate weighted average rate for the period presented
•	The translation adjustments resulting from translating the foreign entity’s financial statements are reported separately in Translation Reserve as a separate component of stockholders’ equity

Note H

Pro forma entries are recorded to the extent they are a direct result of the business combination, are factually supportable and are expected to have an ongoing impact on the operating results.

Note I

As the merger is being reflected as if it has occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumed that the shares issuable relating to the merger have been outstanding for the entire period presented.

	For the year ended December 31, 2012
	Assuming
	conversion	Assuming
	remaining at	maximum
	3,008,955 Shares	conversion
Actual number of ordinary shares outstanding	1,886,028	1,886,028
Pro forma shares:
Number of shares issuable in connection with the business combination	2,315,170	2,315,170
Number of shares issuable in connection with the purchase of Green Certificates	37,249,388	37,249,388
Number of shares issuable in connection with the private placement	14,285,714	14,285,714
Number of shares issuable in connection with the management agreement with BHN	1,951,821	1,951,821
Additional shares converted by public shareholders	-	(23,014)
Pro forma weighted average number of ordinary shares outstanding Basic and Diluted	57,688,121	57,665,107

For the year ended December 31, 2012, potentially dilutive securities are excluded from the computation of fully diluted earnings per share as their effects are anti-dilutive.

Potentially dilutive securities include:

For the year ended December 31, 2012
Warrants to purchase common stock	7,080,050
Common stocks in the unit purchase option for underwriters	215,000
Options in the unit purchase option for underwriters to purchase common stock	215,000
Options for certain non-employee consultants, officers or directors to purchase common stock	60,000
Total potential dilutive securities	7,570,050

After December 31, 2012, there are addition 1,000,000 options granted to BHN to purchase common stock, and 155,252 warrants to be granted to shareholders who elect not to redeem their shares prior to the completion of the Acquisition, bringing the total potential dilutive securities to 8,725,302 at closing.

F-38

To the quotaholders of Ellegi S.r.l.

To the quotaholders of GSI S.r.l.

We have audited the accompanying combined financial statements of Ellegi S.r.l. and GSI S.r.l. (together with their subsidiaries Magfin S.r.l., Dieci Re S.r.l., Delfin S.r.l. and Sim S.r.l. – “Bell Group”) which comprise the combined statements of financial position as at December 31, 2012, December 31, 2011 and January 1, 2011, and the combined statements of comprehensive income, changes in equity and cash flows for the years ended December 31, 2012 and December 31, 2011, and a summary of significant accounting policies and other explanatory information.

Management responsibility for the combined financial statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

F-39

Opinion

In our opinion, the combined financial statements present fairly, in all material respects, the financial position of Bell Group as at December 31, 2012, December 31, 2011 and January 1, 2011, and its financial performance and its cash flows for the years ended December 31, 2012 and December 31, 2011, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Milan (Italy)

August 7, 2013 except for the “Combined statement of cash flows for the year ended 31 December 2012”, paragraphs “Basis of consolidation”, “Investments” and “Investment property” included in Note 1 “Accounting policies”, paragraph “Estimates and assumptions”, included in Note 2 “Critical accounting estimates and judgments”, Note 7 “Expenses by nature”, Note 9 “Tax expense”, Note 12 “Investment property”, Note 14 “Investments”, Note 19 “Loans and borrowing”, Note 20 “Provisions”, Note 25 “Related party transactions” and Note 27 “Events after the reporting date”, which are dated September 4, 2013.

BDO S.p.A.

Maurizio Vanoli
(Partner)

F-40

Ellegi S.r.l. and GSI S.r.l.

together with their subsidiaries

Magfin S.r.l., Dieci Re S.r.l., Delfin S.r.l. and Sim S.r.l.

“Bell Group”

Annual report and combined financial statements

for the year ended 31 December 2012

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-41

International Financial Reporting Standards (IFRSs)

An extraordinary transaction is in progress providing the transfer to an identified buyer of the following 6 entities:

−	Ellegi S.r.l.
−	GSI S.r.l.
−	Magfin S.r.l.
−	Dieci Re S.r.l.
−	Sim S.r.l.
−	Delfin S.r.l.

In the context of that extraordinary transaction involving those entities, forming part of the Bell Group, and only for the purposes of the preparation of the combined financial statements, the Bell Group is made up as the combination of those entities.

Bell Group prepares its combined financial statements for the first time for the purpose of presenting its combined income statement and combined financial position in the context of the extraordinary transaction involving the entities listed above; no legal requirements under the law of the Country in which the entities are incorporated provide for the preparation of Consolidated or combined financial statements. These combined financial statements include the disclosures required by adopted IFRSs that are applicable for financial years beginning on or after 1 January 2012.

Bell Group prepares its financial statements International Financial Reporting Standards as adopted for use in the European Union (‘adopted IFRSs’). There are no differences between adopted IFRSs and IFRSs as published by the IASB which would have affected these financial statements.

The financial statements were prepared by the Directors of the holding companies Ellegi S.r.l. and GSI S.r.l., authorised and signed for issue by the President of the respective Board of Directors, Mr. Guido Lanati, on September 04, 2013.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-42

Contents

F-44	Group Management business overview

F-46	Combined statement of comprehensive income

F-47	Combined statement of financial position

F-49	Combined statement of cash flows

F-50	Combined statement of changes in equity

F-52	Index to notes forming part of the combined financial statements

F-53	Notes forming part of the combined financial statements

Country of incorporation of entities
forming part of the Group:	Italy

Principal activities:	Ownership and rental of investment properties.

President of the Board of Directors
of Ellegi S.r.l. and GSI S.r.l.
(designated combining entities):	Mr. Guido Lanati

Assago, September 04, 2013

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-43

Group Management business overview

The Bell Group is made up as follows:

GSI S.r.l.		Ellegi S.r.l.

50%	Dieci Re S.r.l.	50%

39%	Sim S.r.l.

70%	Delfin S.r.l.

35%	Magfin S.r.l.

All the properties in the portfolio are office, commercial and industrial real estate based in Italy, in the immediate southern surroundings of Milan and near major lines of transportation

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-44

The portfolio of properties has low vacancy rates, with all but one of the properties being fully occupied. The properties have an average lease expiration of approximately eight years. The properties composing the portfolio are office, logistics commercial and industrial real estate assets as detailed in the table below:

LOCATION	ADDRESS	MQ	AMOUNT 2012
BUCCINASCO	VIA PRIVATA MOLINO 24	360	1,070,000
ASSAGO	VIA NEWTON 9	1,200	2,500,000
BUCCINASCO	VIA LUCANIA 2-4-6	16,000	16,200,000
ASSAGO	MILANOFIORI PALAZZO A	926	2,270,000
BUCCINASCO	VIA EMILIA 30	200	290,000
ROZZANO/ASSAGO	MILANOFIORI PAL. Q7 5 PIANO	560	870,000
ROZZANO/ASSAGO	MILANOFIORI PALAZZO N1/Q	2,245	4,260,000
BUCCINASCO	VIA BUOZZI 22	1,273	1,363,000
BUCCINASCO	VIA LAZIO 95 / VIA RESISTENZA 64	4,300	3,730,000
	TOTAL		32,553,000

During 2012 the economic recession has continued to affect the real estate industry (also the introduction of the new property tax IMU had a significant influence on the Italian rental market) causing a general delay in rental payments and sometimes an early termination of outstanding leasing agreements.

Nevertheless the amount of rental fees is essentially unchanged compared to previous years, exception for little temporary reduction (generally one year lasting) granted to a few tenants, and the vacancy period was reduced to minimum in order to limit the charge of co-owners expenses. Also to be noted the almost total renting of the Group real estate properties (exception for Via Emilia’s property) during 2012.

Among significant events should be noted the completion of restructuring works on the property located in Buccinasco on which the commissioner paid a “non-lease contribution” included in 2011 rental income. Starting from September 2012, the building has been rented for an annual fee of Euro/000 1.370.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-45

Combined statement of comprehensive income for the year ended 31 December 2012

(Amount in Euro)	Note	2012	%	2011	%

Revenue	4	3,859,631	100.0%	2,055,339	100.0%

Other operating income	5	343,287	8.9%	294,877	14.3%

Depreciation, amortisation and impairment provision	6	(831,632)	-21.5%	(54,391)	-2.6%
Other expenses	7	(4,239,016)	-109.8%	(2,240,086)	-109.0%

Profit/(loss) from operations		(867,730)	-22.5%	55,740	2.7%

Finance expense	8	(785,418)	-20.3%	(774,639)	-37.7%
Finance income	8	1,199	0.0%	53	0.0%

Profit/(loss) before tax		(1,651,949)	-42.8%	(718,847)	-35.0%

Tax (expense)/credit	9	9,120	0.2%	47,734	2.3%

Profit/(loss) from continuing operations		(1,642,829)	-42.6%	(671,113)	-32.7%

Profit /(loss) on discontinued operation, net of tax	10	674,512	17.5%	(580,284)	-28.2%

Profit/(loss) of the year		(968,317)	-25.1%	(1,251,397)	-60.9%

Profit/(loss) for the year attributable to:
Owners of the combining entities Ellegi S.r.l. and GSI S.r.l.		(672,086)	69.4%	(1,258,589)	100.6%
Non-controlling interest		(296,231)	30.6%	7,192	-0.6%

Profit/(loss) of the year		(968,317)	100.0%	(1,251,397)	100.0%

(Amount in Euro)	2012	2011

Profit/(Loss) for the year (A)	(968,317)	(1,251,397)
Other comprehensive income	-	-
Other comprehensive expenses	-	-
Tax effect related to other profits/(losses)	-	-
Total other comprehensive profits / (losses) net of the tax effect (B)	-	-
Overall result for the period (A+B)	(968,317)	(1,251,397)
Attributable to:
- Owners of the combining entities Ellegi S.r.l. and GSI S.r.l.	(672,086)	(1,258,589)
- Non-controlling interest	(296,231)	7,192

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-46

Combined statement of financial position as at 31 December 2012

(Amount in Euro)	Note	Dec 31, 2012	Dec 31, 2011	Jan 1, 2011

Assets
Non-current assets
Property, plant and equipment	11	204,467	223,948	-
Investment property	12	32,553,000	24,804,075	24,601,610
Intangible assets		-	-	-
Investments	14	4,300	4,300	4,300
Available-for-sale investments		-	-	-
Derivative financial assets		-	-	-
Other receivables	17	7,392	6,709	925,165
Deferred tax assets		-	-	-
Total non-current assets		32,769,159	25,039,032	25,531,075
Current assets
Inventories		-	-	-
Trade and other receivables	17	2,586,835	3,888,431	1,647,331
Available-for-sale investments	15	42,500	-	-
Derivative financial assets		-	-	-
Cash and cash equivalents	28	162,937	83,821	229,507
		2,792,272	3,972,252	1,876,838

Assets in disposal groups classified as held for sale	22	4,546,648	4,450,218	5,423,251

Current assets		7,338,920	8,422,470	7,300,089

Total assets		40,108,079	33,461,502	32,831,164

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-47

(Amount in Euro)	Note	Dec 31, 2012	Dec 31, 2011	Jan 1, 2011

Liabilities
Current liabilities
Trade and other payables	18	5,211,721	4,819,104	4,050,922
Loans and borrowings	19.24	1,827,783	1,579,222	1,267,682
Derivative financial liabilities	16	188,927	142,589	-
Corporation tax liability	21	831,422	482,494	345,722
Employee benefits		-	-	-
Provisions	20	150,000	-	-

		8,209,853	7,023,409	5,664,326

Liabilities directly associated with assets in	22	4,875,174	4,710,329	3,665,153

Total Current liabilities		13,085,027	11,733,738	9,329,479
Non-current liabilities
Loans and borrowings	19.24	21,407,016	14,804,342	15,505,735
Derivative financial liabilities		-	-	-
Employee benefits		-	-	-
Provisions		-	-	-
Deferred tax liability	21	1,658,215	2,043,584	2,111,566

Total non-current liabilities		23,065,231	16,847,926	17,617,301

Total liabilities		36,150,258	28,581,664	26,946,780

NET ASSETS		3,957,821	4,879,838	5,884,384

Issued capital and reserves attributable to owners of the combining entities Ellegi S.r.l. and GSI S.r.l.
Capital quotas	23	145,000	145,000	109,750
Retained earnings	23	3,302,648	4,561,237	4,595,407
Profit/(loss) of the year	23	(672,086)	(1,258,589)	(30,770)

Equity Group		2,804,562	3,476,648	4,699,987

Non-controlling interest	23	1,153,259	1,403,190	1,184,397

TOTAL EQUITY		3,957,821	4,879,838	5,884,384

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-48

Combined statement of cash flows for the year ended 31 December 2012

(Amount in Euro)	Note	2012	2011

Cash flows from operating activities
Profit for the year		(968,317)	(1,251,397)
Adjustments for:
Depreciation of property, plant and equipment	6.12	54,442	54,391
Provision for doubtful debts	6.17	777,190	-
Provision for risks	20	150,000	-
Finance income	8	(1,199)	(53)
Finance expense	8	785,418	774,639
Income tax expense	9	(9,120)	(47,734)

		788,414	(470,154)

Decrease/(increase) in trade and other receivables	17	524,921	(1,322,589)
Increase/(decrease) in trade and other payables	18	392,619	768,181
Increase/(decrease) in assets/liabilities disposal groups classified as held for sale	22	68,414	2,018,210

Cash generated from operations		1,774,368	993,648

Change in Income taxes (current and deferred)	9	(27,321)	116,523

Net cash flows from operating activities		1,747,047	1,110,171

Investing activities
Purchases of property, plant and equipment and investment property	11.12	(7,783,886)	(480,805)
Derivative financial liabilities	16	46,338	142,589
Purchases of available-for-sale financial assets	15	(42,500)	-

Net cash used in investing activities		(7,780,048)	(338,216)

Financing activities
Capital contribution	23	46,300	246,851
Proceeds from bank borrowings and finance lease creditors	24.19	7,674,032	250,000
Repayment of bank borrowings and finance lease creditors	24.19	(1,608,215)	(1,414,492)

Net cash (used in)/from financing activities		6,112,117	(917,641)

Net increase in cash and cash equivalents		79,116	(145,686)
Cash and cash equivalents at beginning of year		83,821	229,507

Cash and cash equivalents at end of year		162,937	83,821

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-49

Combined statement of changes in equity for the year ended 31 December 2012

(Amount in Euro)	Capital quotas	Legal reserve	Retained earnings (restated)	Profit/(loss) of the year	Total attributable to equity holders of parent (restated)	Non-controlling interest	Total equity (restated)

31 December 2011	145,000	29,000	4,561,237	(1,258,589)	3,476,649	1,403,190	4,879,838

Comprehensive Income for the year
Profit	-	-	-	(672,086)	(672,086)	(296,231)	(968,317)
Other comprehensive Income	-	-	-	-	-	-	-
Total comprehensive Income for the year	-	-	-	(672,086)	(672,086)	(296,231)	(968,317)

Contributions by and distributions to owners

Dividends	-	-	-	-	-	-	-
Allocation of Profit and loss of prior year	-	-	(1,258,589)	1,258,589	-	-	-
Payments on issued share capital	-	-	-	-	-	-	-
Other direct injections of capital	-	-	-	-	-	46,300	46,300

Total contributions by and distributions to owners	-	-	(1,258,589)	1,258,589	-	46,300	46,300

31 December 2012	145,000	29,000	3,302,649	(672,086)	2,804,562	1,153,259	3,957,821

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-50

Combined statement of changes in equity for the year ended 31 December 2012

(Amount in Euro)	Capital quotas	Legal reserve	Retained earnings (restated)	Profit/(loss) of the year	Total attributable to equity holders of parent (restated)	Non-controlling interest	Total equity (restated)

31 December 2010	109,750	25,600	4,595,407	(30,770)	4,699,987	1,184,397	5,884,384

Comprehensive Income for the year
Profit	-	-	-	(1,258,589)	(1,258,589)	7,192	(1,251,397)
Other comprehensive Income	-	-	-	-	-	-	-

Total comprehensive Income for the year	-	-	-	(1,258,589)	(1,258,589)	7,192	(1,251,397)

Contributions by and distributions to owners

Dividends	-	-	-	-	-	-	-
Allocation of Profit and loss of prior year	-	3,400	(34,170)	30,770	-	-	-
Payments on issued share capital	35,250	-	-	-	35,250		35,250
Other direct injections of capital	-	-	-	-	-	211,601	211,601
Total contributions by and distributions to owners	35,250	3,400	(34,170)	30,770	35,250	211,601	246,851

31 December 2011	145,000	29,000	4,561,237	(1,258,589)	3,476,648	1,403,190	4,879,838

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-51

Notes forming part of the financial statements for the year ended 31 December 2012

1	Accounting policies	F-53

2	Critical accounting estimates and judgements	F-76

3	Financial instruments - Risk Management	F-77

4	Revenue	F-84

5	Other income	F-85

6	Depreciation, amortisation and impairment provision	F-85

7	Expenses by nature	F-86

8	Finance income and expense	F-87

9	Tax expense	F-88

10	Discontinued operations	F-90

11	Property, plant and equipment	F-90

12	Investment property	F-92

13	Group entities	F-93

14	Investments	F-94

15	Available-for-sale investments	F-94

16	Derivative financial instruments	F-95

17	Trade and other receivables	F-96

18	Trade and other payables	F-97

19	Loans and borrowings	F-98

20	Provisions	F-101

21	Deferred tax	F-102

22	Assets and liabilities classified as held for sale	F-103

23	Capital quotas and reserves	F-104

24	Leases	F-105

26	Contingent liabilities	F-108

27	Events after the reporting date	F-109

28	Notes supporting statement of cash flows	F-109

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-52

1	Accounting policies

Basis of preparation

The principal accounting policies adopted in the preparation of the financial statements are set out below. The policies have been consistently applied to all the years presented, unless otherwise stated.

These financial statements have been prepared in accordance with International Financial Reporting Standards, International Accounting Standards and Interpretations (collectively IFRSs) issued by the International Accounting Standards Board (IASB) as adopted by the European Union ("adopted IFRSs").

The preparation of financial statements in compliance with adopted IFRS requires the use of certain critical accounting estimates. It also requires Group management to exercise judgment in applying the Group's accounting policies. The areas where significant judgments and estimates have been made in preparing the financial statements and their effect are disclosed in note 2.

Changes in accounting policies

a)	New standards, interpretations and amendments effective from 1 January 2012

None of the new standards, interpretations and amendments, effective for the first time from 1 January 2012, have had a material effect on the financial statements.

b)	New standards, interpretations and amendments not yet effective

The following new standards, interpretations and amendments, which have not been applied in these financial statements, will or may have an effect on the Group's future financial statements:

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-53

As required by IAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors”, new Standards or Interpretations already issued, but which have not yet come into force, and which are therefore not applicable, are listed below.

The Group has adopted none of these standards or interpretations in advance of their effective date.

•	Amendments to IAS 1 – Presentation of Financial Statements – Presentation of Other Components Recognised in Equity

The main amendments to IAS 1 concern a new way to present other components recognised in equity in the Statement of Other Comprehensive Income – (OCI).

The standard does not change the option of presenting all revenue and cost items recognised in a financial year in a single statement of comprehensive income, or in two statements: a statement displaying components of profit or loss (separate income statement), and a second statement beginning with profit or loss and displaying the components of OCI. The Standard requires, instead, the OCI items to be grouped together in two categories, according to whether they can be reclassified, or not, in the income statement in a future period.

The following are examples of reclassification on the Income Statement: translation exchange differences, fair value adjustment of cash flow hedge derivatives, gains or losses on financial assets classified as available-for-sale in accordance with IAS 39.

The actuarial gains/losses for defined benefit pension plans are, instead, an example of items not subject to reclassification in the Income Statement.

These amendments are applicable from January 1, 2013. Future application of these amendments will have no significant impact on the combined financial statements.

•	Amendments to IAS 19 – Employee Benefits

The amendment of IAS 19 is focused on the procedures used to account for defined benefit plans and termination benefits.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-54

The principal changes from the current standard concern:

−	defined benefit plans: actuarial gains/losses (renamed remeasurements) must be immediately and fully recognised in the Statement of Comprehensive Income. The option that allowed not recognising actuarial gains/losses if they fell within a certain corridor (“corridor approach”) will no longer be allowed;

−	elimination of the “expected return on plan assets” and “interest cost”, which will be replaced by a new quantity called “net interest”, calculated by applying the discount rate now used only for the gross liability to the net liability (i.e. the gross liability net of the assets servicing the plan);

−	request for supplemental information to be included in the explanatory notes to the financial statements for improved illustration of the risks stemming from defined benefit plans;

−	termination benefits: based on the new standard, the factor that determines the timing for recognition in the financial statements is the fact that the entity may not withdraw the offered benefit, i.e. it is irrevocable. Accordingly, termination benefits can essentially be of two types:

o	benefits connected with a broader restructuring plan, where the entity may not withdraw the offer and the employee has no alternative but to accepting it: in this case, the offer is considered irrevocable when the layoff plan is notified to the affected persons;

o	individual benefits that the business may theoretically withdraw at its discretion until acceptance by the employee: in this case, the offer becomes irrevocable when the employee accepts it.

These amendments are applicable from January 1, 2013. As regards the forecast impacts on the combined financial statements, it should be underlined that the elimination of the corridor approach will not have any effect.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-55

•	Amendments to the revised IFRS 1 – First-time Adoption of International Financial Reporting Standards – Severe Hyperinflation and Removal of Fixed Dates for First-time Adopters

The amendments introduced concern:

−	guidelines for preparing the financial statements on the basis of the IFRSs after a period in which IFRS application was suspended due to hyperinflation;

−	elimination of fixed dates upon first-time adoption of the IFRSs. Entities which adopt the IFRSs are no longer obligated to reconstruct transactions that occurred before the date of transition to IFRSs.

These amendments are applicable from January 1, 2013. Future application of these amendments will have no significant impact on the combined financial statements.

•	Amendments to IAS 12 – Income Taxes – Deferred Tax: Recovery of Underlying Assets

IAS 12 requires an entity to measure the deferred tax relating to an asset or liability depending on whether the entity expects to recover the carrying amount of the asset through use or sale. It can be difficult and subjective to assess whether recovery will be through use or through sale when the asset is measured using the fair value model in “IAS 40 – Investment Property”. These amendments provide a practical solution to the problem by introducing a presumption that property investments will be entirely recovered through sale. As a result of the amendments, SIC 21 “Income taxes – recovery of revalued non-depreciable assets” no longer applies to property investments carried at fair value. The amendments also incorporate into IAS 12 the remaining guidance previously contained in SIC 21, which will accordingly be withdrawn.

These amendments are applicable from January 1, 2013. At present the impacts on the combined financial statements deriving from future application of the above amendments is under analysis.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-56

•	Amendments to IFRS 7 – Financial Instruments: Disclosures – First-time Application of IFRS 9.

These amendments introduce the obligation of providing additional quantitative information upon the transition to IFRS 9, to clarify the effects of the first-time application of IFRS 9 on the classification and measurement of financial instruments.

These amendments, which will come into force on January 1, 2015. The impact of future application of these amendments cannot be quantified at this time.

•	IFRS 9 – Financial Instruments

IFRS 9 represents the completion of the first of three stages of the planned replacement of IAS 39 “Financial Instruments: Recognition and Measurement”, with the main aim of reducing its complexity. In the version published by the IASB in November 2009, the scope of IFRS 9 was restricted to just financial assets. In October 2010 the IASB added to IFRS 9 requirements for the classification and measurement of financial liabilities, thus completing the first stage of the project. In November 2012, the IASB published for public comment proposals for limited changes to the classification and measurement requirements for financial instruments under IFRS 9, to clarify a narrow range of application questions and to take into account the repetition with other projects, including convergence with US accounting standards.

The second stage of the project, which concerns the impairment of financial instruments and the third stage, which concerns hedge accounting, resulted in issuing two Exposure Drafts in November 2009 and December 2010 respectively. The respective final standards, which were initially expected to be issued in the third quarter of 2011, have still not been issued; however, a new Exposure Draft is expected to be issued in the first quarter of 2013 as regards the impairment of financial instruments and a new standard for hedge accounting.

The main changes introduced by IFRS 9 can be summarised as follows:

−	financial assets can be classified in only two categories – at fair value or at their amortised cost. The categories of loans and receivables, available-for-sale financial assets and financial assets held to maturity are therefore superseded. Classification within the two categories is made on the basis of the entity's business model and on the basis of the features of the cash flows generated by the assets themselves. Financial assets are measured at their amortised cost if both the following prerequisites are met: the entity's business model envisages that financial assets are held to collect their cash flows (thus, substantially, not to make trading profits) and the characteristics of the cash flows of the assets correspond only to payment of principal and interest. Otherwise financial assets must be measured at fair value;

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-57

−	the accounting rules for derivatives embedded in contracts or in other financial instruments have been simplified: separate accounting for the embedded derivative and the “host” financial asset is no longer required;

−	all equity instruments – both listed and unlisted – must be measured at fair value. IAS 39 stated instead that, if fair value could not be determined reliably, unlisted equity instruments had to be measured at cost;

−	the entity has the option of presenting in equity any changes in the fair value of equity instruments not held for trading, while instead for those held for trading this option is not available. This designation is permitted at the moment of initial recognition, may be adopted for a single security and is irrevocable. If this option is taken, the fair value changes of such instruments can never be reclassified from equity to profit or loss (neither in the event of impairment nor in the event of disposal). Dividends instead continue to be recognised through profit or loss;

−	IFRS 9 does not allow reclassifications between the two categories of financial assets except in rare cases in which there is a change in the entity's business model. In this case the effects of the reclassification are applied prospectively;

−	the disclosure required in the notes was adapted to the classification and to the measurement rules introduced by IFRS 9;

−	it is possible not to implement the principle in the comparative period retrospectively to the date of first adoption of IFRS 9, except in the case in which a series of specific additional information is provided.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-58

As regards financial liabilities, the IASB substantially confirmed the provisions of IAS 39, with the exception of requirements relating to the fair value option. If the fair value option is adopted for financial liabilities, the fair value change attributable to a change in the issuer's credit risk must be recognised in the statement of comprehensive income and not in the income statement. The process of endorsement of IFRS 9, which was due to come into force on January 1, 2013, has been suspended for the time being. In December 2011, the IASB published the “Mandatory Effective Date and Transition Disclosures (Amendments to IFRS 9 and IFRS 7)” postponing the date of mandatory application of IFRS 9 to the financial years starting from January 1, 2015 (the previous date of mandatory application was January 1, 2013), keeping the possibility of early application unchanged.

Future application of these amendments will have no significant impact on the combined financial statements.

•	IFRS 10 – Consolidated Financial Statements

IFRS 10, together with IFRS 11 and 12, represents completion of the first of the two stages in the Consolidation project relating to consolidated financial statements and associated disclosures

In keeping with the existing standards, IFRS 10 identifies the concept of control as the key factor in establishing whether or not an entity needs to be included in the consolidated financial statements. To this end, the standard provides useful guidance on assessing whether control exists in more complex circumstances. In particular the new standard indicates a control model applicable to all types of entity, replacing the current principles. IFRS 10, in fact, supersedes the part of IAS 27 “Consolidated and Separate Financial Statements” that addresses consolidated financial statements and supersedes SIC 12 “Consolidation – Special Purpose Entities" in its entirety. After the new standard was issued, IAS 27 was renamed “Separate Financial Statements” and the relevant application framework has consequently been limited to the separate financial statements.

The standard, issued in May 2011, will come into force on January 1, 2014. The impact on the combined financial statements in the year of first-time adoption of the new standard cannot be determined at this time.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-59

•	IFRS 11 – Joint Arrangements

IFRS 11 supersedes IAS 31 “Interests in Joint Ventures” and SIC 13 “Jointly Controlled Entities – Non-Monetary Contributions by Venturers” and sets out rules for financial reporting by all parties to a joint arrangement, establishing a principle-based approach under which the reporting entity recognises in its financial statements the rights and obligations arising from the arrangement.

In particular to establish to which category a joint arrangement belongs to, it is necessary to consider the substance of the arrangement on the basis of the rights and obligations defined in it and not be limited to the formal aspect of the legal form, as currently happens.

The new standard no longer permits the use of proportionate consolidation for joint ventures.

The standard, issued in May 2011, will come into force on January 1, 2014. Future application of these amendments will have no significant impact on the combined financial statements..

•	IFRS 12 – Disclosure of Interests in Other Entities

IFRS 12 is a new standard that brings together the disclosure requirements applying to all forms of interest in other entities, including joint arrangements, associates, special purpose vehicles and other off-balance sheet vehicles. The new standard supersedes the previous disclosures required by "IAS 27 – Consolidated and Separate Financial Statements", "IAS 31 – Interests in Joint Ventures" and "IAS 28 – Investments in Associates". The purpose of the standard is to allow users of financial statements to assess the presence and nature of the risks associated with an interest in another entity, as well as the effect of such interest on the reporting entity's cash flows.

The standard, issued in May 2011, will come into force on January 1, 2014. Future application of these amendments will have no significant impact on the combined financial statements.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-60

•	IFRS 13 – Fair Value Measurement

The objectives of the new standard are: to clarify the definition of fair value; to set out a single framework for measuring fair value applicable to all IASs/IFRSs that require fair value to be used for measurement purposes; to provide clarifications and guidance on how to determine fair value (including in illiquid or inactive markets). The new standard does not extend the use of the controversial fair value principle, whose application is required or permitted by other standards, but provides complete and practical instructions on how to measure fair value and on the disclosures that must be made particularly in the financial statements of listed companies.

The standard, issued in May 2011, are applicable from January 1, 2013. The impact on the combined financial statements in the year of first-time adoption of the new standard cannot be determined at this time.

•	IAS 27 – Separate Financial Statements

As a result of new IFRS 10 and 12, what remains of IAS 27 is limited to the accounting of subsidiaries, jointly controlled companies and associates in the separate financial statements.

The standard will come into force on January 1, 2014. No impacts are expected from its future application.

•	IAS 28 – Investments in Associates and Joint Ventures

Following to the issue of IFRS 10 and IFRS 11, IASB published IAS 28 “Investments in Associates and Joint Ventures”, which regulates the accounting of investments in associated companies and joint ventures, and sets the criteria for the application of the equity method. The pre-existing principle has been only partially amended; the main changes refer to the reduction of the investment, meaning the investment in an associated company or in a joint venture which does not imply the cessation for the application of the equity method. In such circumstance the entity drafting the financial statements proportionately reclassifies the share of profits or losses recognised in the Other Comprehensive Income (“OCI”) under income statement, while only the transferred quota is subject to the application of IFRS 5. The same rule applies to an investment in a joint venture which, following to partial transfer, becomes an associated company.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-61

The standard will come into force on January 1, 2014. No significant impacts are expected on the combined financial statements from its future application.

•	Amendments to IFRS 7 – Financial Instruments: Disclosures – Offsetting Financial Assets and Financial Liabilities

These amendments introduce the obligation of providing full disclosure in the notes of financial assets and liabilities offset on the basis of a statutory right to offsetting (e.g. net and gross amounts, guarantees granted and held).

These amendments are applicable from January 1, 2013. No significant impacts are expected on the combined financial statements from future application of the above amendments.

•	Amendments to IAS 32 – Financial Instruments: Presentation – Offsetting Financial Assets and Financial Liabilities

These amendments better clarify the requirements for offsetting financial assets and liabilities, already present in this standard, i.e.:

−	the significance of currently enjoying a statutory right to offsetting financial assets and liabilities;

−	the fact that, in certain cases, the realisation of the asset and extinguishment of the liability at the same time may be considered de facto extinguishment of a net amount.

These amendments will come into force on January 1, 2014. No significant impacts are expected on the combined financial statements from future application of the above amendments.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-62

In addition to the above, the following new standards and interpretations were issued in 2012:

•	Amendments to IFRS 1 – First-time Adoption of International Financial Reporting Standards – Government Loans

The amendments provide, during the phase of first-time adoption of IFRSs, for the possibility of not adopting the retrospective application of the provisions of IAS 20 – Accounting of government grants and disclosure of government assistance in relation to government loans received at a below market rate of interest. These amendments make provision, during the phase of first-time application of IFRSs, for the adoption of the same accounting method envisaged for existing preparers of IFRS financial statements.

These amendments, which are due to come into force on January 1, 2013, are not applicable to the Group.

•	“Improvements” to the IFRSs (issued by the IASB in May 2012)

As part of the project begun in 2009, the IASB has issued a series of amendments to 5 standards in force.

The following table summarises the standards and issues dealt with by these amendments:

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-63

IFRS	Subject of the amendment
Amendments to IFRS 1 – First-time Adoption of International Financial Reporting Standards	• Reiterated adoption of IFRS 1 • Financial expenses
IAS 1 – Presentation of Financial Statements	Clarifications relating to comparative data that must be presented
IAS 16 – Property, Plant and Equipment	Classification of servicing equipment
IAS 32 – Financial Instruments: Presentation	Tax effect of distribution to holders of equity instruments
IAS 34 – Interim Financial Reporting	Interim Financial Reporting and segment information for total assets and liabilities

These amendments, which are applicable from January 1, 2013, are not expected to have a significant impact on the combined financial statements.

•	Amendments to IFRS 10, IFRS 11 and IFRS 12 – Transition guide

These amendments clarify the transitory rules for application of IFRS 10, which have been found too burdensome. They also limit the obligation to provide restated comparative data to only the comparative period preceding first-time application of IFRS 10, 11 and 12. In regard to the disclosures required by IFRS 12 in regard to interests held in other entities, these amendments eliminate the obligation of providing comparative information for periods prior to application of IFRS 12.

These amendments are due to come into force on January 1, 2014. The impacts of these amendments on the combined financial statements are under analysis.

•	Amendments to IFRS 10, IFRS 12 and IFRS 27 – Investment Entities

The amendments provide an exception to IFRS 10, requiring investment entities to account for subsidiaries at fair value through profit or loss instead of consolidating them. The IASB uses the term ‘investment entity’ to refer to an entity that has no other significant assets aside from investments in multiple interests and is committed specifically to investors whose business purpose is to invest funds solely for returns from capital appreciation, investment income or both.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-64

These amendments will come into force on January 1, 2014 and are not expected to have significant impacts on the combined financial statements.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-65

Revenue

Provided the amount of revenue can be measured reliably and it is probable that the Group will receive any consideration, revenue for rental is recognised in the period on an accrual basis.

Basis of consolidation

An extraordinary transaction is in progress providing the transfer to an identified buyer of the following 6 entities:

-	Ellegi S.r.l.
-	GSI S.r.l.
-	Magfin S.r.l.
-	Dieci Re S.r.l.
-	Sim S.r.l.
-	Delfin S.r.l.

In the context of that extraordinary transaction involving those entities, forming part of the Bell Group, and only for the purposes of the preparation of the combined financial statements, the Bell Group is made up as follows:

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-66

GSI S.r.l.		ELLEGI S.r.l.

50%	Dieci Re S.r.l.	50%

39%	Sim S.r.l.

70%	Delfin S.r.l.

35%	Magfin S.r.l.

43%
LDH S.r.l.

Name	Country of incorporation	Proportion of ownership interest at 31 December 2012

ELLEGI	Italy	Combining company
GSI	Italy	Combining company
MAGFIN (through GSI)	Italy	35%
DIECI RE (through ELLEGI)	Italy	50%
DIECI RE (through GSI)	Italy	50%
SIM (through GSI)	Italy	39%
DELFIN (through GSI)	Italy	70%

No legal parent company exists, so Ellegi and GSI have been elected as combining companies, holding certain interests in the other entities forming part of the Group.

The definition of the Bell Group as described above is due to the reason that common control and common management as at December 31, 2012 exist as the beneficial ownership and management of the entities listed above has been identified in a specific group of persons; the ownership of the entities listed above is referred, directly of through holding company, to a group of persons, linked together, by strict familiar relations; the same persons act as top managers of all the entities.

As shown in the following table, the 6 entities forming part of the Bell Group are owned by Lanati family members that, as at December 31, 2012, are collectively the ultimate beneficial owners of such entities. Furthermore the role of Lanati family members is such that they collectively manage those entities.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-67

The percentages of ownership shown in the table above have been applied consistently also at December 31, 2011 and January 1, 2011, assuming that the purpose of the combined financial statements is to present the structure of the Group as it is at the end of December 31, 2012.

Where the company has the power, either directly or indirectly, to govern the financial and operating policies of another entity or business so as to obtain benefits from its activities, it is classified as a subsidiary. The Combined financial statements present the results of the company and its subsidiaries ("the Group") as if they formed a single entity. Intercompany transactions and balances between group companies are therefore eliminated in full.

Investments

The participation in LDH S.r.l. is maintained at cost without recognition of the Group’s share of profit and loss results, due to the intention of the Group management, in the context of the extraordinary transaction involving Bell Group, to dismiss the participation; no program to identify a buyer has been initiated and no selling price has been estimated at the date of preparation of the combined financial statements but it is intention of the management to sell for a minimum consideration equal to the carrying amount of the investment in the combined financial statements.

LDH S.r.l. operates in the real estate industry and is engaged in the development of a building which it plans to acquire in 2013. The investment is not strategic for Bell Group.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-68

Financial assets

Loans and receivables

These assets are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise principally through the rental agreement signed with customers. They are initially recognised at fair value and are subsequently evaluated net of a provision for impairment, if necessary.

Impairment provisions are recognised when there is objective evidence (such as significant financial difficulties on the part of the counterparty or default or significant delay in payment) that the Group will be unable to collect all of the amounts due under the terms receivable, the amount of such a provision being the difference between the net carrying amount and the present value of the future expected cash flows associated with the impaired receivable. For trade receivables, which are reported net, such provisions are recorded in a separate allowance account recognised within “Depreciation, amortization and impairment provision” in the combined statement of comprehensive income. Uncollectible accounts receivable are written off when management determines that all reasonable collection efforts have been exhausted. Accounts that have previously been written off and subsequently recovered are recorded when received.

The Group management consider tenant defaults and bankruptcies that could affect the collection of outstanding receivables and specifically analyze aged receivables, and customer credit- worthiness when evaluating the adequacy of the allowance for doubtful accounts.

The Group's loans and receivables comprise trade and other receivables and cash and cash equivalents in the Combined statement of financial position.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-69

Cash and cash equivalents includes cash in hand, deposits held at call with banks, other short term highly liquid investments with original maturities of three months or less. Bank overdrafts are shown within loans and borrowings in current liabilities on the Combined statement of financial position.

Financial liabilities

The Group classifies its financial liabilities into one of two categories, depending on the purpose for which the liability was acquired.

Other than financial liabilities in a qualifying hedging relationship (see below), the Group's accounting policy for each category is as follows:

Fair value through profit or loss

This category comprises only out-of-the-money derivatives. They are carried in the combined statement of financial position at fair value with changes in fair value recognised in the combined statement of comprehensive income. Other than these derivative financial instruments, the Group does not have any liabilities held for trading nor has it designated any financial liabilities as being at fair value through profit or loss.

Other financial liabilities

Other financial liabilities include the following items:

•	Bank borrowings are initially recognised at fair value net of any transaction costs directly attributable to the issue of the instrument. Such interest bearing liabilities are subsequently measured at amortised cost using the effective interest rate method, which ensures that any interest expense over the period to repayment is at a constant rate on the balance of the liability carried in the Combined statement of financial position. Interest expense in this context includes initial transaction costs.

•	Leasing liabilities, which correspond to the lease commitment for financial lease agreements on leased assets; for more details, reference is to be made to paragraph “Leased assets”.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-70

•	Trade payables and other short-term monetary liabilities, which are initially recognised at fair value.

IFRS 7 fair value measurement hierarchy

IFRS 7 requires certain disclosures which require the classification of financial assets and financial liabilities measured at fair value using a fair value hierarchy that reflects the significance of the inputs used in making the fair value measurement. The fair value hierarchy has the following levels:

(a)	quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1);
(b)	inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices) (Level 2); and
(c)	inputs for the asset or liability that are not based on observable market data (unobservable inputs) (Level 3).

The level in the fair value hierarchy within which the financial asset or financial liability is categorised is determined on the basis of the lowest level input that is significant to the fair value measurement. Financial assets and financial liabilities are classified in their entirety into only one of the three levels.

Capital quotas

Financial instruments issued by the Group are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset.

The Group’s ordinary shares are classified as equity instruments.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-71

Leased assets

Where substantially all of the risks and rewards incidental to ownership of a leased asset have been transferred to the Group (a "finance lease"), the asset is treated as if it had been purchased outright. The amount initially recognised as an asset is the lower of the fair value of the leased property and the present value of the minimum lease payments payable over the term of the lease. The corresponding lease commitment is shown as a liability. Lease payments are analysed between capital and interest. The interest element is charged to the combined statement of comprehensive income over the period of the lease and is calculated so that it represents a constant proportion of the lease liability. The capital element reduces the balance owed to the lessor.

Where substantially all of the risks and rewards incidental to ownership are not transferred to the Group (an "operating lease"), the total rentals payable under the lease are charged to the combined statement of comprehensive income on a straight-line basis over the lease term. The aggregate benefit of lease incentives is recognised as a reduction of the rental expense over the lease term on a straight-line basis.

Investment property

The Group's investment property is revalued annually to open market value, with changes in the carrying value recognised in the combined statement of comprehensive income.

In the context of an extraordinary transaction involving the entities forming part of the Bell Group and only for the purposes of the preparation of the combined financial statements the fair value of each investment property has been determined with reference to December 31, 2012 and has been applied consistently also at December 31, 2011 and January 1, 2011, assuming that the purpose of the combined financial statements is to present the fair value of the investments property as it is at the end of December 31, 2012.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-72

Investment property refers property (land or a building or part of a building) held (by the owner or by the lessee under a finance lease) to earn rentals or for capital appreciation or both.

Rent receivable is spread on a straight-line basis over the period of the lease.

Costs incurred in making repairs and maintaining real estate and costs for renovating, rehabilitating and improving real estate are expensed as incurred.

Deferred taxation

Deferred tax assets and liabilities are recognised where the carrying amount of an asset or liability in the combined statement of financial position differs from its tax base.

Recognition of deferred tax assets is restricted to those instances where it is probable that taxable profit will be available against which the difference can be utilised.

The amount of the asset or liability is determined using tax rates that have been enacted or substantively enacted by the reporting date and are expected to apply when the deferred tax liabilities/(assets) are settled/(recovered).

Deferred tax assets and liabilities are offset when the Group has a legally enforceable right to offset current tax assets and liabilities and the deferred tax assets and liabilities relate to taxes levied by the same tax authority on either:

•	the same taxable group company; or
•	different group entities which intend either to settle current tax assets and liabilities on a net basis, or to realise the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax assets or liabilities are expected to be settled or recovered.

With reference to the discontinued operation result no deferred taxation has been accounted for due to the fact that the deal structure of the intended sale of the business to be dismissed is not yet determined and, consequently, it is not possible to estimate the related future tax effect.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-73

Property, plant and equipment

Items of property, plant and equipment are initially recognised at cost. As well as the purchase price, cost includes directly attributable costs and the estimated present value of any future unavoidable costs of dismantling and removing items. The corresponding liability is recognised within provisions.

Depreciation on assets under construction does not commence until they are complete and available for use.

Depreciation is provided on all other items of property, plant and equipment so as to write off their carrying value over their expected useful economic lives. It is provided at the following rates:

Plant and machinery	-	7,50% per annum straight line
Fixtures and fittings	-	15,00% per annum straight line

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-74

Non-current assets held for sale and disposal groups

Non-current assets and disposal groups are classified as held for sale when:

•	they are available for immediate sale;
•	management is committed to a plan to sell;
•	it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn;
•	an active programme to locate a buyer has been initiated;
•	the asset or disposal group is being marketed at a reasonable price in relation to its fair value; and
•	a sale is expected to complete within 12 months from the date of classification.

Non-current assets and disposal groups classified as held for sale are measured at the lower of:

•	their carrying amount immediately prior to being classified as held for sale in accordance with the group's accounting policy; and
•	fair value less costs to sell.

It is intention of the management to sell those net asset for consideration at minimum equal to the net carrying amount of assets and liabilities related to held for sale and disposal groups.

Following their classification as held for sale, non-current assets (including those in a disposal group) are not depreciated.

A discontinued operation is a component of the Group's business that represents a separate major line of business, that has been disposed of, has been abandoned or that meets the criteria to be classified as held for sale.

Discontinued operations are presented in the combined statement of comprehensive income as a single line which comprises the post-tax profit or loss of the discontinued operation along with the post-tax gain or loss recognised on the re-measurement to fair value less costs to sell or on disposal of the assets or disposal groups constituting discontinued operations.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-75

Provisions

The group has recognised provisions for liabilities of uncertain timing or amount including those for onerous leases, warranty claims, leasehold dilapidations and legal disputes. The provision is measured at the best estimate of the expenditure required to settle the obligation at the reporting date, discounted at a pre-tax rate reflecting current market assessments of the time value of money and risks specific to the liability.

2	Critical accounting estimates and judgements

The Group makes certain estimates and assumptions regarding the future. Estimates and judgements are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. In the future, actual experience may differ from these estimates and assumptions. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Estimates and assumptions

(a)	Valuation of investment property

The Group performs internal evaluations of fair value of its investment properties based upon assumptions including future rental income, future development costs and discount rate.

The Group obtains valuations performed by external valuers in order to support the fair value of its investment properties. The valuers also make reference to market evidence of transaction prices for similar properties.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-76

(b)	Legal proceedings

The Group reviews outstanding legal cases following developments in the legal proceedings and at each reporting date, in order to assess the need for provisions and disclosures in its financial statements. Among the factors considered in making decisions on provisions are the nature of litigation, claim or assessment, the legal process and potential level of damages in the jurisdiction in which the litigation, claim or assessment has been brought, the progress of the case (including the progress after the date of the financial statements but before those statements are issued), the opinions or views of legal advisers, experience on similar cases and any decision of the Group's management as to how it will respond to the litigation, claim or assessment.

(c)	Income taxes

The Group is subject to income tax in Italy and judgement is required in determining the provision for income taxes. During the ordinary course of business, there are transactions and calculations for which the ultimate tax determination is uncertain. As a result, the Group recognises tax liabilities based on estimates of whether additional taxes and interest will be due. These tax liabilities are recognised when, despite the Group management’s belief that its tax return positions are supportable, the Group management believes that certain positions are likely to be challenged and may not be fully sustained upon review by tax authorities. The Group management believes that its accruals for tax liabilities are adequate for all open audit years based on its assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact income tax expense in the period in which such determination is made.

3	Financial instruments - Risk Management

The Group is exposed through its operations to the following financial risks:

•	risks related to the general economic trend
•	risks related to fund requirements

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-77

•	other financial risks

•	credit risks
•	liquidity risk
•	interests rate risks
•	risk relevant to the environment

In common with all other businesses, the Group is exposed to risks that arise from its use of financial instruments. This note describes the Group's objectives, policies and processes for managing those risks and the methods used to measure them. Further quantitative information in respect of these risks is presented throughout these financial statements.

There have been no substantive changes in the Group's exposure to financial instrument risks, its objectives, policies and processes for managing those risks or the methods used to measure them from previous periods unless otherwise stated in this note.

Principal financial instruments

The principal financial instruments used by the Group, from which financial instrument risk arises, are as follows:

•	Trade receivables
•	Cash and cash equivalents
•	Trade and other payables
•	Bank overdrafts
•	Floating-rate bank loans and lease agreements;
•	Interest rate swaps

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-78

A summary of the financial instruments held by category is provided below:

Financial assets

(Amount in Euro)
	Financial assets at fair value through profit or loss		Loans and receivables		Available-for-sale
	2012	2011	2012	2011	2012	2011

Cash and cash equivalents	-	-	162,937	83,821	-	-
Trade and other receivables	-	-	2,586,835	3,888,431	-	-
Derivatives	-	-	-	-	-	-
Equity investments	-	-	-	-	42,500	-

Total financial assets	-	-	2,749,772	3,972,251	42,500	-

Financial liabilities

(Amount in Euro)
	Financial liabilities at fair value through profit or loss		Financial liabilities at amortised cost
	2012	2011	2012	2011

Trade and other payables	-	-	5,211,722	4,819,103
Loans and borrowings	-	-	23,234,799	16,383,564
Derivatives	188,927	142,589	-	-

Total financial liabilities	188,927	142,589	28,446,521	21,202,667

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-79

Financial instruments measured at fair value

(Amount in Euro)
	Fair value measurements at 31 December using
	Level 1		Level 2		Level 3
	2012	2011	2012	2011	2012	2011

Financial assets

Equity investments	-	-	42,500	-

Total	-	-	42,500	-	-	-

Financial liabilities

Derivative financial liabilities - FVTPL	-	-	188,927	142,589	-	-

Total	-	-	188,927	142,589	-	-

General objectives, policies and processes

The Board has overall responsibility for the determination of the Group's risk management objectives and policies

The overall objective of the Board is to set policies that seek to reduce risk as far as possible without unduly affecting the Group's competitiveness and flexibility. Further details regarding these policies are set out below:

Risks related to the general economic trend

The Group performance is affected by the increase or decrease of the gross Italian national product. During 2012, there was a general slowdown of the economic trend in Europe and especially in Italy.

Risks related to fund requirements

The Group carries on an activity that entails considerable investments in buildings and expects to face up to requirements through the flows deriving from the operational management and from new loans.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-80

Operations are expected to continue to generate adequate financial resources while for the use of new loans, in the future the Group will encounter high spreads and greater difficulties in obtaining long-term loans compared to the past.

Other financial risks

The Group is exposed to financial risks associated with its business operations:

o	credit risk in relation to normal trade transactions with customers;
o	liquidity risk, with particular reference to the raising of financial resources associated with investments and the financing of working capital;
o	market risks (mainly relating to interest rates);

Credit risk

The granting of credit to end customers is subject to specific preliminary and on-going assessments of each tenant. Positions amongst trade receivables (if individually significant) for which objective partial or total non-recoverability is ascertained, are subject to individual write-down.

Credit risk also arises from cash and cash equivalents and deposits with banks and financial institutions.

A significant amount of cash is held with the following institutions:

(Amount in Euro)
	Rating at 31 December	Balance at 31 December	Rating at 31 December	Balance at 31 December
	2012	2012	2011	2011

Popolare di Sondrio	BBB+	151,868	A-	72,755
Cassa Rurale Art.Binasco	N/A	1,092	N/A
C.R. Asti	N/A	9,826	N/A	10,239

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-81

Foreign exchange risk

Group entities have not entered into transactions denominated in a currency other than their functional currency.

Liquidity risk

The liquidity risk may manifest with regards to the inability to raise the financial resources necessary for the anticipated investments under good economic conditions and for financing working capital.

The Group has adopted a series of policies and processes aimed at optimizing the management of the financial resources, reducing the liquidity risk, such as the maintenance of an adequate level of available liquidity, the obtaining of adequate credit facilities and the systematic monitoring of the forecast liquidity conditions.

Management believes that the funds and the credit facilities currently available, in addition to those that will be generated by operating and financing activities, will permit the Group to satisfy its requirements deriving from activities for investments, working capital management and debt repayments on their natural maturity dates.

The following table sets out the contractual maturities (representing undiscounted contractual cash-flows) of financial liabilities:

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-82

(Amount in Euro)
At 31 December 2012	Up to 1 year	Between 1 and 5 year	Over 5 years	Total

Trade and other payables	5,211,722	-	-	5,211,722
Loans and borrowings	1,827,784	4,285,637	17,121,379	23,234,800
Derivative financial liabilities	188,927	-	-	188,927

Total	7,228,433	4,285,637	17,121,379	28,635,449

(Amount in Euro)
At 31 December 2011	Up to 1 year	Between 1 and 5 year	Over 5 years	Total

Trade and other payables	4,819,103	-	-	4,819,103
Loans and borrowings	1,579,221	3,108,713	11,695,629	16,383,563
Derivative financial liabilities	142,589	-	-	142,589

Total	6,540,914	3,108,713	11,695,629	21,345,256

Interest rate risk

Some Group companies have stipulated Interest Rate Swap agreements linked to floating rate medium-term leasing contracts with the aim of ensuring itself a fixed rate on said operations. The notional value as at December 31, 2012 is equal to Euro 1.494.309 and the negative fair value is equal to Euro 188.927.

Risks relevant to the environment

The activities of the Group are not direct subject to authorization and environmental rule and regulations. The activities of some tenants may be subject to regulations on emissions in the atmosphere, waste disposal, wastewater disposal and land contamination ban.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-83

Capital Disclosures

The Group monitors "adjusted capital" which comprises all components of equity (i.e. capital quotas, legal reserve, non-controlling interest and retained earnings).

The Group's objectives when maintaining capital are:

−	to safeguard the entity's ability to continue as a going concern, so that it can continue to provide returns for shareholders and benefits for other stakeholders, and
−	to provide an adequate return to shareholders by pricing services commensurately with the level of risk.

4	Revenue

Revenue arises from the investment properties the Group maintains and are mainly related to rental and agreements for recharging of restructuring costs sustained by the Group:

(Amount in Euro)
Description	2012	2011	Var

Rental Income	1,510,365	1,644,257	(133,892)
Recharge of restructuring cost	1,849,658	332,606	1,517,052
Contribution on renovation	499,608	78,476	421,132

Total Revenue	3,859,631	2,055,340	1,804,292

The amount of rental fees is essentially unchanged compared to previous years, exception for some temporary reduction granted to a few tenants; the vacancy period was reduced to minimum.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-84

5	Other income

Income other than rental are as follows:

(Amount in Euro)

Description	2012	2011	Var

Recharge of building administration expenses	139,221	122,553	16,668
Recharge of other expenses	71,089	45,346	25,743
Additional charges on rental agreements	59,433	46,546	12,887
Recharge of domiciliation	28,050	31,450	(3,400)
Others	45,493	48,982	(3,489)

Total	343,286	294,877	48,409

The change between 2012 and 2011 is mainly due to:

−	increase in recharge of building administrative expenses;
−	increase in recharge of other expenses.

6	Depreciation, amortisation and impairment provision

Details of depreciation and impairment provision are as follows:

(Amount in Euro)

Description	2012	2011	Var
Provision for bad debt	777,190	-	777,190
Depreciation of tangible assets	54,442	54,391	51

Total Provision and Depreciation	831,632	54,391	777,241

Impairment provision refer to the estimate of the Group management of future loss on certain aged trade receivables.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-85

7	Expenses by nature

Details of other expenses by nature is shown in the table below:

(Amount in Euro)

Description	2012	2011	Var

Restructuring charges	1,374,876	173,148	1,201,728
Sundry operating expenses	1,158,098	751,637	406,461
Penalties	424,000	62,428	361,572
General Services Expenses on partly owned building	271,582	214,904	56,678
Provision for risks	150,000	-	150,000
Rental costs	136,950	112,761	24,189
Taxation on buildings (IMU)	137,412	77,287	60,125
Administrative services	82,933	355,712	(272,779)
Maintenance expenses	90,465	48,346	42,119
Insurance costs	57,735	25,616	32,119
Leasing costs	45,354	50,372	(5,018)
Other taxes	35,193	38,955	(3,762)
Other expenses to recharge	31,910	44,747	(12,837)
Commercial expenses	24,737	28,550	(3,813)
Legal expenses	16,997	28,005	(11,008)
Electric power supply	15,896	23,270	(7,374)
Consultancy	13,574	20,033	(6,459)
Managing directors fees	-	50,728	(50,728)
Writedown of investments	142,785	43,832	98,953
Other charges	28,518	89,754	(61,236)

Total	4,239,015	2,240,085	1,998,930

Main expenses refers to restructuring charges for customization of buildings to be rent (increase in 2012 in respect of 2011), partly recharged to tenants, and property maintenance cost;

Provisions for risks refers to probable Group liabilities deriving from legal disputes underway.

The Group has no direct employees and utilize external consultant for the operations of the business; no staff cost and employee benefit are accounted for in the financial statements.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-86

8	Finance income and expense

The following tables detail the finance income and expenses recognised in profit or loss for the years 2011 and 2012.

Finance income

(Amount in Euro)

Description	2012	2011	Var

Interest received on bank deposits	1,199	53	1,146

Total finance income (A)	1,199	53	1,146

Finance expense

(Amount in Euro)

Description	2012	2011	Var

Finance leases (interest portion)	640,819	542,705	98,113
Interest expense on loans	34,071	41,438	(7,367)
Interest expense on bank	31,151	25,611	5,541
Change in fair value of derivatives classified at fair value through profit or loss	46,338	142,589	(96,252)
Other interest expense	33,039	22,296	10,743

Total finance expense (B)	785,418	774,639	10,778
Net finance income recognised in profit or loss (A) - (B)	(784,219)	(774,587)	(9,632)

The above financial income and expense include the following in respect of assets (liabilities) not at fair value through profit or loss:

(Amount in Euro)
Description	2012	2011	Var

Total interest income on financial assets	1,199	53	1,146
Total interest expense on financial liabilities	(739,080)	(632,050)	(107,030)

	(737,881)	(631,997)	(105,884)

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-87

9	Tax expense

The detail of tax expense (credit) between current and deferred tax and the split of tax espenses (credit) included in continued operations and discontinued operations is provided in the following table:

(Amount in Euro)

Description	2012	2011

Current tax expense
Current tax on profits for the year	298,303	181,442

Total current tax	298,303	181,442

Deferred tax expense
Origination and reversal of temporary differences	(385,369)	(67,982)

Total deferred tax	(385,369)	(67,982)

Total tax expense/(credit)	(87,067)	113,460

Income tax expense/(credit) from continuing operations	(8,663)	(48,157)
Income tax expense/(credit) from discontinued operation	(78,404)	161,617

Total tax expense/(credit)	(87,067)	113,460

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-88

The following table shows the reconciliation between tax expense and accounting profit.

(Amount in Euro)	2012

Profit/(Loss) before taxes (IFRS)	(1,651,949)
Profit/(Loss) referred to discontinued operations	674,512
IAS Adjustments as per consolidation purposes (basis for deferred tax computation)	1,545,905
Profit/(Loss) for current tax computation	568,468

Local tax on real estate properties (IMU)	144,093
Value of land included into leasing agreements	215,704
Penalties	53,815
Leasing and rental costs	40,783
Other taxable amounts	138,703
Positive amounts for tax purposes	593,098

Other deductible amounts	52,307
Negative amounts for tax purposes	52,307

Profit/(Loss) for current tax computation	1,109,259

Taxation rate (IRES)	27.50%

Current taxation charge (IRES)	305,046

Additional adjustments for IRAP purposes	739,889

Estimated value of productive activity for IRAP purposes	1,849,148

Taxation rate (IRAP)	3.90%

Current taxation charge (IRAP)	72,117

Estimated provision for current taxes accrued by the Group	377,163
Change in provision for deferred taxes accrued by the Group (ref. Note 21)	(385,826)
Taxation charge	(8,663)

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-89

10	Discontinued operations

The amounts accounted for as discontinued operations refers to the non real estate business managed by two group companies (Ellegi S.r.l. and GSI S.r.l.); discontinued operations are related to administrative and logistic businesses.

It is intention of the Group management that, before the closing of the extraordinary transaction described in the premises, these businesses will be dismissed through a sale agreement.

Result of discontinued operations is summarized below:

(Amount in Euro)

Result of discontinued operations	2012	2011	Var

Revenue	8,298,828	5,061,900	3,236,928
Expenses other than finance costs	(7,547,309)	(5,388,569)	(2,158,740)
Finance costs	(155,411)	(91,998)	(63,413)
Tax (expense)/credit	78,404	(161,617)	240,021

Profit/(loss) for the year	674,512	(580,284)	1,254,796

Reference should be made also to the following paragraph “Events after the reporting date”.

11	Property, plant and equipment

The table below shows the detailed movements occurred in property, plant and equipment during the years 2011 and 2012 considering cost and accumulated depreciation, separately.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-90

Property, plant and equipment

(Amount in Euro)
Cost or valuation	Plant and machinery	Industrial and commercial equipment	Assets in construction and advance payments	Total

Balance at 1 January 2011	-	-	-	-
Additions	278,339	-	-	278,339
Disposals	-	-	-	-
Revaluations	-	-	-	-

Balance at 31 December 2011	278,339	-	-	278,339

Balance at 1 January 2012	278,339	-	-	278,339
Additions	4,020	941	30,000	34,961
Disposals	-	-	-	-
Revaluations	-	-	-	-

Balance at 31 December 2012	282,359	941	30,000	313,300

(Amount in Euro)
Accumulated depreciation	Plant and machinery	Industrial and commercial equipment	Assets in construction and advance payments	Total

Balance at 1 January 2011	-	-	-	-
Depreciation charge for the year	54,391	-	-	54,391
Impairment losses	-	-	-	-
Re-classified to non-current assets held for sale	-	-	-	-
Disposals	-	-	-	-

Balance at 31 December 2011	54,391	-	-	54,391

Balance at 1 January 2012	54,391	-	-	54,391
Depreciation charge for the year	54,371	71	-	54,442
Impairment losses	-	-	-	-
Re-classified to non-current assets held for sale	-	-	-	-
Disposals	-	-	-	-

Balance at 31 December 2012	108,763	71	-	108,834

The net book value as at December 31, 2012 refers to office equipments, and improvements on a building leased to the Group company Magfin.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-91

12	Investment property

Investments properties movements during 2011 and 2012 are shown in the table below:

(Amount in Euro)
Cost or valuation	Land and buildings	Total

Balance at 1 January 2011	24,601,610	24,601,610
Additions	202,467	202,467
Disposals	-	-
Revaluations	-	-
Transfer from assets under construction	-	-

Balance at 31 December 2011	24,804,077	24,804,077

Balance at 1 January 2012	24,804,077	24,804,077
Additions	7,748,925	7,748,925
Disposals	-	-
Revaluations	-	-

Balance at 31 December 2012	32,553,002	32,553,002

The increase in investment properties during 2012 is related to significant addition on the property held by the Group entity Magfin S.r.l. located in Buccinasco (MI) – Via Lucania 2-4-6; those additions have been financed by an increase in the amount of the related lease contract as shown in note “Loans and borrowing”.

Investment properties were valued by the entity considering future rental income, future development costs and discount rate. On 31 December 2012 the property values were confirmed on an open market basis evaluation by an independent qualified professional valuer (Mr. Giovanni Piazzolla, chartered at Milano official register of professional surveyors).

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-92

Details of the balance sheet item by single investment propriety is as follows:

(Amount in Euro)

Location	Address	2012	2011	2010
		Value	Value	Value

BUCCINASCO	VIA PRIVATA MOLINO 24	1,070,000	1,070,000	1,070,000
ASSAGO	VIA NEWTON 9	2,500,000	2,500,000	2,500,000
BUCCINASCO	VIA LUCANIA 2-4-6	16,200,000	8,525,967	8,525,967
ASSAGO	MILANOFIORI PALAZZO A	2,270,000	2,270,000	2,270,000
BUCCINASCO	VIA EMILIA 30	290,000	290,000	290,000
ROZZANO/ASSAGO	MILANOFIORI PAL. Q7 5 PIANO	870,000	870,000	870,000
ROZZANO/ASSAGO	MILANOFIORI PALAZZO N1/Q	4,260,000	4,260,000	4,235,117
BUCCINASCO	VIA BUOZZI 22	1,363,000	1,363,000	1,363,000
BUCCINASCO	VIA LAZIO 95 / VIA RESISTENZA 64	3,730,000	3,655,108	3,477,524
	TOTAL	32,553,000	24,804,075	24,601,608

At 31 December 2012, there were no restrictions on the realisability of investment property or the remittance of income.

13	Group entities

The entities forming part of Bell Group, all of which have been included in these combined financial statements, are as follows:

Name	Country of incorporation	Proportion of ownership interest at 31 December 2012

ELLEGI	Italy	Combining company
GSI	Italy	Combining company
MAGFIN (through GSI)	Italy	35%
DIECI RE (through ELLEGI)	Italy	50%
DIECI RE (through GSI)	Italy	50%
SIM (through GSI)	Italy	39%
DELFIN (through GSI)	Italy	70%

All group entities have been included in the combined financial statements using line by line method.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-93

14	Investments

The participation in LDH S.r.l. held by the Group company Ellegi S.r.l., amounts to Euro 4.300 and is maintained at cost without recognition of the Group’s share of profit and loss results.

It is the intention of the Group management, in the context of the extraordinary transaction involving Bell Group, to dismiss the participation; no program to identify a buyer has been initiated and no selling price has been estimated at the date of preparation of the combined financial statements but it is intention of the management to sell for a minimum consideration equal to the carrying amount of the investment in the combined financial statements.

LDH S.r.l. operates in the real estate industry and is engaged in the development of a building which it plans to acquire in 2013.

In July 2013, LDH S.r.L. has been sold realizing a gain of approximately 205 thousand of Euro.

15	Available-for-sale investments

The movements in the balance sheet items “Available for sale investments” are summarized in the following table:

(Amount in Euro)	2012	2011	Var

1 January	-	-	-
Additions	42,500	-	42,500
Disposals	-	-	-

31 December	42,500	-	42,500

Available-for-sale financial assets include the following:

Type	2012	2011	Var

Unquoted:
Equity securities – Italy (Banca Popolare di Vicenza)	42,500	-	42,500

Total	42,500	-	42,500

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-94

The fair value for those unquoted shares has been provided by the bank and is confirmed equal to cost.

Available-for-sale financial assets are all denominated in Euro.

16	Derivative financial instruments

The fair value of a derivative financial instrument is considered current.

The fair value of the Group's interest rate derivatives is based on bank quotes.

The maximum exposure to credit risk at the reporting date is the fair value of the derivative assets in the combined statement of financial position.

The fair value of derivative financial liabilities as at December 31, 2012 and December 31, 2011 is reported in the table below.

(Amount in Euro)	2012	2011	Var

Derivatives not designated as hedging instruments
Interest rate swaps	188,927	142,589	46,338

Total derivatives not designated as hedging instruments (Current)	188,927	142,589	46,338

Interest rate swaps

The Group entered into interest rate swap contracts by using floating-to-fixed interest rate swaps and cap interest rate swaps; the IRS contracts are linked to a part of a leasing contract.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-95

17	Trade and other receivables

Details of the balance sheet items Trade receivables and Other receivables are shown in the followings:

(Amount in Euro)	2012	2011	Var

Trade receivables	1,169,446	2,736,722	(1,567,277)
Less: provision for impairment of trade receivables	(777,190)	-	(777,190)

Trade receivables - net	392,256	2,736,722	(2,344,466)
Receivables/Loans from related parties	(134,677)	(103,650)	(31,027)

Total financial assets other than cash and cash equivalents classified as loans and receivables	257,579	2,633,072	(2,375,493)

Prepayments	180,764	181,539	(775)
Other receivables	2,148,493	1,073,820	1,074,673

Total trade and other receivables	2,586,835	3,888,431	(1,301,595)

Current portion	2,586,835	3,888,431	(1,301,595)

The fair values of trade and other receivables classified as loans and receivables are not materially different to their net carrying values.

Movements on the group provision for impairment of trade receivables are as follows:

(Amount in Euro)	2012	2011	Var

At 1 January	-	-	-
Provided during the year	777,190	-	777,190
Receivable written off during the year as uncollectible	-	-	-
Unused amounts reversed	-	-	-
At 31 December	777,190	-	777,190

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-96

The accrual for impairment of receivables has been included in the item “Depreciation, amortisation and impairment provision” in the combined statement of comprehensive income.

The accrual has been estimated considering all outstanding receivables overdue over 1 year and others specific receivables based on management evaluations and legal opinion.

18	Trade and other payables

Details of the balance sheet item trade and other payables.

(Amount in Euro)	2012	2011	Var

Trade payables	3,852,491	2,855,760	996,731
Other payables	838,864	1,630,095	(791,231)
Accruals	-	-	-

Total financial liabilities, excluding loans and borrowings, classified as financial liabilities measured at amortised cost	4,691,355	4,485,855	205,500

Other payables - tax and social security payments	186,304	191,664	(5,360)
Deferred income	334,064	141,584	192,479

Total Trade and other payables	5,211,722	4,819,103	392,619

Book values approximate to fair value at 31 December 2012 and 2011.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-97

19	Loans and borrowings

The book value of loans and borrowings is detailed in the table that follows:

(Amount in Euro)	2012		2011		Var
	book value	fair value	book value	fair value	book value	fair value
Non-Current
Bank loans
- secured	1,314,220	1,314,220	1,526,104	1,526,104	- 211,884	- 211,884
- unsecured	-	-	-	-	-	-
Finance lease creditor	19,257,295	19,257,295	13,278,238	13,278,238	5,979,057	5,979,057
Other loans	835,500	835,500	-	-	835,500	835,500
Total non-current	21,407,016	21,407,016	14,804,342	14,804,342	6,602,674	6,602,674

Current
Overdrafts	786,372	786,372	766,774	766,774	19,598	19,598
Bank loans
- secured	208,935	208,935	195,961	195,961	12,974	12,974
- unsecured	-	-	-	-	-	-
Finance lease creditor	832,476	832,476	616,487	616,487	215,989	215,989
Total current	1,827,783	1,827,783	1,579,222	1,579,222	248,561	248,561

Total loans and borrowings	23,234,799	23,234,799	16,383,564	16,383,564	6,851,235	6,851,235

The carrying amount of financial liabilities is a reasonable approximation of their fair value.

The significant change in finance lease is mainly related to the increase of the financial lease agreement linked to the investment property held by the Group entity Magfin S.r.l. located in Buccinasco (MI) – Via Lucania 2-4-6, in order to finance significant addition occurred in 2012.

The current weighted average interest rate on the variable interest rate loans and borrowings is 3,50%.

All Group's loans and borrowings are in Euro.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-98

Bank Borrowings

The table below shows the detail of bank loans by expiry date and rate (floating or fixed); all bank loans contracts provide for floating rates.

(Amount in Euro)
Period: 2012	Floating rate	Fixed rate	Total

Expiry within 1 year	208,936	-	208,936
Expiry within 1 and 5 years	714,043	-	714,043
Expiry in more than 5 years	600,177	-	600,177
Total	1,523,156	-	1,523,156

(Amount in Euro)
Period: 2011	Floating rate	Fixed rate	Total

Expiry within 1 year	195,961	-	195,961
Expiry within 1 and 5 years	756,598	-	756,598
Expiry in more than 5 years	769,506	-	769,506
Total	1,722,065	-	1,722,065

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-99

Bank overdrafts

The Group has undrawn committed borrowing facilities available at 31 December, for which all conditions have been met, as follows:

(Amount in Euro)
Period: 2012	Used	Not used	Bank overdrafts

Expiry within 1 year	786,372	123,628	910,000
Expiry within 1 and 5 years	-	-	-
Expiry in more than 5 years	-	-	-
Total	786,372	123,628	910,000

The facilities expiring within 1 year are annual facilities subject to renewal at various dates.

Finance Lease creditor

For details about finance lease reference should be made to the note “Leases”.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-100

20	Provisions

The movements in the Provision for risks are detailed as follows:

(Amount in Euro)
	Legal disputes	Total

At 1 January 2012	-	-
Charged to profit or loss	150,000	150,000
Other increases	-	-
Utilised in year	-	-
Released in year	-	-

At 31 December 2012	150,000	150,000

The provisions for risks refers to probable Group liabilities deriving from legal disputes underway and have been estimated based on management evaluation of the amounts at risks and legal considerations.

The amount accrued refers to a legal proceeding with Auchan S.p.A. in relation to a lease agreement entered into with Ellegi, and a contract for certain renovations entered into with GSI, both relating to the property located in Buccinasco (MI), Via della Resistenza 64/Via Lazio 95. Auchan S.p.A. seeks compensation of the damages suffered from the non-fulfillment by Ellegi and GSI of the obligations contained in such agreements. The management disagrees with the allegations and intends to defend against this claim, although no assurance can be made that they will be successful.

Uncertainties relate to whether claims will be settled out or if not whether the Group is successful in defending any action.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-101

21	Deferred tax

Deferred tax is calculated in full on temporary differences using a tax rate of 27.5% (2011: 27.5%), if the temporary difference is subject only to IRES rules, or 31.4% (if the temporary difference is subject both to IRES and IRAP rules).

The movement on the deferred tax account is as shown below:

(Amount in Euro)	2012	2011

At 1 January	(2,043,584)	(2,111,566)

Recognised in profit and loss
Tax expense	385,369	67,982
Others	-	-
At 31 December	(1,658,215)	(2,043,584)

Details of the deferred tax liability and amounts recognised in profit or loss are as follows:

(Amount in Euro)	2012	2012	2012	2012
Description	Asset	Liability	(Charged) / Net	Credited to profit or loss

Adjustments for IFRS purposes (deductible/taxable for local tax rules in future fiscal years)
Writing off of Intangibles	342,836	-	342,836	(6,490)
Writing off of Leasing agreements entry fee	420,933	-	420,933	317,284
Writing off of Tangibles	-	(63,489)	(63,489)	(5,855)
Accounting of lease contracts according to IAS 17	-	(1,193,848)	(1,193,848)	(186,627)
Accounting of investment properties according to Fair Value	-	(1,527,557)	(1,527,557)	(6,158)
Mark to Market on derivative instruments	59,323	-	59,323	14,550
Other temporary differences			-	-
Bad debt provision	217,302	-	217,302	217,302
Provision for risks	41,250	-	41,250	41,250
Others	45,035	-	45,035	113

Total	1,126,679	(2,784,894)	(1,658,215)	385,369

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-102

(Amount in Euro)	2011	2011	2011	2011
Description	Asset	Liability	(Charged) / Net	Credited to profit or loss

Adjustments for IFRS purposes (deductible/taxable for local tax rules in future fiscal years)
Writing off of Intangibles	349,326	-	349,326	196,906
Writing off of Leasing agreements entry fee	103,649	-	103,649	12,061
Writing off of Tangibles	-	(57,634)	(57,634)	(68,237)
Accounting of lease contracts according to IAS 17	-	(1,007,221)	(1,007,221)	(157,439)
Accounting of investment properties according to Fair Value	-	(1,521,399)	(1,521,399)	(4,969)
Mark to Market on derivative instruments	44,773	-	44,773	44,773
Other temporary differences				-
Bad debt provision	-	-	-	-
Provision for risks	-	-	-	-
Others	44,922	-	44,922	44,887

Total	542,670	(2,586,254)	(2,043,584)	67,982

No amounts of deferred tax have been recognised in other comprehensive income

22	Assets and liabilities classified as held for sale

The amounts accounted for as Assets and liabilities classified as held for sale refers to the non real estate business managed by two group companies (Ellegi S.r.l. and GSI S.r.l.) and are related to administrative and logistic businesses.

It is intention of the Group management that, before the closing of the extraordinary transaction described in the premises, these businesses will be dismissed through a sale agreement.

The following major classes of assets and liabilities relating to these operations have been classified as held for sale in the combined statement of financial position on 31 December 2011 and 2012:

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-103

(Amount in Euro)

Description	2012	2011	Var

Property, plant and equipment	1,297,357	1,099,433	197,924
Intangible assets	148,392	161,912	(13,520)
Trade and other receivables	2,825,033	2,908,414	(83,381)
Other receivables	208,757	261,991	(53,235)
Cash and cash equivalent	67,109	18,467	48,642

Total Assets	4,546,648	4,450,218	96,430

Trade and other payables	(4,028,245)	(3,815,007)	(213,238)
Loans and borrowings	(671,457)	(749,539)	78,082
Employee benefits	(24,883)	(25,267)	385
Provisions	(133,152)	(103,699)	(29,453)
Corporation tax liabilities	(17,438)	(16,817)	(621)

Total Liabilities	(4,875,174)	(4,710,329)	(164,845)

Reference should be made also to the following paragraph “Events after the reporting date”.

Some value adjustments have been recognized mainly on property, plants and equipment, intangible assets and trade and other receivables; those value adjustments have bbe recorded in the profit and loss item “Profit / (loss) on discontinued operation”.

No further impairment loss on the measurement of the disposal group to fair value less cost to sell are expected.

23	Capital quotas and reserves

Capital quotas is made up as follows:

(Amount in Euro)
	Ellegi S.r.l.		GSI S.r.l.		Total
	2012	2011	2012	2011	2012	2011

Capital quotas	117,000	117,000	28,000	28,000	145,000	145,000
Subscribed	117,000	117,000	28,000	28,000	145,000	145,000

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-104

The following describes the nature and purpose of each reserve within equity:

Reserve	Description and purpose

Legal reserve	An amount equal to 5% of net profit of the year need to be transferred to the legal reserve; this need ceases when the amount of legal reserve reach 20% of capital quotas.

Retained earnings	All other net gains and losses and transactions with owners (e.g. dividends) not recognised elsewhere.

24	Leases

Finance leases

The Group leases all its real estate properties except for the property located in Buccinasco, Via Lazio 95 – Via Resistenza 64 (see note “Investment properties”).

Such assets are classified as finance leases as the Group has the right to purchase the assets outright at the end of the minimum lease term by paying a nominal amount.

Future lease payments are due as follows:

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-105

(Amount in Euro)
Period: 2012	Minimum lease payments	Interest	Present value

Not later than one year	1,802,065	969,589	832,476
Later than one year and not later than five years	7,013,856	3,442,262	3,571,594
Later than five years	21,419,129	5,733,428	15,685,702
Total	30,235,050	10,145,279	20,089,772

(Amount in Euro)
Period: 2011	Minimum lease payments	Interest	Present value

Not later than one year	1,180,350	563,863	616,487
Later than one year and not later than five years	4,207,486	1,855,372	2,352,115
Later than five years	13,825,152	2,899,029	10,926,124

Total	19,212,989	5,318,263	13,894,725

The present values of future lease payments are analysed as:

(Amount in Euro)	2012	2011	Var

Current liabilities	832,476	616,487	215,989
Non-current liabilities	19,257,295	13,278,238	5,979,057
Total	20,089,771	13,894,725	6,195,046

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-106

25	Related party transactions

During the year Group companies entered into the following transactions with related parties who are not members of the Group.

(Amount in Euro)
	Sales of goods		Purchase of goods		Amounts owed by related parties		Amounts owed to related parties
	2012	2011	2012	2011	2012	2011	2012	2011

Raleted Party (company)	3,613,192	1,499,067	2,272,797	1,927,250	4,164,341	1,322,044	4,556,812	3,002,975

The following tables show the nature of the related party relationship:

(Amount in Euro)
Sales of goods	2012	2011

Revenue as general contractor	2,739,317	1,264,717
Logistics & administrative services	782,319	199,000
Other revenues	91,556	35,350
Total	3,613,192	1,499,067

(Amount in Euro)
Purchase of goods	2012	2011

Maintenance & restructuring cost of buinding	1,374,876	200,000
Rental expenses	434,188	479,562
Expenses as general contractor	259,813	476,660
Other cost	203,920	771,028
Total	2,272,797	1,927,250

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-107

(Amount in Euro)
Amounts owed by related parties	2012	2011

Deposit	258,626	-
Receivables	2,110,115	530,000
Invoices to be issued	959,000	792,044
Accrued expenses	79,000	-
Other receivables	757,600	-
Total	4,164,341	1,322,044

(Amount in Euro)
Amounts owed to related parties	2012	2011

Payable	3,056,812	1,399,215
Invoices receivable	1,500,000	1,603,760
Total	4,556,812	3,002,975

“Sales of goods”:

-	“Revenue as general contractor" refers to services rendered to related parties by Bell Group entities as general contractor for the execution of contracts for building and maintenance;

-	“Logistics & administrative services” relate to administrative services (i.e., general accounting, payroll, etc) and to logistic services.

“Purchase of goods”:

-	“Maintenance & restructuring cost of building” refers to maintenance and restructuring activities of building owned performed by related parties;

-	“Rental expenses” are costs paid to related parties for the use of buildings and/or warehouses;
-	“Logistics & administrative services” relate to administrative services (i.e., general accounting, payroll, etc) and to logistic services charged by related paries;
-	“Other costs” are operating costs concerning the property owned.

“Amounts owed by related parties”:

-	“Deposits” are a security deposits paid for lease contracts with related parties;

-	Other items refer to commercial receivables concerning the business of the Group.

“Amounts owed to related parties” refer to commercial payables concerning the business of the Group.

Details of directors' remuneration and other related party transactions are given below:

(Amount in Euro)
Related party relationship	Type of transaction	Transaction amount		Balance owed
		2012	2011	2012	2011

Directors	Fees	224,685	253,514	(10,784)	(9,740)
Directors	Financial Loans			(164,915)	(316,671)

26	Contingent liabilities

The Group has no contingent liabilities.

All probable liabilities have been considered to estimate provision accounted for as at December 31, 2012.

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-108

27	Events after the reporting date

On July 23, 2013 have been signed agreements for the sales of the non real estate business managed by two group companies (Ellegi S.r.l. and GSI S.r.l.); draft of the accounts for the non real estate business have been prepared with reference to June 30, 2013 in order to determine the sale price; those draft will be finalized within 60 days and certain adjustments could emerge with consequent impact on the price.

Based on the price determined, no impairment adjustments are expected with respect to the net carrying values of assets and liabilities accounted for as at December 31, 2012.

As indicated in Note 14, in July 2013 the investment in LDH S.r.l. has been sold realizing a gain of approximately 205 thousand of Euro.

28	Notes supporting statement of cash flows

Cash and cash equivalents for purposes of the statement of cash flows comprises:

(Amount in Euro)
Description	2012	2011	Var

Cash available on demand	151	403	(252)
Short-term deposits	162,786	83,418	79,368

Total	162,937	83,821	79,116

Bell Group Annual report and combined financial statements for the year ended 31 December 2012	F-109

SEBA S.r.l.

Statements of Revenue

and Certain Expenses

year ended December 31, 2012

F-110

Tel: +39 0229062098 Fax: +39 026575867 www.bdo.it	Largo Augusto, 8 20122 Milano milano@bdo.it

The Sole Director of

Seba S.r.l.

We have audited the accompanying statement of revenue and certain expenses of the Seba S.r.l. Portfolio (the Portfolio) for the year ended December 31, 2012. This statement is the responsibility of management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Portfolio is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Portfolio's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission, as described in Note 2 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Portfolio's revenue and expenses.

In our opinion, the statement of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and certain expenses described in Note 2 of the Seba S.r.l. Portfolio for the year ended December 31, 2012, in conformity with International Accounting Standards and International Financial and Reporting Standards as issued by the International Accounting Standards Board.

Milan (Italy),

August 1, 2013 except for the Statements of Revenue and Certain Expenses, footnotes “Revenue Recognition”, “Expense Recognition” and “IFRS-Reconciliation from previous GAAP to IFRS” included in the note 2 “Basis of Presentation and Significant Accounting Policies” , which are dated September 4, 2013

BDO S.p.A.

Maurizio Vanoli
(Partner)

Bari, Bologna, Brescia, Cagliari, Firenze, Genova, Milano, Napoli, Padova, Palermo, Pescara, Potenza, Roma, Torino, Verona

BDO S.p.A. - Sede Legale: Largo Augusto, 8 - 20122 Milano - Capitale Sociale Euro 100.000 i.v.

Codice Fiscale, Partita IVA e Registro Imprese di Milano n. 01795620150 - R.E.A. Milano 779346 - Iscritta all’Albo Speciale CONSOB delle Società di Revisione

BDO S.p.A., società per azioni italiana, è membro di BDO International Limited, società di diritto inglese (company limited by guarantee), e fa parte della rete internazionale BDO, network di società indipendenti.

F-111

SEBA S.r.l.

Statements of Revenue and Certain Expenses

(Amounts in Euro)

Description	Year ended December 31, 2012
Euro

Revenues:
Property rentals	675,000
Tenant reimbursement	30,000
Total revenues	705,000

Certain expenses:
Real estate taxes	(46,202)
Interests	(455,641)
Utilities	-
Insurance	(24,599)
Building repairs and maintenance	-
Other real estate operating expenses	-
Total certain expenses	(526,442)

Revenues in excess / (shortage) of certain expenses	178,558

See accompanying notes to the statements of revenues and certain expenses.

F-112

SEBA S.r.l.

Notes to Statements of Revenues and Certain Expenses

1.	Organization

The SEBA S.r.l. Portfolio consists of a portion of a building located in the center of Milan (Italy); the property totals approximately 988 square meters.

Prime BHN Luxembourg S.àr.l., a Luxembourg company, wholly-owned subsidiary of Prime Acquisition Corp., is a real estate investment company engaged in the acquisition, ownership, and management of real estate properties in Northern Italy.

On June 22, 2013, Prime BHN Luxembourg S.àr.l. acquired the SEBA S.r.l. Portfolio in a transaction valued at Euro 13.600 thousands.

2.	Basis of Presentation and Significant Accounting Policies

Presented herein are the statements of revenue and certain expenses of the SEBA S.r.l. Portfolio.

The accompanying statements of revenues and certain expenses (the “Statements”) have been prepared for the purpose of complying with the applicable rules and regulations of the Securities and Exchange Commission, Regulation S-X, Rule 3-14. The Statements are not intended to be a complete presentation of the revenues and expenses of the SEBA S.r.l. Portfolio. Accordingly, the Statements exclude depreciation and amortization of fixed assets, amortization of intangible assets and liabilities, and asset management fees not directly related to the future operations.

Use of Estimates

The preparation of the Statements in conformity with International Accounting Standards and International Financial and Reporting Standards (“IAS/IFRS”) as issued by the International Accounting Standard Board (“IASB”) requires management to make estimates, judgments, and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. It is reasonably possible that the judgments and estimates could change and that actual results could differ from these estimates.

Revenue Recognition

Minimum rental revenue is recognized in accordance with IAS 40, which requires that revenue be recognized on a straight-line basis over the term of the lease. The properties are being leased to tenants under operating leases. The cash rent received corresponds to the straight-line basis.

Expense Recognition

The items included under Certain expenses are recognized on an accrual basis.

F-113

The SEBA S.r.l. Portfolio is a lessor under operating leases with last expiration dates in 2018 with an option for further 6 years. The minimum rental amounts due under the leases are generally subject to scheduled increases or adjustments linked to inflation. The leases generally also require that the tenants reimburse the Company for the tenants pro rata share of certain operating costs and real estate taxes. Future minimum rents to be received over the next four years and thereafter for noncancelable operating leases in effect at December 31, 2012 are as follows:

Euro
2013	900.000
2014	900.000
2015	900.000
2016	900.000
Thereafter	1,125.000
4,725.000

Tenant concentration

The future minimum rents indicated above refers to a sole tenant which accounts for the total revenues.

IFRS1 - Reconciliation from previous GAAP to IFRS

Seba S.r.l. prepared its Statements of Revenues and Certain Expenses according to International Accounting Standards and International Financial and Reporting Standards (“IAS/IFRS”) as issued by the International Accounting Standard Board (“IASB”) for the first time in 2012; first time adoption has been processed as at January 1, 2012.

With reference to the items included in the Statements of Revenues and Certain Expenses, differences emerged from the adoption of IFRS in respect to previous (Italian) GAAP are described below:

	Previous GAAP	IFRS Adjustments	Note	IFRS

Revenues:
Property rentals	675,000	-		675,000
Tenant reimbursement	30,000	-		30,000
Total revenues	705,000	-		705,000

Certain expenses:				-
Real estate taxes	(46,202)	-		(46,202)
Interests	(173,142)	(282,500)	(A)	(455,641)
Utilities	-	-		-
Insurance	(24,599)	-		(24,599)
Building repairs and maintenance	-	-		-
Other real estate operating expenses	(559,511)	559,511	(B)	-
Total certain expenses	(803,453)	277,011		(526,442)

Revenues in excess / (shortage) of certain expenses	(98,453)	277,011		178,558

F-114

Seba S.r.l. entered into a financial leasing agreement for the building.

Under previous (Italian) GAAP leasing payments are accounted for through Profit & Loss under “other operating expenses” both for the principal amount and interest charge.

The adoption of IAS 17 accounting required that:

(A)	Interest charge is recalculated based on internal interest rate and classified in item “interests”;
(B)	Principal amount included in the lease installments is eliminated from Profit & Loss and accounted for as reduction of the liability to the leasing company.

F-115

NOVA S.r.l

Statements of Revenue
and Certain Expenses
year ended December 31, 2012

F-116

Tel: +39 0229062098	Largo Augusto, 8
Fax: +39 026575867	20122 Milano
www.bdo.it	milano@bdo.it

The Sole Director of

Nova S.r.l.

We have audited the accompanying statement of revenue and certain expenses of the Nova S.r.l. Portfolio (the Portfolio) for the year ended December 31, 2012. This statement is the responsibility of management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Portfolio is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Portfolio's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission, as described in Note 2 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Portfolio's revenue and expenses.

In our opinion, the statement of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and certain expenses described in Note 2 of the Nova S.r.l. Portfolio for the year ended December 31, 2012, in conformity with International Accounting Standards and International Financial and Reporting Standards as issued by the International Accounting Standards Board.

Milan (Italy),

August 1, 2013 except for the Statements of Revenue and Certain Expenses, footnote “Revenue Recognition” and footnote “Expense Recognition” included in the note 2 “Basis of Presentation and Significant Accounting Policies” , which are dated September 4, 2013

BDO S.p.A.

Maurizio Vanoli
(Partner)

Bari, Bologna, Brescia, Cagliari, Firenze, Genova, Milano, Napoli, Padova, Palermo, Pescara, Potenza, Roma, Torino, Verona

BDO S.p.A. - Sede Legale: Largo Augusto, 8 - 20122 Milano - Capitale Sociale Euro 100.000 i.v.

Codice Fiscale, Partita IVA e Registro Imprese di Milano n. 01795620150 - R.E.A. Milano 779346 - Iscritta all’Albo Speciale CONSOB delle Società di Revisione

BDO S.p.A., società per azioni italiana, è membro di BDO International Limited, società di diritto inglese (company limited by guarantee), e fa parte della rete internazionale BDO, network di società indipendenti.

F-117

NOVA S.r.l.

Statements of Revenue and Certain Expenses

(Amounts in Euro)

Description	Year ended December 31, 2012
Euro

Revenues:
Property rentals	15,000
Tenant reimbursement	1,050
Total revenues	16,050

Certain expenses:
Real estate taxes	(7,230)
Interests	(59,571)
Utilities	-
Insurance	(166)
Building repairs and maintenance	-
Other real estate operating expenses	(14,112)
Total certain expenses	(81,078)

Revenues in excess / (shortage) of certain expenses	(65,028)

See accompanying notes to the statements of revenues and certain expenses.

F-118

NOVA S.r.l.

Notes to Statements of Revenues and Certain Expenses

1.	Organization

The NOVA S.r.l. Portfolio consists of a portion of a building located in the center of Milan (Italy); the property totals approximately 547 square meters.

Prime BHN Luxembourg S.àr.l., a Luxembourg company, wholly-owned subsidiary of Prime Acquisition Corp., is a real estate investment company engaged in the acquisition, ownership, and management of real estate properties in Northern Italy.

On June 22, 2013, Prime BHN Luxembourg S.àr.l. acquired the NOVA S.r.l. Portfolio in a transaction valued at Euro 6.400 thousands.

2.	Basis of Presentation and Significant Accounting Policies

Presented herein are the statements of revenue and certain expenses of the NOVA S.r.l. Portfolio.

The accompanying statements of revenues and certain expenses (the “Statements”) have been prepared for the purpose of complying with the applicable rules and regulations of the Securities and Exchange Commission, Regulation S-X, Rule 3-14. The Statements are not intended to be a complete presentation of the revenues and expenses of the NOVA S.r.l. Portfolio. Accordingly, the Statements exclude depreciation and amortization of fixed assets, amortization of intangible assets and liabilities, and asset management fees not directly related to the future operations.

Use of Estimates

The preparation of the Statements in conformity with International Accounting Standards and International Financial and Reporting Standards (“IAS/IFRS”) as issued by the International Accounting Standard Board (“IASB”) requires management to make estimates, judgments, and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. It is reasonably possible that the judgments and estimates could change and that actual results could differ from these estimates.

Revenue Recognition

Minimum rental revenue is recognized in accordance with IAS 40, which requires that revenue be recognized on a straight-line basis over the term of the lease. The properties are being leased to tenants under operating leases. The cash rent received corresponds to the straight-line basis.

Expense Recognition

The items included under Certain expenses are recognized on an accrual basis.

F-119

The NOVA S.r.l. Portfolio is a lessor under operating leases with last expiration dates in 2018. The minimum rental amounts due under the leases are generally subject to scheduled increases or adjustments linked to inflation. The leases generally also require that the tenants reimburse the Company for the tenants pro rata share of certain operating costs and real estate taxes. Future minimum rents to be received over the next four years and thereafter for noncancelable operating leases in effect at December 31, 2012 are as follows:

Euro

2013	60.000
2014	60.000
2015	60.000
2016	60.000
Thereafter	105.000
345.000

In 2013 NOVA S.r.l. signed a new additional contract starting May 2013; future minimum rents to be received over the next four years and thereafter for noncancelable operating leases related to this new contract are as follows:

Euro

2013	46.667
2014	70.000
2015	70.000
2016	70.000
Thereafter	163.333
420.000

Tenant concentration

The future minimum rents indicated above refers to two tenants which accounts for total revenues according a proportion of 46%-54%.

IFRS1 - Reconciliation from previous GAAP to IFRS

Nova S.r.l. prepared its Statements of Revenues and Certain Expenses according to International Accounting Standards and International Financial and Reporting Standards (“IAS/IFRS”) as issued by the International Accounting Standard Board (“IASB”) for the first time in 2012; first time adoption has been processed as at January 1, 2012.

With reference to the items included in the Statements of Revenues and Certain Expenses, no differences emerged from the adoption of IFRS in respect to previous (Italian) GAAP.

F-120

The Depositary for the Offer is:

American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York 11219
Attention: Reorganization Department

Questions and requests for assistance regarding the Offer may be directed to Advantage Proxy, LLC, our Information Agent for the Offer, at the telephone numbers and e-mail address set forth below. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail addresses set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:

Advantage Proxy
24925 13th Place South
Des Moines, WA 98198
Attention: Karen Smith
Telephone number: toll Free: 877-870-8565 or 206-870-8565
Email: ksmith@advantageproxy.com